As filed with the Securities and Exchange Commission on January 28, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	2086	98-0154711
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4221 West Boy Scout Blvd., Suite 400

Tampa, Florida, United States 33607

(813) 313-1732

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marni Morgan Poe

Chief Legal Officer

Cott Corporation

4221 West Boy Scout Blvd., Suite 400

Tampa, Florida, United States 33607

(813) 313-1732

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew H. Meyers Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 Telephone: (215) 988-2700	Sean M. Jones K&L Gates LLP Hearst Tower, 47th Floor 214 North Tryon Street Charlotte, NC 28202 Telephone: (704) 331-7406

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of the conditions to the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, no par value	26,825,842 shares(1)	N/A	$395,145,364.29(2)	$51,289.87 (3)

(1)

Represents the maximum number of Cott Corporation (“Cott”) common shares estimated to be issuable upon consummation of the transactions, calculated by multiplying 134,803,230, Cott’s total shares outstanding as of January 9, 2020 by 19.90%. In accordance with Rule 416, this registration statement also covers an indeterminate number of additional shares of Cott securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act on the basis of the market value of the shares of Primo common stock to be acquired in the offer and the first merger, computed in accordance with Rule 457(f)(1) and Rule 457(f)(3) based on (a) the product of (i) $14.53, the average of the high and low sales prices per share of Primo common stock on January 22, 2020, as reported by the Nasdaq Stock Market LLC, and (ii) 41,625,193 (the number of shares of Primo common stock estimated to be outstanding at the time the offer and the first merger are consummated), less (b) $209,668,690 (the estimated amount of cash that will be paid by Cott to the holders of shares of Primo common stock in the merger).

(3)	The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals 0.0001298 multiplied by the proposed maximum offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The registrant may not complete the transactions and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective.

PRELIMINARY AND SUBJECT TO CHANGE, DATED JANUARY 28, 2020

Offer by

FORE ACQUISITION CORPORATION,

an indirect wholly-owned subsidiary of

COTT CORPORATION,

to exchange each outstanding share of common stock of

PRIMO WATER CORPORATION

for

$5.04 in Cash and

0.6549 Cott Corporation Common Shares

or

$14.00 in Cash

or

1.0229 Cott Corporation Common Shares

(subject in each case to the election procedures and, in the case of a cash election or a stock election,

to the proration procedures described in this document and related letter of election and transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, FEBRUARY 25, 2020, UNLESS THE OFFER IS EXTENDED, WITHDRAWN OR VARIED.

Cott Corporation (“Cott”), through its indirect wholly-owned subsidiary Fore Acquisition Corporation (the “Purchaser”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer and in the accompanying letter of election and transmittal, to exchange for each outstanding share of common stock of Primo Water Corporation (“Primo”), par value $0.001 per share, that is validly tendered in the offer and not properly withdrawn:

•	$5.04 in cash, without interest and less any applicable taxes required to be deducted or withheld in respect thereof; and

•	0.6549 Cott common shares.

We refer to the above as the “mixed consideration.” In lieu of receiving the mixed consideration, holders of Primo shares may elect to receive, for each Primo share that they hold, (1) $14.00 in cash (we refer to this election as the “cash election”) or (2) 1.0229 Cott common shares (we refer to this election as the “stock election”).

Primo stockholders who tender (and do not properly withdraw) their Primo shares into the offer and do not make a valid election will receive the mixed consideration for their Primo shares. Primo stockholders who make the cash election or the stock election will be subject to proration to ensure that approximately 64.02% of the aggregate consideration in the offer will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the offer will be paid in cash. See “Exchange Offer Procedures – Elections and Proration” for a description of the proration procedure.

The Purchaser’s obligation to accept for exchange, and to exchange, shares of Primo common stock for cash and Cott common shares in the offer is subject to a number of conditions, including there having been a number of shares of Primo common stock validly tendered and not properly withdrawn that, together with any shares of Primo common stock directly or indirectly owned by Cott and the Purchaser, represents at least a majority of the outstanding shares of Primo common stock. See “Merger Agreement – Conditions to the Transactions – Conditions to the Offer” for a description of all such conditions.

The offer is being made pursuant to an Agreement and Plan of Merger, dated January 13, 2020, and amended January 28, 2020 (as such agreement may be further amended, supplemented or otherwise modified from time to time in accordance therewith, the “merger agreement”), among Cott, Cott Holdings Inc., a wholly-owned subsidiary of Cott (“Holdings”), Fore Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Merger Sub 2”), Purchaser, and Primo. A copy of the merger agreement and the amendment thereto are attached to this document as Annex A-1 and Annex A-2, respectively.

The offer is the first step in Cott’s plan to acquire control of, and ultimately all of the outstanding equity in, Primo. Pursuant to the terms and subject to the conditions of the merger agreement, as soon as practicable following the consummation of the offer, Cott intends to consummate a merger of the Purchaser with and into Primo, with Primo surviving the merger (the “first merger”). The purpose of the first merger is for Cott to acquire all shares of Primo common stock that it did not acquire in the offer. In the first merger, each outstanding Primo share that was not acquired by Cott or the Purchaser (other than certain dissenting, converted and cancelled shares, as described further in this document) will be converted into the mixed consideration or, at the election of the holder of such shares, the cash consideration or stock consideration, subject to proration to ensure that approximately 64.02% of the aggregate consideration in the first merger will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the first merger (as reduced by the Primo shares held by stockholders who have properly exercised and perfected appraisal rights under the DGCL) will be paid in cash. As a result of the first merger, the Primo business will be an indirect wholly-owned subsidiary of Cott Corporation, and the former stockholders of Primo will no longer have any direct ownership interest in the surviving entity (the “first surviving company”). The first merger will be governed by Section 251(h) of the General Corporation Law of the state of Delaware (the “DGCL”), and, accordingly, no stockholder vote will be required to complete the first merger.

Immediately following the first merger, the first surviving company will merge with and into Merger Sub 2 (which we refer to as the “second merger” and together with the first merger, the “mergers”), with Merger Sub 2 surviving the second merger. The entity surviving the second merger (the “surviving company”) will be a limited liability company. Cott and Primo intend and anticipate that the acquisition of the Primo common stock pursuant to the offer and the mergers together constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that the relevant requirements under Section 367(a) of the Code will be met. However, the completion of the offer and the mergers is not conditioned upon the receipt of an opinion of counsel to that effect. In addition, no ruling from the IRS regarding these matters will be obtained, and no assurance can be given that the IRS will not challenge the anticipated U.S. tax treatment or that a court would not sustain such a challenge. Please read the discussion under the caption “Material U.S. Federal Income Tax Consequences” in this prospectus/offer. Immediately before the second merger, Cott will be the sole indirect owner of Primo, and none of the former Primo stockholders will have any direct economic interest in, or approval or other rights with respect to, the second merger.

The Primo board of directors unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement (the “transactions”), including the offer and the first merger, are fair to, and in the best interests of, Primo and its stockholders. The Primo board of directors has also resolved to recommend that the stockholders of Primo accept the offer and tender their shares of Primo common stock to the Purchaser pursuant to the offer.

The Cott board of directors also unanimously determined that the terms of the merger agreement and the transactions, including the offer and the first merger, are fair to, and in the best interests of, Cott and its shareowners.

Cott common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “COT” and on the Toronto Stock Exchange (“TSX”) under the symbol “BCB.” Primo common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “PRMW.” You are encouraged to obtain current market quotations for Cott common shares and Primo common stock in connection with your decision regarding whether to tender your shares.

The first merger will entitle Primo stockholders who did not tender their shares in the offer and who otherwise satisfy the other requirements prescribed by Delaware law to exercise appraisal rights under the DGCL. To exercise appraisal rights, a Primo stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Transactions – Primo’s Reasons for the Transactions; Recommendation of Primo’s Board of Directors – Appraisal Rights.”

For a discussion of certain factors that Primo stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 27.

You are encouraged to read this entire document and the related letter of election and transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

Neither Cott nor the Purchaser has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Cott or the Purchaser.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer is January 28, 2020

Page
ADDITIONAL INFORMATION	vi
QUESTIONS AND ANSWERS ABOUT THE OFFER	1
Who is offering to buy my Primo common stock?	1
What is Cott proposing?	1
Why is Cott proposing the offer and the mergers?	2
Does the Primo board of directors support the transactions?	2
Have any of Primo’s significant stockholders already agreed to tender their shares in the offer?	2
What are the classes and amounts of Primo securities that the Purchaser is offering to acquire?	2
What will I receive for my shares of Primo common stock?	2
What is the market value of my shares of Primo common stock as of a recent date?	3
What is the market value of a common share of cott as of a recent date?	3
Will I have to pay any fee or commission to exchange my shares of Primo common stock?	3
What are the most significant conditions of the offer?	3
How long will it take to complete the proposed transactions?	4
Until what time can I tender my shares of Primo common stock in the offer?	4
How do I tender my shares of Primo common stock?	5
Until what time can I withdraw tendered shares of Primo common stock?	5
How do I withdraw previously tendered shares of Primo common stock?	5
When and how will I receive the transaction consideration in exchange for my tendered shares of Primo common stock?	6
Do I have to vote to approve the offer or the first merger?	6
What happens if I do not tender my shares of Primo common stock?	6
If the offer is completed, will Primo continue as a public company?	6
Will I have the right to have my shares of Primo common stock appraised?	7
What are the anticipated U.S. federal income tax consequences to me of receiving Cott shares and cash in exchange for my shares pursuant to the offer or the first merger?	7
Are there any unique Canadian tax considerations that I should be aware of in obtaining shares of a Canadian company?	8
Who should I contact if I have questions about the offer?	8
Where can I find more information about Cott and Primo?	8
SUMMARY	9
The Transactions	9
Transaction Consideration	9
The Offer	10
The Mergers	10
The Companies	10
Cott	10
Holdings	11
Merger Sub 2	11
The Purchaser	11
Primo	12
Tender and Support Agreements	12
Conditions to the Transactions	12
Exchange of Shares; Delivery of Cash and Cott Common Shares	13
Elections and Proration	13
Treatment of Primo Equity-Based Awards; Warrants	13
Primo 2010 Employee Stock Purchase Plan	15
Other Equity-Based Incentive Plans	15
Regulatory Approvals	15
Source and Amount of Funds	15

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

ADDITIONAL INFORMATION

As permitted by the SEC, this document incorporates by reference important business and financial information about Cott, Primo and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document.

This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources.

You can obtain the documents incorporated by reference in this document, without charge, by requesting them in writing or by telephone at the following address and telephone number.

Jarrod Langhans

Vice President of Investor Relations and Corporate FP&A

Cott Corporation

4221 West Boy Scout Blvd., Suite 400

Tampa, Florida, United States 33607

(813) 313-1732

investorrelations@cott.com

If you would like to request documents, in order to receive timely delivery prior to the expiration of the offer, please make your request at least five business days prior to the expiration of the offer. Unless the offer is extended, this means that the latest you should request documents is February 18, 2020.

See also “Where To Obtain Additional Information.”

Primo has supplied all information contained or incorporated by reference in this document relating to Primo, and Cott has supplied all information contained or incorporated by reference in this document relating to Cott. Both Primo and Cott have contributed information relating to the transactions.

Certain information relating to Primo appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated as of the date of this document and filed by Primo with the SEC (the “Schedule 14D-9”). The Schedule 14D-9 is being mailed to Primo stockholders as of the date of this document.

-vi-

QUESTIONS AND ANSWERS ABOUT THE OFFER

Below are some of the questions that you as a holder of shares of Primo common stock may have regarding the offer, along with answers to those questions. You are urged to read carefully the remainder of this document, the related letter of election and transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information contained in this section and in the “Summary” section is not complete. See “Where To Obtain Additional Information.”

As used in this document, unless otherwise indicated or the context requires: “Cott” (or “we,” “us” and “our”) refers to Cott Corporation, a Canadian corporation, and its consolidated subsidiaries; “Holdings” refers to Cott Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Cott; “Merger Sub 2” refers to Fore Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings; the “Purchaser” refers to Fore Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Merger Sub 2; and “Primo” refers to Primo Water Corporation, a Delaware corporation, and its consolidated subsidiaries.

Who is offering to buy my Primo common stock?

Cott, through its indirect wholly-owned subsidiary Fore Acquisition Corporation, as Purchaser, is making this offer to exchange cash and Cott common shares for Primo common stock.

Cott Corporation is a leading North American and European water, coffee and coffee extracts, tea and filtration solutions service company with the largest volume-based national presence in the North American and European home and office bottled water delivery industry and a leader in custom coffee roasting and blending of iced tea for the U.S. foodservice industry. Cott’s platform reaches over 2.5 million customers or delivery points with over 3,600 direct-to-consumer routes across North America and Europe supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors. This enables Cott to efficiently service residences, businesses, restaurant chains, hotels and motels, small and large retailers, and healthcare facilities.

Cott was incorporated in Canada in 1955. Its shares are traded on the NYSE under the ticker symbol “COT” and on the TSX under the ticker symbol “BCB.”

What is Cott proposing?

Pursuant to the terms and subject to the conditions set forth in the merger agreement, Cott proposes to acquire control of, and ultimately all of the outstanding equity of, Primo.

The offer is the first step in Cott’s plan to acquire all of the outstanding shares of Primo, and the first merger is the second step in such plan.

If a sufficient number of shares of Primo common stock are tendered into the offer such that Cott will own at least a majority of the outstanding shares of Primo common stock, subject to the satisfaction or waiver of the other conditions to the offer, Cott will accept for exchange the shares tendered in the offer. Then, as soon as practicable thereafter, Cott will consummate a merger of the Purchaser with and into Primo, with Primo surviving the merger. The purpose of the first merger is for Cott to acquire all remaining shares of Primo common stock that it did not acquire in the offer. As a result of the first merger, the Primo business will be an indirect wholly-owned subsidiary of Cott, and the former stockholders of Primo will no longer have any direct ownership interest in the first surviving company. The first merger will be governed by Section 251(h) of the DGCL, and, accordingly, no stockholder vote will be required to consummate the first merger.

Immediately following the first merger, the first surviving company will merge with and into Merger Sub 2, with Merger Sub 2 surviving the second merger.

Why is Cott proposing the offer and the mergers?

The board of directors of Cott unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement (the “transactions”), including the offer and the first merger, are fair to, and in the best interests of, Cott and its shareowners. See “The Transactions – Cott’s Reasons for the Transactions” for more information.

Does the Primo board of directors support the transactions?

Yes. The Primo board of directors unanimously resolved to recommend that Primo stockholders accept the offer and tender their Primo shares to the Purchaser pursuant to the offer. The Primo board of directors also unanimously determined that the terms of the merger agreement and the transactions, including the offer and the first merger, are advisable, fair to, and in the best interests of Primo’s stockholders.

See “The Transactions – Primo’s Reasons for the Transactions; Recommendation of Primo’s Board of Directors” for more information. A description of the reasons for this recommendation is also set forth in Primo’s Schedule 14D-9 that is being mailed to you together with this document.

Have any of Primo’s significant stockholders already agreed to tender their shares in the offer?

Yes. Concurrently with the execution of the merger agreement on January 13, 2020, Cott and the Purchaser entered into separate tender and support agreements (each, a “support agreement” and collectively, the “support agreements”) with each of Primo’s directors and executive officers (collectively, the “supporting stockholders”), who beneficially owned, in the aggregate, approximately 10.4% of Primo common stock as of January 10, 2020, to commit to tender their shares of Primo common stock in the offer. See “Tender and Support Agreements.”

What are the classes and amounts of Primo securities that the Purchaser is offering to acquire?

Cott, through the Purchaser, is seeking to acquire all issued and outstanding shares of Primo common stock, par value $0.001 per share.

What will I receive for my shares of Primo common stock?

Cott, through the Purchaser, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of election and transmittal, to exchange for each outstanding share of Primo common stock that is validly tendered in the offer and not properly withdrawn:

•	$5.04 in cash; and

•	0.6549 Cott common shares.

We refer to the above as the “mixed consideration.”

In lieu of receiving the mixed consideration, holders of Primo shares may elect to receive, for each Primo share that they hold, (1) $14.00 in cash (we refer to this election as the “cash election” and this amount as the “cash consideration”) or (2) 1.0229 Cott common shares (we refer to this election as the “stock election” and this amount as the “stock consideration”).

Primo stockholders who tender their Primo shares into the offer and do not make a valid election will receive the mixed consideration for their Primo shares. Primo stockholders who make the cash election or the stock election will be subject to proration to ensure that approximately 64.02% of the aggregate consideration in the offer will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the offer will be paid in cash. See “Exchange Offer Procedures – Elections and Proration” for a detailed description of the proration procedures applicable to the offer.

Primo stockholders should consider the potential effects of proration and should obtain current market quotations for Primo shares and Cott common shares before deciding whether to tender pursuant to the offer and before electing the form of consideration they wish to receive. Please see “Risk Factors – Risk Factors Relating to the Offer and Mergers and Combined Company.”

If you do not tender your shares into the offer, but the first merger is completed, you will also receive the transaction consideration in exchange for your shares of Primo common stock (other than for certain dissenting, converted and cancelled shares, as described further in this document).

What is the market value of my shares of Primo common stock as of a recent date?

The January 24, 2020 closing price of a share of Primo common stock on Nasdaq was $14.75.

What is the market value of a common share of Cott as of a recent date?

The January 24, 2020 closing price of a Cott common share on the NYSE was $14.89 and on the TSX was CAD 19.57.

Will I have to pay any fee or commission to exchange my shares of Primo common stock?

If you are the record owner of your shares of Primo common stock and you tender those shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Primo common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

What are the most significant conditions of the offer?

The offer is conditioned upon, among other things, the following:

•

Regulatory Approval – any waiting period (and extensions thereof) applicable to the offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated;

•

Minimum Condition – the Purchaser receiving at least a majority of the outstanding shares of Primo common stock, having been validly tendered into (and not properly withdrawn from) the offer prior to the expiration date of the offer (giving effect to any shares issued in respect of equity awards as described under the heading “Merger Agreement – Treatment of Primo Equity-Based Awards; Employee Stock Purchase Plan”) (the “minimum condition”);

•

Effectiveness of Form S-4 – the registration statement on Form S-4 of which this document is a part having been declared effective by the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC or proceedings for that purpose having been initiated or threatened by the SEC;

•	No Material Adverse Effect – since January 13, 2020, there not having occurred any Company Material Adverse Effect (as defined herein) that is continuing as of the expiration date;

•

Listing of Cott Common Shares – the Cott common shares to be issued in connection with the offer and the first merger having been approved for listing on the NYSE and the TSX, subject to official notice of issuance;

•

Accuracy of Primo’s Representations – the representations and warranties of Primo contained in the merger agreement being true and correct as of January 13, 2020 and the expiration date of the offer, subject to specified de minimis and materiality standards, as applicable;

•

Primo’s Compliance with Covenants – Primo having complied with or performed in all material respects all of the covenants and agreements that Primo is required to comply with or perform at or prior to the date of Cott’s acceptance of the tendered shares;

•

No Legal Prohibition – no governmental entity of competent jurisdiction having issued any judgment, temporary restraining order, preliminary or permanent injunction or other order that remains in effect preventing the consummation of the offer or the mergers, nor any pending or threatened (in writing) action by any governmental entity, or any law or order having been promulgated, entered, enforced, enacted, issued or deemed applicable to the offer or the mergers by any governmental entity which prohibits, or makes illegal the consummation of the offer or the mergers; and

•

Primo Closing Certificate – Cott and Purchaser having received a certificate executed on behalf of Primo by Primo’s Chief Executive Officer and Chief Financial Officer confirming that certain conditions set forth in the merger agreement have been duly satisfied.

The offer is subject to certain other conditions set forth in the section entitled “Merger Agreement – Conditions to the Transactions – Conditions to the Offer.” Cott’s obligation to consummate the offer is not conditioned upon any financing arrangements or contingencies or the receipt of any tax opinion regarding the tax consequences associated with the offer and the mergers.

How long will it take to complete the proposed transactions?

The transactions are currently expected to be completed during the first calendar quarter of 2020, subject to the satisfaction or waiver of the conditions described in “Merger Agreement – Conditions to the Transactions.”

Until what time can I tender my shares of Primo common stock in the offer?

The offer is scheduled to expire at 12:00 midnight, New York City Time, at the end of the day on Tuesday, February 25, 2020, unless the offer is extended, terminated or varied. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means February 25, 2020, unless and until the Purchaser has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Purchaser, will expire.

Subject to the provisions of the merger agreement, and unless the merger agreement is terminated in accordance with its terms, (1) the Purchaser must extend the offer for (A) any minimum period required by the U.S. federal securities laws, rules, regulations interpretations or positions of the SEC and its staff or applicable stock exchange, in each case, applicable to the offer, and (B) periods of up to 20 business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the offer under the HSR Act or any applicable foreign antitrust laws shall have expired or been terminated; (2) if the offer conditions are not satisfied or earlier waived at any scheduled expiration date, the Purchaser may (and must, if requested by Primo) extend the offer for not more than 10 business days from the previously scheduled expiration date; provided, that Purchaser is not required to extend the offer at the request of Primo pursuant to this clause (2) on more than two occasions if all offer conditions other than the minimum condition are satisfied on the date on which the offer is scheduled to expire. Notwithstanding the foregoing, (1) in no event shall the Purchaser be required to extend the offer beyond July 13, 2020 (the “outside date”) or the termination of the merger agreement in accordance with its terms and (2) in no event shall Purchaser be permitted to extend the offer beyond the outside date without the consent of Primo.

If the merger agreement is terminated, the Purchaser must promptly terminate the offer.

Other than as described above, the Purchaser may not extend, terminate or withdraw the offer without the prior written consent of Primo.

Any decision to extend, terminate or withdraw the offer will be made public by an announcement.

See “Exchange Offer Procedures – Extension, Termination and Amendment of Offer.”

How do I tender my shares of Primo common stock?

To validly tender shares of Primo common stock held of record, Primo stockholders must:

•

if such shares are in certificated form or Direct Registration Form, deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered Primo shares to Computershare Trust Company of Canada, the depositary and exchange agent (the “exchange agent”) for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

•

if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If your shares of Primo common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by your nominee by book-entry transfer through The Depository Trust Company (“DTC”). To validly tender such shares held in street name, you should instruct such nominee to do so prior to the expiration date.

We are not providing for guaranteed delivery procedures. Accordingly you must allow sufficient time for the necessary tender procedures to be completed during normal business hours prior to the expiration date.

Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such shares, if any, or of a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of election and transmittal and any other required documents.

For a more complete discussion of the procedures for tendering your shares of Primo common stock, see “Exchange Offer Procedures – Procedures for Tendering.”

Until what time can I withdraw tendered shares of Primo common stock?

You may withdraw your previously tendered shares of Primo common stock at any time until the offer has expired. Once the offer has expired, however, you will no longer be able to withdraw them. For a more complete discussion of the procedures for withdrawing your Primo shares, see “Exchange Offer Procedures – Withdrawal Rights.”

How do I withdraw previously tendered shares of Primo common stock?

To withdraw previously tendered shares of Primo common stock that are held of record, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares.

To withdraw previously tendered shares of Primo common stock that are held in “street name,” you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares at any time at which you have the right to withdraw shares.

For a more complete discussion of the procedures for withdrawing your Primo shares, including the applicable deadlines for effecting withdrawals, see “Exchange Offer Procedures – Withdrawal Rights.”

When and how will I receive the transaction consideration in exchange for my tendered shares of Primo common stock?

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, the Purchaser will accept for exchange, and will thereafter promptly exchange, all shares of Primo common stock validly tendered and not properly withdrawn prior to the expiration date.

The Purchaser will deliver the transaction consideration for your validly tendered and not properly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from the Purchaser and transmitting such transaction consideration to you. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such Primo shares, if any, or a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of election and transmittal and any other required documents for such shares.

Do I have to vote to approve the offer or the first merger?

Because Cott is extending the offer directly to Primo stockholders, Primo stockholders are not being asked to vote to approve the offer. If Purchaser owns a majority of the outstanding common stock of Primo following consummation of the offer, pursuant to DGCL Section 251(h), the first merger can be accomplished without any vote or action by written consent of Primo stockholders under applicable Delaware law.

What happens if I do not tender my shares of Primo common stock?

If Cott completes the offer, it intends to complete the first merger as soon as practicable following such completion of the offer. Upon consummation of the first merger, each share of Primo common stock that has not been tendered and accepted for exchange in the offer, unless appraisal rights under Delaware law for such shares are properly exercised and other than shares held in treasury by Primo or shares held by Cott, any subsidiary of Cott or any subsidiary of Primo, will be converted in the first merger into the right to receive the transaction consideration.

If the offer is completed, will Primo continue as a public company?

No. Cott is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the mergers as soon as practicable following its acceptance for purchase of shares of Primo common stock in the offer. If the offer is consummated, the first merger will be consummated pursuant to DGCL Section 251(h) without a stockholder vote and shares that were not tendered into the offer will be converted into the right to receive the transaction consideration (other than dissenting, converted and cancelled shares, but including shares paid to a holder of a vested Primo equity-based award or Primo warrant immediately prior to the first effective time, as described further in this document), and the common stock of Primo will be delisted from trading. As such, Cott does not expect a significant period of time between the consummation of the offer and the consummation of the mergers, and Cott and Merger Sub 2 will take the actions, including filing required forms with the SEC, to deregister Primo as a public company.

If the first merger takes place, Primo will no longer be publicly traded, and the Primo business will be an indirect wholly-owned subsidiary of Cott.

Will I have the right to have my shares of Primo common stock appraised?

Appraisal rights are not available in connection with the offer, and Primo stockholders who tender their shares in the offer will not have appraisal rights in connection with the first merger. However, if the Purchaser accepts shares in the offer and the first merger is completed, holders of shares of Primo common stock who did not tender their shares in the offer and who otherwise satisfy the other requirements prescribed by Delaware law will be entitled to exercise appraisal rights in connection with the first merger.

Primo stockholders entitled to appraisal rights who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares of Primo common stock (exclusive of any element of value arising from the accomplishment or expectation of the first merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of shares of Primo common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the first merger and the market value of shares of Primo common stock. The value so determined could be higher or lower than the price per Primo share paid by Cott or the Purchaser pursuant to the offer and the first merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the offer and the first merger, are not opinions as to fair value under applicable Delaware law.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the first surviving company within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL.

Notwithstanding the foregoing, under the “de minimis carve-out,” the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Primo common stock unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Primo common stock eligible for appraisal or (ii) the value of the consideration provided in the first merger for such total number of shares entitled to appraisal exceeds $1 million. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Primo stockholders desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See “The Transactions – Primo’s Reasons for the Transactions; Recommendation of Primo’s Board of Directors – Appraisal Rights.”

What are the anticipated U.S. federal income tax consequences to me of receiving Cott shares and cash in exchange for my shares pursuant to the offer or the first merger?

It is anticipated that the acquisition of Primo shares pursuant to the offer to purchase and the mergers will constitute a “reorganization” under Section 368(a) of the Code, and that each Primo stockholder who receives Cott shares and/or cash in exchange for Primo shares will generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the cash received or (2) the excess, if any, of (x) the sum of (a) the cash received and (b) the fair market value of Cott shares received over (y) the tax basis in the Primo shares exchanged. Assuming that the transactions qualify for such tax treatment, the gain will generally be capital gain for Primo stockholders who hold their shares for investment (although it is possible that the amount may instead be taxable as dividend income for some Primo stockholders who already actually or constructively own Cott shares).

As described more fully in the section entitled “Material U.S. Federal Income Tax Consequences,” no ruling from the IRS will be sought regarding the qualification of the transactions as a reorganization under Section 368(a) of the Code or the determination of whether Section 367(a) of the Code will apply. You should carefully read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences,” beginning on page 129 of this prospectus/offer. Tax matters are very complicated and the tax consequences to you of the offer and the mergers will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of participating in the offer or of the first merger.

Are there any unique Canadian tax considerations that I should be aware of in obtaining shares of a Canadian company?

Yes. A Primo stockholder who is a non-resident of Canada will not be subject to Canadian tax on the disposition of its shares of Primo common stock under the offer or the first merger, nor on a subsequent disposition of any Cott common shares received under the offer or the first merger, unless such shares of Primo common stock or Cott common shares are “taxable Canadian property” for such holder for Canadian tax purposes. Any dividends paid in respect of the Cott common shares to persons who are non-residents of Canada will be subject to Canadian withholding tax at a rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. See “Material Canadian Federal Income Tax Consequences.”

Who should I contact if I have questions about the offer?

You may contact MacKenzie Partners, Inc., the information agent, by phone toll-free at (800) 322-2885 or by email at tenderoffer@mackenziepartners.com.

Where can I find more information about Cott and Primo?

You can find more information about Cott and Primo from various sources described in the section of this document entitled “Where To Obtain Additional Information.”

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to Primo stockholders. You are urged to read carefully the remainder of this document, the related letter of election and transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information contained in this section and in the “Questions and Answers About the Offer” section is not complete. See “Where To Obtain Additional Information.”

The Transactions (Page 38)

The purpose of the transactions that have been agreed to between Cott and Primo is for Cott to acquire control of, and ultimately the entire equity interest in, Primo. The offer is the first step in Cott’s plan to acquire all of the outstanding shares of Primo common stock, and the first merger is the second step in such plan. If the offer is completed, tendered shares of Primo common stock will be exchanged for the transaction consideration, and upon completion of the first merger, any remaining shares of Primo common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document, but including shares paid to a holder of a vested Primo equity-based award or Primo warrant immediately prior to the first effective time, as described further in this document) will be converted into the right to receive the transaction consideration.

Immediately following the first merger, and as the final step in Cott’s plan to acquire all of the outstanding shares of Primo common stock, the first surviving company will merge with and into Merger Sub 2 in the second merger.

Transaction Consideration (Page 38)

The transaction consideration consists of:

•	$5.04 in cash; and

•	0.6549 Cott common shares.

We refer to the above as the “mixed consideration.”

In lieu of receiving the mixed consideration, holders of Primo shares may elect to receive, for each Primo share that they hold, (1) $14.00 in cash (we refer to this election as the “cash election” and this amount as the “cash consideration”) or (2) 1.0229 Cott common shares (we refer to this election as the “stock election” and this amount as the “stock consideration”).

Primo stockholders who tender their Primo shares into the offer and do not make a valid election will receive the mixed consideration for their Primo shares. Primo stockholders who make the cash election or the stock election will be subject to proration to ensure that approximately 64.02% of the aggregate consideration in the offer will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the offer will be paid in cash. See “Exchange Offer Procedures – Elections and Proration” for a detailed description of the proration procedures applicable to the offer.

No fractional Cott common shares will be issuable in the offer or the first merger and each Primo stockholder who otherwise would be entitled to receive a fraction of a Cott common share pursuant to the offer or the first merger will be paid an amount in cash (without interest) equal to such fractional part of a Cott common share multiplied by the volume weighted average sale price per common share of Cott as reported on the NYSE for the ten consecutive trading days ending on and including the trading day immediately preceding the final expiration date of the offer. See “Exchange Offer Procedures – Elections and Proration” and “Material U.S. Federal Income Tax Consequences.”

Primo stockholders should consider the potential effects of proration and should obtain current market quotations for Primo shares and Cott common shares before deciding whether to tender pursuant to the offer and before electing the form of consideration they wish to receive. Please see “Risk Factors – Risks Relating to the Offer and Mergers and Combined Company.”

Primo stockholders who do not tender Primo shares into the offer, if the offer is successful and the first merger is completed, will receive the transaction consideration in exchange for shares of Primo common stock (other than for certain dissenting, converted and cancelled shares, as described further in this document).

The Offer (Page 85)

Cott, through the Purchaser, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of election and transmittal, to exchange the transaction consideration for each outstanding share of Primo common stock that is validly tendered in the offer and not properly withdrawn.

The Mergers (Page 86)

The first merger and the second merger will be completed as soon as practicable following the Purchaser’s acceptance of tendered shares, assuming the satisfaction or waiver of the other conditions of the offer at such time. The first merger will be subject to Section 251(h) of the DGCL, which means that no vote of Primo stockholders will be required to complete the first merger. Accordingly, Cott anticipates that the first merger will be completed within three business days of the completion of the offer.

In the first merger, the Purchaser will merge with and into Primo, with Primo surviving the merger (the “first effective time”). At the first effective time, each outstanding share of Primo common stock that was not acquired by the Purchaser in the offer (other than shares held by stockholders validly exercising appraisal rights under Delaware law, shares held in treasury by Primo or shares held by Cott, any subsidiary of Cott or any subsidiary of Primo, but including shares paid to a holder of a vested Primo equity-based award or Primo warrant immediately prior to the first effective time, as described further in this document) will be converted into the mixed consideration or, at the election of the holder of such shares, the cash consideration or stock consideration, subject to proration to ensure that approximately 64.02% of the aggregate consideration in the first merger will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the first merger (as reduced by the Primo shares held by stockholders who have properly exercised and perfected appraisal rights under the DGCL) will be paid in cash. As a result of the first merger, Primo will be an indirect wholly-owned subsidiary of Cott, and the former stockholders of Primo will no longer have any direct ownership interest in the first surviving company.

Immediately following the first merger, the first surviving company will merge with and into Merger Sub 2, with Merger Sub 2 surviving the second merger (the “second effective time”).

The Companies (Page 36)

Cott

Cott Corporation

4221 West Boy Scout Blvd., Suite 400

Tampa, Florida, United States 33607

Phone: (813) 313-1732

Cott Corporation is a leading North American and European water, coffee and coffee extracts, tea and filtration solutions service company with the largest volume-based national presence in the North American and European home and office bottled water delivery industry and a leader in custom coffee roasting and blending of iced tea for the U.S. foodservice industry. Cott’s platform reaches over 2.5 million customers or delivery points with over 3,600 direct-to-consumer routes across North America and Europe supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors. This enables Cott to efficiently service residences, businesses, restaurant chains, hotels and motels, small and large retailers, and healthcare facilities.

Cott was incorporated in Canada in 1955. Its shares are traded on the NYSE under the ticker symbol “COT” and on the TSX under the ticker symbol “BCB.”

Holdings

Cott Holdings Inc.

c/o Cott Corporation

4221 West Boy Scout Blvd., Suite 400

Tampa, Florida, United States 33607

Phone: (813) 313-1732

Holdings is a Delaware corporation and a wholly-owned subsidiary of Cott. Holdings was incorporated on August 10, 2010 and will serve as an intermediary between Cott and the Purchaser in connection with the offer and the mergers. Holdings is the principal U.S. holding company within Cott’s corporate structure and holds the equity of Cott’s DS Services of America, Inc. and S. & D. Coffee, Inc. subsidiaries.

Merger Sub 2

Fore Merger LLC

c/o Cott Corporation

4221 West Boy Scout Blvd., Suite 400

Tampa, Florida, United States 33607

Phone: (813) 313-1732

Merger Sub 2 is a Delaware limited liability company and an indirect wholly-owned subsidiary of Cott. Merger Sub 2 was formed on January 10, 2020 for the purpose of consummating the second merger. Merger Sub 2 has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement and the mergers.

The Purchaser

Fore Acquisition Corporation

c/o Cott Corporation

4221 West Boy Scout Blvd., Suite 400

Tampa, Florida, United States 33607

Phone: (813) 313-1732

The Purchaser is a Delaware corporation and an indirect wholly-owned subsidiary of Cott. The Purchaser was incorporated on January 10, 2020 for the purpose of making the offer and consummating the first merger. The Purchaser has engaged in no business activities to date and has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the mergers.

Primo

Primo Water Corporation

101 North Cherry Street, Suite 501

Winston-Salem, North Carolina, United States 27101

Phone: (336) 331-4000

Primo Water Corporation is an environmentally and ethically responsible company with a purpose of inspiring healthier lives through better water. Primo is North America’s leading single source provider of water dispensers, multi-gallon purified bottled water, and self-service refill drinking water. Primo’s Dispensers, Exchange and Refill products are available in over 45,000 retail locations and online throughout the United States and Canada.

Primo was incorporated in Delaware in 2017 in connection with the creation of a holding company structure. The business predecessor was founded in Delaware in 2004. Primo’s shares trade on Nasdaq under the ticker symbol “PRMW.”

Tender and Support Agreements (Page 112)

Concurrently with the execution of the merger agreement on January 13, 2020, Cott and the Purchaser entered into the support agreements with Primo’s directors and executive officers, who beneficially owned, in the aggregate, approximately 10.4% of Primo common stock as of January 10, 2020. Those supporting stockholders agreed to tender their outstanding shares of Primo common stock in the offer. This same group also agreed to elect the stock consideration, subject to certain limited exceptions.

Pursuant to the support agreements, each of the supporting stockholders agreed during the term of his, her or its respective support agreement, among other things, (i) to tender or cause to be tendered all outstanding shares of Primo common stock owned by the supporting stockholder no later than 10 business days following commencement of the offer, (ii) with respect to any additional shares of Primo common stock acquired after commencement of the offer, but before the acceptance time, to tender or cause to be tendered such additional shares no later than two business days following the acquisition of such additional shares and (iii) not to withdraw such shares of Primo common stock from the offer unless the support agreement is terminated in accordance with its terms.

The support agreements may terminate early in certain circumstances. For more information regarding the support agreements, see “Tender and Support Agreements.”

Conditions to the Transactions (Page 91)

Completion of the transactions is subject to certain conditions, including, among others:

•	Regulatory Approval – any waiting period (and extensions thereof) applicable to the offer under the HSR Act having expired or been terminated;

•

Minimum Condition – the Purchaser receiving at least a majority of the outstanding shares of Primo common stock having been validly tendered into (and not properly withdrawn from) the offer prior to the expiration date of the offer (giving effect to any shares issued in respect of equity awards as described under the heading “Merger Agreement – Treatment of Primo Equity-Based Awards; Employee Stock Purchase Plan”);

•

Effectiveness of Form S-4 – the registration statement on Form S-4 of which this document is a part having been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC or proceedings for that purpose having been initiated or threatened by the SEC;

•	No Material Adverse Effect – since January 13, 2020, there not having occurred any Company Material Adverse Effect (as defined herein) that is continuing as of the expiration date;

•	Listing of Cott Common Shares – the Cott common shares to be issued in the offer and the first merger having been approved for listing on the NYSE and the TSX, subject to official notice of issuance;

•

Accuracy of Primo’s Representations – the representations and warranties of Primo contained in the merger agreement being true and correct as of January 13, 2020 and the expiration date of the offer, subject to specified de minimis and materiality standards, as applicable;

•

Primo’s Compliance with Covenants – Primo having complied with or performed in all material respects all of the covenants and agreements that Primo is required to comply with or perform at or prior to the date of Cott’s acceptance of the tendered shares;

•

No Legal Prohibition – no governmental entity of competent jurisdiction having issued any judgment, temporary restraining order, preliminary or permanent injunction or other order that remains in effect preventing the consummation of the offer or the mergers, nor any pending or threatened (in writing) action by any governmental entity, or any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the offer or the mergers by any governmental entity which prohibits, or makes illegal the consummation of the offer or the mergers; and

•

Primo Closing Certificate – Cott and Purchaser having received a certificate executed on behalf of Primo by Primo’s Chief Executive Officer and Chief Financial Officer confirming that certain conditions set forth in the merger agreement have been duly satisfied.

Exchange of Shares; Delivery of Cash and Cott Common Shares (Page 79)

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), as soon as practicable following the expiration date, the Purchaser will accept for exchange, and will exchange, all Primo shares validly tendered and not properly withdrawn prior to the expiration date.

Elections and Proration (Page 76)

Primo stockholders may elect to receive the mixed consideration, the cash consideration or the stock consideration in exchange for each Primo share validly tendered and not properly withdrawn pursuant to the offer, subject in each case to the election procedures and, in the case of elections of the cash consideration or the stock consideration, to the proration procedures described in this document and the related letter of election and transmittal, by indicating their elections in the applicable section of the letter of election and transmittal. If a Primo stockholder decides to change its election after tendering its Primo shares, it must first properly withdraw the tendered Primo shares and then re-tender the shares prior to the expiration date, with a new letter of election and transmittal that indicates the revised election.

Treatment of Primo Equity-Based Awards; Warrants (Page 89)

Under the terms of the merger agreement,

•

Vested in-the-Money Primo Stock Options. Immediately prior to the first effective time, the portion of each Primo option that is then outstanding and unexercised and that has a per-share exercise price less than the amount of the cash consideration, to the extent vested in accordance with its terms as of the first effective time (whether by virtue of prior vesting or upon acceleration of such vesting in connection with the transactions, in accordance with the terms of such option), will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to the aggregate exercise price thereof and any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares. Any vested Primo options with a per-share exercise price that is equal to or greater than the transaction consideration will be cancelled for no consideration.

•

Unvested Primo Stock Options. At the first effective time, the portion of each Primo option that is outstanding and unexercised as of immediately prior to the first effective time, and has not vested in accordance with its terms, will be cancelled in exchange for an option issued, immediately following the first effective time, under a Cott equity incentive plan, subject to the same vesting schedule in effect immediately prior to the first effective time, in each case, to purchase a number of Cott common shares equal to (a) the number of Primo shares subject to such unvested portion of such Primo option as of immediately prior to the first effective time, multiplied by (b) the equity award adjustment ratio, with an exercise price per share equal to (y) the exercise price per Primo share for which such Primo option was exercisable as of immediately prior to the first effective time, divided by (z) the equity award adjustment ratio. The “equity award adjustment ratio” is equal to 1.0229.

•

Vested Primo Restricted Stock Units. Immediately prior to the first effective time, the portion of each Primo restricted stock unit award (“RSU”) that is then outstanding, to the extent vested in accordance with its terms as of the first effective time, will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares.

•

Unvested Primo Restricted Stock Units. At the first effective time, the portion of each Primo RSU that is outstanding as of immediately prior to the first effective time that is not vested will be cancelled in exchange for a restricted stock unit award issued, immediately following the first effective time, under a Cott equity incentive plan, subject to the same vesting schedule in effect immediately prior to the first effective time, in each case, covering a number of Cott common shares that is equal to (i) the number of shares of Primo common stock subject to such unvested Primo RSU as of immediately prior to the first effective time, multiplied by (ii) the equity award adjustment ratio.

•

Other Primo Equity-Based Awards. Immediately prior to the first effective time, each vested long-term performance plan unit award then outstanding will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares. At the first effective time, each unvested long-term performance plan unit award will be cancelled for no consideration. Immediately prior to the first effective time, each deferred stock unit award will be cancelled in exchange for the right to receive cash (without interest and net of any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration.

•

Primo Warrants. Immediately prior to the first effective time, each warrant then outstanding and unexercised and that has a per-share exercise price less than the amount of the cash consideration will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to the aggregate exercise price thereof and any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares. Any warrant with an exercise price greater than the cash consideration will be cancelled for no consideration.

Cott’s board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement as required under applicable law. The mergers are not subject to the approval of Cott’s shareowners.

Primo 2010 Employee Stock Purchase Plan (Page 91)

Primo intends to take all actions with respect to the Primo 2010 Employee Stock Purchase Plan (the “Primo ESPP”) such that the offering in progress thereunder as of January 13, 2020 will be the final offering under the Primo ESPP.

Other Equity-Based Incentive Plans (Page 91)

Primo intends to take all actions to terminate all of Primo’s equity-based incentive plans, long-term performance plan, amended and restated executive deferred compensation plan and non-employee director compensation policy.

Regulatory Approvals (Page 65)

Completion of the transactions is subject to the expiration or termination of the waiting period applicable to the transactions under the HSR Act. The parties to the merger agreement are required to use their respective reasonable best efforts to consummate the transactions, including by taking all reasonable actions necessary to obtain any antitrust or other regulatory approvals, as described in the merger agreement.

Source and Amount of Funds (Page 73)

Cott estimates that the aggregate amount of cash consideration required to purchase the maximum amount of shares of Primo common stock sought in the offer is approximately $216 million, consisting of (i) $203.6 million calculated by multiplying $14.00 by 14,541,939 shares of Primo common stock (see Note 3 to the “Unaudited Pro Forma Condensed Combined Financial Statements” for the calculation of the estimated shares of Primo common stock entitled to the cash consideration), plus (ii) $12.3 million to settle deferred share units in cash.

Cott is exploring a divestiture of its S&D Coffee and Tea business (the “Coffee business”) and has entered into exclusivity with a prospective buyer. If agreement is reached with a buyer and the divestiture closes before the acceptance time, Cott anticipates using the proceeds of the divestiture, along with cash on hand, to pay the cash consideration in the offer and first merger, repay Primo’s existing credit facility, and settle certain fees and expenses of Cott, Holdings, the Purchaser and Merger Sub 2.

If the Coffee business divestiture does not occur prior to the acceptance time, Cott has arranged for committed financing to close the offer and the mergers. On January 13, 2020, in connection with the execution of the merger agreement, Cott also entered into a financing commitment letter (the “commitment letter”) with Deutsche Bank AG, New York Branch (the “commitment party”), pursuant to which the commitment party has committed, subject to the terms and conditions set forth therein, to lend Cott up to $400,000,000 for the purpose of financing the offer and the mergers, including but not limited to the transaction consideration, repayment of Primo’s existing credit facility, and certain fees and expenses of Cott, Holdings, the Purchaser and Merger Sub 2. In addition to the commitment letter financing, Cott intends to use cash on hand and available borrowings to finance the cash portion of the transactions and the related costs and expenses. If the Coffee business divestiture occurs as contemplated by the previous paragraph, the financing commitment will cease to be available.

Listing of Cott common shares (Page 91)

Cott will submit the necessary notification to the NYSE and the TSX with respect to the listing of the Cott common shares to be issued in connection with the transactions. Approval of these listings is a condition to completion of the offer and the first merger.

Appraisal Rights (Page 63)

Appraisal rights are not available in connection with the offer, and Primo stockholders who tender their shares in the offer will not have appraisal rights in connection with the first merger. However, if the Purchaser accepts shares in the offer and the first merger is completed, holders of shares of Primo common stock who did not tender their shares in the offer and satisfy the other requirements prescribed by Section 262 of the DGCL will be entitled to exercise appraisal rights in connection with the first merger. The “fair value” of Primo common stock may be greater than, less than or the same as the transaction consideration. For more information, see “The Transactions – Primo’s Reasons for the Transactions; Recommendation of Primo’s Board of Directors – Appraisal Rights.”

You will find a detailed discussion of appraisal rights in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other Primo stockholders together with this document. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

Market Information and Dividend Matters (Page 114)

Cott common shares are listed on the NYSE under the symbol “COT” and the TSX under the symbol “BCB,” and Primo common stock is listed on Nasdaq under the symbol “PRMW.” The following table sets forth the closing prices of Cott common shares on the NYSE and Primo common stock on Nasdaq as reported on January 10, 2020, the trading day prior to public announcement of execution of the merger agreement, and on January 24, 2020, the most recent practicable trading date prior to the filing of this document. The table also shows the implied value of one share of Primo common stock on such dates, which was calculated by adding (1) the cash portion of the per-share mixed consideration of $5.04 and (2) the product of the exchange ratio of 0.6549 multiplied by the closing price of a Cott common share on such date.

	Per-Share Primo Closing Price	Per-Share Cott Closing Price	Implied Transaction Value of Primo Share
January 10, 2020	$11.09	$14.12	$14.29
January 24, 2020	$14.75	$14.89	$14.79

The market value of the stock portion of the transaction consideration will change as the market value of Cott common shares fluctuates during the offer period and thereafter. Primo stockholders should obtain current market quotations for shares of Primo common stock and Cott common shares before deciding whether to tender their Primo shares in the offer.

Ownership of Cott After the Transactions (Page 63)

Cott estimates that former stockholders of Primo will own, in the aggregate, approximately 16.6% of the Cott common shares outstanding immediately following completion of the transactions.

Comparison of Stockholders’ Rights (Page 141)

The rights of Cott shareowners are different in some respects from the rights of Primo stockholders. Therefore, Primo stockholders will have different rights as stockholders once they become Cott shareowners. See “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 129)

It is intended and anticipated that the acquisition of the Primo common stock pursuant to the offer and the mergers together constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the relevant requirements under Section 367(a) of the Code will be met. However, the completion of the offer and the mergers is not conditioned upon the receipt of an opinion of counsel to that effect. In addition, no ruling from the IRS regarding these matters will be obtained, and no assurance can be given that the IRS will not challenge the anticipated U.S. tax treatment or that a court would not sustain such a challenge. If such anticipated tax treatment does apply, U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences”) of shares of Primo common stock that receive (1) solely cash in exchange for shares of Primo common stock pursuant to the offer and first merger generally will recognize taxable gain or loss in an amount equal to the difference between the cash received and the U.S. holder’s adjusted tax basis in the Primo common stock surrendered, (2) a combination of Cott common shares and cash (other than cash received in lieu of fractional Cott common shares) in exchange for shares of Primo common stock pursuant to the offer and/or the first merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of Cott common shares and cash received by the U.S. holder exceeds such U.S. holder’s adjusted tax basis in the shares of Primo common stock surrendered and (ii) the amount of cash received by such U.S. holder; and (3) solely stock in exchange for shares of Primo common stock will not recognize gain or loss, except with respect to cash, if any, received in lieu of a fractional Cott common share. In certain cases, non-U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences”) of shares of Primo common stock that receive the transaction consideration pursuant to the offer or the first merger may be subject to U.S. withholding tax with respect to cash received.

Holders of Primo common stock should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the transactions. Tax matters are complicated, and the tax consequences of the transactions to a particular holder will depend on such holder’s particular facts and circumstances. Primo stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Primo common stock for the transaction consideration pursuant to the offer or the first merger. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the transactions.

Material Canadian Federal Income Tax Consequences (Page 136)

A Primo stockholder who is a non-resident of Canada will not be subject to Canadian tax on the disposition of its shares of Primo common stock under the mergers, nor on a subsequent disposition of any Cott common shares received under the mergers, unless such shares of Primo common stock or Cott common shares are “taxable Canadian property” for such holder for Canadian tax purposes. Any dividends paid in respect of the Cott common shares to persons who are non-residents of Canada will be subject to Canadian withholding tax at a rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. See “Material Canadian Federal Income Tax Consequences.”

Holders of Primo common stock should read the section entitled “Material Canadian Federal Income Tax Consequences” for a more complete discussion of the Canadian federal income tax consequences of the transactions. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder and no representations with respect to the income tax consequences to any particular stockholder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, shareholders should consult their own tax advisors with respect to their own particular circumstances.

Accounting Treatment (Page 74)

In accordance with United States generally accepted accounting principles (“GAAP”), Cott will account for the acquisition of shares in the transactions under the acquisition method of accounting for business combinations.

Questions About the Offer and the Mergers

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer and the mergers.

The information agent for the offer is:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Bankers and Brokers Call: (212) 929-5500

Others Call Toll Free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COTT

The following table sets forth certain selected historical consolidated financial data for Cott as of and for the periods indicated. The selected consolidated statements of operations data for fiscal years 2018, 2017 and 2016 and the selected consolidated balance sheet data as of December 29, 2018 and December 30, 2017 are derived from the audited consolidated financial statements of Cott included in Cott’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018, which is incorporated by reference into this document. The selected consolidated statements of operations data for the nine months ended September 28, 2019 and September 29, 2018, and the selected consolidated balance sheet data as of September 28, 2019 are derived from, and qualified by reference to, the unaudited consolidated financial statements included in Cott’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2019, which is incorporated by reference into this document. The selected consolidated statements of operations data for fiscal years 2015 and 2014 and the selected consolidated balance sheet data as of December 31, 2016, January 2, 2016 and January 3, 2015 are derived from Cott’s audited consolidated financial statements, adjusted for discontinued operations, which are not incorporated by reference into this document. The selected consolidated balance sheet data as of September 29, 2018 is derived from Cott’s unaudited interim historical consolidated financial statements which are not incorporated by reference into this document. You should read this summary selected financial data together with Cott’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Cott’s historical consolidated financial statements and the notes thereto included in Cott’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 and in Cott’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2019, which are incorporated by reference into this document. See “Where To Obtain Additional Information.” The historical results are not necessarily indicative of results to be expected in the future.

Cott Corporation

Consolidated Statements of Operations Data

	Nine Months Ended		Fiscal Years Ended
(in millions, except share and per share amounts)	September 28, 2019	September 29, 2018	December 29, 2018	December 30, 2017	December 31, 2016	January 2, 2016	January 3, 2015
	(unaudited)	(unaudited)

Revenue, net	$1,794.3	$1,773.7	$2,372.9	$2,269.7	$1,623.2	$1,187.3	$160.8
Cost of sales	872.1	888.3	1,197.3	1,142.0	773.1	536.8	125.3

Gross profit	922.2	885.4	1,175.6	1,127.7	850.1	650.5	35.5
Selling, general and administrative expenses	837.1	816.2	1,092.1	1,043.2	806.2	608.4	54.2
Loss on disposal of property, plant and equipment, net	4.6	3.8	9.4	10.2	6.6	4.2	0.2
Acquisition and integration expenses	10.2	10.8	15.3	30.4	27.8	20	38.2

Operating income (loss)	70.3	54.6	58.8	43.9	9.5	17.9	(57.1)
Other expense (income), net	6.9	(33.0)	(42.9)	(8.0)	5.6	(12.8)	(0.2)
Interest expense, net	58.6	58.3	77.6	85.5	43.0	30.1	1.0

Income (loss) from continuing operations before income taxes	4.8	29.3	24.1	(33.6)	(39.1)	0.6	(57.9)
Income tax expense (benefit)	11.5	4.0	(4.8)	(30.0)	21.2	(15.1)	(65.0)

Net (loss) income from continuing operations	$(6.7)	$25.3	$28.9	$(3.6)	$(60.3)	$15.7	$7.1
Net income (loss) from discontinued operations, net of income taxes	1.5	357.5	354.6	10.7	(11.2)	4.9	9.3

Net (loss) income	$(5.2)	$382.8	$383.5	$7.1	$(71.5)	$20.6	$16.4
Less: Net income attributable to non-controlling interests – discontinued operations	—	0.6	0.6	8.5	6.3	6.1	5.6
Less: Accumulated dividends on convertible preferred shares – continued operations	—	—	—	—	—	4.5	0.6
Less: Accumulated dividends on non-convertible preferred shares – continued operations	—	—	—	—	—	1.4	0.2
Less: Foreign exchange impact on redemption of preferred shares – continued operations	—	—	—	—	—	12.0	—

Net (loss) income attributable to Cott Corporation	$(5.2)	$382.2	$382.9	$(1.4)	$(77.8)	$(3.4)	$10.0

Net (loss) income per common share attributable to Cott Corporation
Basic:
Continuing operations	$(0.05)	$0.18	$0.21	$(0.03)	$(0.47)	$(0.02)	$0.07
Discontinued operations	$0.01	$2.56	$2.54	$0.02	$(0.14)	$(0.01)	$0.04
Net (loss) income	$(0.04)	$2.74	$2.75	$(0.01)	$(0.61)	$(0.03)	$0.11
Diluted:
Continuing operations	$(0.05)	$0.18	$0.21	$(0.03)	$(0.47)	$(0.02)	$0.07
Discontinued operations	$0.01	$2.51	$2.50	$0.02	$(0.14)	$(0.01)	$0.03
Net (loss) income	$(0.04)	$2.69	$2.71	$(0.01)	$(0.61)	$(0.03)	$0.10
Weighted average common shares outstanding (in thousands)
Basic	135,395	139,503	139,097	139,078	128,290	103,037	93,777
Diluted	135,395	141,963	141,436	139,078	128,290	103,037	95,900

Cott Corporation

Consolidated Balance Sheet Data

			Fiscal Years Ended
(in millions)	September 28, 2019	September 29, 2018	December 29, 2018	December 30, 2017	December 31, 2016	January 2, 2016	January 3, 2015

Total assets	$3,320.8	$3,160.1	$3,175.5	$4,093.1	$3,939.7	$2,887.3	$3,073.2
Short-term borrowings required to be repaid or extinguished from divestiture	—	—	—	220.3	207.0	122.0	229.0
Debt required to be repaid or extinguished from divestiture	—	—	—	519.0	1,135.4	1,133.6	1,132.5
Long-term debt, net of current maturities	1,243.0	1,262.9	1,250.2	1,542.6	851.4	390.1	405.6

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRIMO

The following table sets forth certain selected historical consolidated financial data for Primo as of the end of and for the periods indicated. The selected consolidated statements of operations data for the fiscal years ended December 31, 2018, 2017 and 2016 and the selected consolidated balance sheet data as of December 31, 2018 and 2017 are derived from, and qualified by reference to, the audited consolidated financial statements included in Primo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this document. The selected consolidated statements of operations data for the nine months ended September 30, 2019 and September 30, 2018, and the selected consolidated balance sheet data as of September 30, 2019 are derived from, and qualified by reference to, the unaudited consolidated financial statements included in Primo’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, which is incorporated by reference into this document. The selected consolidated statements of operations data for the fiscal years ended December 31, 2015 and 2014 and the selected consolidated balance sheet data as of December 31, 2016, 2015 and 2014 are derived from Primo’s audited consolidated financial statements which are not incorporated by reference into this document. The selected consolidated balance sheet data as of September 30, 2018 is derived from Primo’s unaudited interim historical consolidated financial statements, which are not incorporated by reference into this document. You should read this summary selected consolidated financial data together with Primo’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Primo’s historical consolidated financial statements and the notes thereto included in Primo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in Primo’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, which are incorporated by reference into this document. See “Where To Obtain Additional Information.” The historical results are not necessarily indicative of results to be expected in the future.

Primo Water Corporation

Consolidated Statements of Operations Data

	Nine Months Ended		Fiscal Years Ended December 31,
(in millions)	September 30 2019	September 30, 2018	2018	2017	2016	2015	2014
	(unaudited)	(unaudited)
Net sales	$236.3	$231.2	$302.1	$286.1	$142.5	$127.0	$106.3
Operating costs and expenses:
Cost of sales	174.4	164.5	215.5	202.9	100.2	92.5	78.4
Selling, general and administrative expenses	27.1	26.2	35.2	34.7	26.4	19.1	19.0
Special items	2.2	0.6	0.7	7.9	4.8	0.3	2.9
Depreciation and amortization	21.5	18.4	24.6	26.7	10.5	10.4	10.7
Impairment charges and other	0.1	68.2	68.4	(0.1)	0.7	0.5	2.1

Total operating costs and expenses	225.3	277.9	344.4	272.1	142.6	122.8	113.1

Income (loss) from operations	11.0	(46.7)	(42.3)	14.0	(0.1)	4.2	(6.8)
Interest expense, net	8.7	18.9	21.4	20.3	6.0	2.0	6.3
Change in fair value of warrant liability	—	—	—	3.1	(0.2)	—	—

Income (loss) from continuing operations before income taxes	2.2	(65.6)	(63.7)	(9.4)	(5.9)	2.2	(13.1)
Income tax benefit	—	(8.9)	(8.9)	(3.1)	—	—	—

Income (loss) from continuing operations	2.2	(56.7)	(54.8)	(6.3)	(5.9)	2.2	(13.1)
Income (loss) from discontinued operations	—	—	—	—	—	(0.3)	(0.4)

Net income (loss)	$2.2	$(56.7)	$(54.8)	$(6.3)	$(5.9)	$1.9	$(13.5)

Primo Water Corporation

Consolidated Balance Sheet Data

			Fiscal Years Ended December 31,
(in millions)	September 30 2019	September 30, 2018	2018	2017	2016	2015	2014
Cash and cash equivalents	$2.0	$5.6	$7.3	$5.6	$15.6	$1.8	$0.5
Total Assets	$340.2	$318.5	$320.1	$383.8	$391.4	$64.5	$65.7
Current portion of long-term debt and finance leases	$11.6	$11.1	$11.2	$3.5	$2.2	$0.2	$0.1
Long-Term Debt and finance leases, net of current portion and debt issuance costs	$186.6	$178.2	$179.0	$269.8	$270.3	$19.9	$24.2
Other long-term liabilities	$1.2	$0.8	$0.6	$2.0	$2.1	$2.5	$2.3

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data of Cott consists of the unaudited pro forma condensed combined statements of operations for the nine months ended September 28, 2019, as well as for the twelve months ended December 29, 2018 and an unaudited pro forma condensed combined balance sheet as of September 28, 2019. The following selected unaudited pro forma condensed combined financial data represents the pro forma impacts of the probable disposition of the Coffee business and the acquisition of Primo.

The unaudited pro forma condensed combined balance sheet data as of September 28, 2019 gives effect to the probable disposition of the Coffee business and the Primo acquisition, as if each occurred on September 28, 2019. The unaudited pro forma condensed combined statements of operations data for the nine months ended September 28, 2019 and for the year ended December 29, 2018 assume that the Primo acquisition was consummated on December 31, 2017 and the proposed disposition of the Coffee business was consummated on January 3, 2016.

The selected unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X and using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Cott treated as the accounting acquirer, and Accounting Standards Codification 205, Presentation of Financial Statements, Discontinued Operations, Other Presentation Matters.

The selected unaudited pro forma condensed combined financial data will differ from the final acquisition accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized, the assumed proceeds from the probable disposition of the Coffee business and related pro forma adjustments described in the accompanying notes are estimates based upon information and assumptions available at the time of the filing of this prospectus/offer. Furthermore, accounting for income taxes in accordance with Accounting Standards Codification 740, Income Taxes, is preliminary and deferred tax assets and liabilities may change when final fair value adjustments and additional information is considered. Also, the definitive determination of the fair value of assets acquired and liabilities assumed will occur on the date of acquisition, which will also have an impact on the final acquisition accounting, and ultimately on goodwill. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying selected unaudited pro forma condensed combined financial data.

The selected unaudited pro forma condensed combined financial data is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Primo acquisition and probable disposition of the Coffee business had been completed as of the dates set forth above, nor is it indicative of the future results of the combined entities. The selected unaudited pro forma condensed combined financial data does not purport to project the future operating results or financial position of the combined entities following the Primo acquisition and the transactions related thereto. The unaudited pro forma condensed combined statements of operations do not reflect any revenue or cost savings from synergies that may be achieved with respect to the transactions, or the impact of non-recurring items, including synergies, directly related to the Primo acquisition.

The following information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and the related notes included in this document. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Unaudited Pro Forma Combined Condensed Statement of Operation Data

(in millions, except for share and per share amounts)	Nine Months Ended September 28, 2019	Year ended December 29, 2018
Revenue, net	$1,556.3	$2,051.2
Cost of sales	706.9	956.3

Gross profit	849.4	1,094.9
Selling, general and administrative expenses	763.7	1,002.5
Loss on disposal of property, plant and equipment, net	4.8	9.4
Acquisition and integration expenses	10.4	17.8
Impairment charges and other	—	67.7

Operating income (loss)	70.5	(2.5)
Other expense (income), net	7.1	(42.0)
Interest expense, net	58.3	77.6

Income (loss) from continuing operations before income taxes	5.1	(38.1)
Income tax expense (benefit)	10.4	(22.2)

Net loss from continuing operations	(5.3)	(15.9)

Net loss from continuing operations per common share
Basic	$(0.03)	$(0.10)
Diluted	$(0.03)	$(0.10)
Weighted average common shares outstanding (in thousands)
Basic	162,221	165,923
Diluted	162,221	165,923

Unaudited Pro Forma Combined Condensed Balance Sheet Data

(in millions)	As of September 28, 2019
Total assets	$3,670.6
Short-term borrowings	82.3
Long-term debt, net of current maturities	1,246.8
Total equity	1,554.6

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The table below summarizes selected per share data about Cott and Primo. Cott share data is presented on a pro forma basis to reflect the proposed acquisition of Primo as if the transaction had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. Cott expects to issue up to 26,825,842 shares of its common stock in the transaction.

The Primo pro forma equivalent per share amounts are calculated by multiplying the Cott pro forma combined book value per share and earnings per share by the exchange ratio of 0.6549 so that the per share amounts equate to the respective values for one share of Primo common stock.

The pro forma per share data or combined results of operations per share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the transaction had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect potential effects of merger integration expenses, cost savings or operational synergies which may be obtained by combining the operations of Cott and Primo, or the costs of combining the companies and their operations.

In addition, the information set forth below has been prepared based on preliminary estimates of transaction consideration and fair values attributable to the transaction, the actual amounts recorded for the transaction may differ from the information presented. The estimation and allocations of transaction consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of Primo that will exist on the date of completion of the first merger.

The information in the table is based on, and should be read together with, the unaudited pro forma condensed combined financial statements that appear elsewhere in this document, including the notes thereto, and the historical financial statements of Cott and Primo that are incorporated by reference into this document. See “Where To Obtain Additional Information” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Unaudited Comparative Per Common Share Data
	Cott	Primo	Cott Pro Forma Combined(1)		Primo Pro Forma Equivalent Per Share(2)
Basic Earnings Per Common Share
Year ended December 29, 2018	$0.21	$(1.47)		$(0.10)		$(0.07)
Nine months ended September 28, 2019	$(0.05)	$0.06		$(0.03)		$(0.02)
Diluted Earnings Per Common Share
Year ended December 29, 2018	$0.21	$(1.47)		$(0.10)		$(0.07)
Nine months ended September 28, 2019	$(0.05)	$0.05		$(0.03)		$(0.02)
Cash Dividends Per Common Share
Year ended December 29, 2018	$0.24	$—		$0.24		$0.16
Nine months ended September 28, 2019	$0.18	$—		$0.18		$0.12
Book Value Per Common Share
Year ended December 29, 2018	$8.59	$2.45	$	N/A	$	N/A
Nine months ended September 28, 2019	$8.48	$2.47		$9.56		$6.26

(1)

Pro forma combined dividend per share represent Cott’s historical dividends per share. Cott has declared a cash dividend of $0.06 per share for each quarter during the periods presented. Primo has not declared or paid any dividends during the periods presented.

(2)	The pro forma equivalent per share is based upon the pro forma combined amounts multiplied by the exchange ratio of 0.6549.

RISK FACTORS

Primo stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender Primo shares pursuant to the offer.

Risks Relating to the Offer and Mergers and Combined Company

The market price of Cott common shares may decline after the consummation of the offer and the mergers.

The market price of Cott common shares may decline after the offer and the mergers are completed because, among other things, Cott may not achieve the expected benefits of the acquisition of Primo as rapidly or to the extent anticipated, or at all; Primo’s business may not perform as anticipated following the acquisition; the effect of Cott’s acquisition of Primo on Cott’s financial results may not meet the expectations of Cott, financial analysts or investors; the addition of Primo’s business may be unsuccessful, take longer or be more disruptive than anticipated; or Cott’s credit rating may be downgraded as a result of increased indebtedness incurred to finance the offer and the mergers.

As of January 24, 2020, there were 134,828,109 Cott common shares outstanding, and held of record by approximately 893 shareowners, and no preferred shares were outstanding. On such date, 6,501,422 Cott common shares were subject to outstanding options, 397,416 Cott common shares were subject to outstanding restricted stock units, 1,599,715 Cott common shares were subject to outstanding restricted stock awards, and 2,529,502 Cott common shares were unassigned and available for grant. In connection with the offer and the first merger, Cott estimates that Cott will issue approximately 26.8 million additional Cott common shares. An increase in the number of outstanding Cott common shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of Cott common shares.

Primo stockholders may not receive all consideration in the form elected.

Primo stockholders electing to receive either the cash consideration or the stock consideration in the offer will be subject to proration to ensure that approximately 64.02% of the aggregate consideration in the offer will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the offer will be paid in cash. Similarly, following the effective time of the first merger, Primo stockholders electing to receive either the cash consideration or the stock consideration in the first merger will be subject to proration to ensure that approximately 64.02% of the aggregate consideration in the first merger will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the first merger (as reduced by the Primo shares held by stockholders who have properly exercised and perfected appraisal rights under the DGCL) will be paid in cash. Accordingly, some of the consideration a Primo stockholder receives in the offer or the first merger may differ from the type of consideration elected and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if the Primo stockholder had received solely the form of consideration that such stockholder elected. A discussion of the proration mechanism can be found under the heading “Exchange Offer Procedures – Elections and Proration” and a discussion of the material U.S. federal income tax consequences of the offer and the first merger can be found under “The Offer – Material U.S. Federal Income Tax Consequences.”

The offer remains subject to conditions that Cott cannot control.

The offer is subject to a number of conditions, including the minimum condition, lack of legal prohibitions, the listing on the NYSE and the TSX of the Cott common shares to be issued in the transactions, the effectiveness of the registration statement on Form S-4 of which this document is a part, the truth and accuracy of Primo’s representations and warranties made in the merger agreement, subject to specified materiality standards, Primo’s material compliance with its covenants under the merger agreement and there shall not have occurred any change, state of facts, condition, event, circumstance, effect, occurrence or development after the date of the merger agreement that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Primo. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Cott may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “Merger Agreement – Conditions to the Transactions.”

If the transactions are completed, Primo stockholders who receive Cott common shares in the offer will become Cott shareowners. Cott common shares may be affected by different factors and Cott shareowners will have different rights than Primo stockholders.

Upon consummation of the offer, Primo stockholders receiving Cott common shares will become shareowners of Cott. Cott’s business differs from that of Primo, and Cott’s results of operations and the trading price of Cott common shares may be adversely affected by factors different from those that would affect Primo’s results of operations and stock price.

In addition, holders of Cott common shares will have rights as Cott shareowners that differ from the rights they had as Primo stockholders before the offer or the first merger. For a detailed comparison of the rights of Cott shareowners to the rights of Primo stockholders, see “Comparison of Stockholders’ Rights.”

Primo stockholders will have a reduced ownership and voting interest in the combined company.

Immediately following consummation of the offer and the first merger, Primo stockholders will collectively own approximately 16.6% of the outstanding Cott common shares. Consequently, Primo stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over Primo.

Cott may fail to realize all of the anticipated benefits of the transactions or those benefits may take longer to realize than expected.

The full benefits of the transactions may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect Cott’s results of operations or cash flows, cause dilution to the earnings per share of Cott, decrease or delay the expected benefits of the transactions and negatively affect the price of Cott common shares.

In addition, Cott and Primo will be required to devote significant attention and resources prior to closing to prepare for the post-closing operation of the combined company, and post-closing Cott will be required to devote significant attention and resources to successfully align the business practices and integrate the operations of Cott and Primo. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the transactions.

Cott and Primo will incur direct and indirect costs as a result of the transactions.

Cott and Primo will incur substantial expenses in connection with and as a result of completing the transactions. Following the completion of the mergers, Cott expects to incur additional expenses in connection with combining the businesses, operations, policies and procedures of Cott and Primo. Factors beyond Cott’s control could affect the total amount or timing of those expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the transactions could adversely affect each company’s business, regardless of whether the offer and the mergers are completed.

The stock prices of Cott and Primo common stock may be adversely affected if the offer and mergers are not completed.

If the offer and the mergers are not completed, the prices of Cott common shares and Primo common stock may decline to the extent that the current market prices of such common stock reflect a market assumption that the offer and the mergers will be completed and have value.

The receipt of Cott common shares in the offer and/or the first merger might be taxable to Primo stockholders.

Primo stockholders would be taxed on the receipt of Cott common shares if the transactions were to fail to qualify as a reorganization under Section 368(a) of the Code or if other relevant requirements under Section 367(a) of the Code that apply to reorganizations involving non-U.S. corporations were not met. Cott and Primo intend and anticipate that the transactions will qualify as a reorganization under Section 368(a) of the Code and that the other relevant requirements under Section 367(a) of the Code will be met. However, no ruling is being obtained from the Internal Revenue Service (the “IRS”) on these matters, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will reach the same conclusions. See “Material U.S. Federal Income Tax Consequences.”

Cott’s and Primo’s actual financial positions and results of operations may differ materially from the unaudited pro forma combined financial data included in this document.

The unaudited pro forma combined financial information contained in this document is presented for illustrative purposes only and may differ materially from what Cott’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The unaudited pro forma combined financial information has been derived from the audited and unaudited historical financial statements of Cott and certain adjustments and assumptions have been made regarding the combined company after giving effect to the offer and mergers. The assets and liabilities of Primo have been measured at fair value based on various preliminary estimates using assumptions that Cott’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may vary significantly as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma combined financial information and the final acquisition accounting may occur and are not necessarily indicative of Cott’s financial position or results of operations in future periods or that would have been realized in historical periods presented.

In addition, the assumptions used in preparing the unaudited pro forma combined financial information may not prove to be accurate, and other factors may affect Cott’s financial condition or results of operations following the closing. Any potential decline in Cott’s financial condition or results of operations may cause significant variations in Cott’s share price. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Cott may incur significant additional debt in connection with the offer and the mergers.

Cott is exploring a divestiture of its Coffee business and has entered into exclusivity with a prospective buyer. Cott has received a financing commitment for up to $400 million that it can access to pay the cash portion of the consideration for the offer and the first merger if that divestiture is not consummated prior to the effective time. Accessing such financing commitment would subject Cott to significant additional debt. Refer to “The Offer – Source and Amount of Funds” below. Cott has outstanding debt and other financial obligations and significant unused borrowing capacity that subjects Cott to certain risks. The incurrence of additional debt in connection with the consummation of the offer and the mergers could cause these risks to increase. These risks include, among other things, requiring a portion of Cott’s cash flow from operations to make interest payments on debt and reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow Cott’s business. In addition, Cott’s cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and Cott may not be able to borrow money, sell assets, or otherwise raise funds on acceptable terms, or at all, to refinance its debt. The incurrence of this additional debt could also lead Cott’s credit rating to be downgraded. In addition, there can be no assurance that Cott’s plans to divest the Coffee business will be consummated on favorable terms or at all.

The merger agreement limits Primo’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction.

The merger agreement contains provisions that, subject to certain exceptions, limit Primo’s ability to solicit, initiate or knowingly encourage or knowingly facilitate any inquiries regarding or the making or submission of any proposal or offer that constitutes or could reasonably be expected to lead to a Primo acquisition proposal (as defined below). See “Merger Agreement – No Solicitation of Other Offers by Primo.” In addition, under specified circumstances, Primo is required to pay a termination fee of $18.9 million if the merger agreement is terminated. See “Merger Agreement – Termination of the Merger Agreement – Effect of Termination.” It is possible that these or other provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Primo from considering or proposing an acquisition, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Primo than it might otherwise have proposed to pay.

If the value of Cott’s business, together with any synergies to be achieved from Cott’s acquisition of Primo, is less than the value of the transaction consideration, the trading price of Cott common shares could decrease.

If investors believe that the value of the transaction consideration to be exchanged for Primo shares in connection with the offer and the first merger, together with transaction costs, is greater than the value of Primo’s business, together with any synergies expected to be achieved from Cott’s acquisition of Primo, the trading price of Cott common shares could decrease and the transactions could have a dilutive effect on the value of common shares held by Cott shareowners (including former Primo stockholders).

Uncertainty during pendency of the transactions may cause suppliers, customers or other business partners to delay or defer decisions concerning Cott and/or Primo or re-negotiate agreements with Cott and/or Primo, and completion of the transactions could cause suppliers, customers and other business partners to terminate or re-negotiate their relationships with the combined company.

The offer and mergers will be completed only if specified conditions are met, many of which are outside the control of Cott and Primo. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the consummation of the offer and mergers, both as to whether they will be consummated and when. This uncertainty may cause suppliers, customers or other business partners of Cott and/or Primo to delay or defer decisions concerning such company’s products or businesses, or to seek to change existing agreements with Cott and/or Primo, which could negatively affect their respective businesses, results of operations and financial conditions.

Additionally, if the offer and mergers are completed, certain suppliers, customers or other business partners may attempt to terminate or change their relationships with the combined company, for example if such counterparties had prior experiences with either Cott or Primo that caused them to be dissatisfied with Cott or Primo. These decisions could have an adverse effect on the business of the combined company.

Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the transactions.

The success of the acquisition of Primo will depend in part on the attraction, retention and motivation of personnel critical to the business and operations of the combined company due to, for example, their technical skills or industry and management expertise. Employees and consultants may experience uncertainty about their future roles with Cott and Primo during the pendency of the offer and mergers or after their completion. Cott and Primo, while similar and sharing a number of core values, do not have identical corporate cultures, and some employees or consultants may not want to work for the combined company. In addition, competitors may recruit employees during Cott’s integration of Primo. If the companies are unable to attract, retain and motivate personnel that are critical to the successful integration and future operation of the companies, the combined company could face disruptions in its operations, loss of existing customers, key information, expertise or know-how and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of Primo to Cott.

The financial analyses and forecasts considered by Primo and its financial advisors may not be realized.

While the financial analyses utilized by Primo and its advisors in connection with the offer and the mergers and summarized in this registration statement were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such analyses will prove to be accurate.

Risks Related to Cott’s Business

You should read and consider the risk factors specific to Cott’s business that will also affect the combined company after the merger. These risks are described in (i) Part I, Item 1A of Cott’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018, as filed with the SEC on February 27, 2019 and (ii) in other documents that are incorporated by reference into this document. See “Where To Obtain Additional Information” for the location of information incorporated by reference in this document.

Risks Related to Primo’s Business

The announcement and pendency of Primo’s agreement to be acquired by Cott may have an adverse effect on Primo’s business, operating results and stock price.

Primo’s announcement of having entered into the merger agreement and Cott’s and the Purchaser’s commencement of the offer could cause a material disruption to Primo’s business.

Primo is subject to additional risks in connection with the announcement and pendency of the offer and the mergers, including, but not limited to, the following:

•	market reaction to the announcement of the offer and the mergers;

•	changes in the respective business, operations, financial position and prospects of either company or the combined company following consummation of the mergers;

•	market assessments of the likelihood that the offer and the mergers will be consummated;

•

the amount of cash and the number of Cott common shares comprising the transaction consideration will not be adjusted for changes in Primo’s business, assets, liabilities, prospects, outlook, financial condition or results of operations during the pendency of the merger agreement, including any successful execution of Primo’s current strategy as an independent company or in the event of any change in the market price of, analyst estimates of, or projections relating to, Primo common stock;

•

potential adverse effects on Primo’s relationships with Primo’s current customers, suppliers and other business partners, or those with which Primo is seeking to establish business relationships, due to uncertainties about the offer and the mergers;

•

pursuant to the merger agreement, Primo is subject to certain restrictions on the conduct of Primo’s business prior to consummation of the mergers, which restrictions could adversely affect Primo’s ability to realize certain of Primo’s business strategies or take advantage of certain business opportunities;

•

potential adverse effects on Primo’s ability to attract, recruit, retain and motivate current and prospective employees who may be uncertain about their future roles and relationships with us following the completion of the mergers, and the possibility that Primo’s employees could lose productivity as a result of uncertainty regarding their employment following the mergers;

•

Primo has incurred, and will continue to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the offer and the mergers, and many of these fees and costs are payable by Primo regardless of whether the mergers are consummated;

•

the possibility of disruption to Primo’s business, including increased costs and diversion of management time and resources that could otherwise have been devoted to other opportunities that may have been beneficial to us; and

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of Cott common shares and Primo common stock.

Since a portion of the offer consideration consists of Cott common shares, Primo’s stock price will be adversely affected by a decline in Cott’s stock price and any adverse developments in Cott’s business. Changes in Cott’s stock price and business may result from a variety of factors, including changes in its business operations and changes in general market and economic conditions. These factors are beyond Primo’s control.

The failure of the offer and the mergers to be completed may adversely affect Primo’s business and Primo’s stock price.

Cott’s and the Purchaser’s obligation to accept for exchange, and to exchange, shares of Primo common stock for the transaction consideration in the offer is subject to a number of conditions, including (i) at least a majority of the outstanding shares of Primo common stock, when added to shares of Primo common stock already owned by the Purchaser, having been validly tendered into (and not properly withdrawn from) the offer prior to the expiration date of the offer, (ii) the exchange of Cott common shares pursuant to the offer and the mergers having been registered pursuant to a registration statement filed by Cott with the SEC and declared effective by the SEC, (iii) Cott common shares issuable pursuant to the offer and the mergers having been authorized for listing on the NYSE and the TSX, (iv) the absence of any order or ruling prohibiting the consummation of the mergers and (v) subject to certain exceptions, the accuracy of Primo’s representations and warranties and compliance with covenants.

There can be no assurance that these conditions to the completion of the offer will be satisfied, or that the mergers will be completed on the proposed terms, within the expected timeframe or at all. If the offer and the mergers are not completed, Primo’s stock price could fall. Furthermore, if the offer and the mergers are not completed, Primo may suffer other consequences that could adversely affect Primo’s business, results of operations and stock price, including the following:

•	Primo could be required to pay a termination fee of $18.9 million to Cott under certain circumstances as described in the merger agreement;

•	Primo would have incurred significant costs in connection with the offer and the mergers that Primo would be unable to recover;

•	Primo may be subject to negative publicity or be negatively perceived by the investment or business communities;

•	Primo may be subject to legal proceedings related to the transactions contemplated by the merger agreement;

•

any disruptions to Primo’s business resulting from the announcement and pendency of the offer and the mergers, including any adverse changes in its relationships with customers, suppliers, other business partners and employees, may continue or intensify in the event the mergers are not consummated; and

•	Primo may not be able to take advantage of alternative business opportunities or effectively respond to competitive pressures.

Other Risks Related to Primo’s Business

You should also read and consider the risk factors specific to Primo’s business that will also affect the combined company after the mergers. These risks are described in (i) Part I, Item 1A of Primo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 6, 2019, (ii) Part II Item 1A of Primo’s Quarterly Reports for the quarterly periods ended March 31, 2019, filed on May 9, 2019; ended June 30, 2019, filed on August 7, 2019; and ended September 30, 2019, filed on November 6, 2019; and (iii) in other documents that are incorporated by reference into this document. See “Where To Obtain Additional Information” for the location of information incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document may contain forward-looking statements, which may be identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “continue,” “potential,” “opportunity,” “project” and similar terms and their negative expressions. These statements convey management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions investors that a number of significant factors could cause actual results to differ materially from those expressed or implied by any such forward-looking statement. The forward-looking statements contained in this document include, but are not limited to, statements related to the benefits and completion of the transactions on the terms proposed, the anticipated financing of the transactions on the terms proposed, the anticipated timing of the transactions, expected synergies and contribution to Cott’s performance, and the potential impact the acquisition will have on Cott and related matters.

All subsequent forward-looking statements attributable to Cott, Primo or any person acting on Cott’s or Primo’s behalf are qualified by the cautionary statements in this section.

Factors that could have a material adverse effect on Cott’s or Primo’s operations and future prospects or the consummation of the offer and the mergers, many of which are difficult to predict and beyond the control of Cott or Primo, include, but are not limited to:

•	failure to satisfy the conditions to consummate the offer and the mergers;

•	uncertainties as to how many Primo stockholders will tender their shares in the offer;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the offer and the mergers to close in a timely manner or at all;

•	difficulties encountered in integrating or inability of Cott to integrate Primo following completion of the acquisition;

•	failure to realize the expected benefits, costs savings, revenues, profits, synergies or growth from the acquisition of Primo, in a timely manner or at all;

•	failure to meet expectations concerning future business combinations or dispositions, at all or within a specific time period, including Cott’s planned disposition of the Coffee business;

•	significant transaction costs related to the offer and the mergers;

•	effects of the pendency of the acquisition on relationships with employees, suppliers, customers and other business partners;

•	Cott acquiring, managing and integrating new operations, businesses or assets, and the associated diversion of management attention or other related costs or difficulties;

•	the loss of the services of any key employees, the inability to attract or retain qualified employees in the future, or delays in hiring required employees;

•	the inherent uncertainty associated with financial or other projections;

•	changes in tax laws or other rules or regulations, including laws relating to net operating loss carry-forwards and credits;

•	potential non-realization of expected orders or non-realization of backlog;

•	variations in product development costs, especially related to advanced technologies;

•	risks related to litigation and/or regulatory actions related to the offer and the mergers;

•	fluctuations in the market price of Primo’s or Cott’s common stock, for any reason; and

•	negative effects of this registration statement or the consummation of the offer and mergers on the market price of Cott’s common stock and on Cott’s operating results.

The foregoing list of factors is not exhaustive. These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this document, should be considered in evaluating any forward-looking statements contained in this document.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Investors are urged to carefully review and consider the various disclosures, including but not limited to risk factors relating to Cott and Primo contained in their respective Annual Reports on Form 10-K for the fiscal years ended December 29, 2018 and December 31, 2018, respectively, and in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The statements made in this document are made as of the date hereof. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

THE COMPANIES

Cott

Cott Corporation is a leading North American and European water, coffee and coffee extracts, tea and filtration solutions service company with the largest volume-based national presence in the North American and European home and office bottled water delivery industry and a leader in custom coffee roasting and blending of iced tea for the U.S. foodservice industry. Cott’s platform reaches over 2.5 million customers or delivery points with over 3,600 direct-to-consumer routes across North America and Europe supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors. This enables Cott to efficiently service residences, businesses, restaurant chains, hotels and motels, small and large retailers, and healthcare facilities.

Cott was incorporated in Canada in 1955. Its shares are traded on the NYSE under the ticker symbol “COT” and on the TSX under the ticker symbol “BCB.”

The address and telephone number of Cott’s principal executive offices is 4221 West Boy Scout Blvd., Suite 400, Tampa, Florida, United States 33607; phone: (813) 313-1732.

Cott also maintains a website at https://www.cott.com/. Cott’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Holdings

Holdings is a Delaware corporation and a wholly-owned subsidiary of Cott. Holdings was incorporated on August 10, 2010 and will serve as an intermediary between Cott and the Purchaser in connection with the offer and the mergers. Holdings is the principal U.S. holding company within Cott’s corporate structure and holds the equity of Cott’s DS Services of America, Inc. and S&D Coffee, Inc. subsidiaries.

The address and telephone number of the Purchaser’s principal executive offices is c/o Cott Corporation, 4221 West Boy Scout Blvd., Suite 400, Tampa, Florida, United States 33607; phone: (813) 313-1732.

Merger Sub 2

Merger Sub 2 is a Delaware limited liability company and an indirect wholly-owned subsidiary of Cott. Merger Sub 2 was formed on January 10, 2020 for the purpose of consummating the second merger. Merger Sub 2 has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement and the mergers.

The address and telephone number of Merger Sub 2’s principal executive offices is c/o Cott Corporation, 4221 West Boy Scout Blvd., Suite 400, Tampa, Florida, United States 33607; phone: (813) 313-1732.

The Purchaser

The Purchaser is a Delaware corporation and an indirect wholly-owned subsidiary of Cott. The Purchaser was incorporated on January 10, 2020 for the purpose of making the offer and consummating the first merger. The Purchaser has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the mergers.

The address and telephone number of the Purchaser’s principal executive offices is c/o Cott Corporation, 4221 West Boy Scout Blvd., Suite 400, Tampa, Florida, United States 33607; phone: (813) 313-1732.

Primo

Primo Water Corporation is an environmentally and ethically responsible company with a purpose of inspiring healthier lives through better water. Primo is North America’s leading single source provider of water dispensers, multi-gallon purified bottled water, and self-service refill drinking water. Primo’s Dispensers, Exchange and Refill products are available in over 45,000 retail locations and online throughout the United States and Canada.

Primo was incorporated in Delaware in 2017 in connection with the creation of a holding company structure. The business predecessor was founded in Delaware in 2004. Primo’s shares trade on Nasdaq under the ticker symbol “PRMW.”

The address and telephone number of Primo’s principal executive offices is 101 North Cherry Street, Suite 501

Winston-Salem, North Carolina, United States 27101; phone: (336) 331-4000.

Primo also maintains a website at https://www.primo.com/. Primo’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE TRANSACTIONS

General

Cott, through its indirect wholly-owned subsidiary the Purchaser, is offering to exchange for each outstanding share of Primo common stock validly tendered in the offer and not properly withdrawn:

•	$5.04 in cash; and

•	0.6549 Cott common shares.

We refer to the above as the “mixed consideration.” In lieu of receiving the mixed consideration, holders of Primo shares may elect to receive, for each Primo share that they hold, (1) $14.00 in cash (we refer to this election as the “cash election” and this amount as the “cash consideration”) or (2) 1.0229 Cott common shares (we refer to this election as the “stock election” and this amount as the “stock consideration”).

Primo stockholders who tender their Primo shares into the offer and do not make a valid election will receive the mixed consideration for their Primo shares. Primo stockholders who make the cash election or the stock election will be subject to proration to ensure that approximately 64.02% of the aggregate consideration in the offer will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the offer will be paid in cash. See “Exchange Offer Procedures – Elections and Proration” for a detailed description of the proration procedures applicable to the offer.

The purpose of the transactions is for Cott to acquire control of, and ultimately the entire equity interest in, Primo. The offer is the first step in Cott’s plan to acquire all of the outstanding shares of Primo common stock, and the first merger is the second step in such plan. Tendered shares of Primo common stock will be exchanged for the transaction consideration, and if the first merger is completed, any remaining shares of Primo common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, but including shares paid to a holder of a vested Primo equity-based award or Primo warrant immediately prior to the first effective time, as described further in this document) will be converted into the right to receive the transaction consideration. At the election of the holder of such shares, Primo stockholders will receive the mixed consideration, the cash consideration or the stock consideration, subject to proration to ensure that approximately 64.02% of the aggregate consideration in the first merger will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the first merger (as reduced by the Primo shares held by stockholders who have properly exercised and perfected appraisal rights under the DGCL) will be paid in cash.

Immediately following the first merger and as the final step in Cott’s plan to acquire all of the outstanding shares of Primo common stock, the first surviving company will merge with and into Merger Sub 2 in the second merger.

Background of the Transactions

As part of its ongoing evaluation of Primo’s business, Primo’s board of directors and senior management periodically review and assess Primo’s operations and financial performance as well as industry conditions that may affect Primo’s long-term strategic goals and plans. These reviews include consideration of potential opportunities to maximize stockholder value, such as business combinations, acquisitions, and other financial and strategic alternatives.

On November 12, 2013, Primo entered into a strategic alliance agreement with DS Waters of America, Inc, a (“DS Waters”), pursuant to which DS Waters agreed to act as Primo’s primary bottler and distributor of three and five gallon purified bottled drinking water and as its primary provider of exchange and supply services in the United States. The strategic alliance agreement resulted in DS Waters becoming Primo’s primary bottler and distributor in the United States. In connection with the entry into the strategic alliance agreement, Primo issued a warrant to purchase 475,000 shares of common stock to DS Waters. The warrant was exercisable at an exercise price of $3.04 per share and was exercised in full on August 23, 2018.

On December 12, 2014, Cott acquired DS Waters and it became a wholly-owned subsidiary of Cott. DS Waters subsequently changed its corporate name to “DS Services of America, Inc.” (“DS Services”).

On March 13, 2017, Primo entered into an amendment to the strategic alliance agreement that extended the initial term from December 31, 2020 to December 31, 2025, and provided that the initial term would automatically renew for additional seven-year terms unless otherwise terminated in accordance with the terms of the strategic alliance agreement.

On December 31, 2017, Primo and DS Services entered into a second amendment to the strategic alliance agreement that, among other things, modified the service incentive payable to DS Services.

On May 4, 2018, Legion Partners Asset Management, LLC and certain affiliated entities and persons (collectively, “Legion Partners”) filed a Schedule 13D with the SEC in which they reported ownership of an aggregate of 1,604,366 shares of Primo’s common stock, or 5.2% of Primo’s outstanding shares.

On June 8, 2018, Legion Partners filed Amendment No. 1 to its Schedule 13D in which it reported that its ownership of Primo’s common stock had increased to an aggregate of 2,121,366 shares, or 5.8% of Primo’s outstanding common stock.

On November 23, 2018, Legion Partners filed Amendment No. 2 to its Schedule 13D in which it reported that its ownership of Primo’s common stock had increased to an aggregate of 2,635,571 shares, or 6.8% of Primo’s outstanding common stock.

Prior to February 2019, none of the discussions between representatives of Primo, DS Services or Cott involved the possibility of an acquisition of Primo by Cott.

In February 2019, Thomas J. Harrington, Cott’s Chief Executive Officer, contacted Billy D. Prim, then Primo’s Executive Chairman and Director, and proposed a potential combination of Primo and Cott under the “Primo Water” brand as part of Cott’s transformation into a “pure-play” water company. No specific transaction terms were discussed at this time. Mr. Prim subsequently had discussions with all of the members of the Primo board and they were interested in understanding the proposal in greater detail.

Later in February 2019, Mr. Harrington and Mr. Prim had a conversation in which they discussed further the positioning and strategy of the combined companies. Mr. Harrington indicated he would be having further discussions with the Cott board regarding a possible Primo transaction in the context of a potential overall repositioning of Cott’s business. Mr. Harrington and Mr. Prim did not discuss a per share transaction price or other similar valuation matters.

After the market close on March 5, 2019, Primo issued a press release in which it reported net sales of $302.1 million, a net loss of $1.7 million (or $.04 per diluted share), and Adjusted EBITDA of $55.4 million for 2018. Primo announced full year 2019 revenue guidance of $315 – $325 million and full year 2019 Adjusted EBITDA guidance of $60 – $63 million.

In early April 2019, Mr. Harrington again contacted Mr. Prim regarding a potential transaction and suggested the parties continue discussing strategic matters and conduct high level due diligence. No specific transaction terms were discussed at this time.

On April 9, 2019, Mr. Harrington sent Mr. Prim a proposed confidentiality letter. The letter contained mutual non-disclosure and confidentiality obligations, a customary mutual standstill provision, a related “fall away” provision providing that the standstill obligations would terminate in certain circumstances, including upon a party entering into a binding agreement related to a change of control of such party, but no prohibition on either party requesting a waiver or amendment to the standstill provision. Mr. Prim reviewed the letter with representatives of Primo’s regular outside corporate and securities counsel K&L Gates LLP (“K&L Gates”). Mr. Prim and K&L Gates negotiated revisions to the confidentiality letter, including extending the standstill provision from one year to 18 months, and Primo and Cott executed the confidentiality letter on April 10, 2019.

On April 25, 2019, Mr. Prim, Matthew T. Sheehan, then Primo’s President and Chief Executive Officer and a director, and Charles A. Norris, a Primo director with extensive experience in the water industry, met with Mr. Harrington and Jay Wells, Cott’s Chief Financial Officer. Mr. Harrington and Mr. Wells outlined Cott’s business and operating strategy and provided the Primo representatives with financial and operational information regarding Cott. The parties did not discuss a per share transaction price or other similar valuation matters.

On May 1, 2019, Primo held a special in person board meeting in advance of its regularly scheduled meeting to be held the following day. At the invitation of the Primo board, representatives of K&L Gates and of Goldman Sachs & Co. LLC (“Goldman Sachs”) were in attendance. The Primo board invited the representatives of Goldman Sachs based on Goldman Sachs’ qualifications, expertise and reputation as a financial advisor, as well as its familiarity with Primo’s business as a result of periodic meetings between members of Primo’s senior management and representatives of Goldman Sachs to discuss Primo’s business, strategy and prospects. In addition, an affiliate of Goldman Sachs has been a lender and served as administrative agent, collateral agent and lead arranger under Primo’s prior $196.0 million senior credit facility that was refinanced and terminated in June 2018.

At the May 1, 2019 Primo board meeting, Mr. Prim reviewed his discussions with Cott’s representatives and noted that representatives of Cott had made a presentation to Mr. Prim, Mr. Sheehan and Mr. Norris the prior week, and discussed business, operating and strategic matters as well as a possible combination of Cott and Primo. He reviewed financial and operational information with respect to Cott and its various lines of business and discussed strategic positioning, market perception and potential valuation considerations with respect to Cott on a stand-alone basis and on a combined basis with Primo. Mr. Prim discussed Cott’s interest in performing high-level due diligence and considering a potential strategic transaction. The representatives of Goldman Sachs reviewed a variety of financial matters, including industry factors affecting, trading multiples for, and M&A activities of U.S. food and beverage companies. They discussed a number of preliminary financial and valuation metrics for Primo and Cott and reviewed at a high level how a potential merger transaction could be structured. The Primo directors and the representatives of Goldman Sachs discussed the possibility of considering a transaction with Cott and reviewed other potential acquirers as well as both the advisability of conducting a market check and simply staying independent. The Primo directors considered the possibility of structuring a transaction with Cott such that Primo stockholders would be able to receive a portion of their consideration in Cott common shares and participate in the synergies potentially realizable by the combined company that would be repositioned as a “pure-play” water company should Cott proceed with a potential disposition of its coffee, tea and extract solutions business. The Primo directors determined to proceed in preliminarily considering a potential transaction. The Primo directors also reviewed and discussed with K&L Gates their fiduciary duties in evaluating a potential transaction.

After the market close on May 7, 2019, Primo issued a press release in which it reported net sales of $70.0 million, a net loss of $1.3 million (or $.03 per diluted share), and Adjusted EBITDA of $9.8 million for the first quarter. Primo increased its full year revenue guidance to $317 – $325 million and decreased its full year Adjusted EBITDA guidance to $59 – $62 million. The trading price of Primo’s common stock dropped from $15.61 at the close of the market on May 7, 2019 to $13.10 at the close of the market on May 8, 2019.

On May 10, 2019, Legion Partners filed Amendment No. 3 to its Schedule 13D in which it reported that its ownership of Primo’s common stock had increased to an aggregate of 3,088,769 shares, or 7.9% of Primo’s outstanding common stock.

During the week of May 13, 2019, representatives of Goldman Sachs reviewed with Mr. Prim and Mr. Sheehan the timing and structure of a potential market check, including matters such as the identity of potential acquirers, specific messaging targeted to each such potential acquirer, an outline of materials that could be presented to each such potential acquirer, and potential next steps for structuring and conducting such a market check.

During May 2019, Mr. Prim and Mr. Harrington had a conversation in which Mr. Harrington indicated that Cott was continuing to review its overall strategy (particularly with respect to its coffee, tea and extract solutions business) and continuing to consider a transaction involving Primo.

On May 28, 2019, the Primo board held a special telephonic meeting to discuss recent developments in Primo’s business. A representative of K&L Gates was also in attendance. The Primo directors and senior management discussed operational challenges facing Primo’s business (particularly the refill business) and the potential negative impact such challenges could have on Primo’s financial results as well as on its financial covenants under its senior credit facility. The Primo directors and senior management reviewed a broad range of strategic and operational matters involving Primo, including challenges continuing to face the outdoor refill business, the pros and cons of reduced spending, and the potential negative impact such reduced spending would have on Primo’s business. The Primo directors also reviewed the status of recent conversations with Cott and the possibility of conducting a market check and contacting other third parties regarding a potential strategic transaction involving Primo. The Primo directors discussed and concluded that in light of the continuing need to address certain operational issues facing Primo’s refill business in particular, discussions with Cott should be discontinued, and Goldman Sachs should be instructed to take no further action at this time.

On May 29, 2019, Mr. Sheehan contacted Goldman Sachs and informed them of the Primo board’s decision. Goldman Sachs had not yet reached out to any third parties regarding interest in pursuing a potential transaction with Primo.

After the market close on August 5, 2019, Primo issued a press release in which it reported net sales of $79.3 million, net income of $0.9 million (or $.02 per diluted share), and Adjusted EBITDA of $13.4 million for the second quarter. Primo decreased its full year revenue guidance to $312 – $320 million and decreased its full year Adjusted EBITDA guidance to $56 – $58 million. The trading price of Primo’s common stock dropped from $13.43 at the close of the market on August 5, 2019 to $11.15 at the close of the market on August 6, 2019.

On August 9, 2019, Legion Partners filed Amendment No. 4 to its Schedule 13D in which it reported that its ownership of Primo’s common stock had increased to an aggregate of 3,567,746 shares, or 9.1% of Primo’s outstanding common stock.

In early September, Mr. Harrington informed Mr. Prim that the Cott board had completed its strategic review and was aligned on Cott potentially divesting its coffee, tea and extract solutions business. Mr. Harrington indicated that Cott would be interested in pursuing a potential strategic transaction at a $14.50 per share price for Primo common stock (with the consideration consisting of a mix of cash and Cott common shares equal to 19.9% of Cott’s outstanding shares of common stock). Mr. Harrington noted that the offer was subject to Cott’s financial due diligence, particularly with respect to Primo’s refill business and with respect to Primo’s anticipated results for the balance of 2019 and 2020. Mr. Harrington’s offer did not contemplate any Primo executive officers entering into employment agreements with Cott, and Mr. Prim had previously informed Mr. Harrington that he had no interest in serving as an executive officer of Cott after the closing of the transaction. The Primo board had previously authorized management to negotiate an engagement letter with Goldman Sachs pursuant to which Goldman Sachs would provide customary advisory and investment banking services to Primo in connection with the possible sale of Primo. On September 12, following negotiations, Primo executed an engagement letter with Goldman Sachs.

On September 17, 2019, Legion Partners filed Amendment No. 5 to its Schedule 13D in which it reported having issued a press release and a public letter to Primo stockholders in which it expressed its view of a need for change at Primo with respect to a variety of matters relating to operational and financial performance, the composition of its board of directors, executive compensation and governance (including de-staggering the board of directors). Legion Partners did not report any change in its ownership position in Amendment No. 5 to its Schedule 13D, and continued to beneficially own 9.1% of Primo’s outstanding common stock.

On September 18, 2019, Primo held a special telephonic board meeting with Primo senior management and representatives of Goldman Sachs and K&L Gates in attendance. Mr. Prim reviewed his discussion with

Mr. Harrington regarding a potential strategic transaction, including Cott’s preliminary valuation of $14.50 per share for Primo’s common stock (with the consideration consisting of a mix of cash and a number of Cott common shares equal to 19.9% of Cott’s outstanding number of shares of common stock). Mr. Prim discussed strategic positioning, market perception and potential valuation considerations with respect to Cott and Primo on a stand-alone basis and on a combined basis. The representatives of Goldman Sachs discussed the Cott proposal at a high level (including Cott’s requirement to keep the stock portion of the consideration at or below the 19.9% cap), the amounts of cash consideration to be included in the offer based upon hypothetical prices for Cott and Primo’s common stock, and potential next steps. The representatives of Goldman Sachs reviewed an illustrative process timeline and the structure of a potential market check, and the directors and the representative of K&L Gates discussed the directors’ fiduciary duties in evaluating a potential transaction. The Primo board of directors unanimously agreed that Primo should continue exploring a potential strategic transaction with Cott, including authorizing Goldman Sachs to coordinate discussions with Cott’s investment bank, Deutsche Bank, and to conduct a market check and contact other potential strategic acquirers that had been previously reviewed with the Primo board of directors.

During late September and October 2019, Goldman Sachs reached out to nine potential acquirers with respect to a possible transaction involving Primo. The potential acquirers were among those previously identified by Goldman Sachs in May and were those Goldman Sachs viewed as most likely to be interested in and best able to engage in a possible strategic transaction with Primo as a result of their ability to realize significant cost savings and synergies following a transaction. Primo entered into a confidentiality agreement with one such potential acquirer (“Company A”) on October 15, 2019 to facilitate further discussions on the basis of confidential information. The confidentiality agreement included an 18-month, customary standstill provision, a related “fall away” provision providing that the standstill obligations would terminate in certain circumstances, including upon Primo entering into a binding agreement related to a change of control of Primo, and a prohibition on Company A requesting a waiver or amendment to the standstill provision.

On October 29, 2019, Legion Partners filed Amendment No. 6 to its Schedule 13D in which it reported having submitted to Primo on October 28, 2019 a non-binding stockholder proposal to declassify Primo’s board of directors for inclusion in Primo’s proxy statement in connection with its 2020 annual meeting of stockholders. Legion Partners also issued a press release on October 29, 2019 in which it expressed its “frustrations” with the Primo board of directors. Legion Partners did not report any change in its ownership position in Amendment No. 6 to its Schedule 13D, and continued to beneficially own 9.1% of Primo’s outstanding common stock.

On October 29 and 30, 2019, Primo held its regularly scheduled in person quarterly board meeting with Primo senior management and representatives of K&L Gates and Goldman Sachs in attendance for portions of the meeting. During the afternoon of October 29, 2019, the representatives of Goldman Sachs and Mr. Prim reviewed his discussions with Mr. Harrington in which they discussed valuation and the fact that the Cott board of directors would be meeting on November 5 and 6, 2019. The representatives of Goldman Sachs reviewed the results of the market check, noting that they had reached out to nine potential acquirers, that one had signed a confidentiality agreement and was reviewing information, that six had passed on a potential transaction due to a variety of reasons (including a potential Primo transaction being outside of core competencies and not aligned with current strategic initiatives), and that two were still considering entering into a confidentiality agreement and considering a potential transaction. The representatives of Goldman Sachs and the directors discussed perspectives of various parties on Primo’s business and prospects, the reasons certain potential acquirers had passed, and a variety of other considerations potentially impacting a transaction. The representatives of Goldman Sachs and the directors discussed a number of other matters, including premium levels with respect to recent acquisition transactions, preliminary valuation considerations related to Primo’s consideration of a transaction with a cash/stock election structure, and potential strategies with respect to reaching back out to Cott and other potentially interested parties. Following the departure of Goldman Sachs’ representatives from the meeting, Primo’s senior management and directors discussed a variety of business, operational and strategic matters facing Primo’s business in light of continuing operational challenges with the refill business in particular and in light of

Primo’s disappointing financial results. Primo’s senior management discussed their preliminary view on financial performance for 2020 in light of the continuing operational challenges.

On October 30, 2019, the Primo board reconvened with a representative of K&L Gates present. The K&L Gates representative led a discussion of the director’s fiduciary duties in evaluating a potential transaction. The directors discussed possible next steps with both Cott and the parties that Goldman Sachs had contacted and that continued to be potentially interested in a transaction with Primo. They discussed the financial aspects of a possible transaction with Cott and non-financial matters such as the addition of legacy Primo directors to the Cott board of directors and the potential rebranding of the combined company as “Primo Water” consistent with Cott’s proposed repositioning as a “pure-play” water company, both of which they believed would benefit the combined company and create value for holders of Primo common stock who acquired Cott common shares in a transaction. The directors discussed the benefits and risks of both staying independent and of undertaking a sale of Primo, and reviewed a number of matters, including short-term and long-term challenges facing Primo’s business, Primo’s growth prospects, and Primo’s perception in the investor community and with Wall Street analysts. They discussed potential transactions with a variety of other potential bidders and noted that it was unlikely that a pure financial buyer would be able to make an attractive offer given the synergies potentially realizable by a strategic buyer. The directors reviewed both the financial and non-financial terms of a possible transaction with Cott, including the advisability of accepting a $14.50 per share price to Cott. After further discussion, the directors instructed Mr. Prim to engage in further discussions with Goldman Sachs regarding negotiating strategies and then reach back out to Mr. Harrington to continue discussing valuation and other issues associated with a potential transaction.

On November 1, 2019, Primo entered into a confidentiality agreement with another potential acquirer (“Company B”) previously contacted by Goldman Sachs to facilitate further discussions on the basis of confidential information. The confidentiality agreement included a 12-month customary standstill provision, a related “fall away” provision providing that the standstill obligations would terminate in certain circumstances, including upon Primo entering into a binding agreement related to a change of control of Primo, but no prohibition on Company B requesting a waiver or amendment to the standstill provision.

On November 1, 2019, the Primo board met and reviewed prior discussions over the past few months regarding Mr. Sheehan’s performance as the Primo’s Chief Executive Officer and President in which they had expressed significant concern regarding his ability to drive operational and financial improvements in Primo’s business and results of operations. The directors determined that a leadership change was in the best interests of Primo in light of Mr. Sheehan’s inability to meet the Primo board’s expectations with respect to improved execution and results. As a result, the Primo board of directors determined that Mr. Sheehan’s employment as Chief Executive Officer and President should be terminated and that Mr. Prim should assume the role of Interim Chief Executive Officer and President, both effective immediately. The Primo board also undertook to continue working with the leading global executive search firm it had retained several months earlier to assist it in identifying a chief executive officer with capabilities and experiences aligned with Primo’s strategic priorities.

On November 2, 2019, Mr. Prim and Mr. Harrington had a telephone conversation in which Mr. Prim indicated the Primo board’s willingness to consider a transaction at $15.00 per share for Primo common stock (with the consideration consisting of a mix of cash and Cott common shares subject to a 19.9% cap). The proposal also included the addition of three legacy Primo directors to the Cott board of directors, a change in the name of the combined company to “Primo Water” consistent with Cott’s proposed repositioning as a “pure-play” water company, and an exchange offer structure followed by a back-end merger. There was no discussion of the identity of the legacy Primo directors to be added to the Cott board of directors.

Before the opening of the market on November 5, Primo issued two press release. One press release announced the termination of Mr. Sheehan’s employment and Mr. Prim’s assumption of the role of Interim Chief Executive Officer and President. In the second press release, Primo reported net sales of $87.0 million, net income of $2.6 million (or $.06 per diluted share), and Adjusted EBITDA of $15.4 million for the third quarter. Primo decreased its full year revenue guidance to $312 – $316 million and decreased its full year Adjusted EBITDA guidance to $50 – $52 million.

On November 9 2019, Mr. Prim and Mr. Harrington had a telephone conversation in which Mr. Harrington indicated that Cott would be willing to consider a transaction at $15.00 per share (with the consideration consisting of a mix of cash and Cott common shares subject to the 19.9% cap). He also indicated that Cott would be willing to agree to change the name of the combined company to “Primo Water Corporation” consistent with Cott’s proposed repositioning as a “pure-play” water company and to an exchange offer structure. Finally, he indicated that Cott would be willing to add two legacy Primo directors to the Cott board of directors. He noted that Cott needed to continue its financial due diligence in light of Primo’s recent earnings announcement and evaluate the relative trading prices of Primo and Cott’s common stock.

On November 11, 2019, Mr. Prim and Mr. Harrington had a telephone conversation in which Mr. Harrington indicated that Cott had continued to review the proposed transaction and that in light of Primo’s third quarter financial results (in particular the disappointing results of the refill business), reduced guidance and stock price performance, Cott would only be interested in pursuing at a transaction at a lower price, possibly at a $14.00 per share price for Primo’s common stock (with the consideration consisting of a mix of cash and Cott common shares subject to a 19.9% cap).

On November 15, 2019, Primo held a special telephonic board meeting with Primo senior management and representatives of Goldman Sachs and K&L Gates in attendance. Mr. Prim provided an update on recent discussions with Mr. Harrington and the potential price per share of Primo common stock at which Cott would be willing to consider a transaction. The directors and the representatives of Goldman Sachs discussed negotiating strategies and other matters with respect to a potential transaction with Cott. The Goldman Sachs representatives discussed the status of Company B’s evaluation of potential interest in considering a transaction involving Primo and noted that Company A had indicated earlier that day that it was not in a position to consider a transaction with Primo in light of certain internal strategic discussions at Company A. The Goldman Sachs representatives and the directors reviewed other potential strategic and financial buyers that could be contacted and engaged in a discussion with the directors regarding the relatively low likelihood that any such potential buyer would be in a position to pursue a transaction involving Primo in a timely manner or on attractive financial terms. The directors discussed potential next steps with Cott and a variety of other matters, including staying independent.

After November 15, 2019, Company B discontinued its communications with Goldman Sachs with respect to pursuing a potential transaction with Primo.

On November 18, 2019, Mr. Harrington sent Mr. Prim a letter indicating Cott’s non-binding interest in acquiring Primo at $14.00 per share (payable in cash and Cott common shares with the Cott common shares issuable being capped at 19.9% of Cott’s issued and outstanding shares). The letter noted Cott’s strategic review of its coffee, tea and extract solutions business as part of its transformation from a mature soft drink manufacturing business into a “pure-play” water company. The letter noted the proposed combination would present an opportunity for Primo stockholders to participate in the expected benefits of synergies and potential multiple expansion of the merged entity, and the highly liquid Cott common shares would provide Primo stockholders with flexibility should they need to monetize their investment in Cott shares. Cott indicated that it anticipated the cash portion of the consideration would be financed with cash on hand, borrowings under its asset-based lending facility and/or term debt, and that the closing of the transaction would not be contingent on obtaining financing.

In the November 18, 2019 letter, Cott stated that it anticipated adding two members of Primo’s board to Cott’s board (but did not name such members), that it anticipated changing Cott’s corporate name to “Primo Water Corporation,” and that it would expect certain Primo stockholders to execute tender and support agreements. Cott further indicated it expected to structure the transaction as an exchange offer followed by a short-form merger pursuant to Section 251(h) of the DGCL and that the transaction would qualify as a tax-free reorganization for Primo stockholders (to the extent they received Cott common shares in the transaction). Finally, in order to induce Cott to commit the substantial resources necessary to complete the work to consummate a transaction, Cott would require that Primo enter into a 60-day exclusivity letter.

On November 19, 2019, Primo held a special telephonic board meeting with Primo senior management and representatives of Goldman Sachs and K&L Gates attendance. Mr. Prim and the representatives of Goldman Sachs reviewed the terms of the indication of interest received from Cott the prior day. They indicated that Cott anticipated a four to six week due diligence period with a particular focus on Primo’s refill business. The representatives of Goldman Sachs also reported on recent discussions with Deutsche Bank and reviewed a variety of matters related to the proposal. The directors engaged in a discussion regarding the risks and opportunities of pursuing a transaction with Cott, the reactions received from the nine other potential acquirers approached by Goldman Sachs (including the fact that Primo was not currently engaged in meaningful discussions with any such potential acquirers), and the risks and opportunities of staying independent given the continuing financial and operational challenges facing Primo. They considered the compelling strategic fit of Primo and Cott in light of the current operating relationship and the complementary nature of their respective businesses in assessing whether a third party would in a position to complete a transaction on more attractive financial terms than Cott. They noted that a significant portion of the consideration payable in connection with a transaction involving Cott would be payable in stock, that Primo stockholders would have the ability to participate in the growth of the combined company, and that such Primo stockholders would benefit from the rebranding and transition of the combined company to a “pure-play” water company with the opportunity to be valued in line with its water peers. Following further discussion of strategy and potential next steps, the directors unanimously approved and authorized continued discussions with Cott regarding a potential transaction at $14.00 per share of Primo common stock, working with Cott on an expedited due diligence process, and entering into an exclusivity agreement with Cott.

On November 19, 2019, at the direction of the primo board, the representatives of Goldman Sachs called Mr. Wells to inform Cott that $14.00 per share was an acceptable price but that it was important that the due diligence process be expedited and conducted in less than the four to six weeks previously indicated given the parties’ familiarity with each other in light of their current operational relationship and the due diligence done to date. Mr. Wells indicated that Cott would work as quickly as reasonably practicable to complete it due diligence investigation.

On November 25, 2019, representatives Primo, Cott, Goldman Sachs, Deutsche Bank and K&L Gates met in Winston-Salem, North Carolina at a third party site for management presentations to facilitate Cott’s due diligence on Primo’s business and operations and Primo’s reverse due diligence on Cott’s business and operations.

After the November 25, 2019 meeting and during the week of November 25, 2019, Primo and Cott exchanged due diligence request lists and virtual data rooms were created. Both Cott and its representatives and Primo and its representatives conducted business, financial and legal due diligence through the rest of November and during December and early January 2020.

On December 3, 2019, representatives of Drinker Biddle & Reath LLP (“Drinker Biddle”), Cott’s regular outside corporate and securities counsel, were given access to Primo’s online data room for the purpose of conducting legal due diligence.

On December 5, 2019, representatives of Drinker Biddle and K&L Gates had a telephone conversation in which they discussed high level legal due diligence issues and the continuation of the legal due diligence process.

On December 6, 2019, K&L Gates sent a draft definitive merger agreement to Drinker Biddle.

On December 12, 2019, representatives of Deutsche Bank sent a draft letter of intent to Goldman Sachs regarding a proposed transaction between Cott and Primo at $14.00 per share. The draft letter of intent was consistent in all material respects with the non-binding indication of interest sent on November 18, 2019, and included a 30-day exclusivity period.

On December 13, 2019, at the direction of the Primo board, representatives of Goldman Sachs informed representatives of Deutsche Bank that Primo was working diligently to address due diligence questions, particularly those related to Primo’s refill business, and that it was premature to consider exclusivity at that time.

On December 17, 2019, representatives of Primo and Cott met in Tampa, Florida to discuss due diligence matters, with a focus on Primo’s refill business.

On December 20, 2019, representatives of Drinker Biddle, K&L Gates and Primo’s management team discussed legal due diligence matters and Primo’s initial responses to Drinker Biddle’s due diligence request list.

On December 20, 2019, representatives of Goldman and Deutsche Bank discussed Cott’s request for exclusivity pursuant to the draft letter of intent that had been transmitted on December 12, 2019. Representatives of K&L Gates and Drinker Biddle also discussed the draft letter of intent and Cott’s request for exclusivity.

On December 21, 2019, Mr. Harrington and Mr. Prim had a telephone conversation in which they discussed Primo granting Cott exclusivity through January 15, the status of Cott’s exploration of strategic options for its coffee, tea and extract solutions business, and the possibility of completing due diligence and executing a definitive merger agreement by January 13, 2020. The Primo board had previously authorized Primo’s entry into an exclusivity arrangement.

On December 22, 2019, K&L Gates sent a proposed exclusivity letter to Drinker Biddle that provided Cott with exclusivity through January 15, 2020. Representatives of Drinker Biddle and K&L Gates negotiated and finalized the form of the exclusivity letter, and Primo and Cott signed the exclusivity letter on December 23, 2019.

On December 23, 2019, Drinker Biddle sent a revised version of the merger agreement to K&L Gates which, as proposed, contained no fiduciary out to the non-solicitation covenant, did not allow the Primo board to change its recommendation in favor of a Cott transaction under any circumstance, and contained no superior proposal termination right.

On December 27, 2019, representatives of Drinker Biddle, K&L Gates and Primo’s management team discussed additional legal due diligence matters and Primo’s responses to Drinker Biddle’s supplemental due diligence request list. The same day, representatives of K&L Gates and Drinker Biddle had a telephone conversation in which they discussed certain proposed Cott revisions to the merger agreement related to the fiduciary out, change of board recommendation and termination fee provisions that Primo viewed as unacceptable.

On December 31, 2019, K&L Gates sent a revised version of the merger agreement which contained a fiduciary out to the non-solicitation covenant, allowed the Primo board to change its recommendation in response to a superior proposal or a material change in circumstances, and permitted Primo to terminate the merger agreement to pursue a superior proposal. Primo also circulated an initial draft of a tender and support agreement to Drinker Biddle.

Throughout December 2019, Mr. Prim solicited input from and provided the members of the Primo board with periodic updates regarding the progress of the proposed transaction.

On January 2, 2020, representatives of Goldman Sachs and Deutsche Bank had a telephone conversation in which they discussed possible methods of calculating the exchange ratio with respect to Cott common shares issuable to Primo stockholders.

On January 3, 2020, representatives of Drinker Biddle, K&L Gates and Primo’s management team discussed additional legal due diligence matters and Primo’s responses to Drinker Biddle’s second supplemental due diligence request list.

On January 3, 2020, Drinker Biddle sent a revised version of the tender and support agreement to K&L Gates. K&L Gates and Drinker Biddle worked to finalize the form of the tender and support agreement on January 4, 2020 that consistent with Mr. Harrington and Mr. Prim’s discussion would be signed by each of Primo’s directors and executive officers.

On January 5, 2020, Drinker Biddle sent a revised version of the merger agreement to K&L Gates. The revised version reflected Cott’s substantial acceptance of Primo’s position with respect to the fiduciary out, change of board recommendation and the structure of the termination fee provisions but noted ongoing discussions with respect to the amount of the termination fee.

During the week of January 6, 2020, Mr. Harrington had conversations with Mr. Prim and Susan E. Cates, Primo’s lead independent director, regarding their willingness, subject to approval by the Primo board, to serve as Primo’s two nominees for the Cott board of directors.

On January 6, 2020, K&L Gates sent a revised version of the merger agreement to Drinker Biddle that reflected ongoing discussions and revisions to, among other things, the representations and warranties, interim operating covenants, and covenants related to Primo’s assistance with Cott’s efforts to arrange financing.

On January 7, 2020, the compensation committee of the Primo board met to review a proposed severance program for employees of Primo not otherwise party to an employment agreement with Primo that formally memorialized a number of Primo’s current informal practices. The proposed severance program was to be applicable to David Hass, Primo’s Chief Strategy Officer, and Michael Cauthen, Primo’s Vice President of Finance, as well as all of Primo’s other management and non-management employees not otherwise party to an employment agreement. The proposed severance program provided for severance benefits for Mr. Hass and Mr. Cauthen and all other management level employees payable upon termination of employment without cause or an employee’s resignation for good reason and provided for severance benefits for all non-management employees payable upon termination of employment without cause, all in a manner generally consistent with Primo’s past practices. The proposed severance program did not apply to Mr. Prim, David Mills, Primo’s Chief Financial Officer, or any of Primo’s directors. The compensation committee instructed management to review the proposed program with Cott and thereafter finalize the program in a manner substantially consistent with that reviewed with the compensation committee. The compensation committee also reviewed Primo’s existing employment agreements with Mr. Prim and Mr. Mills, the provisions thereof related to the accelerated vesting of all equity awards upon a change of control transaction, and the benefits payable if either were terminated in connection with a change of control transaction. The compensation committee considered outstanding awards for Mr. Prim and Mr. Mills under Primo’s long-term performance plan with performance periods ending December 31, 2020 and December 31, 2021 and determined that no such accelerated vesting would be applicable to such awards. Later that day K&L Gates sent the proposed severance program to Drinker Biddle.

On January 8, 2020, before the opening of the market, Cott issued a press release announcing that, as part of its strategic planning process, it was evaluating certain strategic alternatives for its Coffee business, including a sale of such business, to transition Cott into a “pure-play” water solutions provider. Cott noted that it had engaged a financial advisor as part of its strategic planning process to assist it in evaluating whether there are alternatives available to Cott’s Coffee, Tea and Extract Solutions operating segment that would either complement its strategy of organic growth or otherwise enhance shareowner value.

On January 8, 2020, Mr. Prim and Mr. Harrington had a telephone conversation in which they agreed that the value of Cott common shares to be issued to Primo stockholders would be determined based on the period ending January 7, 2020, prior to the announcement earlier that morning regarding the Coffee, Tea and Extract Solution business and the subsequent increase in the trading price for Cott common shares. They also discussed Primo’s proposed severance program and the importance to Cott of all Primo directors and executive officers entering into tender and support agreements and making an election to receive all Cott common shares in connection with the exchange offer to indicate their confidence in the business strategy and prospects of the combined company. The election to receive all Cott common shares in the exchange offer would be subject to the proration mechanics and all other provisions of the merger agreement applicable to Primo stockholders generally.

On January 8, 2020, representatives of K&L Gates and Drinker Biddle had a telephone conversation in which they reviewed and discussed open issues with respect to the merger agreement. Significant open issues included the amount of the termination fee (with Primo proposing 2.5% of Primo’s equity value and Cott proposing 3.75% of such equity value, in each case as implied by the transaction consideration payable pursuant to the merger agreement) and whether the closing of the exchange offer would be subject to a condition relating to holders of no more than 20% of Primo’s outstanding common stock having exercised appraisal rights under the DGCL (the “appraisal rights condition”). Representatives of K&L Gates and Drinker Biddle had further discussions that evening regarding the open issues, including Primo’s counter-proposal regarding a termination fee equal to 3.0% of its equity value as implied by the transaction consideration payable pursuant to the merger agreement.

Early in the morning of January 9, 2020, Drinker Biddle sent K&L Gates a draft letter agreement, consistent with Mr. Harrington and Mr. Prim’s January 8, 2020 conversation, to be signed by all of Primo’s directors and executive officers in which they would elect to receive all Cott common shares in connection with the exchange offer (subject to the proration mechanics and all other provisions of the merger agreement applicable to Primo stockholders generally). K&L Gates and Drinker Biddle finalized the form of such letter agreement later that day, and all directors and executive officers confirmed their willingness to make a stock election in the exchange offer.

On January 9, 2020, representatives of Deutsche Bank and Goldman Sachs discussed calculating the exchange ratio for Cott common shares to be issued to Primo stockholders based on the volume weighted average price per Cott common share ending on January 7, 2020 (or an implied price per Cott common share of $13.69), including whether such volume weighted average price calculation should be based on five or 15 trading days. They also engaged in further discussions regarding the amount of the termination fee and the proposed appraisal rights condition.

During the course of the day on January 9, 2020, Drinker Biddle and K&L Gates exchanged revised versions of the merger agreement. All parties worked to finalize the calculation of the exchange ratio with respect to Cott common shares issuable to holders of Primo common stock (taking into account the 19.9% cap on the number of Cott common shares issuable in the transaction). Representatives of Goldman Sachs and Deutsche Bank had further conversations that evening regarding the amount of the termination fee, the proposed appraisal rights condition and the calculation of the exchange ratio for Cott common shares to be issued to Primo stockholders. Cott and Primo agreed to a termination fee based on 3.25% of Primo’s equity value, as implied by the transaction consideration payable pursuant to the merger agreement, and that the proposed appraisal rights condition should be eliminated.

During the course of the day on Friday, January 10, 2020, all parties worked to finalize open issues on the merger agreement. Primo and Cott engaged in further discussions regarding the severance program and benefits available to Primo management and non-management employees who do not have an employment agreement and whose employment is terminated for specified reasons following the transaction. Primo and Cott and their respective representatives also participated in a due diligence/reverse due diligence bring-down call.

On Saturday, January 11, 2020, Primo held a special board meeting. At the invitation of the Primo board of directors, members of Primo’s management, representatives of Goldman Sachs and representatives of K&L Gates attended the meeting. Mr. Prim began the meeting by reviewing recent developments and discussions with Cott. Representatives of K&L Gates presented the terms of the form of the definitive merger agreement and also reviewed the form of the tender and support agreement (including the letter agreement pursuant to which all of Primo’s directors and executive officers would elect to receive all Cott common shares in connection with the exchange offer (subject to the proration mechanics and all other provisions of the merger agreement applicable to Primo stockholders generally)). The directors approved of Mr. Prim and Ms. Cates being the two nominees to the

Cott board of directors. Representatives of Goldman Sachs presented updated financial analyses of the consideration to be received by Primo’s stockholders pursuant to the form of the definitive merger agreement, and the final financial terms of Cott’s offer. Among other things, the Primo board discussed that, using the five-day volume weighted average trading price for Cott common shares on January 7, 2019 of $13.69 to calculate the exchange ratio (rather than the $14.12 per share closing price of Cott common shares on the prior trading day), Cott’s offer represented an implied value of approximately $14.28 per share of Primo common stock (assuming the aggregate mix of consideration payable of approximately 35% cash and 65% Cott common shares). The Primo board also noted that a significant portion of the consideration would be payable in Cott common shares, that Primo stockholders would have the ability to participate in the growth of the combined company, and that such Primo stockholders would benefit from the transition of the combined company to a “pure-play” water company with the opportunity to be valued in line with its water peers. Representatives of Goldman Sachs then rendered Goldman Sachs’ oral opinion to the Primo board of directors, subsequently confirmed by delivery of a written opinion, that, subject to the factors and assumptions set forth therein, the transaction consideration per share of Primo common stock to be paid to the holders (other than Cott and its affiliates) of shares of Primo common stock taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders. For more information about Goldman Sachs’ opinion, see below under the caption “ – Opinion of Primo’s Financial Advisor.”

Following discussion, the Primo board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the offer and the mergers, are advisable, fair to and in the best interests of Primo’s stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer and the mergers, in accordance with the requirements of the DGCL, and (iii) recommended that stockholders of Primo accept the offer and tender their shares of Primo common stock pursuant to the offer.

Over the balance of Saturday, January 11, 2020 and Sunday, January 12, 2020, the parties and their respective advisors finalized communication and other matters.

Early in the morning of Monday, January 13, 2020, Primo and Cott signed the definitive agreement and issued a joint press release announcing the transaction.

On January 15, 2020, Legion Partners filed Amendment No. 7 to its Schedule 13D in which it reported that it had sold substantially all shares of Primo common stock owned by it on January 13 and 14, 2020.

Cott’s Reasons for the Transactions

Cott’s board of directors unanimously approved, adopted and declared advisable the transactions contemplated by the merger agreement, including the offer, the mergers and that the mergers are fair to, and in the best interests of, Cott and its shareowners.

In reaching its determination, Cott’s board of directors consulted with Cott’s management, as well as with Cott’s legal and financial advisors, and considered a variety of factors weighing favorably towards the transactions, including the factors described below.

•	Expected Benefits of the Transaction. Cott’s board of directors believes that the transactions will allow Cott to realize a number of significant benefits, including the following:

•	Create a pure play water company and market leader in home and office delivery, self-service refill, retail returnable water or exchange, dispenser sales and point of use or water filtration;

•	Improve overall growth profile and margin as a result of the pure play water focus, underlying water category dynamics, combined distribution footprint and anticipated exit of the Coffee business;

•	Strengthen sustainability platform focused on refillable, reusable and recyclable containers;

•	Expect cost synergies of approximately $35 million over a three-year period, driven by the existing Primo partnership, geographic overlap and elimination of duplicative expenses; and

•	Create a singular water-focused combined company positioned as a rebranded entity, with the opportunity to be valued in line with water peers.

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Market Conditions and Diligence. Cott’s board also took into account current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of Primo common stock and Cott common shares. Cott’s board of directors further considered its familiarity with the business operations, strategy, earnings and prospects of each of Cott and Primo and the scope and results of the due diligence investigation conducted by Cott’s management and advisors with respect to Primo.

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Financial Terms of the Transaction. Cott’s board of directors reviewed the amount and form of consideration to be paid in the transactions, the fact that the exchange ratio is fixed, the expected pro forma ownership of the combined company and other financial terms of the transactions.

•	Recommendation of Management. Cott’s board of directors took into account the recommendation of Cott’s management in favor of the transactions.

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Provisions of the Merger Agreement. Cott’s board of directors considered the structure of the transactions and terms and conditions of the merger agreement, including the financial terms, the anticipated short time period from announcement to completion achievable through the exchange offer structure, the restrictions placed on Primo’s ability to seek a Primo acquisition proposal (as defined below) from any person other than Cott and its subsidiaries, the conditions to completion, the termination rights of the parties and the obligation of Primo to pay an $18.9 million termination fee to Cott in certain circumstances.

•	Likelihood of Completion. Cott’s board of directors took into account the expectation that the conditions to consummation of the offer and the mergers will be satisfied on a timely basis.

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Tender and Support Agreements. Cott’s board of directors viewed favorably the willingness of Primo’s directors and executive officers, who together beneficially own approximately 10.4% of Primo’s outstanding common stock, to commit to tender their outstanding Primo shares in the offer (see “Tender and Support Agreements”).

Cott’s board of directors also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

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the risk that the anticipated benefits of the transactions will not be realized in full or in part, including the risks that expected revenue and/or cost synergies will not be achieved or not achieved on the expected timeframe;

•	the risk that the transaction may not be consummated despite the parties’ efforts or that the closing of the transaction may be unduly delayed;

•	costs associated with the transactions, and with any disruption to Cott’s or Primo’s business resulting from the transactions;

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the risk that the trading price of Cott common shares could decrease and the offer and the merger could have a dilutive effect on the value of common shares held by Cott shareowners for any number of reasons, some of which are outside Cott’s control, including for example if investors in Cott believe that the value of the cash and stock consideration to be exchanged for Primo shares in connection with the offer and the merger, together with transaction costs, is greater than the value of Primo’s business, together with any synergies expected to be achieved or actually realized from Cott’s acquisition of Primo;

•	potential challenges in integrating the two companies and realizing expected synergies;

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the provisions of the merger agreement that place restrictions on the interim operations of Cott and its subsidiaries pending the closing (see “Merger Agreement – Conduct of Business During Pendency of the Transactions”);

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the risks associated with the occurrence of events which may materially adversely affect the operations or financial condition of Primo and its subsidiaries, which may not entitle Cott to terminate the merger agreement;

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the risk of diverting Cott management’s focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with Primo, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of Cott and Primo; and

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the risks associated with the transactions, the combined company following the transactions, Cott’s business and Primo’s business described under the sections entitled “Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, Cott’s board of directors determined that, overall, the potential benefits of the transactions outweighed the potential risks.

This discussion of the information and factors considered by Cott’s board of directors includes the material positive and negative factors considered by Cott’s board of directors, but it is not intended to be exhaustive and may not include all the factors considered by Cott’s board of directors. Cott’s board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the transactions. Rather, Cott’s board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of Cott’s board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of Cott’s board of directors and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements.”

Primo’s Reasons for the Transactions; Recommendation of Primo’s Board of Directors

On January 11, 2020, Primo’s board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the offer and the mergers, are advisable, fair to and in the best interests of Primo’s stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer and the mergers, in accordance with the requirements of the DGCL, and (iii) recommended that stockholders of Primo accept the offer and tender their shares of Primo common stock pursuant to the offer.

In evaluating the merger agreement, the offer, the mergers and the other transactions contemplated by the merger agreement, Primo’s board of directors consulted with Primo’s executive management, outside legal counsel and an outside financial advisor. In recommending that Primo’s stockholders accept the offer and tender their shares of Primo common stock pursuant to the offer, Primo’s board of directors also considered a number of factors potentially weighing in favor of the offer and the first merger, including the following factors (which are not necessarily presented in order of relative importance):

•	Offer Price and Right to Participate in Cott’s Future Growth. Primo’s board of directors considered:

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The fact that, as of the close of business on the last trading day prior to the announcement of the offer and the first merger, the value of the consideration represented a premium of approximately 32.2% to the 30-day volume-weighted average price of Primo shares ending on January 10, 2020 ($10.80);

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The historic volatility in the trading price of Primo shares demonstrated by the broad range of 52-week high ($16.22 on May 3, 2019) and low ($9.59 on November 19, 2019) trading prices of Primo shares;

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The fact that, for each outstanding Primo share accepted for payment in the offer or converted and exchanged in the first merger, the holder thereof will be entitled to receive approximately 64.02% of the consideration in Cott common shares and, therefore, participate in the upside potential of the combined company;

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The fact that in lieu of receiving the mixed consideration, holders of Primo shares may elect to receive, for each share that they hold, the cash consideration or the stock consideration, in each case, subject to proration;

•	The ability for stockholders to elect the stock consideration which may allow them to defer a portion of their taxable gain;

•	The belief of Primo’s board of directors that as a result of extensive negotiations between the parties it had obtained Cott’s best and final offer for the Primo shares; and

•	The fact that the offer and the mergers are expected to be immediately accretive to Cott’s earnings per share.

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Implied Valuation. Primo’s board of directors considered the fact that the valuation of Primo implied by the offer price was at a premium to almost all of the comparable food and beverage company transaction multiples identified by Primo and its advisors, in each case based on trailing twelve month EBITDA multiples.

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Combined Resources, Complementary Products, Strong Partnership, Execution Risks in Remaining Independent and Future Success. Primo’s board of directors carefully considered the current and historical financial condition, results of operations, business, competitive position and prospects of Primo. Additionally, Primo’s board of directors also considered a number of other factors, including:

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Combined Resources. Primo’s board of directors’ belief that the transaction would provide Primo with the substantial resources necessary to expand its geographic footprint to deliver its product offerings across North American and European markets. In particular, Primo has historically faced challenges expanding its operations outside the United States and Canada. Cott currently has an established presence in 21 countries across North America and Europe. Primo’s board of directors also considered that the combination of Primo and Cott would (i) enable Primo to increase retail penetration by targeting retail customers with which Cott has an established relationship, (ii) increase purchasing power, creating opportunities to reduce procurement costs and (iii) enable Primo and Cott to benefit from the marketing of Cott products in the packaging and sale of Primo water dispensers.

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Complementary Products. Primo’s board of directors considered the complementary nature of the products of Primo and Cott to enable the combined company to offer end users a full range of water solutions across a broader array of price points, including home and office delivery, exchange and refill. Additionally, Primo’s board of directors believes the combined company can benefit from leveraging Cott’s Pureflo intellectual property with respect to the refill business.

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Strong Partnership. Primo’s board of directors considered the fact that Cott has been an important partner of Primo since 2013, and that Cott’s management’s deep understanding of Primo’s exchange business would reduce integration risks and increase the likelihood of achieving expected synergies. Primo’s board of directors also considered the fact that Cott has agreed to appoint two current members of Primo’s board of directors to its board of directors, evidencing Cott’s desire to take advantage of the experience and industry knowledge of Primo’s board of directors to drive growth of the combined company.

•	Execution Risks in Remaining Independent. Primo’s board of directors considered a number of the business challenges that Primo was facing, including the operational and business risks of operating as an independent company, the challenges Primo has recently faced with its Refill business, the current competitive environment in Primo’s industry as well as general uncertainty surrounding forecasted economic conditions, both in the near-term and long-term.

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Future Success. Given the stock component of the consideration payable to Primo stockholders, Primo’s board of directors considered that Primo stockholders will continue to be able to meaningfully participate in the future growth of Cott and, indirectly, Primo.

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Rebranding and Transition to Pure Play Water Company Improves Growth Profile. Primo’s board of directors considered the fact that Cott has announced a desired intention to transition into a pure play water company and that it is exploring strategic alternatives for its Coffee business. Primo’s board of directors considered that Cott’s transformation to a pure play water company, including the divesture of its lower margin Coffee business, would create opportunities for the combined company to benefit from higher revenue growth and margins, more consistent with its water and route-based peers. Primo’s board of directors also believes the combined company, rebranded under the “Primo Water Corporation” name, will benefit from the fact that Primo’s brand is associated with the current trends of healthy hydration and environmental sustainability.

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Certainty of Value and Liquidity; Potential Participation in Growth. Primo’s board of directors considered the form of the consideration payable to Primo stockholders. The cash consideration will offer Primo stockholders certainty as to value and liquidity, while the stock consideration will offer the ability to participate in the future growth of Cott and, indirectly, Primo and to benefit from any potential appreciation that may be reflected in the value of Cott common shares (which future earnings growth rate may represent a different growth rate than Primo’s business on a standalone basis), as well as the ability to attain liquidity should any of the Primo stockholders choose not to retain their Cott common shares.

•	No Financing Condition and Transaction Certainty. Primo’s board of directors considered its belief that the offer and the first merger will likely be consummated, based on, among other factors:

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The representations and covenants of Cott and the Purchaser in the merger agreement regarding their obligations to obtain financing sufficient to pay the aggregate consideration and the debt commitment letter and the fact that Cott’s obligation to accept Primo shares for payment in the offer and close the first merger is not subject to any financing contingency;

•	The reputation and financial condition of Cott;

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The fact that directors and executive officers who are beneficial owners of 10.4% of Primo’s equity have entered into the support agreements with Cott pursuant to which they have agreed to tender their Primo common stock in the offer; and

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The fact that Primo’s board of directors believes, after consultation with senior management, that there are unlikely to be any significant delays or obstacles to Cott obtaining the necessary regulatory clearances and approvals to complete the offer and the first merger.

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Market Check. Primo’s board of directors considered results of a market check conducted by Primo’s board of directors and senior management with the assistance of Primo’s financial advisor, Goldman Sachs, involving a group of nine potential acquirers determined to be the most likely to have interest in an acquisition. Primo’s board of directors believes that the transaction consideration to be paid by Cott in the offer and the first merger reflected the best price reasonably attainable for Primo stockholders (based on a number of criteria including value and certainty of closing).

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Fairness Opinion. Primo’s board of directors considered the oral opinion of its financial advisor, Goldman, Sachs, subsequently confirmed in writing, that, as of the date of that written opinion, based on and subject to the assumptions made, procedures followed, matters considered, and limitations upon the review undertaken by Goldman Sachs in preparing its written opinion, as set forth in such written opinion, the aggregate consideration (as defined in the written opinion) to be offered to the holders of the shares of Primo common stock (other than Cott and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below in “Primo’s Reasons for the Transactions; Recommendations of Primo’s Board of Directors – Opinion of Goldman, Sachs & Co. LLC.” Primo’s board of directors was aware that Goldman Sachs will become entitled to certain fees upon consummation of the offer and mergers, as more fully described below in “Primo’s Reasons for the Transactions; Recommendations of Primo’s board of directors – Opinion of Goldman, Sachs & Co. LLC.” The full text of the written opinion of Goldman Sachs is attached to this document as Annex C.

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Certain Management Projections. Primo’s board of directors considered certain financial projections for Primo prepared by Primo management, which reflected certain assumptions of Primo’s senior management. For further discussion, see “Selected Historical Consolidated Financial Data of Primo.”

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The Terms of the Merger Agreement. Primo’s board of directors considered all of the terms and conditions of the merger agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the consideration and the structure of the termination rights, including:

•	That the terms of the merger agreement were the product of arms-length negotiations between two sophisticated parties and their respective advisors;

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The merger agreement provides for the prompt commencement of the offer, which may enable holders of Primo common stock who tender their shares into the offer to receive their consideration more quickly than in a transaction structured as a one-step merger;

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The ability to respond to unsolicited acquisition proposals by Primo’s board of directors upon the determination that the failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable law and to engage in negotiations or discussions with third parties regarding alternative transactions under certain circumstances (see “Merger Agreement – No Solicitation of Other Offers by Primo” for more information);

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The right of Primo’s board of directors to change or withdraw its recommendation to holders of Primo common stock following receipt of an unsolicited superior proposal or upon the occurrence of certain other intervening events and determination that the failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable law (see “Merger Agreement – Change of Recommendation” for more information);

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The right of Primo’s board of directors to terminate the merger agreement and to accept a superior proposal if certain conditions are met, subject to the payment of the $18.9 million termination fee (approximately 3.25% of the aggregate equity value represented by the transaction and approximately 2.44% of the aggregate transaction value) to Cott (see “Merger Agreement – Termination of the Merger Agreement – Termination by Primo” for more information);

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Primo’s board of directors’ belief that the $18.9 million termination fee payable by Primo upon its termination of the merger agreement to accept a superior proposal (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the offer and the first merger and (ii) would not preclude another party from making a competing proposal;

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The obligations of Cott and Purchaser to accept Primo shares for payment pursuant to the offer and to close the first merger are subject to a limited number of conditions, and Primo’s board of directors’ belief, in consultation with senior management and legal advisors, that the transactions contemplated by the merger agreement are reasonably likely to be consummated;

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The fact that in the event that the conditions of the offer, with the exception of certain conditions, have not been satisfied or waived at the scheduled expiration of the offer, the Purchaser must extend the offer for one or more periods of up to 10 business days until such conditions have been satisfied or waived, subject to the outside date provided in the merger agreement and the other terms and conditions of the merger agreement; and

•

Primo’s ability to enforce any provision of the merger agreement by a decree of specific performance if Cott or Purchaser fails, or threatens to fail, to satisfy their obligations under the merger agreement.

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Appraisal Rights. Primo’s board of directors considered the availability of statutory rights of appraisal to holders of Primo shares who do not tender their shares pursuant to the offer and comply with specified procedures under Delaware law.

In its deliberations concerning the offer, the first merger and the other transactions contemplated by the merger agreement, Primo’s board of directors also considered and balanced against the factors potentially weighing in favor of the offer and the first merger a number of uncertainties, risks, restrictions and other factors potentially weighing against the offer and the first merger, including the following (which are not necessarily presented in order of relative importance):

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Fluctuations in the Price of Cott Common Shares. Primo’s board of directors considered the fact that holders of shares of Primo common stock who receive Cott common shares in the offer or the first merger will receive a fixed number of Cott common shares, and such number of shares will not be adjusted for any decrease in the trading price of Cott common shares between the date of the merger agreement and the completion of the offer or the first merger, and the fact that Primo is not permitted to terminate the merger agreement solely because of changes in the market price of Cott common shares.

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Value of Consideration Below 52-Week High of Company Stock Price. Primo’s board of directors considered the fact that, while the value of the consideration represented a premium of approximately 32.2% to the 30-day volume-weighted average price of the shares ending on January 10, 2020, such value is below the $16.35 52-week high trading price of Primo’s common stock on May 3, 2019.

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Non-Solicitation Covenant. Primo’s board of directors considered the fact that the merger agreement imposes restrictions on soliciting and responding to competing acquisition proposals from third parties.

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Termination Fee. Primo’s board of directors considered the fact that, under specified circumstances, Primo may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on Primo, including:

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The possibility that the $18.9 million termination fee payable by Primo upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing proposal, although Primo’s board of directors believed that the termination fee was reasonable in amount and would not unduly deter any other party that might have a genuine interest in acquiring Primo; and

•	If the offer and the first merger are not consummated, Primo will generally be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby.

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Monetary and Opportunity Costs / Interim Restrictions. Primo’s board of directors considered the significant costs involved in connection with entering into and completing the offer and the first merger and the substantial time and effort of management required to consummate the offer and the first merger, which could disrupt Primo’s business operations. Primo’s board of directors also considered the restrictions on Primo’s conduct of business prior to completion of the offer and the first merger, which could delay or prevent Primo from undertaking business opportunities that may arise or taking other actions with respect to Primo’s operations during the pendency of the offer, whether or not the offer and the first merger are completed.

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Effects of Transaction Announcement. Primo’s board of directors considered the fact that the announcement and pendency of the offer and the first merger, or the failure to complete the first merger, may cause substantial harm to Primo’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), vendors and customers.

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Effect on Market Price. Primo’s board of directors considered the fact that the market price of shares could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Primo; (ii) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider Primo to be an unattractive acquisition candidate; and (iii) the possible sale of Primo common stock by short-term investors following an announcement that the merger agreement was terminated.

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Closing Conditions. Primo’s board of directors considered the fact that completion of the offer and first merger is subject to the satisfaction of certain closing conditions that are not within Primo’s control, including receipt of the necessary regulatory clearances and approvals and that no Company Material Adverse Effect (as defined and described in “Merger Agreement – Company Material Adverse Effect” ) on Primo has occurred.

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Cash Component of Consideration. Primo’s board of directors considered that the holders of Primo common stock who receive cash consideration, either because of an affirmative election or because of subsequent proration, will not be able to participate in the future benefits of the combined company and the fact that the receipt of cash will be a taxable transaction for U.S. federal income tax purposes; and

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Potential Conflicts of Interest. Primo’s board of directors considered the fact that certain of Primo’s directors and executive officers may have interests in the offer and the first merger that may be deemed to be different from, or in addition to, those of Primo stockholders. Primo’s board of directors was made aware of and considered these interests; for more information about such interests, see “Merger Agreement – Interests of Certain Persons in the Transactions.”

After taking into account all of the factors set forth above, as well as others, Primo’s board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the offer and the first merger were outweighed by the potential benefits of the offer and the first merger to Primo’s stockholders.

The foregoing discussion of factors considered by Primo’s board of directors is not intended to be exhaustive, but summarizes the material factors considered by Primo’s board of directors. In light of the variety of factors considered in connection with its evaluation of the offer and the first merger, Primo’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of Primo’s board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. Primo’s board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Primo’s board of directors based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Primo’s executive management, financial advisor and legal counsel. It should be noted that this explanation of the reasoning of Primo’s board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Forward-Looking Statements.”

Opinion of Goldman, Sachs & Co. LLC

At a meeting of the Primo board of directors, Goldman Sachs rendered its oral opinion to Primo’s board of directors, subsequently confirmed in writing, that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the aggregate consideration to be paid to the holders (other than Cott and its affiliates) of shares of Primo common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 13, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C. The summary of Goldman Sachs’ opinion set forth in this prospectus/offer is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of Primo’s board of directors in connection with its consideration of the transactions. Goldman Sachs’ opinion is not a recommendation as to whether or not any holder of Primo common stock should tender such shares in connection with the exchange offer, how any holder of such shares should make any election with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders or shareowners, as applicable, and Annual Reports on Form 10-K of Primo and Cott for the five fiscal years ended December 31, 2018 and December 29, 2018, respectively;

•	certain interim reports to stockholders or shareowners, as applicable, and Quarterly Reports on Form 10-Q of Primo and Cott;

•	certain other communications from Primo and Cott to their respective stockholders or shareowners, as applicable;

•	certain publicly available research analyst reports for Primo and Cott;

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certain internal financial analyses and forecasts for Primo prepared by its management and for Cott standalone prepared by Cott’s management, and certain financial analyses and forecasts for Cott pro forma for the transactions prepared by the managements of Primo and Cott, in each case, as approved for Goldman Sachs’ use by Primo (the “Forecasts”), including certain operating synergies projected by the managements of Primo and Cott to result from the transactions, as approved for Goldman Sachs’ use by Primo (the “Synergies”); and

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certain internal analyses and estimates of Primo’s expected utilization of net operating loss carryforwards prepared by its management, as approved for Goldman Sachs’ use by Primo (the “NOL Forecasts”).

Goldman Sachs also held discussions with members of the senior managements of Primo and Cott regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition and future prospects of Primo and Cott; reviewed the reported price and trading activity for the shares of Primo common stock and Cott common shares; compared certain financial and stock market information for Primo and Cott with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the food and beverage industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Primo’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Primo’s consent that the Forecasts, including the Synergies, and the NOL Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Primo. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Primo or Cott or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions will be obtained without any adverse effect on Primo or Cott or on the expected benefits of the transactions in any way meaningful to its analysis. Goldman Sachs has also assumed that the transactions will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Primo to engage in the transactions or the relative merits of the transactions as compared to any strategic alternatives that may be available to Primo; nor does it address any legal, regulatory, tax or accounting matters or the fairness of proration and certain other procedures and limitations set forth in the merger agreement. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, to the holders (other than Cott and its affiliates) of Primo common stock of the Aggregate transaction consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transactions or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions, including the fairness of the transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Primo; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Primo, or class of such persons in connection with the transactions, whether relative to the Aggregate transaction consideration to be paid to the holders (other than Cott and its affiliates) of shares of Primo common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Cott’s common stock will trade at any time or as to the impact of the transactions on the solvency or viability of Primo or Cott or the ability of Primo or Cott to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Primo in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 10, 2020, the last completed trading day prior to announcement of the transactions, and is not necessarily indicative of current market conditions.

Implied Premia and Multiples

Goldman Sachs calculated and compared certain implied premia and multiples using the implied value of the aggregate transaction consideration to be paid for each share of Primo common stock upon an election to receive the mixed consideration, which was derived by Goldman Sachs by multiplying of $14.12, Cott’s closing stock price on January 10, 2020, by 0.6549, representing the number of Cott common shares to be received upon a mixed consideration election, and adding $5.04, the cash consideration to be received per share of Primo common stock upon a mixed consideration election.

Goldman Sachs compared the implied value of the aggregate transaction consideration to be received upon a mixed consideration election to (i) the closing price of shares of Primo common stock on January 10, 2020 and (ii) the volume weighted average trading price of the shares of Primo common stock for the 10 trading-day, 30 trading-day and 60 trading-day periods ended January 10, 2020. This analysis indicated that the aggregate transaction consideration to be received upon a mixed consideration election represented:

•	a premium of 28.8% to the closing price of shares of Primo common stock on January 10, 2020, of $11.09;

•	a premium of 26.9% to the volume weighted average trading price of $11.26 per share of Primo common stock for the 10-trading day period ended January 10, 2020;

•	a premium of 32.3% to the volume weighted average trading price of $10.80 per share of Primo common stock for the 30-trading day period ended January 10, 2020; and

•	a premium of 32.1% to the volume weighted average trading price of $10.81 per share of Primo common stock for the 60-trading day period ended January 10, 2020.

Goldman Sachs also calculated an implied offer equity value for Primo by multiplying the implied value of the aggregate transaction consideration to be received upon a mixed consideration election by the total number of fully diluted shares of Primo common stock outstanding, as provided by the management of Primo. Goldman Sachs then calculated an implied enterprise value for Primo by adding to the implied equity value Primo’s net debt as of December 31, 2019, as provided by the management of Primo. Using the foregoing implied enterprise value, Goldman Sachs calculated the following multiples:

•	the implied enterprise value as a multiple of Adjusted EBITDA for the 12-month period ended September 30, 2019, or Q3 LTM Adj. EBITDA, as provided in company filings;

•

the implied enterprise value as a multiple of Estimated Adjusted EBITDA for calendar year 2019, as reflected in (i) the Forecasts and (ii) median estimates published by the Institutional Brokers’ Estimate System (which we refer to in this section as the “IBES Estimates”) for Primo; and

•	the implied enterprise value as a multiple of Estimated Adjusted EBITDA for calendar year 2020, as reflected in (i) the Forecasts and (ii) IBES Estimates for Primo.

Goldman Sachs also calculated the implied value of the aggregate transaction consideration to be received upon a mixed consideration election as a multiple of earnings per share for calendar year 2020 (“P/E”), as reflected in (i) the Forecasts and (ii) IBES Estimates for Primo.

The results of these calculations are as follows:

Aggregate Transaction Consideration
EV / Q3 LTM Adjusted EBITDA	15.7 x
Based on Primo Management Forecasts
EV / 19E Adjusted EBITDA	15.2 x
EV / 20E Adjusted EBITDA	12.6 x
2020 P/E	32.6 x
Based on IBES Forecasts
EV / 19E Adjusted EBITDA	15.6 x
EV / 20E Adjusted EBITDA	14.2 x
2020 P/E	57.1 x

Illustrative Discounted Cash Flow Analysis. Using the Forecasts and the NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Primo. Using mid-year convention discount rates ranging from 5.50% to 6.50%, reflecting estimates of Primo’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2019, (i) estimates of unlevered free cash flow for Primo for the years 2020 through 2024 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Primo, which were calculated by applying perpetuity growth rates ranging from 1.00% to 1.50%, to a normalized terminal year estimate of the free cash flow to be generated by Primo, per the management of Primo (which analysis implied exit terminal year LTM Adjusted EBITDA multiples ranging from 9.2x to 12.8x). In addition, using the same range of discount rates, Goldman Sachs discounted to present value as of December 31, 2019, the estimated benefits of Primo’s net operating losses and other tax attributes for the years 2020 through 2031, per the management of Primo and as reflected in the NOL Forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Primo’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Primo, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative implied enterprise values for Primo by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative implied enterprise values it derived for Primo using Primo’s net debt outstanding as of December 31, 2019, as provided by the management of Primo, to derive a range of illustrative implied equity values for Primo. Goldman Sachs then divided the range of illustrative implied equity values it derived by the number of fully diluted shares outstanding of Primo, as provided by the management of Primo, to derive a range of illustrative implied present values per share ranging from $13.87 to $19.73.

Illustrative Present Value of Future Share Price Analysis. Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Primo common stock, which is designed to provide an indication of the present value of a theoretical future value of Primo’s equity as a function of Primo’s financial multiples. Goldman Sachs first calculated the implied enterprise value per share of Primo common stock as of December 31 for each of the fiscal years 2020 and 2021 by applying a range of enterprise value to next twelve months (NTM) Adjusted EBITDA multiples, or NTM Adj. EBITDA multiples, of 10.5x to 12.5x to estimates of the Adjusted EBITDA for Primo for the following fiscal year, as reflected in the Forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical average NTM Adj. EBITDA multiples for Primo during the 1-year and 2-year periods ended January 10, 2020. To derive a range of illustrative implied equity value for Primo, Goldman Sachs subtracted the estimated amount of Primo’s net debt outstanding as of December 31 for each of the fiscal years 2020 and 2021, as reflected in the Forecasts, from the range of illustrative implied enterprise values it derived for Primo. Goldman Sachs then divided the range of illustrative implied equity values it derived by the number of fully diluted shares outstanding of Primo as of December 31 for each of the fiscal years 2020 and 2021, as reflected in the Forecasts, and discounted the resulting implied future share prices to present value as of January 10, 2020, using an illustrative discount rate of 6.3%, reflecting an estimate by Goldman Sachs of Primo’s cost of equity, to derive a range of illustrative implied present values per share of Primo common stock. Goldman Sachs derived such illustrative discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including an estimated beta for Primo, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in an illustrative range of implied present equity values of $11.94 to $16.23 per share of Primo common stock.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the beverage sector between July 2010 and January 2020 (which we refer to as the “selected transactions”). The following table presents the result of this analysis:

Date	Target	Acquirer	EV ($bn)	EV /EBITDA
Jan-2018	Keurig Green Mountain	Dr. Pepper Snapple	$27.5	17.0x
Jul-2017	Cott (Bottling)	Refresco	$1.3	9.2x
Oct-2016	Glacier Water	Primo Water	$0.3	10.8x
Aug-2016	S&D Coffee	Cott	$0.4	9.9x
Dec-2015	Keurig Green Mountain	JAB Group	$14.3	13.9x
Dec-2014	DS Services	Cott	$1.3	7.4x
Jul-2014	Apple & Eve	Lassonde	$0.2	9.9x
Jun-2011	Clement Pappas	Lassonde	$0.4	6.7x
Jul-2010	Cliffstar	Cott	$0.5	6.3x

Low				6.3x
High				17.0x

While none of the companies that participated in the selected transactions are directly comparable to Primo, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Primo’s results, market size and product profile.

For each of the selected transactions, Goldman Sachs calculated and compared the estimated transaction enterprise value, which is (x) the announced per share consideration paid or payable in the applicable transaction multiplied by the number of diluted outstanding shares of the target company plus (y) the net debt of the target company, based on data obtained from public filings, Mergermarket and Capital IQ, as a multiple of the EBITDA as of the announcement date for the applicable target company’s most recently completed four fiscal quarters (which we refer to as the “EV / EBITDA multiple”). Goldman Sachs calculated the implied value per share of Primo common stock by applying an illustrative range of EV / EBITDA multiples of 6.3x to 17.0x to Primo’s LTM Adjusted EBITDA for the period ended September 30, 2019, as provided in company filings, to derive a range of implied enterprise values, from which Goldman Sachs subtracted Primo’s net debt outstanding as of December 31, 2019, as provided by the management of Primo, to derive a range of implied equity values. Goldman Sachs then divided the range of implied equity values by the number of diluted shares of Primo, as provided by the management of Primo, to derive a range of implied values of $2.98 to $15.86 per share of Primo common stock. The illustrative range was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed multiples for the selected transactions.

Premia Analysis. Using publicly available information and Thomson Financial Securities data, Goldman Sachs reviewed and analyzed the acquisition premia for transactions announced during the time period from January 10, 2015 through January 10, 2020 involving a public company target based in the United States where stock accounted for more than 50% of the total consideration and where the disclosed enterprise value for the target in the transaction was between $500 million and $5 billion. For the entire period, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in such transactions relative to the target’s last closing price per share one day prior to the date of the announcement of the transaction. This analysis indicated a median premium of 11.6% across the period. This analysis also indicated a 25th percentile premium of 1.7% and 75th percentile premium of 24.2% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 1.7% to 24.2% to the closing price per share of Primo common stock of $11.09 as of January 10, 2020, and calculated a range of implied equity value per share of Primo common stock of $11.28 to $13.77. The illustrative range was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed premia for the transactions.

Illustrative Present Value of Future Stock Price Analysis for Shares of Primo Common Stock on a Pro Forma Basis. Goldman Sachs performed an illustrative analysis to derive a range of illustrative implied present values of the future value of the aggregate transaction consideration to be received for each share of Primo common stock upon a mixed consideration election.

Goldman Sachs first derived a range of theoretical enterprise values of Cott (after giving effect to the transactions), separately deriving such theoretical enterprise values to account for Cott’s retention of S. & D. Coffee, Inc. (“S&D”) and Cott’s sale of S&D, as of December 31 for each of the fiscal years 2019, 2020 and 2021, by applying a range of enterprise value to next twelve months (NTM) Adjusted EBITDA multiples, or NTM Adj. EBITDA multiples, of 9.0x to 10.0x to estimates of the Adjusted EBITDA for Cott for the following fiscal year (after giving effect to the transactions), based on the Forecasts, taking into account the Synergies. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical average NTM Adj. EBITDA multiples for Cott and Primo during the 1-year and 2-year periods ended January 10, 2020. To derive a range of illustrative implied equity values for Cott on a pro forma basis, Goldman Sachs subtracted the estimated amount of Cott’s pro forma net debt outstanding as of December 31, 2019, 2020 and 2021, based on the Forecasts and separately deriving such net debt to account for scenarios where Cott retained S&D and where Cott sold S&D, from the range of illustrative implied enterprise values it derived for Cott on a pro forma basis. By applying a discount rate of 5.7%, reflecting an estimate of Cott’s cost of equity on a pro forma basis (based on the estimated cost of equity for each of Cott and Primo on a stand-alone basis weighted by the market capitalization of Cott and Primo, as of January 10, 2020), Goldman Sachs discounted to present value as of January 10, 2020 both the theoretical future equity values it derived for Cott on a pro forma basis and the cumulative estimated dividends to be paid per Cott common share on a pro forma basis as reflected in the Forecasts, to yield illustrative present values of the pro forma equity values. Goldman Sachs derived such illustrative discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then divided the illustrative present values of the pro forma equity values it derived by the number of fully diluted Cott shares estimated to be outstanding on a pro forma basis, based on the Forecasts, to derive a range of present values per Cott common share on a pro forma basis. Goldman Sachs then multiplied these estimated per share present values by 0.6549, representing the number of Cott common shares to be received upon a mixed consideration election, and added $5.04, the cash portion of the consideration to be received per share of Primo common stock upon a mixed consideration election. This analysis yielded a range of illustrative present values for the 0.6549 Cott common shares, together with the cash portion of the mixed consideration of $5.04, ranging from $14.06 to $17.72, reflecting Cott’s retention of S&D, and $14.10 to $17.34, reflecting Cott’s sale of S&D, for the aggregate transaction consideration received for each share of Primo common stock in the transactions on a pro forma basis.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Primo or Cott or the contemplated transactions.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Primo’s board of directors as to the fairness from a financial point of view, as of the date of the opinion, to the holders (other than Cott and its affiliates) of Primo common stock of the aggregate transaction consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Primo, Cott, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The aggregate transaction consideration was determined through arm’s-length negotiations between Primo and Cott and was approved by Primo’s board of directors. Goldman Sachs provided advice to Primo during these negotiations. Goldman Sachs did not, however, recommend any specific amount or form of consideration to Primo or its board of directors or that any specific amount or form of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Primo’s board of directors was one of many factors taken into consideration by Primo’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached hereto as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Primo, Cott, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Primo in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. During the two year period ended January 13, 2020, the Investment Banking Division of Goldman Sachs has not been engaged by Primo or Cott or any of their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Primo, Cott and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The board of directors of Primo selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions. Pursuant to a letter agreement dated September 12, 2019, Primo engaged Goldman Sachs to act as its financial advisor in connection with the transactions. The engagement letter between Primo and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $12 million, all of which is contingent upon consummation of the transactions. In addition, Primo has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Ownership of Cott After the Transactions

It is estimated that former stockholders of Primo will own in the aggregate approximately 16.6% of the outstanding Cott common shares immediately following consummation of the transaction, assuming that:

•	Cott acquires through the offer and the first merger one hundred percent (100%) of the outstanding shares of common stock of Primo;

•

in the offer and the first merger, Cott issues 26,825,842 Cott common shares as part of the transaction consideration (see Note 3 to the “Unaudited Pro Forma Condensed Combined Financial Statements” for the calculation of the estimated shares to be issued); and

•

immediately following completion of the transactions, there are 161,653,951 Cott common shares outstanding (calculated by adding 134,828,109, the number of Cott common shares outstanding as of January 24, 2020, plus 26,825,842, the number of Cott common shares estimated to be issued as part of the transaction consideration).

Appraisal Rights

No appraisal rights are available to Primo stockholders in connection with the offer. However, if the first merger is consummated, the holders of shares of Primo common stock immediately prior to the first effective time who (1) did not tender their shares of Primo common stock in the offer; (2) follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the transactions, together with a fair rate of interest, as determined by such court.

The “fair value” of any shares of Primo common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the first merger and the market value of such shares. Primo stockholders should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the first merger. Moreover, Cott and Primo may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of Primo common stock is less than such amount.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the first surviving company within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a Primo stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•

within 20 days after the mailing of the Schedule 14D-9, deliver to Primo a written demand for appraisal of shares of Primo common stock held, which demand must reasonably inform Primo of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender Primo shares in the offer;

•	continuously hold of record the shares from the date on which the written demand for appraisal is made through the first effective time; and

•

you, another Primo stockholder, a beneficial owner of Primo common stock or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Primo common stock within 120 days after the first effective time. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Primo stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Primo common stock within the time prescribed in Section 262 of the DGCL.

This does not purport to be a complete statement of the procedures to be followed by Primo stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section  262 of the DGCL will be included as Annex II to the Schedule 14D-9.

Plans for Primo

In connection with the offer, Cott has reviewed and will continue to review various possible business strategies that it might consider in the event that Cott acquires control of Primo pursuant to the offer and the first merger. Cott intends to review additional information regarding Primo before deciding on a strategy. Changes could include, among other things, changes in Primo’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “The Transactions – Cott’s Reasons for the Transactions.”

Delisting and Termination of Registration

Following consummation of the transactions, shares of Primo common stock will no longer be eligible for inclusion on Nasdaq and will be withdrawn from listing. Assuming that Primo qualifies for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the transactions are consummated, Cott also intends to seek to terminate the registration of shares of Primo common stock under the Exchange Act.

Board of Directors, Management and Organizational Documents

Upon consummation of the first merger, subject to applicable law, the directors of the Purchaser immediately prior to the first effective time will become the initial directors of the first surviving company, and the officers of the Purchaser immediately prior to the first effective time will continue as the officers of the first surviving company. At the first effective time, the certificate of incorporation and bylaws of Primo will be amended and restated, and as so amended will be the certificate of incorporation and bylaws of the first surviving company.

Upon consummation of the second merger, subject to applicable law, the manager of Merger Sub 2 immediately prior to the second effective time will become the manager of the surviving company, and, except as otherwise determined by Cott prior to the second effective time, the officers of the corporation surviving the first merger immediately prior to the second effective time will be the officers of the company surviving the second merger. At the second effective time, the certificate of formation and limited liability company agreement of Merger Sub 2 will be the certificate of formation and limited liability company agreement of the surviving company. From and after the first effective time until the sixth anniversary thereof, Cott must preserve the rights to indemnification of individuals who were, prior to the first effective time, directors or officers of Primo, that are presently set forth in the organizational documents of Primo and certain indemnification agreements between Primo and its directors and officers.

In connection with these transactions, Cott intends to (i) cause its articles of amalgamation to be amended to reflect a change in Cott’s corporate name to “Primo Water Corporation” and (ii) change its ticker symbol on the NYSE and the TSX to “PRMW.”

After Cott’s review of Primo and its corporate structure, management and personnel, Cott will determine what additional changes, if any, are desirable.

Regulatory Approvals

Cott is not aware of any governmental license or regulatory permit that is material to Primo’s business and might be adversely affected by the Purchaser’s acquisition of Primo shares pursuant to the transactions or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Purchaser’s acquisition or ownership of Primo shares pursuant to the transactions. Should any of these approvals or other actions be required, Cott and the Purchaser currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to Primo’s business or (c) certain parts of Primo’s or Cott’s businesses, or those of any of their respective subsidiaries’ businesses, would not have to be disposed of or held separate.

Cott and Primo agreed to use their respective reasonable best efforts to obtain any required governmental or third party consents and approvals required in connection with the transactions (including in connection with the HSR Act) and, including with respect to antitrust laws, use their reasonable efforts to obtain any consent, authorization or approval of any governmental entity required as described in the merger agreement as promptly as reasonably practicable.

It is a condition to completion of the transactions the waiting period under the HSR Act has expired or been terminated. Accordingly, and in accordance with their obligations under the merger agreement, Cott filed a Notification and Report Form with respect to the transactions with the Antitrust Division and the FTC on January 28, 2020, and Primo also filed a Notification and Report Form with respect to the transactions with the Antitrust Division and the FTC on January 28, 2020.

At any time before or after consummation of the transactions, notwithstanding any termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the transactions, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the transactions, and notwithstanding any termination or expiration of the waiting period under the HSR Act, any state or other governmental entity could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the transactions or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Interests of Certain Persons in the Transactions

Primo’s directors and executive officers may have interests in the offer, the mergers and the other transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the Primo stockholders generally. These interests may create potential conflicts of interest. The Primo board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions described therein.

Treatment of Equity and Equity-Based Awards

Certain Primo directors and executive officers hold equity and/or one or more of the following equity-based awards: options to acquire shares of Primo common stock (“Primo options”), Primo restricted stock units (“Primo RSUs”), Primo long-term performance plan units (“Primo LTPP units”), Primo deferred stock units (“Primo DSUs”) and Primo warrants for the purchase of common stock (“Primo warrants”) which equity and equity-based awards and warrants will be treated as follows in connection with the transactions.

Primo Shares

Pursuant to the support agreements and the side letters, each of Primo’s directors and executive officers (and their affiliated entities) who own shares of Primo common stock have agreed to tender their Primo shares for purchase pursuant to the offer and to elect to receive stock consideration in exchange for their tendered shares. As of January 24, 2020, the directors and executive officers of Primo beneficially owned, in the aggregate, 3,157,545 shares of outstanding Primo common stock. If the directors and executive officers were to tender all of such Primo shares pursuant to the offer and those shares were accepted for purchase and purchased by Purchaser, the directors and officers (and their affiliated entities) would receive an aggregate of 3,229,853 Cott common shares.

The following table sets forth, as of January 24, 2020, the stock consideration payable in Cott common shares that each executive officer and director would be entitled to receive in respect of his or her outstanding shares of Primo common stock described above if such individual were to tender all of his or her outstanding Primo shares pursuant to the offer and those shares were accepted for purchase and purchased by Purchaser.

Name	Position	Shares of Outstanding Primo Common Stock		Cott Common Shares Payable in Respect of Primo Shares (1)
Billy D. Prim	Executive Chairman, Interim President and Chief Executive Officer	1,907,454		1,951,134
Emma S. Battle	Director	1,796		1,837
Richard A. Brenner	Director	152,095		155,577
Susan E. Cates	Director	28,968		29,631
Jack C. Kilgore	Director	132,255		135,283
Malcolm McQuilkin	Director	443,449		453,603
Charles A. Norris	Director	171,387		175,311
David L. Warnock	Director	12,341		12,623
David J. Mills	Chief Financial Officer	104,207		106,593
David W. Hass	Chief Strategy Officer	203,588	2)	208,250

Total		3,157,540		3,229,842

(1)	Reflects the number of Cott common shares payable before deducting any applicable tax withholdings.
(2)

Includes 8,000 shares of Primo common stock held in custodial accounts maintained for certain family members of Mr. Hass. Mr.  Hass serves as custodian of each custodian account and exercises voting control over such shares.

Primo Options

Immediately prior to the first effective time, the portion of each Primo option that is then outstanding and unexercised and that has a per-share exercise price less than the amount of the cash consideration, to the extent vested in accordance with its terms as of the first effective time (whether by virtue of prior vesting or upon acceleration of such vesting in connection with the transactions, in accordance with the terms of such option), will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to the aggregate exercise price thereof and any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares. Any vested Primo options with a per-share exercise price that is equal to or greater than the cash consideration will be cancelled for no consideration.

At the first effective time, the portion of each Primo option that is outstanding and unexercised as of immediately prior to the first effective time, and has not vested in accordance with its terms, will be cancelled in exchange for an option issued, immediately following the first effective time, under a Cott equity incentive plan, subject to the same vesting schedule in effect immediately prior to the first effective time, in each case, to purchase a number of Cott common shares equal to (a) the number of Primo shares subject to such unvested portion of such Primo option as of immediately prior to the first effective time, multiplied by (b) the equity award adjustment ratio (after such conversion, “rollover options”), with an exercise price per share equal to (y) the exercise price per Primo share for which such Primo option was exercisable as of immediately prior to the first effective time, divided by (z) the equity award adjustment ratio. The “equity award adjustment ratio” is equal to 1.0229. The exercise price and the number of Cott common shares purchasable pursuant to the rollover options will be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of any such rollover option to which Section 422 of the Code applies, the exercise price and the number of Cott common shares purchasable pursuant to such rollover option will be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

The following table sets forth the consideration that certain of Primo’s executive officers and directors would be entitled to receive in respect of his outstanding Primo options pursuant to the merger agreement assuming that the first effective time occurs on March 31, 2020. None of Primo’s executive officers or directors will receive rollover options in respect of unvested Primo options.

Name	Primo Common Stock Payable in Respect of In-the-Money Vested Primo Options (1)
Billy D. Prim	64,013
Richard A. Brenner	18,288
Jack C. Kilgore	18,288
David J. Mills	94,845
David W. Hass	58,099

Total	253,533

(1)	Reflects the number of shares of Primo common stock payable net of the aggregate exercise price of the subject Primo options, but before deducting any applicable tax withholdings.

Primo RSUs

Immediately prior to the first effective time, the portion of each Primo restricted stock unit award (“RSU”) that is then outstanding, to the extent vested in accordance with its terms as of the first effective time, will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares.

At the first effective time, the portion of each Primo RSU that is outstanding as of immediately prior to the first effective time that is not vested will be cancelled in exchange for a restricted stock unit award issued, immediately following the first effective time, under a Cott equity incentive plan, subject to the same vesting schedule in effect immediately prior to the first effective time, in each case, covering a number of Cott common shares that is equal to (i) the number of shares of Primo common stock subject to such unvested portion of such Primo RSU as of immediately prior to the first effective time, multiplied by (ii) the equity award adjustment ratio (after such conversion, “rollover RSUs”). Any rollover RSU issued will be subject to the same terms and conditions as set forth in the cancelled unvested Primo RSU to the extent such terms and conditions are required for compliance with Section 409A of the Code.

The following table sets forth the consideration that certain of Primo’s executive officers and director would be entitled to receive in respect of his or her outstanding RSUs pursuant to the merger agreement assuming that the first effective time occurs on March 31, 2020.

Name	Primo Common Stock Payable in Respect of Vested Primo RSUs (1)	Rollover RSUs to be Received in Respect of Unvested Primo RSUs
Billy D. Prim	18,000	—
Emma S. Battle	9,810	—
David J. Mills	15,333	—
David W. Hass	—	14,661

Total	43,143	14,661

(1)

Reflects the number of shares of Primo common stock payable before deducting any applicable tax withholdings. Each of these awards represents an unvested RSU award for which vesting would be accelerated pursuant to the applicable employment agreement or director compensation policy.

Primo LTPP Units

Immediately prior to the first effective time, each Primo LTPP unit award that is then outstanding, to the extent vested in accordance with its terms as of the first effective time based on achievement of performance goals through the first effective time, will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares in accordance with the terms and procedures described under the heading “Exchange Offer Procedures – Elections and Proration”. Any Primo LTPP unit that is not vested immediately prior to the first effective time will be cancelled for no consideration.

All LTPP units outstanding at the first effective time are expected to be unvested, and will therefore be cancelled for no consideration.

Primo DSUs

Immediately prior to the first effective time, each Primo DSU will be cancelled in exchange for the right to receive from Purchaser (without interest and less amounts to be withheld or deducted by Primo for taxes) an amount in cash equal to the product obtained by multiplying (i) the total number of Primo shares then subject to such Primo DSU by (ii) the cash consideration.

The following table sets forth the consideration that each executive officer of Primo would be entitled to receive in respect of his outstanding DSUs pursuant to the merger agreement assuming that the first effective time occurs on March 31, 2020.

Name	Cash Payable in Respect of Primo DSUs (1)
Billy D. Prim	$7,113,358
David J. Mills	405,748
David W. Hass	640,024

Total	$8,159,130

(1)	Reflects the cash amount payable before deducting any applicable tax withholdings.

Primo Warrants

Immediately prior to the first effective time, each Primo warrant then outstanding and unexercised and that has a per-share exercise price less than the amount of the cash consideration will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to the aggregate exercise price thereof and any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares. Any warrant with an exercise price equal to or greater than the cash consideration will be cancelled for no consideration.

The following table sets forth the consideration that certain executive officers and directors of Primo would be entitled to receive in respect of his outstanding warrants pursuant to the merger agreement assuming that the first effective time occurs on March 31, 2020.

Name	Primo common stock Payable in Respect of In-the-Money Primo Warrants (1)
Billy D. Prim	24,434
Richard A. Brenner	88
Jack C. Kilgore	4,775
Total	29,297

(1)	Reflects the number of shares of Primo common stock payable net of the aggregate exercise price of the warrants, but before deducting any applicable tax withholdings.

Estimated Value of Consideration for Primo Common Stock and Equity Awards.

The table below sets forth, for each of Primo’s directors and executive officers, the estimated value of the transaction consideration to be received in respect of each such person’s outstanding Primo common stock and equity awards (excluding any shares issuable under the Primo ESPP (as defined below)) pursuant to the merger agreement assuming that the first effective time occurs on March 31, 2020. Each of Primo’s directors and executive officers have agreed to elect to receive the stock consideration.

Name	Value to be Received in Respect of Shares of Primo Common Stock	Value to be Received in Respect of In-the- Money Vested Primo Options	Value to be Received in Respect of Vested Primo RSUs	Value to be Received in Respect of Unvested Primo RSUs	Value to be Received in Respect of Primo DSUs	Value to be Received in Respect of In-the- Money Primo Warrants	Total:
Billy D. Prim	$26,704,356	$896,200	$252,000	$0	$7,113,358	$342,076	$35,307,990
Emma S. Battle	$25,144	$0	$137,340	$0	$0	$0	$162,484
Richard A. Brenner	$2,129,330	$256,045	$0	$0	$0	$1,232	$2,386,607
Susan E. Cates	$405,552	$0	$0	$0	$0	$0	$405,552
Jack C. Kilgore	$1,851,570	$256,045	$0	$0	$0	$66,850	$2,174,465
Malcolm McQuilkin	$6,208,286	$0	$0	$0	$0	$0	$6,208,286
Charles A. Norris	$2,399,418	$0	$0	$0	$0	$0	$2,399,418
David L. Warnock	$172,774	$0	$0	$0	$0	$0	$172,774
David J. Mills	$1,459,318	$1,327,875	$214,662	$0	$405,748	$0	$3,407,603
David W. Hass	$2,850,232	$813,400	$0	$200,662	$640,024	$0	$4,504,318

2010 Employee Stock Purchase Plan

Prior to the time of Cott’s acceptance of any tender of shares, Primo intends to take all actions with respect to the Primo 2010 Employee Stock Purchase Plan (as amended, the “Primo ESPP”) such that the offering in progress thereunder as of January 13, 2020 will be the final offering. Prior to the time of Cott’s acceptance of any tender of shares, such offering will terminate and all shares Primo is obligated to issue to each participant thereunder will be promptly issued.

Other Equity-Based Incentive Plans

Prior to the time of Cott’s acceptance of any tender of shares, Primo intends to take all actions to terminate all of Primo’s equity-based incentive plans, long-term performance plan, executive deferred compensation plan and non-employee director compensation policy.

Arrangements with Executive Officers

Pursuant to an amended and restated employment agreement dated June 10, 2013, as amended October 31, 2016, between Primo and Billy Prim, Executive Chairman & Interim Chief Executive Officer of Primo, subject to the conditions set forth therein, in the event that Mr. Prim (i) is terminated without Cause; (ii) resigns for Good Reason; (iii) dies or (iv) becomes Disabled, in each case, in connection with or within two years following a Change of Control (each as defined in Mr. Prim’s employment agreement), then he is entitled to the following benefits under his employment agreement: (A) severance payments in an amount equal to 6.0 times the sum of (1) his annual base salary in effect during the 12 months immediately prior to his termination date plus (2) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date; and (B) coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other senior executive officers for the 24 months following his termination date or payment of COBRA health insurance premiums. In addition, upon any such termination, Mr. Prim would receive payment for (i) any unpaid base salary and vacation pay earned through the date of termination, (ii) any unreimbursed reimbursable expenses properly reported by him, (iii) a prorated annual bonus (based on actual performance for the year of termination) and (iv) any accrued but unpaid annual bonus for the fiscal year immediately preceding the year of termination. Finally, Mr. Prim is entitled to a Section 4999 excise tax gross-up payment to cover certain taxes and penalties, and any restricted stock, stock option or other equity compensation awards held by Mr. Prim that are unvested immediately vest as of the date of the Change of Control.

Pursuant to an employment agreement dated March 6, 2018 between Primo and David Mills, Chief Financial Officer of Primo, subject to the conditions set forth therein, in the event that Mr. Mills (i) is terminated without Cause or (ii) resigns for Good Reason, in each case, in connection with or within two years of a Change of Control (each as defined in Mr. Mills’ employment agreement), then he is entitled to an amount equal to 1.5 times the sum of (A) his highest base salary in effect during the 12 months immediately prior to his termination date plus (B) the average annual bonus earned by Mr. Mills for the most recent two fiscal years ending prior to his termination date. In such case, Mr. Mills will also be entitled to coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other senior executive officers for the 18 months following his termination date or payment of COBRA health insurance premiums. In addition, upon any such termination, Mr. Mills would receive payment for (i) any unpaid base salary and vacation pay earned through the date of termination, (ii) any unreimbursed reimbursable expenses properly reported by him, (iii) a prorated annual bonus (based on actual performance for the year of termination) and (iv) any accrued but unpaid annual bonus for the fiscal year immediately preceding the year of termination. Finally, any restricted stock, stock option or other equity compensation awards held by Mr. Mills that are unvested immediately vest as of the date of the Change of Control.

On January 10, 2020, Primo adopted, with the approval of the compensation committee of Primo’s board of directors, a severance program (the “program”) applicable to all Primo employees who are not a party to an employment agreement with Primo, including David Hass. Under the program, Mr. Hass’s severance would be triggered by the termination of his employment by Primo without “cause” or termination by Mr. Hass for “good reason” (each as defined in the program). The severance benefit to which Mr. Hass would be entitled (in addition to accrued compensation) is a lump-sum cash payment equal to the sum of (i) his annual base salary, plus (ii) his prorated annual bonus at target for the year of termination, plus (iii) his annual COBRA insurance premiums (at the current rate paid by Primo). Mr. Hass would also be entitled to the acceleration of vesting of all unvested equity awards that roll over in connection with the mergers and employer-paid full executive level outplacement services for a period of 12 months.

Director Compensation

Prior to the closing date of the mergers, Primo will issue to its non-employee members of the its board of directors the stock-based compensation each such board member would otherwise receive following Primo’s 2020 annual meeting of stockholders in respect of such board member’s service on the board of directors since

Primo’s 2019 annual meeting of stockholders, but prorated for the period through the date of the closing date of the mergers, in each case otherwise subject to the terms of the Primo Water Corporation Amended and Restated Non-Employee Director Compensation Policy.

Indemnification of Executive Officers and Directors

The merger agreement provides that all rights to exculpation and indemnification (and all rights to advancement of expenses relating thereto) for acts or omissions occurring at or prior to the first effective time of the first merger in favor of each current and former director or officer of Primo, when acting in their capacity as such (each an “Primo indemnitee” and collectively, the “Primo indemnitees”), existing on the date of the merger agreement as provided in the Primo certificate of incorporation and the Primo bylaws will survive and continue in full force and effect for a period of six (6) years after the first effective time.

At or prior to the first effective time, Primo will, and if Primo does not, Cott will, purchase and maintain, a six year “tail” prepaid policy on terms and conditions no less advantageous to the Primo indemnitees than Primo’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (“D&O insurance”) existing as of the date of the merger agreement with respect to any claim related to any period of time at or prior to the first effective time or, if substantially equivalent or greater insurance coverage is unavailable, the best available coverage. In no event, however, will the company surviving the second merger or Cott be required to pay for such “tail” prepaid policy more than 300% of the annual premium paid by Primo as of the date of the merger agreement for its D&O insurance.

The foregoing summary of the indemnification of executive officers and directors and directors’ and officers’ insurance does not purport to be complete and is qualified in its entirety by reference to the merger agreement and the amendment thereto, copies of which are attached to this document as Annex A-1 and Annex A-2, respectively, and incorporated into this document by reference.

Executive Officer and Director Arrangements Following the Mergers

Pursuant to the terms of the merger agreement, Primo has agreed to use reasonable best efforts to obtain and deliver to Cott at or prior to the first effective time the resignation of each director and officer (exclusively from such officer’s constitutional officer position and not from employment) of Primo.

In addition, two directors of Primo, Mr. Prim and Ms. Cates, will be appointed to the board of directors of Cott. Depending on the timing of the first effective time, these individuals may be included in the Cott proxy statement for the 2020 annual meeting of shareowners. Alternatively, these two directors will be appointed by the board of directors of Cott after such meeting. Pursuant to the merger agreement, these two directors, or their designated replacements, will serve at least one term as a director of Cott.

The directors and executive officers of Cott and the Purchaser immediately after the first effective time are set forth on Annex D hereto.

Effect of the Mergers on Employee Benefits

The merger agreement provides that, as soon as reasonably practicable after the consummation of the merger, Cott will permit, or will cause the surviving company to permit, employees of Primo or any of its subsidiaries who are employed as of immediately prior to the first effective time and who continue to be employed by Cott or the surviving company or any of their respective subsidiaries following the first effective time (the “continuing employees”), to participate in the benefit programs of Cott or its subsidiaries to the same extent as similarly situated employees of Cott or its subsidiaries or permit such continuing employees to continue participating in the Primo benefit programs to the extent Cott continues such programs after the first effective time.

Each continuing employee will, during the period commencing at the first effective time and ending six months after the closing date of the mergers, be provided with an annual rate of base salary or base wage and an annual target cash bonus opportunity or commission plan that is, in the aggregate, no less favorable than the annual rate of base salary or base wage and the annual target cash bonus opportunity or commission plan, as applicable, provided to similarly situated employees of Cott or its subsidiaries; provided that if a continuing employee is assigned to a different role within the Cott’s business, the continuing employee will be provided with an annual compensation package that is, in the aggregate, no less favorable than the annual compensation package of Cott employees similarly situated to the continuing employee’s new role.

Cott will recognize the service of each continuing employee and will credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation and leave entitlement, and severance benefits) service with Primo or its subsidiaries (or predecessor employers to the extent Primo or any subsidiary provides such past service credit) to the extent recognized by Primo or any subsidiary under the comparable employee benefit plans, programs and policies of Cott, the surviving company or any of their respective subsidiaries, as applicable, in which continuing employees become participants; provided that such recognition of service will not operate to duplicate any benefits of a continuing employee with respect to the same period of service.

Under each post-closing plan that provides medical, dental, pharmaceutical or vision insurance benefits, Cott will use its reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility requirements under such plan to be waived with respect to each continuing employee, and (B) credit each continuing employee for an amount equal to any eligible expenses incurred by such continuing employee in the plan year that includes the first effective time for purposes of any applicable deductible, copayments and out-of-pocket expense requirements under any such post-closing plan to the extent such expenses would have been credited under the terms of the applicable Primo benefit plans.

If directed by Cott not later than 15 days prior to the closing date, Primo will take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the closing date, its 401(k) plan (the “Primo 401(k) plan”). If Cott so directs Primo to terminate the Primo 401(k) plan, then, prior to and conditioned upon termination of the Primo 401(k) plan, Primo will take any action necessary to fully vest any unvested amounts of the accounts of all participants in the Primo 401(k) plan that are impacted by such termination. If Cott directs Primo to terminate its 401(k) plan, then Cott will permit each participant in the Primo 401(k) plan who is a continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including any promissory notes evidencing outstanding loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such continuing employee from the Primo 401(k) plan to the Cott DS Retirement Savings Plan (the “Cott 401(k) plan”). If Cott does not direct Primo to terminate its 401(k) plan, then Cott will merge the Primo 401(k) plan with and into the Cott 401(k) plan as soon as practicable following the first effective time.

Certain Relationships With Primo

As of the date of this document, Cott does not own any shares of Primo common stock. Neither Cott nor the Purchaser has effected any transaction in the securities of Primo in the past 60 days. To the best of Cott and the Purchaser’s knowledge, after reasonable inquiry, none of the directors or executive officers of Cott or the Purchaser, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Primo or has effected any transaction in the securities of Primo during the past 60 days.

Source and Amount of Funds

Cott estimates that the aggregate amount of cash consideration required to purchase the maximum amount of shares of Primo common stock sought in the offer is approximately $216 million, consisting of (i) $203.6 million calculated by multiplying $14.00 by 14,541,939 shares of Primo common stock (see Note 3 to the “Unaudited

Pro Forma Condensed Combined Financial Statements” for the calculation of the estimated shares of Primo common stock entitled to the cash consideration), plus (ii) $12.3 million to settle deferred share units in cash.

Cott is exploring a divestiture of the Coffee business and has entered into exclusivity with a prospective buyer. If agreement is reached with a buyer and the divestiture closes before the acceptance time, Cott anticipates using the proceeds of the divestiture, along with cash on hand, to pay the cash consideration in the offer and first merger, repay Primo’s existing credit facility, and settle certain fees and expenses of Cott, Holdings, the Purchaser and Merger Sub 2.

If the Coffee business divestiture does not occur prior to the acceptance time, Cott has arranged for committed financing to close the offer and the mergers. On January 13, 2020, in connection with the execution of the merger agreement, Cott also entered into the commitment letter with the commitment party, pursuant to which the commitment party has committed, subject to the terms and conditions set forth therein, to lend Cott up to $400,000,000 for the purpose of financing the offer and the mergers, including but not limited to the transaction consideration, repayment of Primo’s existing credit facility, and certain fees and expenses of Cott, Holdings, the Purchaser and Merger Sub 2. In addition to the commitment letter financing, Cott intends to use cash on hand and available borrowings to finance the cash portion of the transactions and the related costs and expenses. If the Coffee business divestiture occurs as contemplated by the previous paragraph, the financing commitment will cease to be available.

Fees and Expenses

Cott has retained MacKenzie Partners, Inc. as the information agent (the “information agent”) in connection with the offer and the first merger. The information agent may contact holders of shares by mail, email, telephone, facsimile or personal interview and may request brokers, dealers, commercial banks and trust companies and other nominees to forward material relating to the offer and the merger to beneficial owners of shares. Cott will pay the information agent reasonable and customary compensation for its services in connection with the offer, will reimburse the information agent for its reasonable out-of-pocket expenses and will indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

In addition, Cott has retained Computershare Trust Company of Canada as the exchange agent in connection with the offer and the first merger. Cott will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Cott will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials related to the offer and the merger to their customers. Except as set forth above, neither Cott nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

In accordance with GAAP, Cott will account for the acquisition of shares in the transactions under the acquisition method of accounting for business combinations.

Stock Exchange Listing

Cott common shares are listed on the NYSE under the symbol “COT” and the TSX under the symbol “BCB.” Cott intends to submit an application to list on the NYSE and the TSX the Cott common shares that Cott will issue in the transactions as part of the transaction consideration. Such listing is a condition to completion of the transactions.

Cott intends to change its corporate name to “Primo Water Corporation” in connection with the closing of the transactions and to use the “PRMW” ticker symbol on both the NYSE and TSX thereafter.

Resale of Cott Common Shares

All Cott common shares received by Primo stockholders as consideration in the offer and the first merger will be freely tradable for purposes of the Securities Act, except for Cott common shares received by any person who is deemed an “affiliate” of Cott at the time of the closing of the first merger. Cott common shares held by an affiliate of Cott may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resale of Cott common shares received upon completion of the offer or the first merger by any person, and no person is authorized to make any use of this document in connection with any resale.

EXCHANGE OFFER PROCEDURES

Distribution of Offering Materials

This document, the related letter of election and transmittal and other relevant materials will be delivered to record holders of shares of Primo common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Primo’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of Primo common stock.

Elections and Proration

Primo stockholders electing the mixed consideration will not be subject to proration; however, holders electing the cash consideration or the stock consideration may receive a different form of consideration than selected. Primo stockholders electing to receive either the cash consideration or the stock consideration in the offer will be subject to proration to ensure that approximately 64.02% of the aggregate consideration in the offer will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the offer will be paid in cash. Similarly, following the effective time of the first merger, Primo stockholders electing to receive either the cash consideration or the stock consideration in the first merger will be subject to proration to ensure that approximately 64.02% of the aggregate consideration in the first merger will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the first merger (as reduced by the Primo shares held by stockholders who have properly exercised and perfected appraisal rights under the DGCL) will be paid in cash. Therefore, the ability of Primo stockholders to receive their elected transaction consideration will depend on the elections of other Primo stockholders.

The greater the oversubscription to the stock election, if any, the fewer Cott common shares and more cash a Primo stockholder making the stock election will receive. Reciprocally, the greater the oversubscription to the cash election, if any, the less cash and more Cott common shares a Primo stockholder making the cash election will receive. The proration of the transaction consideration payable to Primo stockholders in the offer will not be known until the exchange agent tallies the results of the elections made by Primo stockholders in the offer, which will not occur until near or after completion of the offer. Similarly, the proration of the transaction consideration payable to Primo stockholders in the first merger will not be known until the exchange agent tallies the results of the elections made by Primo stockholders in the first merger, which will not occur until after the effective time of the first merger.

Fractional Cott common shares will not be issued in the offer or the first merger. Primo stockholders who otherwise would be entitled to receive a fractional common share of Cott will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average sale price per common share of Cott as reported on the NYSE for the ten consecutive trading days ending on and including the trading day immediately preceding the final acceptance time of the offer.

The aggregate number of Primo shares that will receive the cash consideration in the offer will be calculated as follows:

•

35.98% of the aggregate number of Primo shares validly tendered in the offer (and not properly withdrawn) (excluding shares electing to receive mixed consideration and shares for which no election is made).

The aggregate number of Primo shares that will receive the stock consideration in the offer will be calculated as follows:

•

64.02% of the aggregate number of Primo shares validly tendered in the offer (and not properly withdrawn) (excluding shares electing to receive mixed consideration and shares for which no election is made).

Over Election of Cash

If the number of Primo shares validly tendered and not properly withdrawn in the offer making a cash election is greater than the number of Primo shares to receive the cash consideration in the offer as calculated above, such shares will be subject to proration. If proration applies to the Primo shares making a cash election in the offer, the percentage of Primo shares making a cash election that will receive the cash consideration in the offer will be equal to the following:

•	the number of Primo shares that will receive the cash consideration in the offer, as calculated above;

divided by

•	the aggregate number of Primo shares validly tendered and not properly withdrawn in the offer that have made a cash election.

All such prorations will be applied on a pro rata basis, such that each Primo stockholder who tenders shares subject to a cash election bears its proportionate share of the proration. If proration applies to the Primo shares with respect to which a cash election has been made, the shares that do not receive the cash consideration due to proration will receive the stock consideration.

Over Election of Stock

If the number of Primo shares validly tendered and not properly withdrawn in the offer making a stock election is greater than the number of Primo shares to receive the stock consideration in the offer as calculated above, such shares will be subject to proration. If proration applies to the Primo shares making a stock election in the offer, the percentage of Primo shares making a stock election that will receive the stock consideration will be equal to the following:

•	the number of Primo shares that will receive the stock consideration in the offer, as calculated above;

divided by

•	the aggregate number of Primo shares validly tendered and not properly withdrawn in the offer that have made a stock election.

All such prorations will be applied on a pro rata basis, such that each Primo stockholder who tenders shares subject to a stock election bears its proportionate share of the proration. If proration applies to the Primo shares with respect to which a stock election has been made, the shares that do not receive the stock consideration due to proration will receive the cash consideration.

See “Risk Factors—Risks Relating to the Offer and Mergers and Combined Company.”

Maximum Cott Common Share Issuance

In no event will the total number of Cott common shares (i) issued pursuant to the offer, (ii) issuable pursuant to the first merger, (iii) issuable pursuant to the Primo warrants, (iv) covered by Primo equity-based awards converted into Cott equity-based awards as of the first effective time and (v) issuable upon exercise or conversion of all convertible securities assumed by Cott in the mergers, constitute such a percentage of the total number of outstanding Cott common shares the issuance of which would require any shareowner action under the rules of the NYSE or the TSX.

Consequences of Tendering with No Election

Primo stockholders who validly tender (and do not properly withdraw) their Primo shares in the offer and do not make an election will be deemed to have elected to receive the mixed consideration.

Expiration of the Offer

The offer is scheduled to expire at 12:00 midnight, New York City Time, at the end of the day on Tuesday, February 25, 2020, unless the offer is extended, terminated or varied. “Expiration date” means February 25, 2020, unless and until the Purchaser has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Purchaser, will expire.

Extension, Termination and Amendment of Offer

Unless the merger agreement has been terminated in accordance with its terms, (1) the Purchaser will extend the expiration date for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC and its staff or the rules and regulations of the NYSE or the TSX applicable to the offer (but in no event will the Purchaser be required to extend the offer past the outside date) and (2) if at any scheduled expiration date any of the offer conditions have not been satisfied or earlier waived, the Purchaser may elect to, and if requested by Primo, will, extend the offer and the expiration date to a date that is not more than 10 business days after such previously scheduled expiration date; provided, that Purchaser will not be required to extend the offer pursuant to this clause (2) on more than two occasions if all offer conditions other than the minimum condition are satisfied on the date on which the offer is scheduled to expire (and in no event will the Purchaser be required to extend the offer beyond the outside date and in no event will the Purchaser be permitted to extend the offer past the outside date unless Primo has consented to such extension).

If the merger agreement is terminated in accordance with its terms, the Purchaser will promptly (and in any event within 24 hours) irrevocably and unconditionally terminate the offer.

If the Purchaser does not accept any tendered Primo shares for exchange pursuant to the terms and conditions of the offer for any reason, including as a result of termination of the offer, the Purchaser will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following any such termination of the offer.

Other than as described above, the Purchaser may not extend, terminate or withdraw the offer without the prior written consent of Primo.

Any decision to extend, terminate or withdraw the offer will be made public by an announcement.

The Purchaser expressly reserves the right to waive any offer condition or modify the terms of the offer, except that the Purchaser may not take the following actions without Primo’s prior written consent: (1) decrease the offer consideration, (2) change the form of consideration payable in the offer, (3) decrease the maximum number of shares sought to be purchased in the offer, (4) impose conditions to the offer in addition to the offer conditions set forth in Annex I to the merger agreement, (5) change the minimum condition, (6) amend, modify, or supplement any of the offer conditions in a manner adverse to Primo stockholders, (7) extend or otherwise change the expiration date of the offer (except to the extent permitted or required pursuant to the terms of the merger agreement), (8) provide any “subsequent offering period” or (9) take any action (or fail to take any action) that would result in the first merger not qualifying for consummation pursuant to Section 251(h) of the DGCL.

In the case of any extension, the Purchaser will make a public announcement of such extension as promptly as practicable following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the

Purchaser may choose to make any public announcement, the Purchaser assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release or making a public announcement.

If the Purchaser materially changes the terms of the offer or the information concerning the offer, or if the Purchaser waives a material condition of the offer, the Purchaser will extend the offer to the extent legally required under the Exchange Act.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are closed and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

The parties do not anticipate making any subsequent offering period available after the offer.

Exchange of Shares

Cott has retained Computershare Trust Company of Canada as the exchange agent to handle the exchange of shares for the transaction consideration in both the offer and the first merger.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for exchange promptly after the expiration date, and will thereafter promptly exchange the transaction consideration for, shares of Primo common stock validly tendered and not properly withdrawn. In all cases, a Primo stockholder will receive consideration for tendered Primo shares only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at DTC, a properly completed and duly executed letter of election and transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the offer, the Purchaser will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable Primo stockholders any cash and Cott common shares issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice informing it of the Purchaser’s acceptance. The exchange agent will act as the agent for tendering Primo stockholders for the purpose of receiving cash and Cott common shares from the Purchaser and transmitting such cash and stock to the tendering Primo stockholders. Primo stockholders will not receive any interest on any cash that the Purchaser pays in the offer, even if there is a delay in making the exchange.

Without the prior written consent of Primo, the Purchaser shall not accept for payment or pay for any Primo shares if, as a result, the Purchaser would acquire less than the number of shares of Primo common stock necessary to satisfy the minimum condition to the offer. If the Purchaser does not accept any tendered Primo shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, the Purchaser will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following expiration or termination of the offer.

Withdrawal Rights

Primo stockholders may withdraw tendered shares of Primo common stock at any time until the expiration date (as the same may be extended).

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the Primo stockholder at one of the addresses set forth elsewhere in this document, prior to the expiration time on the expiration date. The notice must include the Primo stockholder’s name, address, social security number, the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution (as defined below). Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

The Purchaser will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding. None of the Purchaser, Cott, Primo, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Primo stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “Exchange Offer Procedures-Procedures for Tendering” at any time prior to the expiration date.

Procedures for Tendering

To validly tender shares of Primo common stock held of record, Primo stockholders must:

•

if such shares are in certificated form or Direct Registration Form, deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered Primo shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

•

if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If shares of Primo common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, Primo stockholders should instruct such nominee to do so prior to the expiration date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of election and transmittal and that the Purchaser may enforce that agreement against such participant.

The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing

DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of election and transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth elsewhere in this document prior to the expiration date. The Purchaser cannot assure Primo stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, Primo stockholders must tender shares by means of delivery of Primo share certificates. The Purchaser is not providing for guaranteed delivery procedures and therefore Primo stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tendered shares received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letter of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of election and transmittal or for the account of an eligible institution.

If the certificates for shares are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature or signatures on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of Primo share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Primo stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Purchaser recommends registered mail with return receipt requested and properly insured. In all cases, Primo stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each Primo stockholder that is a U.S. person, other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included with the letter of election and transmittal. Certain stockholders (including, among others, certain non-U.S. persons) are not subject to these backup withholding requirements. In order for a non-U.S. person to qualify as an exempt recipient for purposes of U.S. backup withholding, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. See “Material U.S. Federal Income Tax Consequences.”

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between the Purchaser and the tendering Primo stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

The Purchaser is not providing for guaranteed delivery procedures, and therefore Primo stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Primo stockholders must tender their Primo shares in accordance with the procedures set forth in this document. In all cases, the Purchaser will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described elsewhere in this document), a properly completed and duly executed letter of election and transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of election and transmittal as set forth above, a Primo stockholder irrevocably appoints the Purchaser’s designees as such Primo stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by the Purchaser and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that the Purchaser accepts tendered Primo shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such shares. All such proxies will be considered coupled with an interest in the tendered Primo shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the Primo stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). The Purchaser’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Primo stockholders or otherwise. The Purchaser reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, the Purchaser must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Purchaser in accordance with terms of the offer, the appointment will not be effective, and the Purchaser will have no voting rights as a result of the tender of shares.

Fees and Commissions

Tendering registered Primo stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Primo stockholders who hold Primo shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by the Purchaser.

Matters Concerning Validity and Eligibility

The Purchaser will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Purchaser also reserves the absolute right, subject to applicable laws, to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Purchaser, Cott, Primo, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the offer (including the letter of election and transmittal and instructions thereto) will be final and binding.

Primo stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent at the address and telephone number set forth elsewhere in this document.

Announcement of Results of the Offer

Cott will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Purchaser will accept the tendered shares of Primo common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

No Stockholder Approval

Section 251(h) of the DGCL provides that following consummation of a successful tender offer or exchange offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer or exchange offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if the offer is completed, it will mean that the minimum condition has been satisfied, and if the minimum condition has been satisfied, it will mean that the first merger will be subject to Section 251(h) of the DGCL. Accordingly, if the offer is completed, Cott intends to affect the closing of the first merger without a vote of the Primo stockholders in accordance with Section 251(h) of the DGCL.

Non-Applicability of Rules Regarding “Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the first merger or another business combination following the purchase of shares pursuant to the offer in which the Purchaser seeks to acquire the remaining shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the first merger because it is anticipated that the first merger will be effected within one year following the consummation of the offer and, in the first merger, stockholders will receive the same consideration as that paid in the offer.

Effect of the Offer on the Market for Primo Common Stock

The purchase of shares of Primo common stock by the Purchaser pursuant to the offer will reduce the number of holders of shares of Primo common stock, and the number of shares of Primo common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares held by the public. It is anticipated that, because the first merger will be subject to Section 251(h) of the DGCL if the offer is consummated, the first merger will be consummated on the same day that the offer is consummated. As a result of the first merger, shares of Primo common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.

Nasdaq Listing

The shares of Primo common stock are currently listed on Nasdaq. However, the rules of Nasdaq establish certain criteria that, if not met, could lead to the discontinuance of listing of the shares of Primo common stock from Nasdaq. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of Primo common stock pursuant to the offer, shares of Primo common stock no longer meet the requirements of Nasdaq for continued listing and the listing of shares of Primo common stock is discontinued, the market for such shares would be adversely affected.

Following the consummation of the offer, if the first merger is for some reason not consummated, it is possible that shares of Primo common stock would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of Primo stockholders and the aggregate market value of shares of Primo common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of Primo common stock under the Exchange Act and other factors. As a result of the first merger, shares of Primo common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.

Registration Under the Exchange Act

The shares of Primo common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by Primo to the SEC if Primo shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Primo shares under the Exchange Act would substantially reduce the information required to be furnished by Primo to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Primo, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Primo and persons holding “restricted securities” of Primo to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of Primo common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for listing on Nasdaq. After consummation of the offer, Cott and the Purchaser currently intend to cause Primo to terminate the registration of Primo shares under the Exchange Act as soon as the requirements for termination of registration are met.

Margin Regulations

The shares of Primo common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of such shares of Primo common stock. Depending upon factors similar to those described above regarding the market for Primo shares and stock quotations, it is possible that, following the offer, shares of Primo common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. As a result of the first merger, shares of Primo common stock will no longer constitute “margin securities.”

Exchange Agent Contact Information

The contact information for the exchange agent for the offer and the first merger is:

Computershare Trust Company of Canada

If delivering by mail:

P.O. Box 7021

31 Adelaide St. E

Toronto, ON M5C 3H2

Attn: Corporate Actions

If delivering by hand or courier:

100 University Avenue

8th Floor

Toronto, ON M5J 2Y1

Attn: Corporate Actions

MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and the amendment thereto entered into by Cott, Holdings, the Purchaser, Merger Sub 2 and Primo, copies of which are attached to this document as Annex A-1 and Annex A-2, respectively, and incorporated into this document by reference. This summary may not contain all of the information about the merger agreement that is important to Primo stockholders, and Primo stockholders are encouraged to read the merger agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The summary of the merger agreement is intended to provide information regarding the terms of the merger agreement and is not intended to modify or supplement any factual disclosures about Cott or Primo in either of their public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to the merger agreement. The merger agreement includes representations, warranties and covenants of the parties thereto made solely for the benefit of such parties. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the parties to the merger agreement and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Cott’s or Primo’s SEC filings or may have been used for purposes of allocating risk among the parties rather than establishing matters as facts. Primo stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the parties to the merger agreement.

The Offer

The Purchaser is offering to exchange the transaction consideration for each outstanding share of Primo common stock that is validly tendered in the offer and not properly withdrawn.

The Purchaser’s obligation to accept for exchange and to exchange shares of Primo common stock validly tendered in the offer and not properly withdrawn is subject to the satisfaction or waiver of certain conditions, including there having been a number of shares of Primo common stock validly tendered and not properly withdrawn prior to the expiration of the offer that, together with the shares of Primo common stock then owned by Cott, the Purchaser and Cott’s other subsidiaries, represents at least a majority of all then-outstanding shares of Primo common stock. This condition is referred to as the “minimum condition.” See “Merger Agreement – Conditions to the Transactions – Conditions to the Offer” for a description of the other offer conditions. As used herein, “offer conditions” means those conditions set forth on Annex I to the merger agreement and summarized in “Merger Agreement – Conditions to the Transactions – Conditions to the Offer.”

The offer is scheduled to expire at 12:00 midnight, New York City Time, at the end of the day on Tuesday, February 25, 2020, unless the offer is extended, terminated or varied by Cott and Primo. Any extension, delay, termination, waiver or amendment of the offer will be followed by public announcement thereof. During any such extension, all shares previously validly tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. As used herein “expiration date” means February 25, 2020, unless and until the Purchaser has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Purchaser pursuant to the terms of the merger agreement, will expire.

Unless the merger agreement has been terminated in accordance with its terms, (1) the Purchaser will extend the expiration date for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC and its staff or the rules and regulations of the NYSE or the TSX applicable to the offer (but in no event will the Purchaser be required to extend the offer past the outside date) and (2) if at any scheduled expiration date any of the offer conditions have not been satisfied or earlier waived, the Purchaser may elect to, and if requested by Primo, will, extend the offer and the expiration date to a date that is not more than 10 business days after such previously scheduled expiration date; provided, that Purchaser is not required to extend the offer pursuant to this clause (2) on more than two occasions if all offer conditions other than the minimum condition are satisfied on the date on which the offer is scheduled to expire (and in no event will the Purchaser be required to extend the offer beyond the outside date if the Purchaser is entitled to terminate the merger agreement pursuant to Section 8.1(e) of the merger agreement and in no event will the Purchaser be permitted to extend the offer past the outside date unless Primo has consented to such extension).

See “Exchange Offer Procedures – Extension, Termination and Amendment of Offer.”

The Mergers

The first merger and the second merger will be completed as soon as practicable after the satisfaction or waiver of the closing conditions and following the consummation of the offer. The first merger refers to the merger of Purchaser with and into Primo, with Primo surviving the first merger, which will occur at the first effective time. The first merger will be governed by Section 251(h) of the DGCL, and, accordingly, no stockholder vote will be required to consummate the first merger. As such, Cott anticipates that, the first merger will be completed on or about the same day as completion of the offer. The second merger refers to the merger of Primo, as the company surviving the first merger, with and into Merger Sub 2, with Merger Sub 2 surviving the second merger, which will occur at the second effective time. As a result of the first merger, Primo will be an indirect wholly-owned subsidiary of Cott, and the former stockholders of Primo will no longer have any direct ownership interest in the first surviving company.

Each merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Delaware unless a later date is specified therein. The first merger (the merger of the Purchaser with and into Primo whereby Primo will become an indirect wholly-owned subsidiary of Cott) must precede the second merger (the merger of the corporation surviving the first merger with and into Merger Sub 2). The second merger is anticipated to occur immediately following the first merger.

Effect of the Mergers

At the first effective time, by virtue of the first merger and without any action on the part of the parties to the merger agreement or the holders of any shares of Primo common stock or on the part of the sole stockholder of the Purchaser:

•

Each share of Primo common stock issued and outstanding immediately prior to the first effective time that is (i) owned or held in treasury by Primo or (ii) owned by Cott, the Purchaser or any other direct or indirect wholly-owned subsidiary of Cott will, in each case of the foregoing clauses (i) and (ii), no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor (the “cancelled shares”).

•

Each share of Primo common stock issued and outstanding immediately prior to the first effective time (other than any cancelled shares and any dissenting shares, but including shares paid to a holder of a vested Primo equity-based award or Primo warrant immediately prior to the first effective time, as described further in “Merger Agreement – Treatment of Primo Equity-Based Awards: Employee Stock Purchase Plan”) will be automatically converted into the right to receive the transaction consideration. From and after the first effective time, each applicable holder of such shares of Primo common stock will cease to have any rights with respect thereto, all such shares of Primo common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and uncertificated shares of Primo common stock represented by book-entry form (“book-entry shares”) and each certificate that, immediately prior to the first effective time, represented any such shares of

Primo common stock will thereafter represent only the right to receive the transaction consideration upon the surrender of such shares of Primo common stock.

•

Any shares of Primo common stock issued and outstanding immediately prior to the first effective time and held by a person (a “dissenting stockholder”) who has not tendered into the offer and has complied with all the provisions of the DGCL concerning the right of holders of shares of Primo common stock to require appraisal of their shares (the “appraisal provisions”) of Primo common stock (“dissenting shares”), to the extent the appraisal provisions are applicable, will not be converted into the right to receive the transaction consideration, but will become the right to receive such consideration as may be determined to be due to such dissenting stockholder pursuant to the procedures set forth in the DGCL. If such dissenting stockholder, after the first effective time, withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such dissenting stockholder’s shares of Primo common stock will thereupon be treated as though such shares of Primo common stock had been converted as of the first effective time into the right to receive the transaction consideration.

•

Each issued and outstanding share of common stock of the Purchaser will be automatically converted into and become one fully paid and nonassessable share of common stock of the corporation surviving the first merger and will constitute the only outstanding shares of capital stock of the corporation surviving the first merger, which will be an indirect wholly-owned subsidiary of Cott.

At the second effective time, by virtue of the second merger and without any action on the part of any of the parties or holders of any securities of the corporation surviving the first merger or Merger Sub 2:

•

Each membership interest of Merger Sub 2 issued and outstanding immediately prior to the second effective time will remain outstanding as a membership interest of the company surviving the second merger.

•

All shares of common stock of the company surviving the first merger will no longer be outstanding and will automatically be cancelled and will cease to exist without any consideration being payable therefor.

The effects of the mergers will be as provided in the merger agreement and in the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”). Without limiting the generality of the foregoing, and subject thereto, (a) at the first effective time, all of the property, rights, privileges, powers and franchises of Primo and the Purchaser will vest in the company surviving the first merger, and all debts, liabilities and duties of Primo and the Purchaser will become the debts, liabilities and duties of the company surviving the first merger, all as provided under the DGCL and (b) at the second effective time, all of the property, rights, privileges, powers and franchises of the company surviving the first merger and Merger Sub 2 will vest in the company surviving the second merger, and all debts, liabilities and duties of the company surviving the first merger and Merger Sub 2 will become the debts, liabilities and duties of the company surviving the second merger, all as provided under the DGCL and the DLLCA.

Transaction Consideration

The transaction consideration consists of, for each share of Primo common stock:

•	$5.04 in cash, without interest and less any applicable taxes required to be deducted or withheld in respect thereof; and

•	0.6549 Cott common shares.

We refer to the above as the “mixed consideration.” In lieu of receiving the mixed consideration, holders of Primo shares may elect to receive, for each share of Primo common stock that they hold, (1) $14.00 in cash (we refer to this election as the “cash election”) or (2) 1.0229 Cott common shares (we refer to this election as the

“stock election”), subject, in each case, to the proration mechanism summarized in the immediately following paragraph.

Primo stockholders with shares to be converted into the transaction consideration who do not make a valid election will receive the mixed consideration for their Primo shares. Primo stockholders who make the cash election or the stock election will be subject to proration to ensure that approximately 64.02% of the aggregate consideration in the first merger will be paid in Cott common shares and approximately 35.98% of the aggregate consideration in the first merger will be paid in cash (in each case, as reduced by the Primo shares held by stockholders who have properly exercised and perfected appraisal rights under the DGCL). If Primo stockholders tender shares of Primo common stock in excess of the 64.02% limit on stock consideration, all such stockholders who tendered for Cott common shares will be prorated down, on a pro rata basis, to ensure that approximately 64.02% of shares of Primo common stock receive Cott common shares as consideration, and shares in excess of that limit will receive the cash consideration. If Primo stockholders tender shares of Primo common stock in excess of the 35.98% limit on cash consideration, all such stockholders who tendered for cash will be prorated down, on a pro rata basis, to ensure that approximately 35.98% of shares of Primo common stock receive cash as consideration, and shares in excess of that limit will receive the stock consideration.

In no event will the total number of Cott common shares (i) issued pursuant to the offer, (ii) issuable pursuant to the first merger, (iii) issuable pursuant to the Primo warrants, (iv) covered by Primo equity-based awards converted into Cott equity awards as of the first effective time and (v) issuable upon exercise or conversion of all convertible securities assumed by Cott in the mergers, constitute such a percentage of the total number of outstanding Cott common shares the issuance of which would require any shareowner action under the rules of the NYSE the TSX.

See “Exchange Offer Procedures – Elections and Proration” for a description of the proration procedure.

Fractional Shares

Cott will not issue fractional Cott common shares in the offer or the first merger. Each holder of Primo common stock who otherwise would be entitled to receive a fraction of a Cott common share pursuant to the offer (after aggregating all shares of Primo common stock validly tendered in the offer (and not validly withdrawn) by such holder and all shares of Primo common stock underlying vested Primo equity-based awards and stock purchase warrants (to the extent such equity-based awards and stock purchase warrants are in-the-money) held by such holder) will be paid an amount in cash (without interest) equal to such fractional part of a Cott common share multiplied by the volume weighted average sale price per share of Cott common shares on the NYSE for the consecutive period of ten trading days ending on the trading day immediately preceding the closing date.

Each holder of Primo common stock that was converted into the right to receive the transaction consideration in the first merger who otherwise would be entitled to receive a fraction of a Cott common share pursuant to the merger (after aggregating all shares of Primo common stock delivered by such holder and all shares of Primo common stock underlying vested Primo equity-based awards and stock purchase warrants (to the extent such equity-based awards and stock purchase warrants are in-the-money) held by such holder) will be entitled to receive, in lieu thereof, an amount in cash (without interest) equal to such fractional part of a Cott common share multiplied by the volume weighted average sale price per share of Cott common shares on the NYSE for the consecutive period of ten trading days ending on the trading day immediately preceding the closing date.

No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional Cott common share.

Exchange of Primo Stock Certificates for the Transaction Consideration

Cott has retained Computershare Trust Company of Canada as the exchange agent for the offer and the first merger to handle the exchange of shares of Primo common stock for the transaction consideration.

To effect the exchange of shares of Primo common stock that were converted into the right to receive the transaction consideration in the first merger, promptly after the first effective time, the exchange agent will mail to each record holder of Primo shares of common stock or Primo equity-based awards an applicable letter of election and transmittal and instructions for surrendering the stock certificates or book-entry shares that formerly represented shares of Primo common stock for the transaction consideration. After valid surrender to the exchange agent of the stock certificates or book-entry shares that formerly represented shares of Primo common stock, together with a duly completed and validly executed letter of election and transmittal, the record holder of the surrendered shares of Primo common stock will be entitled to receive the transaction consideration payable in respect of such shares of Primo common stock (including cash in lieu of any fractional shares), and the payment of any dividends or other distributions, without interest, which prior to proper exchange of such shares had since become payable with respect to the Cott common shares issuable as stock consideration in respect of such shares.

After the first effective time, each stock certificate formerly representing shares of Primo common stock that has not been validly surrendered will represent only the right to receive upon such surrender the transaction consideration to which such holder is entitled in respect of such shares of Primo common stock represented by such certificate by virtue of the first merger and any dividends or other distributions payable to such holder upon such surrender.

Treatment of Primo Equity-Based Awards; Employee Stock Purchase Plan

Under the merger agreement, Primo equity and equity-based awards are treated as follows.

Vested in-the-Money Primo Options

Immediately prior to the first effective time, the portion of each option to acquire shares of Primo common stock that is then outstanding and unexercised and that has a per-share exercise price less than the amount of the cash consideration, to the extent vested in accordance with its terms as of the first effective time (whether by virtue of prior vesting or upon acceleration of such vesting in connection with the transactions, in accordance with the terms of such option), will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to the aggregate exercise price thereof and any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares in accordance with the terms and procedures described under the heading “The Offer – Elections and Proration”. Any vested Primo option with a per-share exercise price that is equal to or greater than the cash consideration will be cancelled for no consideration.

Unvested Primo Options

At the first effective time, the portion of each Primo option that is outstanding and unexercised as of immediately prior to the first effective time, and has not vested in accordance with its terms, will be cancelled in exchange for an option issued, immediately following the first effective time, under a Cott equity incentive plan, subject to the same vesting schedule in effect immediately prior to the first effective time, in each case, to purchase a number of Cott common shares equal to (a) the number of Primo shares subject to such unvested portion of such Primo option as of immediately prior to the first effective time, multiplied by (b) the equity award adjustment ratio, with an exercise price per share equal to (y) the exercise price per Primo share for which such Primo option was exercisable as of immediately prior to the first effective time, divided by (z) the equity award adjustment ratio. The “equity award adjustment ratio” is equal to 1.0229. The exercise price and the number of Cott common shares purchasable pursuant to the rollover options will be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of any such rollover option to which Section 422 of the Code applies, the exercise price and the number of Cott common shares purchasable pursuant to such rollover option will be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

Vested Primo RSUs

Immediately prior to the first effective time, the portion of each Primo restricted stock unit award (“RSU”) that is then outstanding, to the extent vested in accordance with its terms as of the first effective time, will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares in accordance with the terms and procedures described under the heading “The Offer – Elections and Proration”.

Unvested Primo RSUs

At the first effective time, the portion of each Primo RSU that is outstanding as of immediately prior to the first effective time that is not vested will be cancelled in exchange for a restricted stock unit award issued, immediately following the first effective time, under a Cott equity incentive plan, subject to the same vesting schedule in effect immediately prior to the first effective time, in each case, covering a number of Cott common shares that is equal to (i) the number of shares of Primo common stock subject to such unvested portion of such Primo RSU as of immediately prior to the first effective time, multiplied by (ii) the equity award adjustment ratio (after such conversion, “rollover RSUs”). Any rollover RSU issued will be subject to the same terms and conditions as set forth in the cancelled unvested Primo RSU to the extent such terms and conditions are required for compliance with Section 409A of the Code.

Primo LTPP Units

Immediately prior to the first effective time, each Primo LTPP unit award that is then outstanding, to the extent vested in accordance with its terms as of the first effective time based on achievement of performance goals through the first effective time, will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to any applicable tax to be deducted or withheld in respect thereof) and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares in accordance with the terms and procedures described under the heading “The Offer – Elections and Proration”. Any Primo LTPP unit that is not vested immediately prior to the first effective time will be cancelled for no consideration.

Primo DSUs

Immediately prior to the first effective time, each Primo DSU will be cancelled in exchange for the right to receive from Purchaser (without interest and less amounts to be withheld or deducted by Primo for taxes) an amount in cash equal to the product obtained by multiplying (i) the total number of Primo shares then subject to such Primo DSU by (ii) the cash consideration. Purchaser will pay to each holder of a Primo DSU the cash amount described in the immediately preceding sentence, and to Primo the cash amount to be withheld or deducted by Primo for taxes, in each case, within five business days following the first effective time. Primo will take all necessary action to terminate its amended and restated executive deferred compensation plan within 30 days prior to the first effective time in accordance with applicable Treasury regulations promulgated under the Code.

Primo Warrants

Immediately prior to the first effective time, each warrant to purchase shares of Primo common stock then outstanding and unexercised and that has a per-share exercise price less than the amount of the cash consideration will be settled and paid to such holder in Primo shares (net of any Primo shares equal in value to the aggregate exercise price thereof and any applicable tax to be deducted or withheld in respect thereof) at a per-share price equal to the cash consideration, and such holder will have the right to submit an election to receive transaction consideration with respect to such settled and paid Primo shares. Any warrant with an exercise price equal to or greater than the cash consideration will be cancelled for no consideration.

2010 Employee Stock Purchase Plan

Prior to the time of Cott’s acceptance of any tender of shares, Primo intends to take all actions with respect to the Primo 2010 Employee Stock Purchase Plan (as amended, the “Primo ESPP”) such that the offering in progress thereunder as of January 13, 2020 will be the final offering under the Primo ESPP. Primo intends to (i) take all actions necessary such that within 20 days following January 13, 2020, notice shall be given to participants in the Primo ESPP that the date that is ten days from the date such notice is given shall be the last day of such offering (the “final purchase”); (ii) make such other pro-rata adjustments as may be necessary to reflect the final offering but otherwise treating such final offering as a fully effective and completed offering for all purposes and (iii) issue all shares of Primo common stock that Primo is obligated to issue to each participant under the Primo ESPP for such final offering promptly upon the close of the final purchase (and in any event no later than five days prior to the time of Cott’s acceptance of any tender of shares).

Other Equity-Based Incentive Plans

Prior to the time of Cott’s acceptance of any tender of shares, Primo intends to take all actions to terminate all of Primo’s equity-based incentive plans, long-term performance plan, amended and restated executive deferred compensation plan and non-employee director compensation policy.

Conditions to the Transactions

Completion of the transactions is subject to a number of conditions. If the conditions to the offer are satisfied or waived and the offer is completed, completion of the mergers is subject to further conditions, and the mergers will be completed as soon as practicable after the offer is completed subject to the satisfaction or waiver of such further conditions.

Conditions to the Offer

Completion of the offer is subject to a number of conditions. If such conditions are satisfied or waived and the offer is completed, the mergers will be completed as soon as practicable after the offer is completed, subject to the satisfaction of the conditions thereto. The Purchaser will not be required to, and Cott will not be required to cause the Purchaser to, accept for payment any tendered shares of Primo common stock until each of the following conditions has been satisfied or waived.

•

Minimum Condition – there shall have been validly tendered and not properly withdrawn shares of Primo common stock that, considered together with all other shares of Primo common stock (if any) beneficially owned by Cott, the Purchaser or their respective subsidiaries, represent a majority of the total number of shares of Primo common stock outstanding immediately prior to Cott’s acceptance of the tendered shares (giving effect to any shares issued in respect of equity awards as described under the heading “Merger Agreement – Treatment of Primo Equity-Based Awards; Employee Stock Purchase Plan”);

•	Regulatory Approval – any waiting period (and extensions thereof) applicable to the offer under the HSR Act shall have expired or been terminated;

•

Effectiveness of Form S-4 – the registration statement on Form S-4 relating to the exchange offer (of which this document is a part) shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of such Form S-4 shall have been issued by the SEC or proceedings for that purpose been initiated or threatened by the SEC;

•	No Material Adverse Effect – since January 13, 2020, there not having occurred any Company Material Adverse Effect (as defined herein) that is continuing as of the expiration date;

•

Listing of Cott Common Shares – the Cott common shares issued in connection with the offer and the first merger shall have been approved for listing on the NYSE and the TSX, subject to official notice of issuance;

•

No Legal Prohibition – no governmental entity of competent jurisdiction shall have issued any judgment, temporary restraining order, preliminary or permanent injunction or other order that remains in effect preventing the consummation of the offer or the mergers, nor shall there be any pending or threatened (in writing) action by any governmental entity, or any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the offer or the mergers by any governmental entity which prohibits, or makes illegal the consummation of the offer or the mergers;

•	Accuracy of Primo’s Representations –

•

(i) certain representations and warranties of Primo pertaining to Primo’s capital stock shall have been accurate in all respects as of the date of the merger agreement and as of the date of Cott’s acceptance of the tendered shares, except where the failure to be so accurate in all respects are, in the aggregate, de minimis in nature and amount and (ii) the representations and warranties of Primo pertaining to Primo’s capital stock (other than those referenced in clause (i)), subsidiaries, authority, takeover statutes, brokers and opinion of Primo’s financial advisor shall have been accurate in all material respects as of the date of the merger agreement and shall be accurate in all material respects at and as of the date of Cott’s acceptance of the tendered shares as if made on and as of such date;

•

certain representations and warranties of Primo pertaining to the absence of certain changes or events shall have been accurate in all respects as of the date of the merger agreement and shall be accurate in all respects at and as of the date of Cott’s acceptance of the tendered shares as if made on and as of such date; and

•

the representations and warranties of Primo set forth in Section 3 of the merger agreement (other than those referred to above) (i) shall have been accurate in all respects as of the date of the merger agreement and (ii) shall be accurate in all respects at and as of the date of Cott’s acceptance of the tendered shares as if made on and as of such date, except, in each case, that any inaccuracies in such representations and warranties will be disregarded for the purposes of determining the satisfaction of this condition if the circumstances giving rise to all such inaccuracies (considered collectively) do not collectively constitute, and would not reasonably be expected to collectively have, a material adverse affect on Primo;

•

Primo’s Compliance with Covenants – Primo shall have complied with or performed in all material respects all of the covenants and agreements that Primo is required to comply with or perform at or prior to the date of Cott’s acceptance of the tendered shares;

•

Primo Closing Certificate – Cott and Purchaser shall have received a certificate executed on behalf of Primo by Primo’s Chief Executive Officer and Chief Financial Officer confirming that certain conditions set forth in the merger agreement have been duly satisfied; and

•	Termination of Merger Agreement – the merger agreement shall not have been terminated in accordance with its terms.

The Purchaser expressly reserves the right to waive any offer condition or modify the terms of the offer, except that, without the prior written consent of Primo, the Purchaser will not, and Cott will not permit the Purchaser to, (1) decrease the offer consideration, (2) change the form of consideration payable in the offer, (3) decrease the maximum number of shares sought to be purchased in the offer, (4) impose conditions to the offer in addition to the offer conditions summarized above, (5) change the minimum condition, (6) amend, modify, or supplement any of the offer conditions in a manner adverse to Primo stockholders, (7) extend or otherwise change the expiration date of the offer (except to the extent permitted or required pursuant to the terms of the merger agreement), (8) provide any “subsequent offering period” in accordance with Rule 14d-11 under the Securities Act or (9) take any action (or fail to take any action) that would result in the first merger not qualifying for consummation pursuant to Section 251(h) of the DGCL. The offer may not be terminated by Cott prior to the expiration date (or any rescheduled expiration date) without Primo’s prior written consent, unless the merger agreement is terminated in accordance with its terms.

Conditions to the Mergers Following Completion of the Offer

The respective obligations of each party to effect the mergers are subject to the satisfaction or waiver of the following conditions:

•	Consummation of Offer – the Purchaser shall have accepted for payment and paid for all of the shares of Primo common stock validly tendered in the offer and not properly withdrawn; and

•

No Legal Prohibition – no governmental entity of competent jurisdiction shall have issued any judgment, temporary restraining order, preliminary or permanent injunction or other order that remains in effect preventing the consummation of the offer or the mergers, nor shall there be any pending or threatened (in writing) action by any governmental entity, or any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the offer or the mergers by any governmental entity which prohibits, or makes illegal the consummation of the offer or the mergers.

Material Adverse Effect

A “Company Material Adverse Effect” is defined by the merger agreement to mean any fact, circumstance, occurrence, event, development, change or effect (each, an “effect”) that, individually or when taken together with all other effects, has had or is reasonably likely to have a material adverse effect on (i) the business, financial condition or results of operations of Primo and is subsidiaries taken as a whole or (ii) the ability of Primo to fulfill its obligations under the merger agreement or to consummate the transactions on the terms set forth in the merger agreement; provided, however, that, none of the following effects, by itself or when aggregated with any one or more other effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following effects, by itself or when aggregated with any one or more other effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur for purposes of clause (i) above, if such effect arises out of or results from:

(A)

(1) general market, economic or political conditions in the United States or other locations in which Primo or its subsidiaries have operations worldwide; (2) conditions (or any changes therein) in the industries in which Primo or any of its subsidiaries conducts business; or (3) any acts of terrorism or war, geopolitical or weather conditions or other force majeure events, in the case of each of clauses (1), (2) and (3), solely to the extent that such effects do not have and are not reasonably likely to have a disproportionate impact on the Primo and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which the Primo and its subsidiaries conduct business;

(B)

changes in GAAP or other accounting standards (or the interpretation thereof by a third party governmental entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on Primo and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which any Primo or any of its subsidiaries conducts business;

(C)

changes in applicable law or regulatory conditions (or the interpretation thereof by a third party governmental entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on the Primo and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which Primo or any of its subsidiaries conducts business;

(D)

any failure by Primo or any of its subsidiaries to meet any public estimates or expectations of Primo’s bookings, revenue, earnings or other financial performance or results of operations for any period (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur);

(E)

any effect (including the loss of any officer or employee, the loss of, or a change in any relationship with, any customer, governmental entity, supplier, vendor, investor, licensor, licensee or partner) arising or resulting from the announcement or pendency of the merger agreement, the offer, the merger or any of the other transactions contemplated by the merger agreement;

(F)

any effect arising or resulting from (1) any action or inaction by Primo or any of its subsidiaries taken or omitted to be taken with the consent or at the request of Cott or the Purchaser, or (2) compliance by Primo with the terms of, or the taking of any action required by, the merger agreement; and

(G)	any decline in Primo’s stock price or any decline in the market price or trading volume of the shares of Primo common stock on Nasdaq, in and of itself.

A “Parent Material Adverse Effect” is defined by the merger agreement to mean any effect that, individually or when taken together with all other effects, has had or is reasonably likely to have a material adverse effect on (i) the business, financial condition or results of operations of Cott and is subsidiaries taken as a whole or (ii) the ability of Cott, Holdings, the Purchaser and Merger Sub 2 to fulfill any of their obligations under the merger agreement or to consummate the transactions on the terms set forth in the merger agreement; provided, however, that, none of the following effects, by itself or when aggregated with any one or more other effects, shall be deemed to be or constitute a Parent Material Adverse Effect and none of the following effects, shall be deemed to be or constitute a Parent Material Adverse Effect and none of the following effects, by itself or when aggregated with any one or more other effects, shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur for purposes of clause (i) above, if such effect arises out of or results from:

(A)

(1) general market, economic or political conditions in the United States or other locations in which Cott or its subsidiaries have operations worldwide; (2) conditions (or any changes therein) in the industries in which Cott or any of its subsidiaries conducts business; or (3) any acts of terrorism or war, geopolitical or weather conditions or other force majeure events, in the case of each of clauses (1), (2) and (3), solely to the extent that such effects do not have and are not reasonably likely to have a disproportionate impact on the Cott and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which the Cott and its subsidiaries conduct business;

(B)

changes in GAAP or other accounting standards (or the interpretation thereof by a third party governmental entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on Cott and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which any Cott or any of its subsidiaries conducts business;

(C)

changes in applicable law or regulatory conditions (or the interpretation thereof by a third party governmental entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on the Cott and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which Cott or any of its subsidiaries conducts business;

(D)

any failure by Cott or any of its subsidiaries to meet any public estimates or expectations of Cott’s bookings, revenue, earnings or other financial performance or results of operations for any period (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur);

(E)

any effect (including the loss of any officer or employee, the loss of, or a change in any relationship with, any customer, governmental entity, supplier, vendor, investor, licensor, licensee or partner) arising or resulting from the announcement or pendency of the merger agreement, the offer, the mergers or any of the other transactions contemplated by the merger agreement;

(F)	any effect arising or resulting from compliance by Cott or the Purchaser with the terms of, or the taking of any action required by, the merger agreement; and

(G)	any decline in Cott’s stock price or any decline in the market price or trading volume of the shares of Cott common shares on the NYSE, in and of itself.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Primo with respect to:

•	organization, standing and power;

•	capital stock;

•	subsidiaries;

•	authority relative to the merger agreement and due execution and delivery of the merger agreement;

•	no conflicts or violations; required consents and approvals;

•	SEC filings and financial statements;

•	information supplied;

•	absence of undisclosed liabilities;

•	absence of certain changes and events;

•	title to assets;

•	litigation;

•	compliance with laws and regulations;

•	benefit plans;

•	employment matters;

•	environmental matters;

•	tax matters;

•	material contracts;

•	customers and suppliers and adequacy of supply;

•	insurance;

•	real property;

•	intellectual property;

•	related party transactions;

•	takeover statutes;

•	brokers;

•	fairness opinion of financial advisor;

•	product liability; and

•	absence of any other representations.

The merger agreement also contains customary representations and warranties of Cott, Holdings, the Purchaser and Merger Sub 2, including with respect to:

•	organization, standing and power;

•	capital stock;

•	subsidiaries;

•	authority relative to the merger agreement and due execution and delivery of the merger agreement;

•	no conflicts or violations; required consents and approvals;

•	SEC and OSC filings and financial statements;

•	information supplied;

•	absence of undisclosed liabilities;

•	absence of certain changes and events;

•	title to assets;

•	litigation;

•	compliance with laws and regulations;

•	benefit plans;

•	employment matters;

•	environmental matters;

•	tax matters;

•	material contracts;

•	customers and suppliers and adequacy of supply;

•	insurance;

•	real property;

•	intellectual property;

•	related party transactions;

•	brokers;

•	stock ownership;

•	absence of purchaser activity;

•	interest in shares;

•	sufficiency of funds and validity of issuance;

•	commitment letter financing; and

•	absence of any other representations.

The representations and warranties contained in the merger agreement do not survive completion of the transactions. The representations, warranties and covenants made by Primo in the merger agreement are qualified by information contained in the disclosure schedules delivered to Cott, Holdings, the Purchaser and Merger Sub 2 in connection with the execution of the merger agreement. The representations, warranties and covenants made by Cott, Holdings, the Purchaser and Merger Sub 2 in the merger agreement are qualified by information contained in the disclosure schedules delivered to Primo in connection with the execution of the merger agreement. Stockholders are not direct third-party beneficiaries of these representations and warranties under the merger agreement and should not rely on any of the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Primo or any of its affiliates or of Cott or any of its affiliates.

No Solicitation of Other Offers by Primo

Under the terms of the merger agreement, subject to certain exceptions described below, Primo has agreed that it will and will cause each of its subsidiaries, and Primo will direct its and its subsidiaries’ respective officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other representatives (each of the forgoing being “representatives”) to immediately cease and cause to be terminated any solicitation, knowing encouragement, discussions or negotiations with any persons (other than Cott) that are ongoing with respect to an acquisition proposal (as defined below). In addition, in the pre-closing period, Primo will not, and it will use its reasonable best efforts to ensure that each of its subsidiaries and Primo’s and its subsidiaries’ respective directors, officers and financial advisors, do not on Primo’s behalf, and Primo will use its reasonable best efforts to ensure its and its subsidiaries’ other representatives do not:

(A)

solicit, initiate, knowingly induce or knowingly facilitate or encourage any inquiries or indications of interest regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal,

(B)

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, in response to, or for the purpose of soliciting, encouraging or facilitating an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal,

(C)	adopt, approve, recommend, submit to stockholders or declare advisable any acquisition proposal,

(D)

enter into any binding or nonbinding letter of intent, term sheet, merger agreement, acquisition agreement, agreement in principle or similar agreement with respect to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal (other than certain confidentiality agreements entered into in accordance with the merger agreement),

(E)

take any action or exempt any person (other than Cott and its subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable state takeover laws or Primo’s organizational or other governing documents, or

(F)	resolve, publicly propose or agree to do any of the foregoing.

Under the merger agreement, Primo is obligated to (i) notify Cott orally and in writing promptly (and in no event later than 24 hours after receipt) after receiving an acquisition proposal or any inquiry, indication of interest, proposal, offer or request with respect to or that is reasonably likely to lead to an acquisition proposal, (ii) provide to Cott the identity of the person making the acquisition proposal and copies of any written materials related thereto (or, if oral, a summary of the material terms and conditions of the acquisition proposal), (iii) keep Cott reasonably informed of any material developments, discussions or negotiations regarding such acquisition proposal on a prompt (and in any event within 24 hours) basis, including by providing prompt (and in any event within 24 hours) notice of all material amendments or modifications thereto and all written materials subsequently provided in connection therewith and (iv) upon Cott’s request, inform Cott of the status of any such acquisition proposal.

Notwithstanding the prohibitions described above, Primo may (i) furnish information (including non-public information) with respect to Primo and its subsidiaries to the person who has made such acquisition proposal if Primo receives from such person an executed confidentiality agreement that (A) contains provisions that are materially no less favorable to Primo than those contained in the confidentiality agreement between Cott and Primo and (B) does not prohibit Primo from providing information to Cott in accordance with the terms of the merger agreement or complying with its obligations under Section 5.6 or Section 6.1 of the merger agreement, it being understood and agreed that such confidentiality agreement need not contain a standstill provision, and (ii) engage in or otherwise participate in discussions or negotiations with the person making such acquisition proposal and its representatives regarding such acquisition proposal if:

•

Primo or any of its representatives receives a bona fide, unsolicited written acquisition proposal from such person which was made or renewed on or after the date of the merger agreement and that did not result from an intentional breach of Primo’s non-solicitation obligations under the merger agreement; and

•

Primo’s board of directors determines in good faith after consultation with its independent financial advisor and outside legal counsel that such acquisition proposal constitutes or is reasonably expected to lead to a superior offer (as defined below) and that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of Primo’s board of directors under applicable law.

An “acquisition proposal” for purposes of the merger agreement means any inquiry, proposal, offer or indication of interest in making any offer or proposal from any person (other than Cott or Purchaser) relating to:

(A)

any acquisition or purchase from Primo or any of its subsidiaries by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% beneficial or record interest in the total outstanding voting securities of Primo or any of its subsidiaries;

(B)

any tender offer (including self-tender) or exchange offer that if consummated would result in any person or group owning (beneficially or on record) 15% or more of the total outstanding voting securities of Primo or any of its subsidiaries;

(C)

any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving Primo or any of its subsidiaries;

(D)

any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of Primo and its subsidiaries, taken as a whole (measured by revenue, net income or the lesser of book or fair market value thereof); or

(E)	any combination of the foregoing.

Change of Recommendation

The merger agreement requires Primo’s board of directors to recommend to Primo stockholders that they accept the offer and tender their Primo shares into the offer (the “Primo recommendation”). In general, Primo’s board of directors may not change such recommendation unless it has determined that the failure to so change its recommendation would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable law, including as a result of a superior offer or a change in circumstances, as more particularly described below.

More specifically, other than as described below (any of the following being an “adverse change recommendation”), Primo’s board of directors may not:

(A)    withhold, withdraw, qualify or modify in a manner adverse to Cott or the Purchaser, or resolve to or publicly propose or announce any intention to withhold, withdraw, qualify or modify in a manner adverse to Cott or the Purchaser, the Primo recommendation,

(B)    remove the Primo recommendation from or fail to include the Primo recommendation in the Schedule 14D-9, or

(C)    approve, adopt, endorse, recommend or declare advisable, or publicly propose to approve, adopt, recommend or declare advisable, any acquisition proposal.

Subject to the terms of Section 6.1 of the merger agreement, the merger agreement permits Primo’s board of directors to make an adverse change recommendation under the following circumstances so long as (i) Primo’s board of directors determines in good faith after consultation with its independent financial advisor and outside legal counsel that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of Primo’s board of directors under applicable law; (ii) Primo has given Cott three business days’ prior written notice of its intention to make such adverse recommendation change; and (iii) Primo has given Cott three business days from the date of such notice to propose revisions to the merger agreement or make other proposals, and has negotiated in good faith with Cott:

(A)    in the event that Primo receives an unsolicited bona fide acquisition proposal (not as a result of any breach of Primo’s non-solicitation obligations under the merger agreement) that the board of directors has determined in good faith (after consultation with its financial and legal advisors of nationally recognized reputation and its outside legal counsel) is (i) reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of financing and certainty of closing) of the proposal, the person making the proposal and other aspects of the proposal that Primo’s board of directors deems relevant; and (ii) if consummated, would be more favorable from a financial point of view to the Primo stockholders (in their capacity as such) than the transactions contemplated by the merger agreement after giving effect to any proposals made by Cott (a “superior offer”); provided that for purposes of a “superior offer,” the references to “15%” in the definition of “acquisition proposal” are deemed to be references to “50%”; or

(B)    in the event of any material effect (i) that becomes known to the Primo board of directors after January 13, 2020; (ii) that was not known to and reasonably foreseeable by the Primo board of directors that authorized the execution of the merger agreement as of the date thereof; and (iii) does not relate to (x) an acquisition proposal or (y) any effect relating to Cott, the Purchaser or any of their respective affiliates.

Conduct of Business During Pendency of the Transactions

Restrictions on Primo’s Operations

The merger agreement provides for certain restrictions on Primo’s and its subsidiaries’ activities until either the completion of the mergers or the termination of the merger agreement. In general, except as may be required by applicable law, with the prior written consent of Cott, as may be required or expressly permitted by the merger agreement or as set forth in the disclosure schedule delivered by Primo to Cott and the Purchaser concurrently with the signing of the merger agreement, Primo and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their commercially reasonable efforts to preserve their assets and keep intact their business organization, keep available the services of officers and employees and preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities, customers, licensors, licensees and others with which it has material business dealings. In addition, Primo must promptly notify Cott of (i) any knowledge of any notice from any person alleging that the consent of such person is or may be required in connection with the mergers or any of the transactions, (ii) any material event or occurrence not in the ordinary course of the Primo or its subsidiaries’ business, and of any event which could reasonably be expected to have a material adverse effect on Primo and (iii) any action commenced, or, to Primo’s knowledge threatened, relating to or involving Primo or any of its subsidiaries that relates to the consummation of the transactions contemplated by the merger agreement.

In addition, except as may be required by law, the merger agreement or as set forth in the disclosure schedule delivered by Primo to Cott and the Purchaser concurrently with the signing of the merger agreement, neither Primo nor its subsidiaries may, among other things:

•

(i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, (ii) except as contemplated by the merger agreement in connection with the exercise or vesting of any Primo equity-based awards and warrants in accordance with their respective terms, purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Primo or any of its subsidiaries or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or repurchase any of its equity interests;

•

issue, sell, pledge, transfer or encumber any shares of Primo common stock, any securities of any subsidiary or any instrument convertible into or exchangeable for any capital stock, equity interest or other security of Primo or its subsidiaries, except in connection with the exercise or settlement of any Primo equity-based awards and warrants outstanding prior to the date of the merger agreement;

•	adopt, amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar charter or organizational documents);

•	create or form any subsidiary, acquire any equity interest in any other person or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•

acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of or making an investment in or loan or capital contribution to, any other entity, except any such transactions that are for cash consideration not in excess of $1,000,000 individually, or $5,000,000 for all such transactions by Primo and its subsidiaries in the aggregate, and except for loans, advances, contributions or investments between or among Primo and any direct or indirect wholly-owned subsidiaries or (ii) any assets that are otherwise material to Primo and its subsidiaries, in each case, outside of the ordinary course of business;

•

sell, lease, license, transfer, assign or otherwise encumber in whole or in part of any of its material properties, assets or rights or any interest therein, subject to certain exceptions set forth in the merger agreement;

•

propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Primo or any of its subsidiaries, except for the transactions;

•

(i) incur, assume, guarantee or otherwise become liable for, any indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, or enter into any transactions that would create indebtedness of, any other Person, in each case, other than Primo or any direct or indirect wholly-owned subsidiary of Primo or otherwise in the ordinary course of business;

•

incur any capital expenditure or authorization or commitment with respect thereto (except that Primo and its subsidiaries may incur any capital expenditure, authorization or commitment that: does not exceed (A) $750,000 individually and $7,500,000 in the aggregate during any fiscal quarter or (B) the thresholds in a capital expense budget made available to Cott for such capital expenditure, authorization or commitment);

•

(i) pay, discharge, settle or satisfy any claims, liabilities or obligations in excess of $400,000 individually or $600,000 in the aggregate, other than as reflected or reserved against in Primo’s most recent audited financial statements filed with the SEC or incurred in the ordinary course since the date of such financial statements or incurred in connection with the merger agreement and the transactions (including legal and financial advisors fees and expenses), (ii) cancel any material indebtedness (iii) waive, release, grant or transfer any right of material value or (iv) commence any legal action, except in connection with a breach of the merger agreement or any other agreements contemplated thereby or in the ordinary course of business consistent with past practice;

•

compromise, settle or release any pending or threatened legal action other than settlements or releases that involve only the payment of money damages in an amount not greater than $600,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Primo or any of its subsidiaries;

•	change its financial accounting methods, accounting periods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law;

•	revalue any of its assets other than in the ordinary course of business or as required by GAAP consistently applied;

•

(i) settle, compromise or enter into any closing agreement or advance pricing agreement with respect to any liability for material taxes, (ii) amend any material tax return, (iii) enter into any contract with, or request any ruling from, any governmental entity, in each case relating to material taxes, (iv) make or change any material tax election, (v) change any tax accounting period for purposes of a material tax or material method of tax accounting, (vi) take any material position on a tax return inconsistent with a position taken on a tax return previously filed, (vii) extend or waive any statute of limitations with respect to a material tax, (viii) surrender any claim for a material refund of taxes or (ix) fail to timely file correct and complete any material tax returns as required by applicable law;

•	change its fiscal year;

•

except as may be required by the terms of any Primo employee benefit plan, the terms of the merger agreement or applicable law, (i) grant any equity or equity-based compensation to any Primo employee or independent contractor or independent consultant, (ii) materially increase the compensation, bonus or other benefits to any Primo employee or independent contractor or independent consultant outside the ordinary course of business consistent with past practice during the twelve months prior to the date of the merger agreement, (iii) adopt or enter into any collective bargaining agreement or other similar labor union contract, (iv) take any action to accelerate the vesting or payment of any material compensation or material benefit under any employee benefit plan, (v) establish or adopt any new material employee benefit plan, or amend or modify any material employee benefit plan;

•

(i) hire any employee or engage any independent consultant or contractor (who is natural person), other than hiring or engaging any non-executive officer employee or independent consultant or contractor (who is a natural person) in the ordinary course of business with an annual base salary or other compensation of less than $150,000 or (ii) hire, promote or terminate (other than for cause or in accordance with the terms of any agreement currently in effect) any employee or independent consultant or independent contractor other than actions taken in the ordinary course of business with respect to any non-executive officer employee with an annual base salary of less than $150,000;

•	reduce the amount of any insurance coverage provided by existing insurance policies;

•

renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, Primo or its subsidiaries from engaging or competing in any line of business or geographic area;

•	enter into any new lease of real property or materially amend the terms of any existing lease of real property;

•	forgive any loans to any employees, officers or directors of Primo or any of its subsidiaries, or any of their respective affiliates or associates;

•

(i) enter into any new line of business or (ii) start to conduct a line of business of Primo or any of its subsidiaries in a geographic area where it is not conducted as of the date of the merger agreement;

•

outside of the ordinary course of business, (i) amend, modify, terminate or waive, or exercise any material right or remedy under, any material contract or (ii) enter into, amend, terminate or waive, or exercise any material right or remedy under, any contract which if entered into prior to the date of the merger agreement would have been a material contract;

•	commence any new offering period under the 2010 Employee Stock Purchase Plan;

•	adopt or implement any stockholder rights plan or similar arrangement; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Restrictions on Cott’s Operations

The merger agreement provides for certain restrictions on Cott’s and its subsidiaries’ activities until either the completion of the mergers or the termination of the merger agreement. In general, except as may be required by applicable law, as may be required or expressly permitted by the transactions or as set forth in the disclosure schedule delivered by Cott to Primo concurrently with the execution of the merger agreement, Cott will not:

•

(i) other than regular quarterly dividends consistent with past practice, declare or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests or

(ii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests, except, in each case of the foregoing clauses (i) and (ii), for transactions that would require an adjustment to transaction consideration pursuant to the merger agreement, and for which the proper adjustment is made;

•

adopt, amend, authorize or propose to amend Cott’s articles of amalgamation or by-laws (or similar charter or organizational documents) in a manner that would be disproportionately adverse to the holders of Primo common stock relative to the treatment of existing holders of Cott common shares;

•

acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, any other entity, except any such transactions that are for cash consideration not in excess of $15,000,000 individually, or $50,000,000 for all such transactions by Cott and its subsidiaries in the aggregate, and except for loans, advances, contributions or investments between or among Cott and any direct or indirect wholly-owned subsidiaries or (ii) any assets that are otherwise material to Cott and its subsidiaries, in each case, outside of the ordinary course of business;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

(i) incur, assume, guarantee, refinance or otherwise become liable for, any indebtedness, or amend, modify or refinance any indebtedness, in each case, in excess of $10,000,000 individually, or $30,000,000 for all transactions by Cott and its subsidiaries in the aggregate, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000,000 individually, or $30,000,000 for all such transactions by Cott and its subsidiaries in the aggregate, in each case, other than Cott intercompany loans or otherwise in the ordinary course of business;

•	take or cause to be taken any action that would reasonably be expected to prevent the consummation of the transactions on or before the outside date; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Regulatory Efforts

Cott and Primo agreed to use their respective reasonable best efforts to consummate the offer and the other transactions, including (i) the preparation and filing of all forms, registrations, applications and notices required to be filed under applicable law to consummate the offer and the mergers (including the registration statement, the offer documents, the Schedule 14D-9, and the prospectus/offer of which this description is a part), (ii) the satisfaction of the conditions to consummating the offer and the mergers, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity (which actions will include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Cott, the Purchaser, Primo or any of their respective subsidiaries in connection with the offer or the mergers or the taking of any action contemplated by the merger agreement and (iv) the execution and delivery of any reasonable additional instruments necessary to consummate the offer and the mergers.

Additionally, each of Cott, the Purchaser and Primo will use their respective reasonable best efforts to fulfill all conditions precedent to the offer and the mergers and will not take any action after the date of the merger agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such governmental entity necessary to be obtained to consummate the offer and the mergers.

Cott and Primo will each keep the other apprised of the status of matters relating to the completion of the offer and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any governmental entity. In that regard, prior to the consummation of the mergers, each party will promptly consult with the other parties to the merger agreement with respect to and provide any reasonable information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of) all material notices, submissions, or filings made by such party with any governmental entity regarding any antitrust laws or any other information supplied by such party to, or correspondence with, a governmental entity regarding any antitrust laws and in connection with the merger agreement and the offer and the mergers. Each party to the merger agreement will promptly inform the other parties to the merger agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any material communication from or to any governmental entity relating to any antitrust laws and regarding the offer and the mergers, and afford the other parties a reasonable opportunity to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication with any such governmental entity relating to any antitrust laws.

Access

The merger agreement provides that, for purposes of furthering the transactions, each party will upon reasonable advance notice afford the other and its officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors reasonable access during normal business hours, throughout the period prior to the first effective time, to its and its subsidiaries’ senior management personnel, properties, contracts, tax returns, employee plans, information related to intellectual property rights, books and records and, during such period, each party will, and will cause its subsidiaries to, without limitation to the preceding obligations, make available to the other party all other information concerning its business, properties and personnel as such other party may reasonably request.

However, no party will be required to provide access to or make available to any person any document or information that would be reasonably likely to materially interfere with the conduct of its business operations, would violate any of its obligations with respect to confidentiality or privacy or is subject to any attorney-client or work-product privilege or would otherwise contravene applicable laws.

The parties have agreed that all information provided to them or their respective officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors in connection with the merger agreement and the consummation of the transactions will be governed in accordance with the confidentiality agreement between the parties.

Employee Matters

The merger agreement provides that, as soon as reasonably practicable after the consummation of the first merger, Cott will permit, or will cause its subsidiaries to permit, (i) employees of Primo or any of its subsidiaries who are employed as of immediately prior to the first effective time and who continue to be employed by the surviving company or any of its subsidiaries following the first effective time (the “continuing employees”), to participate in the benefit programs of Cott or its subsidiaries to the same extent as similarly situated employees of Cott or its subsidiaries or (ii) permit such continuing employees to continue participating in the Primo benefit programs to the extent Cott continues such programs after the first effective time.

During a period commencing at the first effective time and ending six months thereafter, each continuing employee will be provided with an annual rate of base salary or base wage and an annual target cash bonus opportunity or commission plan that is, in the aggregate, no less favorable than the annual rate of base pay or base wage and annual target cash bonus opportunity or commission plan, as applicable, provided to similarly situated employees of Cott or its subsidiaries; provided that if any continuing employee is assigned to a different role within Cott’s business, such continuing employee will be provided with an annual compensation package that is, in the aggregate, no less favorable than the annual compensation package of Cott employees similarly situated to such continuing employee’s new role.

Cott will fully recognize the service of each continuing employee and will credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation and leave entitlement, and severance benefits) service with Primo or its subsidiaries (or predecessor employers to the extent Primo or any subsidiary provides such past service credit) to the extent recognized by Primo or any subsidiary under the comparable employee benefit plans, programs and policies of Cott, the surviving company or any of their respective subsidiaries, as applicable, in which continuing employees become participants; provided that such recognition of service will not operate to duplicate any benefits of a continuing employee with respect to the same period of service.

Under each post-closing plan that provides medical, dental, pharmaceutical or vision insurance benefits, Cott will use its reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility requirements under such plan to be waived with respect to each continuing employee, and (B) credit each continuing employee for an amount equal to any eligible expenses incurred by such continuing employee in the plan year that includes the first effective time for purposes of any applicable deductible, copayments and out-of-pocket expense requirements under any such post-closing plan to the extent such expenses would have been credited under the terms of the applicable Primo benefit plans (subject to receipt from Primo or the applicable insurer of any reasonably required information).

Cott agreed to assume and honor in accordance with their terms as in effect immediately prior to the first effective time certain change in control plans, policies and contracts and other arrangements applicable to any current or former employee of Primo, and all written employment, severance, retention, incentive, change in control and termination contracts (including any change in control provisions therein) between Primo or its subsidiaries and any current or former employee of Primo.

Primo and its subsidiaries, Cott and the Purchaser have the right to terminate the employment of any continuing employee at any time, for any lawful reason, without severance or other payment obligation, except as required by applicable law, Primo’s severance policy or any applicable employment agreement.

If directed by Cott not later than 15 business days prior to the closing date, Primo will take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the closing date, the Primo 401(k) plan. If Cott so directs Primo to terminate the Primo 401(k) plan, then, prior to and conditioned upon termination of the Primo 401(k) plan, Primo will take any action necessary to fully vest any unvested amounts of the accounts of all participants in the Primo 401(k) plan that are impacted by such termination. If Cott directs Primo to terminate its 401(k) plan, then Cott will permit each participant in the Primo 401(k) plan who is a continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including any promissory notes evidencing outstanding loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such continuing employee from the Primo 401(k) plan to the Cott 401(k) plan. If Cott does not direct Primo to terminate its 401(k) plan, then Cott will merge the Primo 401(k) plan with and into the Cott 401(k) Plan as soon as practicable following the first effective time and ensure that the continuing employees are provided benefits that are no less favorable than those provided to similarly situated Cott service providers.

Resignations and Appointments of Primo Officers and Directors

Prior to the first effective time, Primo will use its reasonable best efforts to cause each officer and director of each of Primo and each of its subsidiaries to execute and deliver a letter effectuating his or her resignation as a director or officer (but not as an employee of Primo or any of its subsidiaries, which employment status will not be affected by such resignation) of such entity effective as of the first effective time.

If the closing date occurs after, or fewer than ten business days before, the mailing of Cott’s proxy materials for its 2020 annual shareowner meeting, Cott shall appoint Billy D. Prim and Susan E. Cates (the “Primo appointees”), or, if applicable, a replacement nominee, to the Cott board of directors, which appointment shall be made (i) if the closing date occurs prior to the date of Cott’s 2020 annual shareowner meeting, immediately following Cott’s 2020 annual shareowner meeting, and (ii) if the closing date occurs on or after the date of Cott’s 2020 annual shareowner meeting, by written consent or special meeting of Cott’s board of directors immediately after the closing date. If the closing date occurs at least ten business days prior to the mailing of Cott’s proxy materials for its annual shareowner meeting, then Cott shall use its reasonable best efforts to include the Primo appointees, or, if applicable, replacement nominee(s), on the list of nominees for which Cott board of directors shall solicit proxies at such meeting. The Primo appointees (or, if applicable, replacement nominee(s)) shall serve until the 2021 annual meeting of the shareowners of Cott, unless such person earlier resigns or is removed for cause in accordance with Cott’s articles of amalgamation and by-laws, as applicable.

Name Change

As soon as reasonably practicable after the closing date, Cott shall take all action necessary to cause its articles of amalgamation to be amended to reflect a change in Cott’s name to “Primo Water Corporation” and commence taking all action necessary to rebrand the business of Cott under such new name.

Third Party Consents

Primo will use its commercially reasonable efforts to obtain waivers and consents from any and all third parties with respect to certain contracts listed on the disclosure schedule delivered to Cott; provided, that, in connection with obtaining such waivers and consents, Primo will not agree to any change to such contracts without the prior written consent of Cott, which consent will not be unreasonably withheld, delayed or denied.

Financing Covenants

Primo will, and will cause its subsidiaries to, use its (and their) commercially reasonable efforts to, and will use its commercially reasonable efforts to cause its representatives to, cooperate as reasonably requested by Cott to assist Cott and any of its affiliates in the arrangement and syndication or placement of debt financing for the purpose of financing any amounts payable by Cott, Holdings, the Purchaser and Merger Sub 2, including but not limited to the cash consideration, merger consideration and transaction fees and expenses, or refinancing of existing debt of Primo and/or its subsidiaries, which cooperation may include:

•

having Primo designate members of senior management of Primo to execute customary authorization letters with respect to offering and syndication documents and materials, offering memoranda, prospectuses, private placement memoranda, information memoranda and packages, rating agency materials and documents similar to the foregoing (collectively, “offering documents”) and making senior management of Primo and its subsidiaries available for meetings, presentations, due diligence sessions and drafting sessions with proposed lenders, underwriters, initial purchasers or placement agents, and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any financing;

•

assisting with the preparation of offering documents in connection with a financing and furnishing Cott and its financing sources with financial statements or projections and other similar information about Primo and its subsidiaries;

•

using commercially reasonable efforts to cause Primo’s independent accountants to cooperate in connection with a financing, including by providing accountant’s comfort letters and consents customary for financings similar to the financing at issue and assisting with the preparation of customary pro forma financial statements to be included in the offering documents or reasonably required by the financing sources and their respective agents;

•

cooperating with and facilitating due diligence by Cott’s potential financing sources and the establishment of bank and other accounts in connection with a financing to be effective on the closing date;

•

if requested by Cott at least ten business days prior to the expiration date, furnishing to Cott and its financing sources all information regarding Primo and its subsidiaries that is requested by Cott and required by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five business days prior to the expiration date;

•

using commercially reasonable efforts to assist in the preparation of, and execution and delivery of financing documents (including guarantee and collateral documents) and to facilitate the pledging of collateral (including delivery of stock and other equity certificates of Primo and its subsidiaries on the closing date);

•

assisting Parent in obtaining consents, approvals, authorizations, instruments, customary payoff letters, lien terminations and instruments of discharge to allow for the payoff, discharge, and termination in full of any indebtedness for borrowed money, bonds, debenture notes or other similar instruments of Primo or its subsidiaries that Cott desires to payoff, discharge, and terminate or that is otherwise subject to mandatory prepayment (however described) as a result of the acceptance of the offer or the consummation of the mergers;

•	cooperating with Cott and its subsidiaries’ legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with any financing; and

•

refraining from instituting against any lenders or financing sources, and causing its representatives and affiliates to refrain from instituting any actions against any lenders or financing sources, claims proceedings arising under or in connection with the merger agreement, the commitment letter or other financing arrangements or any transactions contemplated.

Primo also agreed to allow reasonable use of Primo’s and its subsidiaries’ logos and other trademarks in connection with a financing in a manner that is customary for similar transactions, provided that such logos and trademarks are used in a manner that is not intended to, and is not reasonably likely to, harm or disparage Primo or its subsidiaries.

Notwithstanding the covenants set forth above, nothing in the merger agreement will require Primo to (A) waive or amend any terms of the merger agreement or agree to pay any fees (including any commitment or similar fees) or reimburse any expenses prior to the acceptance time for which it has not received prior reimbursement, (B) enter into, or have any material liability or obligation under, any definitive agreement, certificate or other document that is effective prior to the acceptance time (other than delivery of customary authorization letters in connection with Cott’s financing of the transactions) or pass resolutions or consents to approve or authorize the execution of Cott’s financing of the transactions, (C) take any action that, in Primo’s good faith determination, would unreasonably interfere with the conduct of the business of Primo and its subsidiaries, (D) provide any information the disclosure of which is prohibited or restricted under applicable law or that, in Primo’s reasonable good faith determination, would violate any attorney-client privilege or any confidentiality obligation binding on Primo or any of its subsidiaries, (E) be required to give any indemnities in connection with Cott’s financing of the transactions that are effective prior to the acceptance time, (F) provide any legal opinion or other opinion of counsel, or (G) take any action that would reasonably be expected to conflict with, result in a violation of, or result in a breach of or a default under, any organizational documents of Primo or any of its subsidiaries, any laws applicable to Primo or any of its subsidiaries, or any contracts to which Primo or any of its subsidiaries is a party or by which any of them (or any properties or assets of any of them) is bound. Cott will, promptly upon Primo’s request, reimburse Primo for all reasonable and documented out-of-pocket costs (including reasonable and documented attorney’s fees and expenses) incurred by Primo or any of its subsidiaries in connection with the cooperation described above. Cott will indemnify and hold harmless Primo, its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of Cott’s financing of the transactions and any information utilized in connection therewith (other than information provided by Primo or any of its subsidiaries), in each case, except to the extent such liabilities or losses are suffered or incurred directly as a result of the bad faith, gross negligence, or willful misconduct by Primo or any of its subsidiaries or, in each case, their respective representatives.

Certain Tax Matters

Each of the parties will use its reasonable best efforts to cause the acquisition of the Primo common stock pursuant to the offer and the mergers together to constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to Primo’s and/or Cott’s counsel, as applicable, in form and substance reasonably satisfactory to such counsel.

Charter Documents and Management of Surviving Company

At the second effective time:

•

the certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the second effective time, will be the certificate of formation and limited liability company agreement of the surviving company, until thereafter amended in accordance with applicable law and the applicable provisions of such certificate of formation and limited liability company agreement;

•	the manager of Merger Sub 2 immediately prior to the second effective time will be and become the manager of the surviving company; and

•	the officers of the first surviving company immediately prior to the second effective time will be the officers of the surviving company.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, Cott and the Purchaser agree that all rights to exculpation and indemnification (and all rights to advancement of expenses relating thereto) for acts or omissions occurring at or prior to the first effective time, whether asserted or claimed prior to, at or after the first effective time (including any matters arising in connection with the transactions), existing at the date of the merger agreement in favor of the indemnitees as provided in Primo organizational documents or in any contract between such indemnitee and Primo which were made available to Cott or its representatives (in each case as in effect on the date of the merger agreement) will survive the mergers and will continue in full force and effect for a period of six years, and Cott will ensure that the surviving company and is subsidiaries satisfy their obligations under such certificate of incorporation, bylaws and agreements.

From and after the first effective time, if not obtained by Primo prior to or at the first effective time, Cott will obtain (either directly or through one of its subsidiaries) a six year “tail” prepaid policy on terms and conditions no less favorable in the aggregate to the indemnitees than the existing directors’ and officers’ insurance policies and Primo’s existing D&O insurance with respect to any claim related to any period of time at or prior to the first effective time; provided, however, that Cott and the surviving company will not be required to pay an annual premium for the D&O insurance in excess of 300% of the annual premium currently paid by Primo for such insurance. If the annual premiums of such insurance coverage exceed such amount, Cott will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the first effective time, for a cost not exceeding such amount.

The indemnification and insurance obligations described above will survive the consummation of the mergers and will be binding, jointly and severally, on all successors and assigns of Cott, the surviving company and its subsidiaries, and will be enforceable by the indemnitees. In the event that Cott or the surviving company or any of its successors or assigns consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any entity, then, and in each such case, Cott will ensure that proper provision will be made so that the successors and assigns of Cott or the surviving company, as applicable, will succeed to the obligations set forth above.

Securityholder Litigation

Each of Cott, the Purchaser and Primo will promptly (and, in any event, within 72 hours) notify the other parties to the merger agreement of any stockholder litigation brought, or threatened, against such party or its respective subsidiaries, directors or officers relating to the merger, the merger agreement, the offer or any of the transactions. Primo will control any legal proceeding brought by the stockholders of Primo against Primo and/or its directors or officers relating to the merger, the merger agreement, the offer or any of the transactions; provided, that Primo will give Cott the right to review and reasonably comment in advance on all filings or responses to be made by Primo in connection with any litigation and the right to participate (at Cott’s expense) in such litigation. No settlement of any such claim or litigation may be agreed to by any party without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Takeover Statutes

If any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover law (“takeover law”) becomes, or purports to be, applicable to the transactions, the parties and each of their respective board of directors will use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions may be consummated as promptly as practicable on the terms and conditions contemplated in the merger agreement and otherwise act to lawfully eliminate the effect of any takeover law on any of the transactions.

Primo’s board of directors has taken all action necessary to render inapplicable to the merger agreement and the support agreements and the transactions contemplated thereby all applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in Primo’s organizational documents.

Primo will give prompt notice to Cott (and will subsequently keep Cott informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have any Company Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions to the completion of the transactions not being able to be satisfied prior to the outside date. Cott will give prompt notice to Primo (and will subsequently keep Primo informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Purchaser Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions to the completion of the transactions not being able to be satisfied prior to the outside date.

Public Announcements

Cott and Primo will consult with each other (to the extent practicable) before making any public statement or making any announcement to Primo employees or consultants with respect to the offer, the merger, the merger agreement or any of the other transactions. Notwithstanding the foregoing, each of Cott and Primo may: (a) without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in their respective filings with the SEC, as applicable, so long as such statements are consistent with previous press releases, public disclosures or public statements, (b) subject to giving advance notice to the other party and giving due consideration to comments timely received from the other party, make any such public announcement or statement as may be required by law, (c) without complying with the foregoing obligations, make any such public announcement or statement in connection with any dispute between the parties regarding the merger agreement or the transactions, subject to Primo’s prohibition from solicitation pursuant to the merger agreement, and (d) without consulting with any other party in connection with such portion of any press release, public statement or filing to be issued or made pursuant to certain requirements under the Exchange Act or in connection with any Company Adverse Change Recommendation.

Termination of the Merger Agreement

Termination by Cott or Primo

The merger agreement may be terminated at any time before the first effective time by mutual written consent of Cott and Primo or by either party:

•

Offer Not Completed – if the offer will have expired as a result of the non-satisfaction of one or more offer conditions, or is terminated or withdrawn prior to the acceptance time; provided, however that the right to terminate the merger agreement under this paragraph will not be available to any party if the non-satisfaction of such offer condition is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in the merger agreement and such party has not cured such failure within ten days of notice thereof;

•

Legal Prohibition – if an order by a governmental entity or court of competent jurisdiction will have been issued permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the offer or making the offer or the mergers illegal and such order will have become final and not appealable; provided, however, that the right to terminate the merger agreement under this paragraph will not be available to a party if such order (or such order becoming final and non-appealable) was due to the breach by such party of any provision of the merger agreement that was the primary cause of, or resulted in, such event; or

•

Acceptance Time Not Occurred – if the acceptance time will not have occurred on or prior to the outside date; provided, however that the right to terminate the merger agreement under this paragraph will not be available to any party if the failure of the acceptance time to occur is attributable to the failure on the part of such party to perform in any material respect any covenant or obligation in the merger agreement required to be performed by such party.

Termination by Cott

The merger agreement may be terminated at any time before the acceptance time by Cott if (i) Primo’s board of directors has made an adverse change recommendation or otherwise approved or recommended an acquisition proposal; (ii) Primo or any of its subsidiaries has intentionally and materially breached its respective non-solicitation obligations; or (iii) Primo has breached, failed to perform or violated its covenants under the merger agreement or any of the representations and warranties of Primo have become inaccurate in a manner that would result in the failure of certain of the closing conditions and such breach or failure to perform is not capable of being cured by the outside date, or if capable of being cured is not cured by Primo within 30 days after receipt of written notice from Cott; provided that Cott is not in material breach of the merger agreement.

Termination by Primo

The merger agreement may be terminated at any time before the acceptance time by Primo (i) in order to accept a superior offer, enter into a binding agreement to consummate a transaction constituting such superior offer approved by Primo’s board of directors and pay a termination fee, as described below; provided that Primo has complied with the non-solicition covenants; (ii) if Cott or the Purchaser has breached, failed to perform or violated its covenants under the merger agreement or any of the representations and warranties of Cott or the Purchaser have become inaccurate, in each case, where it would reasonably be expected to have a material adverse effect, and such breach or failure to perform is not capable of being cured by the outside date, or if capable of being cured is not cured by Cott within 30 days after receipt of written notice from Primo; provided that Primo is not in material breach of the merger agreement; or (iii) if the closing conditions have been satisfied or waived at the expiration date and Purchaser has failed to consummate the offer within five business days following the expiration date.

Termination Fee

The merger agreement provides that Primo will pay Cott a termination fee equal to $18,940,000 within two business days if, and only if:

•

prior to or substantially concurrently with the termination of the merger agreement by Primo and execution of a binding agreement to consummate a superior transaction, the merger agreement is terminated by Primo in order to accept a superior offer;

•

within two business days of termination (i) the merger agreement is terminated by Cott in the event of an adverse change recommendation by Primo’s board of directors or a breach by Primo or any of its subsidiaries of their respective non-shop obligations (each, a “triggering event”) and such termination is within ten calendar days of such triggering event; (ii) the merger agreement is terminated by Cott or Primo as a result the expiration of the offer due to the non-satisfaction of one or more offer conditions or if the acceptance time has not occurred and it is within ten calendar days after the occurrence of a triggering event; or (iii) by Cott or Primo, if the acceptance time shall not have occurred by the outside date and it is within ten calendar days of the occurrence of a triggering event; or

•

the merger agreement is terminated by Cott, an acquisition proposal becomes publicly disclosed or otherwise communicated to the Primo board of directors prior to such termination, and within twelve months of such termination Primo has entered into a definitive agreement with respect to such acquisition proposal or consummated such acquisition proposal, upon the earlier to occur of two business days after entry into a definitive agreement relating to such acquisition proposal or concurrently with the consummation of such acquisition proposal.

In no event will Primo be obligated to pay the termination fee on more than one occasion.

Expenses

Under the terms of the merger agreement, whether or not the offer and the mergers are consummated, all costs and expenses incurred in connection with the offer, the mergers, the merger agreement and the other transactions will be paid by the party incurring or required to incur such expenses.

Effect of Termination

In the event of termination of the merger agreement, the merger agreement, other than specified provisions that survive, will become void, and there will be no liability or further obligation on the part of Cott, the Purchaser, Merger Sub 2 or Primo, provided that no party will be relieved of liability for any fraud or a willful breach of the merger agreement.

Enforcements and Remedies

Under the merger agreement, the parties have agreed that, prior to the valid termination of the merger agreement, each party will be entitled to:

•	an injunction or injunctions to prevent any breaches or threatened breaches of the merger agreement;

•	specifically enforce the terms and provisions of the merger agreement; and

•	any further relief to which such party is entitled at law or in equity.

The merger agreement also provides that the termination of the agreement does not relieve any party from liability for common law fraud or willful breach of the merger agreement. Failure by Cott to satisfy its obligation to accept for payment or pay for shares following satisfaction of the offer conditions, and any failure of Cott to cause the mergers to be effected following satisfaction of the merger conditions, will be deemed to constitute a willful breach of the merger agreement.

Amendments and Waivers of Merger Agreement

At any time prior to the acceptance time, any provision of the merger agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by Primo, Cott, the Purchaser, Merger Sub 2 and Holdings or, in the case of a waiver, by the party waiving such provision. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right under the merger agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the merger agreement.

TENDER AND SUPPORT AGREEMENTS

The following summary describes certain material provisions of the support agreements, the form of which is attached to this document as Annex B and incorporated into this document by reference. This summary may not contain all of the information about the support agreements important to Primo stockholders, and Primo stockholders are encouraged to read the form of support agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the support agreements and not this summary.

The summary of the support agreements is intended to provide information regarding the terms of the support agreements and is not intended to modify or supplement any factual disclosures about Cott or Primo in their public reports filed with the SEC. In particular, the form of support agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to such agreements. The support agreements include representations, warranties and covenants of the parties thereto made solely for the benefit of such parties. The assertions embodied in those representations and warranties were made solely for purposes of the contracts among the parties to the support agreements and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Cott or Primo’s SEC filings or may have been used for purposes of allocating risk among the parties rather than establishing matters as facts. Primo stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the parties to the agreements.

Concurrently with the execution of the merger agreement on January 13, 2020, Cott and the Purchaser entered into the support agreements with Primo’s directors and executive officers (the “supporting stockholders”), pursuant to which each of the supporting stockholders agreed during the term of his, her or its respective support agreement, among other things:

(i)	to tender or cause to be tendered all outstanding shares of Primo common stock owned by the supporting stockholder no later than 10 business days following commencement of the offer;

(ii)

with respect to any additional shares of Primo common stock acquired after commencement of the offer, but before the acceptance time, to tender or cause to be tendered such additional shares no later than two business days following the acquisition of such additional shares;

(iii)	not to withdraw such shares of Primo common stock from the offer unless the support agreement is terminated in accordance with its terms; and

(iv)

to certain restrictions on directly or indirectly selling, transferring, assigning, pledging, hypothecating, tendering, encumbering or otherwise disposing of any such shares of Primo common stock during the period commencing on January 13, 2020 and ending on (and including) the expiration date of the support agreement, subject to certain exceptions.

Each of the support agreements terminates upon the earlier of: (a) the first effective time, (b) the termination of the merger agreement pursuant to its terms, (c) such date and time the merger agreement is amended in any manner adverse in any material respect to such stockholder (including any reductions in the price payable for the shares of Primo common stock, the form of consideration to be paid by or on behalf of Parent or Purchaser for the shares of Primo common stock or the maximum amounts of cash consideration or stock consideration that the supporting stockholder is or may be entitled to receive under the merger agreement) without the supporting stockholder’s consent, and (d) the expiration of the offer without Purchaser having accepted for payment the shares of Primo common stock tendered in the offer.

Each supporting stockholder also agreed with Cott to elect the stock consideration with respect to the tendered shares, except to the extent of mixed consideration elections to generate adequate cash to fund withholding obligations on vesting shares.

The supporting stockholders beneficially owned in the aggregate approximately 10.4% of outstanding Primo common stock as of January 10, 2020.

MARKET INFORMATION AND DIVIDEND MATTERS

Market Information

Cott common shares are listed on the NYSE under the symbol “COT” and the TSX under the symbol “BCB.” Primo common stock is listed on Nasdaq under the symbol “PRMW.” The following table sets forth, for the periods indicated, as reported by the NYSE and Nasdaq, respectively, the per share intraday high and low sales prices of each company’s common stock.

	Cott Common Shares				Primo Common Stock
	High	Low	Dividend		High	Low	Dividend
2017
First Calendar Quarter	$12.60	$10.34	$0.06		$15.39	$11.80	—
Second Calendar Quarter	$14.77	$11.94	$0.06		$13.78	$10.74	—
Third Calendar Quarter	$16.18	$13.69	$0.06		$13.86	$10.87	—
Fourth Calendar Quarter	$17.77	$14.25	$0.06		$13.45	$10.47	—

2018
First Calendar Quarter	$17.34	$14.32	$0.06		$13.48	$11.16	—
Second Calendar Quarter	$16.75	$14.06	$0.06		$19.23	$11.52	—
Third Calendar Quarter	$17.06	$14.81	$0.06		$20.72	$16.15	—
Fourth Calendar Quarter	$16.26	$13.34	$0.06		$18.24	$13.27	—

2019
First Calendar Quarter	$15.92	$13.63	$0.06		$16.12	$12.84	—
Second Calendar Quarter	$15.63	$12.72	$0.06		$16.35	$10.70	—
Third Calendar Quarter	$13.67	$11.72	$0.06		$15.02	$10.88	—
Fourth Calendar Quarter	$14.13	$12.21	$0.06		$12.59	$9.54	—

2020
First Calendar Quarter (through January 24, 2020)	$14.96	$13.33	—	(1)	$14.86	$10.83	—

(1)	Cott has not yet declared a dividend with respect to the first quarter of 2020.

On January 10, 2020, the trading day prior to the public announcement of the execution of the merger agreement, the closing price per share of Primo common stock on Nasdaq was $11.09, and the closing price per Cott common share on the NYSE was $14.12. On January 24, 2020, the most recent practicable trading date prior to the filing of this document, the closing price per share of Primo common stock on Nasdaq was $14.75, and the closing price per Cott common share on the NYSE was $14.89 and on the TSX was CAD 19.57. Primo stockholders should obtain current market quotations for shares of Primo common stock and Cott common shares before deciding whether to tender their Primo shares in the offer.

As of January 24, 2020, 39,788,916 shares of Primo common stock were issued and outstanding.

Dividends

The timing, declaration, amount of, and payment of any dividends by Cott is within the discretion of the Cott board of directors. The Cott board of directors has declared a quarterly cash dividend of $0.06 per common share in each quarter during 2017, 2018 and 2019. Cott intends to pay a regular quarterly dividend on its common shares subject to, among other things, the best interests of its shareowners, its results of operations, cash balances and future cash requirements, financial condition, statutory regulations and covenants set forth in its outstanding indebtedness, as well as other factors that the Cott board of directors may deem relevant from time to time.

Primo has never paid or declared cash dividends on its common stock and does not expect to do so in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information of Cott consists of the unaudited pro forma condensed combined statements of operations for the nine months ended September 28, 2019, as well as for the twelve months ended December 29, 2018, December 30, 2017, December 31, 2016 and an unaudited pro forma condensed combined balance sheet as of September 28, 2019. The following unaudited pro forma condensed combined financial information represents the pro forma impacts of the probable disposition of Cott’s Coffee business and the acquisition of Primo, both described in the following paragraphs.

Probable Disposition of Coffee, Tea and Extract Solutions Business

As part of Cott’s strategic planning process Cott’s board approved the evaluation of certain strategic alternatives for the Coffee business, including a sale, to transition Cott into a pure-play water solutions provider. Cott has retained advisors to execute this strategy and has conducted a process to canvass the market for potential purchasers of the Coffee business. As of the date of this prospectus/offer, Cott has entered into an exclusivity agreement with a potential purchaser of the Coffee business. Negotiations are ongoing. As a result, the probable disposition of the Coffee business met the held for sale criteria in the first quarter of fiscal year 2020 and, because it represents a strategic shift that will have a major effect on Cott’s operations and financial results, will be reported in discontinued operations.

The Primo Acquisition

On January 13, 2020, Cott announced that it has entered into a definitive agreement pursuant to which Cott will acquire Primo for an aggregate consideration of approximately $775 million, which includes assumed debt of Primo that will be repaid by Cott and excludes certain Primo transaction costs that will be paid by Cott. The purchase price will be paid in cash and Cott common shares. Primo is a leading provider of water dispensers, purified bottled water, and self-service refill drinking water in the U.S. and Canada.

Cott will pay a total of approximately $216 million in cash to Primo stockholders, funded with the proceeds from the probable disposition of the Coffee business or proceeds of a new term debt issuance, and issue approximately 26.8 million new common shares to Primo stockholders. Cott has obtained financing commitments of up to $400 million from Deutsche Bank AG, New York Branch to support the payment of the acquisition price and the refinancing of Primo’s debt. The commitment is in the form of a seven-year senior secured term loan credit facility carrying interest of LIBOR plus 2.50% or ABR, as defined, plus 1.50%, at the option of Cott. For purposes of the unaudited pro forma condensed combined balance sheet, Cott assumed that proceeds from the probable disposition of the Coffee business will be used to fund the Primo acquisition.

Basis for Pro Forma Information

The unaudited pro forma condensed combined balance sheet data as of September 28, 2019 gives effect to the probable disposition of the Coffee business and the Primo acquisition, as if each occurred on September 28, 2019. The unaudited pro forma condensed combined statements of operations data for the nine months ended September 28, 2019 and for the year ended December 29, 2018, assume that the Primo acquisition was consummated on December 31, 2017. In addition, the unaudited pro forma condensed combined statements of operations data for all periods presented give effect to the proposed disposition of the Coffee business assuming the transaction was consummated on January 3, 2016.

Cott’s historical financial data for the years ended December 29, 2018, December 30, 2017 and December 31, 2016 and as of and for the nine-month period ended September 28, 2019 is derived from Cott’s audited financial statements for the year ended December 29, 2018 and its unaudited interim consolidated financial statements for the nine months ended September 28, 2019, respectively, each of which is incorporated by reference into this document.

The historical financial data for Primo and its subsidiaries for the year ended December 31, 2018 and for the nine-months ended September 30, 2019 is derived from its audited consolidated financial statements for the year ended December 31, 2018 and its unaudited condensed interim consolidated financial statements for the nine-months ended September 30, 2019, respectively, each of which is incorporated by reference into this document.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the probable disposition of the Coffee business, (ii) directly attributable to the acquisition of Primo, (iii) factually supportable, and (iv) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined entities.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the audited consolidated financial statements of Cott as of and for the years ended December 29, 2018, December 30, 2017 and December 31, 2016, included in Cott’s Annual Report on Form 10-K filed with the SEC on February 27, 2019 and incorporated by reference into this document;

•

the unaudited condensed consolidated financial statements of Cott as of and for the nine month period ended September 28, 2019, included in Cott’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2019 and incorporated by reference into this document;

•

the audited consolidated financial statements of Primo as of and for the year ended December 31, 2018, included in Primo’s Annual Report on Form 10-K filed with the SEC on March 6, 2019 and incorporated by reference into this document; and

•

the unaudited condensed consolidated financial statements of Primo as of and for the nine month period ended September 30, 2019, included in Primo’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2019 and incorporated by reference into this document;

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Cott treated as the accounting acquirer, and Accounting Standards Codification 205, Presentation of Financial Statements, Discontinued Operations, Other Presentation Matters.

The unaudited pro forma condensed combined financial information will differ from the final acquisition accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized, the assumed proceeds from the probable disposition of the Coffee business and related pro forma adjustments described in the accompanying notes are estimates based upon information and assumptions available as of the date of this prospectus/offer. Furthermore, accounting for income taxes in accordance with Accounting Standards Codification 740, Income Taxes, is preliminary and deferred tax assets and liabilities may change when final fair value adjustments and additional information is considered. Also, the definitive determination of the fair value of assets acquired and liabilities assumed will occur on the date of acquisition, which will also have an impact on the final acquisition accounting, and ultimately on goodwill. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Primo acquisition and probable disposition of the Coffee business had been completed as of the dates set forth above, nor is it indicative of the future results of the combined entities. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined entities following the Primo acquisition and the transactions related thereto. The unaudited pro forma condensed combined statements of operations do not reflect any revenue or cost savings from synergies that may be achieved with respect to the transactions, or the impact of non-recurring items, including synergies, directly related to the Primo acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 28, 2019

(dollars in millions)

	Historical
	As of September 28, 2019	As of September 30, 2019	Pro Forma Adjustments
	Cott Corporation	Primo Water Corporation	Reclassification Adjustments	Sale of Coffee Business		Acquisition Adjustments		Financing Adjustments		Pro Forma Adjusted
ASSETS			4(a)	4(b)
Current Assets
Cash & cash equivalents	$143.6	$2.0	$—	$398.1	4(c)	$(421.2	) 4(l)	$(14.0	) 4(n)	$83.8
				(24.7)
Accounts receivable, net of allowance	312.6	27.0	—	(55.2)		(5.6	) 4(i)	—		278.8
Inventories	126.2	11.9	—	(62.8)		3.1	4(f)	—		78.4
Prepaid expenses and other current assets	29.1	7.4	—	(8.4)		—		—		28.1

Total current assets	611.5	48.3	—	247.0		(423.7)		(14.0)		469.1
Bottles, net	—	5.7	(5.7)	—		—		—		—
Property, plant and equipment, net	640.9	108.2	4.3	(88.5)		—		—		664.9
Operating lease right-of-use-assets	198.6	5.0	—	(17.5)		—		—		186.1
Goodwill	1,152.2	94.7	—	(124.5)		251.6	4(f)	—		1,374.0
Intangibles assets, net	696.4	74.5	1.4	(106.3)		285.5	4(f)	—		951.5
Note receivable, net of current portion	—	3.1	(3.1)	—		—		—		—
Deferred tax assets	0.1	—	—	—		—		—		0.1
Other long-term assets, net	21.1	0.7	3.1	—		—		—		24.9

Total assets	$3,320.8	$340.2	$—	$(89.8)		$113.4		$(14.0)		$3,670.6

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$96.3	$—	$—	$—		$—		$(14.0	) 4(n)	$82.3
Current maturities of long-term debt	5.1	11.6	—	(0.6)		(9.5	) 4(g)	—		6.6
Accounts payable and accrued liabilities	445.6	—	38.9	(82.1)		(5.6	) 4(i)	—		409.8
				—	4(d)	13.0	4(j)
Accounts payable	—	31.6	(31.6)	—		—		—		—
Accrued expenses and other current liabilities	—	9.2	(9.2)	—		—		—		—
Current operating lease obligations	37.7	—	1.9	(4.7)		—		—		34.9

Total current liabilities	584.7	52.4	—	(87.4)		(2.1)		(14.0)		533.6
Long-term debt	1,243.0	186.6	—	(1.2)		(181.6	) 4(g)	—		1,246.8
Operating lease obligations	166.2	3.2	—	(13.1)		—		—		156.3
Deferred tax liabilities	126.4	—	—	(33.2)		7.6	4(f)	—		122.7
				21.9	4(d)
Other long-term liabilities	58.6	1.2	—	(3.2)		—		—		56.6

Total liabilities	2,178.9	243.4	—	(116.2)		(176.1)		(14.0)		2,116.0
Equity
Preferred Stock	—	—	—	—		—		—		—
Common shares	890.5	—	—	—		399.4	4(m)	—		1,289.9
Additional paid-in capital	75.8	424.9	—	—		(424.9	) 4(h)	—		75.8
Retained earnings (accumulated deficit)	265.0	(326.7)	—	22.4	4(e)	326.7	4(h)	—		274.3
						(13.1	) 4(k)
Accumulated other comprehensive loss	(89.4)	(1.4)	—	4.0	4(e)	1.4	4(h)	—		(85.4)

Total equity	1,141.9	96.8	—	26.4		289.5		—		1,554.6

Total liabilities and equity	$3,320.8	$340.2	$—	$(89.8)		$113.4		$(14.0)		$3,670.6

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 28, 2019

(dollars in millions, except for share and per share amounts)

	Historical
	Nine Months Ended September 28, 2019	Nine Months Ended September 30, 2019	Pro Forma Adjustments
	Cott Corporation	Primo Water Corporation	Reclassification Adjustments	Sale of Coffee Business		Acquisition Adjustments		Pro Forma Adjusted
			5(a)	5(b)
Revenue, net	$1,794.3	$236.3	$—	$(438.9)	5(c)	$(35.4)	5(d)	$1,556.3
Cost of sales	872.1	174.5	13.4	(317.7)	5(c)	(35.4)	5(d)	706.9

Gross profit	922.2		(13.4)	(121.2)		—		849.4
Selling, general and administrative expenses	837.1	27.1	9.9	(111.4)		1.0	5(e)	763.7
Loss on disposal of property, plant and equipment, net	4.6	—	0.1	0.1		—		4.8
Acquisition and integration expenses	10.2	—	0.4	(0.2)		—		10.4
Special items	—	2.2	(2.2)	—		—		—
Depreciation and amortization	—	21.5	(21.5)	—		—		—
Impairment charges and other	—	0.1	(0.1)	—		—		—

Operating income	70.3	10.9	—	(9.7)		(1.0)		70.5
Other expense, net	6.9	—	—	0.2		—		7.1
Interest expense, net	58.6	8.7	—	(0.3)		(8.7)	5(f)	58.3

Income (loss) from continuing operations before income taxes	4.8	2.2	—	(9.6)		7.7		5.1
Income tax expense	11.5	—	—	(3.1)		2.0	5(g)	10.4

Net (loss) income from continuing operations	(6.7)	2.2	—	(6.5)		5.7		(5.3)

Net loss from continuing operations per common share
Basic	$(0.05)							$(0.03)	5(h)
Diluted	$(0.05)							$(0.03)	5(h)
Weighted average common shares outstanding (in thousands)
Basic	135,395					26,826		162,221
Diluted	135,395					26,826		162,221

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 29, 2018

(dollars in millions, except for share and per share amounts)

	Historical
	For the year ended December 29, 2018	For the year ended December 31, 2018	Pro Forma Adjustments
	Cott Corporation	Primo Water Corporation	Reclassification Adjustments	Sale of Coffee Business		Acquisition Adjustments		Pro Forma Adjusted
			5(a)	5(b)
Revenue, net	$2,372.9	$302.1	$—	$(581.9)	5(c)	$(41.9)	5(d)	$2,051.2
Cost of sales	1,197.3	215.5	15.3	(429.9)	5(c)	(41.9)	5(d)	956.3

Gross profit	1,175.6		(15.3)	(152.0)		—		1,094.9
Selling, general and administrative expenses	1,092.1	35.2	9.4	(137.1)		2.9	5(e)	1,002.5
Loss on disposal of property, plant and equipment, net	9.4	—	0.7	(0.7)		—		9.4
Acquisition and integration expenses	15.3	—	0.6	1.9		—		17.8
Special items	—	0.7	(0.7)	—		—		—
Depreciation and amortization	—	24.6	(24.6)	—		—		—
Impairment charges and other	—	68.4	(0.7)	—		—		67.7

Operating income (loss)	58.8	(42.3)	(0.0)	(16.1)		(2.9)		(2.5)
Other income, net	(42.9)	—	—	0.9		—		(42.0)
Interest expense, net	77.6	21.4	—	—		(21.4)	5(f)	77.6

Income (loss) before income taxes	24.1	(63.7)	—	(17.0)		18.5		(38.1)
Income tax (benefit) expense	(4.8)	(8.9)	—	(3.1)		(5.4)	5(g)	(22.2)

Net income (loss) from continuing operations	28.9	(54.8)	—	(13.9)		23.9		(15.9)

Net income (loss) from continuing operations per common share
Basic	$0.21							$(0.10)	5(h)
Diluted	$0.21							$(0.10)	5(h)
Weighted average common shares outstanding (in thousands)
Basic	139,097					26,826		165,923
Diluted	141,436					26,826		165,923

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 30, 2017

(dollars in millions, except for share and per share amounts)

	Historical
	Cott Corporation	Sale of Coffee Business	Pro Forma Adjusted
		5(b)
Revenue, net	$2,269.7	$(602.2)	$1,667.5
Cost of sales	1,142.0	(440.8)	701.2

Gross profit	1,127.7	(161.4)	966.3
Selling, general and administrative expenses	1,043.2	(141.9)	901.3
Loss on disposal of property, plant and equipment, net	10.2	(0.5)	9.7
Acquisition and integration expenses	30.4	(3.1)	27.3

Operating income	43.9	(15.9)	28.0
Other income, net	(8.0)	1.2	(6.8)
Interest expense, net	85.5	—	85.5

(Loss) income before income taxes	(33.6)	(17.1)	(50.7)
Income tax benefit	(30.0)	1.0	(29.0)

Net (loss) income from continuing operations	(3.6)	(18.1)	(21.7)

Net loss from continuing operations per common share
Basic	$(0.03)		$(0.16)	5(h)
Diluted	$(0.03)		$(0.16)	5(h)
Weighted average common shares outstanding (in thousands)
Basic	139,078		139,078
Diluted	139,078		139,078

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2016

(dollars in millions, except for share and per share amounts)

	Historical
	Cott Corporation	Sale of Coffee Business	Pro Forma Adjusted
		5(b)
Revenue, net	$1,623.2	$(228.0)	$1,395.2
Cost of sales	773.1	(162.5)	610.6

Gross profit	850.1	(65.5)	784.6
Selling, general and administrative expenses	806.2	(55.6)	750.6
Loss (gain) on disposal of property, plant and equipment, net	6.6	0.5	7.1
Acquisition and integration expenses	27.8	(5.1)	22.7

Operating income	9.5	(5.3)	4.2
Other expense, net	5.6	(3.8)	1.8
Interest expense, net	43.0	0.4	43.4

(Loss) income before income taxes	(39.1)	(1.9)	(41.0)
Income tax expense (benefit)	21.2	32.4	53.6

Net (loss) income from continuing operations	(60.3)	(34.3)	(94.6)

Net loss from continuing operations per common share
Basic	$(0.47)		$(0.74)	5(h)
Diluted	$(0.47)		$(0.74)	5(h)
Weighted average common shares outstanding (in thousands)
Basic	128,290		128,290
Diluted	128,290		128,290

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial information presented above gives effect to the probable disposition of the Coffee business and the acquisition of Primo, subject to the assumptions set out herein. The historical financial information of Cott and Primo are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The probable disposition of the Coffee business qualifies for presentation as discontinued operations in the first quarter of fiscal year 2020 under Accounting Standards Codification (ASC-205-20-45 Presentation of Financial Statements, Discontinued Operations, Other Presentation Matters). Certain historical financial information of Primo has been reclassified to conform to the presentation of historical financial information of Cott. However, the pro forma financial statements may not reflect all the adjustments necessary to conform the accounting policies of Primo to those of Cott, which will take place after the acquisition is completed.

The unaudited pro forma condensed combined balance sheet at September 28, 2019 was prepared using the historical unaudited consolidated balance sheets of Cott and Primo as of September 28, 2019 and September 30, 2019, respectively. Cott’s historical financial information for the years ended December 29, 2018, December 30, 2017, December 31, 2016 and as of and for the nine-month period ended September 28, 2019 is derived from Cott’s Form 10-K and 10-Q filed with the SEC on February 27, 2019 and November 7, 2019, respectively. The historical financial information for Primo for the year ended December 31, 2018 and as of and for the nine-month period ended September 30, 2019 is derived from its Form 10-K and 10-Q filed with the SEC on March 6, 2019 and November 6, 2019, respectively.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the probable disposition of the Coffee business, (ii) directly attributable to the acquisition of Primo, (iii) factually supportable, and (iv) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the combined entities. The pro forma adjustments have been prepared to illustrate the estimated effect of the transactions, and certain other adjustments.

The unaudited pro forma condensed combined balance sheet data as of September 28, 2019 gives effect to the probable disposition of the Coffee business and the acquisition of Primo as if each occurred on September 28, 2019. The unaudited pro forma condensed combined statements of operations data for the years ended December 29, 2018, December 30, 2017, December 31, 2016 and the nine-months ended September 28, 2019 assume that the probable disposition of the Coffee business consummated on January 3, 2016 and the acquisition of Primo consummated on December 31, 2017.

The pro forma adjustments for the acquisition of Primo are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition of Primo and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the respective acquisition close, and could result in a significant change to the unaudited pro forma condensed combined financial information, including goodwill and amortization and depreciation expense.

Unless otherwise noted, all amounts are in millions of U.S. dollars.

2. The probable disposition of the Coffee business

The estimated cash proceeds from the probable disposition of the Coffee business is based on the anticipated sale price of the business less estimated transaction costs.

Estimated cash proceeds of the probable disposition	$405.0
Less: estimated transaction costs	(6.9)

Total cash proceeds less transaction costs	$398.1

3. Calculation of Purchase Consideration and Preliminary Purchase Price Allocation of the Primo Acquisition

Estimated Purchase Consideration

The aggregate consideration of $775 million includes the purchase price to be paid in cash and Cott common shares (valued using a five day volume weighted average price) to the Primo shareholders and cash paid to retire outstanding indebtedness on behalf of Primo. A preliminary estimate of the purchase consideration, based on the closing price per Cott common share on January 24, 2020, is as follows:

Cash to holders of Primo common stock	$216.0
Common shares issued to holders of Primo common stock	399.4
Cash paid to retire outstanding indebtedness on behalf of Primo	192.1
Settlement of pre-existing relationship (see note 4(i))	5.6

Estimated purchase consideration	$813.1

There is no working capital adjustment as part of the Primo acquisition. In addition, pursuant to the merger agreement, each outstanding unvested Primo equity award, other than any unvested LTPP units, will automatically and without any action on the part of the holder, be canceled in exchange for an equity award under a Cott equity incentive plan to purchase a number of Cott common shares based on the equity award exchange ratio. Cott has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary to arrive at fair value at this time; however, the impact is not expected to be material in the context of the Primo acquisition. Any corresponding adjustment may result in the recognition of an incremental component of purchase consideration transferred, which is not currently reflected in the preliminary estimated purchase consideration.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Primo are recorded at the acquisition date fair values and added to those of Cott. The pro forma adjustments are based on preliminary estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of the acquisition date and have been prepared to illustrate the estimated effect of the purchase of Primo. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Primo based on Primo’s September 30, 2019 balance sheet, with the excess recorded as goodwill:

Assets Acquired
Cash & cash equivalents	$2.0
Accounts receivable	27.0
Inventories	15.0
Prepaid expenses and other current assets	7.4
Property, plant and equipment	112.5
Operating lease right-of-use-assets	5.0
Intangibles assets	361.4
Other long-term assets	3.8

Total assets	$534.1

Liabilities Assumed
Current maturities of long-term debt	2.1
Accounts payable and accrued liabilities	46.3
Current operating lease obligations	1.9
Long-term debt	5.0
Operating lease obligations	3.2
Deferred tax liabilities	7.6
Other long-term liabilities	1.2

Total Liabilities	$67.3

Net assets acquired (a)	$466.8

Estimated purchase consideration (b)	813.1

Estimated goodwill (b) - (a)	$346.3

Cott is still in the process of validating and performing valuations for the assets acquired and liabilities assumed. Preliminary identifiable intangible assets in the pro forma financial statements consist of intangibles derived from customer relationships and trade names. Acquired intangible assets of Primo have both indefinite and definite lives. The amortization related to definite lived intangible assets is reflected as a pro forma adjustment, as further described in Note 5(e). The identifiable intangible assets’ estimated fair value and related amortization estimates are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods in which the amortization expense is recorded ultimately will be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the Primo acquisition may differ significantly between periods based upon the final value assigned, and amortization methodology used, for each identifiable intangible asset. In addition, the determination of the fair value of Primo’s property, plant and equipment and operating lease right-of-use assets and obligations has not been finalized. The final determination of the fair value of these assets and obligations could result in a significant change in the fair value of these assets and obligations upon the completion of the formal valuation and as other studies are finalized.

The deferred income tax assets have been adjusted to tax effect the difference between the carrying value and fair value of Primo’s assets acquired and liabilities assumed by Cott using a blended statutory tax rate of 25.5%. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities in each of the jurisdictions in which Primo operates.

Goodwill represents the excess of the preliminary estimated purchase consideration over the fair value of the net assets acquired. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Only a portion of the goodwill recognized in the Primo acquisition is expected to be deductible for tax purposes.

The final determination of the purchase price allocation of the Primo acquisition will be based on Primo’s net assets acquired as of the date of closing of the Primo acquisition. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

4. Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)

Certain historical financial information of Primo has been reclassified to conform to the presentation of historical financial information of Cott. Adjustments include: reclassification of bottles, net into property, plant and equipment, net; reclassification of software from property, plant and equipment, net into intangible assets, net; reclassification of notes receivable, net of current portion into other long-term assets, net; reclassifications of accrued expenses and other current liabilities to current operating lease obligations and accounts payable and accrued liabilities; and reclassification of accounts payable to accounts payable and accrued liabilities.

(b)	Represents the assets and liabilities of the Coffee business that are subject to probable disposition.

(c)	Estimated cash proceeds of $405.0 million less anticipated transaction costs of $6.9 million.

(d)

The tax expense and related taxes payable associated with the probable disposition is estimated at $21.9 million and nil, respectively. The tax expense and related taxes payable were calculated by considering (a) the cash proceeds in excess of the estimated U.S. tax basis of the shares sold, (b) tax-deductible transaction costs, (c) the existing U.S. net operating loss carryforwards and (d) the acquired Primo U.S. net operating loss carryforwards subject to Section 382 limitations. The U.S. taxable gain will be included within Cott’s 2020 U.S. federal and state tax returns. Therefore, the U.S. taxable gain and the related taxes payable are subject to change based on the actual results related to ongoing 2020 activity within the U.S.

(e)	The gain on the probable disposition of the Coffee business assuming Cott had completed the probable disposition as of September 28, 2019 is as follows:

Estimated cash proceeds from the probable disposition	$398.1
Net assets sold	(349.8)
Accumulated Other Comprehensive Loss	(4.0)
Pre-tax gain on sale	44.3
Tax expense	(21.9)

After-tax gain on sale	$22.4

The gain on probable disposition includes the recognition of the accumulated other comprehensive loss from discontinued operations. These amounts include $4.0 million related to hedging transactions.

As the gain is related to the probable disposition and use of the proceeds and does not have a continuing impact on Cott’s operations, the gain is only reflected in retained earnings on the unaudited pro forma condensed combined balance sheet. The gain on sale, based on the September 28, 2019 balance sheet, will likely be different from the actual gain on sale that would be realized at the closing of the probable disposition because of the differences in the carrying value of assets and liabilities at the closing date, including the potential for an adjustment for working capital, and the estimation of transaction costs in determining the net cash proceeds from the probable disposition.

(f)	Reflects the acquisition method of accounting based on the estimated fair value of the assets of Primo as discussed in Note 3 above.

Inventories	$3.1
Goodwill - Elimination	(94.7)
Goodwill - Addition	346.3
Intangible assets - Elimination	(74.5)
Intangible assets - Addition	360.0
Deferred tax liability - Elimination	—
Deferred tax liability - Addition	7.6

The adjustment to the change in fair value of inventories results from the fair value increase in inventories of $3.1 million. After the Primo acquisition, the step-up in the inventories fair value of $3.1 million will increase cost of sales over approximately one month as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of operations because it does not have a continuing impact.

Primo currently has a valuation allowance against their U.S. net deferred tax asset position of $65.5 million. Upon acquisition, Cott is expecting to reverse this valuation allowance based on the anticipated net deferred tax liability position for the combined U.S. group. The valuation allowance reversal is offset by $73.1 million of deferred tax liabilities recorded as a result of the intangible asset step up adjustments booked for U.S. GAAP purposes. Primo’s Canadian operations are expected to remain in a valuation allowance after the acquisition.

The determination of the fair value of Primo’s property, plant and equipment and operating lease right-of-use assets and obligations has not been finalized. The final determination of the fair value of these assets and obligations could result in a significant change in the fair value of these assets and obligations upon the completion of the formal valuation and as other studies are finalized.

(g)

These amounts represent payments on behalf of Primo to retire outstanding indebtedness and elimination of capitalized debt financing fees, which were required to be repaid as a result of the Primo acquisition.

Payments to retire outstanding indebtedness
Current maturities of long-term debt	$9.5
Long-term debt	182.6

Total	$192.1

Capitalized debt financing fees included in long-term debt	$(1.0)

(h)	Reflects the elimination of Primo’s historical equity accounts.

(i)	Represents receivable at Cott due from Primo and payable at Primo due to Cott that are extinguished.

(j)	Represents liabilities assumed related to Primo transaction expenses.

(k)

Represents adjustments to retained earnings for $13.1 million of estimated acquisition costs and bridge loan financing fees incurred in relation to the financing commitment available to fund the Primo acquisition.

(l)	Represents cash paid to sellers of $216.0 million, cash paid to extinguish Primo debt of $192.1 million and Cott transaction costs of $13.1 million.

(m)	Represents common shares issued to sellers in the amount of $399.4 million.

Under the terms of the merger agreement, Primo common stockholders will be entitled to receive, at the election of the holder, (i) $5.04 in cash and 0.6549 Cott common shares or (ii) $14.00 in cash or (iii) 1.0229 Cott common shares (in each case (ii) and (iii), subject to proration as set forth in the merger agreement).

For purposes of the unaudited pro forma condensed combined balance sheet, the estimated amount of Cott common shares issued to holders of Primo common stock is based on 26.8 million Cott common shares issued times the closing price per Cott common share on January 24, 2020. A 10% change in the closing price per Cott common share would increase or decrease the estimated fair value of share consideration transferred by approximately $39.9 million.

(n)

Represents estimated repayment of a portion of the outstanding borrowings under Cott’s asset-based lending credit facility (the “ABL facility”) required in conjunction with the probable disposition of the Coffee business.

5. Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(a)

Certain historical financial information of Primo has been reclassified to conform to the presentation of historical financial information of Cott. Adjustments include: reclassification of depreciation and amortization into cost of sales or selling, general and administrative expenses; reclassification of special items to selling, general and administrative expenses or acquisition and integration expenses depending on the nature of the expense and reclassification of loss on disposal of property, plant and equipment, net out of impairment charges and other and into the respective financial statement line item.

(b)

Represents the elimination of revenues and expenses associated with the Coffee business for the nine months ended September 28, 2019 and the years ended December 29, 2018, December 30, 2017 and December 31, 2016.

(c)

Revenue, net and cost of sales have been adjusted by $4.5 million and $5.7 million for the nine months ended September 28, 2019 and for the year ended December 29, 2018, respectively, to eliminate the impact of intercompany sales from the Coffee business to Cott that are normally eliminated upon consolidation. These sales have no impact on gross margin or operating income, however, are expected to continue subsequent to the sale at similar terms. There were no such sales in the years ended December 30, 2017 and December 31, 2016.

(d)	The sales of products and services from Cott to Primo were $35.4 million and $41.9 million for the nine months ended September 28, 2019 and for the year ended December 29, 2018, respectively.

(e)

Represents adjustment to record straight line amortization expense related to identifiable intangible assets, except for customer relationships which is being amortized based upon the periods over which the economic benefits of the asset is expected to be realized.

The net adjustment to SG&A for the amortization of intangible assets is as follows:

	Nine Months Ended September 28, 2019	Year Ended December 29, 2018
Reversal of Primo historical intangible asset amortization	$(4.8)	$(5.1)
Amortization of acquired identifiable intangible assets	5.8	8.0

Pro forma intangible asset amortization expense adjustment	$1.0	$2.9

The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful life of each:

Intangible Assets	Estimated Fair Value	Estimated Useful Life
Customer relationships	$220.0	20 years
Trademarks and trade names	140.0	Indefinite

Total	$360.0

For purposes of valuing the intangible assets, the income approach was primarily used. Specifically, the relief from royalty method was used to value the trademarks and trade names, and the multi-period excess earnings method was used to value the customer relationships.

The estimated effect of amortization of the customer relationships on the operating results for the five years following the acquisition is expected to be as follows:

	Year 1	Year 2	Year 3	Year 4	Year 5
Amortization of customer relationships	$8.0	$7.7	$8.2	$8.4	$7.6

(f)

Represents the elimination of interest expense on the existing Primo indebtedness, which will be paid off at the closing of the merger. The decrease in interest expense for the nine months ended September 28, 2019 and the year ended December 29, 2018 was approximately $8.7 million and $21.4, respectively.

(g)

Primo currently has a valuation allowance against their U.S net referred tax asset position. Cott recorded an income tax benefit of $10.2 million in the unaudited pro forma condensed combined statement of operations for the year ended December 29, 2018 for the valuation allowance reversal expected to occur upon acquisition. This amount is partially offset by income tax expense of $4.8 million resulting from the tax impact related to the acquisition adjustments .The Primo acquisition adjustments were tax effected at a tax rate of 25.5%

(h)

Represents pro forma basic and diluted loss per share (“EPS”). To calculate diluted EPS, any impact of the potential dilutive instruments (i.e. stock options, performance-based RSUs and time based RSUs) would be antidilutive as these would decrease the loss per share. As such, the basic and diluted EPS are the same for the pro forma periods presented.

Pro Forma Basic and Diluted Loss Per Common Share	Nine Months Ended September 28, 2019	For the Year Ended December 28, 2018	For the Year Ended December 30, 2017	For the Year Ended December 31, 2016
Pro forma net loss from continuing operations	$(5.3)	$(15.9)	$(21.7)	$(94.6)
Weighted average outstanding shares (basic and dilutive, in thousands)	162,221	165,923	139,078	128,290
Basic and diluted loss per share	$(0.03)	$(0.10)	$(0.16)	$(0.74)

The weighted average outstanding shares for both the fiscal year ended December 29, 2018 and the nine months ended September 28, 2019 include the weighted average effect of approximately 26.8 million shares issued to holders of Primo common stock in connection with the acquisition of Primo. All of these shares for purposes of determining pro forma loss per share are recorded as if the shares were issues on December 31, 2017.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the offer and the mergers to U.S. holders and non-U.S. holders (each as defined below) of Primo common stock who exchange shares of Primo common stock for the transaction consideration pursuant to the offer and/or the first merger, and of the ownership and disposition of Cott common shares received by U.S. holders upon the consummation of the transactions. This discussion is limited to such holders who hold their Primo common stock, and who will hold their Cott common shares, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also assumes that Cott will not be treated as a U.S. corporation or a surrogate foreign corporation under Section 7874 of the Code. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Primo common stock in light of their particular facts and circumstances and does not apply to holders of Primo common stock that are subject to special rules under the U.S. federal income tax laws (including, for example, banks, thrifts, mutual funds or other financial institutions, dealers or brokers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax or the Medicare contribution tax on net investment income, U.S. expatriates, former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold shares of Primo common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, except to the extent specifically set forth below, holders who own, or are deemed to own, five percent or more, by voting power or value, of the outstanding Primo common shares or, after the transactions, the outstanding Cott common shares, holders who exercise appraisal rights, and holders who acquired their shares of Primo common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan). This discussion does not address any considerations under U.S. federal tax laws other than those pertaining to income tax, nor does it address any considerations under any state, local or non-U.S. tax laws or under the unearned income Medicare contribution.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Primo common stock or Cott common shares, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of Primo common stock or Cott common shares should consult their tax advisors regarding the tax consequences of the offer and the mergers to them and the ownership and disposition of the Cott common shares.

ALL HOLDERS OF PRIMO COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGERS, AS WELL AS THE OWNERSHIP AND DISPOSITION OF THE COTT COMMON SHARES, INCLUDING, IN EACH CASE, THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Primo common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Primo common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Offer and the Mergers to U.S. Holders

Cott and Primo intend and anticipate that the acquisition of Primo common stock in exchange for Cott common shares and cash pursuant to the offer and the mergers will qualify as a “reorganization” under Section 368(a) of the Code, and that the relevant requirements of Section 367(a) of the Code that apply to reorganizations involving non-U.S. corporations will also be met. Assuming that is the case, the amount of any gain or income recognized by Primo stockholders in the transactions should generally not exceed the amount of cash consideration they receive.

For the transactions to qualify as a reorganization under Section 368(a) of the Code, certain requirements must be met. Among other things, (1) the offer and the mergers must be treated as a single integrated transaction (2) the share consideration must generally be no less than forty percent of the total consideration received by Primo stockholders in the transactions (based on the value of Cott’s stock at the time of signing of the merger agreement), (3) Cott needs to acquire substantially all of Primo’s assets, and (4) Cott needs to continue Primo’s business enterprise after the acquisition, in each case as determined and defined for purposes of and under Section 368 of the Code.

Because Cott is a non-U.S. corporation, certain additional requirements will also need to be met under Section 367(a) of the Code for Primo stockholders to avoid being taxed on the receipt of Cott common shares. These include the requirements that (1) the Cott shares received by Primo stockholders in the transactions must amount to less than 50% of Cott’s outstanding shares immediately after the transactions, (2) the overall fair market value of Cott’s net assets at the time of the transactions must exceed that of Primo’s net assets, and (3) Cott must have conducted an active trade or business outside the United States for at least the past 36 months, which Cott does not intend to substantially dispose of or discontinue, in each case as determined and defined for purposes of and under Section 367 of the Code.

There is one additional requirement under Section 367(a) of the Code that will need to be met for any Primo stockholder who owns five percent or more (by vote or value) of Cott’s outstanding common shares immediately after the transactions to qualify for non-recognition treatment with respect to the transactions. In particular, such a five-percent stockholder would also need to execute and file with the IRS an agreement to recognize additional gain in certain circumstances, including if Cott was to dispose of the acquired Primo business within five years. Cott does not anticipate that there will actually be any such Primo stockholder, and, in any event, the requirement of a five-year gain recognition agreement would apply only to that particular stockholder in such a case. Each Primo stockholder is urged to consult with his or her tax advisor regarding the tax consequences of the transactions to them, including in light of the different rules and potential treatment that generally apply to such a stockholder.

The application of the relevant requirements under Sections 367(a) and 368(a) of the Code to the transactions is subject to legal and factual uncertainties, and neither Cott nor Primo have sought or will seek any ruling from the

IRS regarding those or any other tax matters relating to the offer and the mergers. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to those summarized above.

The U.S. federal income tax consequences of the offer and the mergers to U.S. holders will vary depending on whether the U.S. holder receives solely cash, solely Cott common shares, or a combination of cash and Cott common shares. At the time that a U.S. holder makes an election to receive cash or Cott common shares, the U.S. holder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the tax consequences to each U.S. holder will not be ascertainable with certainty until the U.S. holder knows the amount of cash and/or Cott common shares that will be received as a result of the transaction. Assuming that the applicable requirements under Sections 367(a) and 368(a) of the Code are met, the U.S. federal income tax consequences will be as follows:

•

a U.S. holder whose Primo common stock is exchanged for or converted into solely cash in the transaction will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the Primo common stock exchanged;

•

a U.S. holder whose Primo common stock is exchanged for or converted into solely Cott common shares will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of a fractional share of Cott common shares;

•

a U.S. holder whose Primo common stock is exchanged for or converted into a combination of Cott common shares and cash (other than cash received in lieu of fractional Cott common shares) in exchange for shares of Primo common stock pursuant to the offer and/or the first merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Cott common shares and cash received by the U.S. holder exceeds such U.S. holder’s adjusted tax basis in the shares of Primo common stock surrendered and (ii) the amount of cash received by such U.S. holder (in each case excluding any cash received in lieu of fractional shares in Cott common shares, which shall be treated as discussed below);

•

the aggregate tax basis of Cott common shares received pursuant to the offer and the first merger (including any fractional Cott common shares deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the shares of Primo common stock surrendered in exchange therefor, decreased by the amount of cash received (excluding any cash received instead of fractional Cott common shares), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or dividend income, as discussed below), excluding any gain recognized with respect to any fractional Cott common shares for which cash is received, as discussed below; and

•

the holding period of Cott common shares received in exchange for shares of Primo common stock (including any fractional Cott common shares deemed received and exchanged for cash, as discussed below) will include the holding period of the Primo common stock for which it is exchanged.

If a U.S. holder of Primo common stock acquired different blocks of shares of Primo common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of shares of Primo common stock and such U.S. holder’s basis and holding period in its Cott common shares may be determined with reference to each block of shares of Primo common stock. Any such holder should consult its tax advisors regarding the manner in which cash and Cott common shares received in the offer and the first merger should be allocated among different blocks of shares of Primo common stock and with respect to identifying the bases or holding periods of the particular Cott common shares received.

Any gain recognized by a U.S. holder of Primo common stock in connection with the offer and the mergers generally will constitute capital gain or loss and will constitute long-term capital gain or loss if such U.S. holder has held the shares of Primo common stock surrendered for more than one year as of the date of the exchange. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder actually or constructively owns Cott common shares in addition to the Cott common shares received pursuant to the offer and/or the first merger, then under certain circumstances the recognized gain could be deemed “effectively equivalent to a dividend” for federal income tax purposes, in which case such gain might be recharacterized as dividend income for the U.S. holder. Because the possibility of dividend treatment depends, in part, upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, holders of Primo common stock who also own Cott common shares (or are related to an individual or entity that owns Cott common shares) should consult their tax advisors regarding the application of the foregoing rules.

A U.S. holder of shares of Primo common stock who receives cash instead of a fractional Cott common share will generally be treated as having received the fractional share pursuant to the offer or the first merger, as applicable, and then as having sold that fractional Cott common share for cash. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional Cott common share. Gain or loss recognized with respect to cash received in lieu of a fractional Cott common share will generally constitute capital gain or loss, and will constitute long-term capital gain or loss if, as of the date of the exchange, the holding period for such share is greater than one year. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of the Offer and the Mergers to Non-U.S. Holders

In general, the U.S. federal income tax consequences of the offer and the mergers to non-U.S. holders that receive a combination of Cott common shares and cash in exchange for shares of Primo common stock pursuant to the offer and/or the first merger will be the same as those described above for U.S. holders, except that, subject to the discussion below regarding potential dividend treatment, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the offer and the first merger unless:

•

such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met; or

•

Primo is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period for Primo common stock, and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax at a rate of thirty percent (30%) (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a thirty percent (30%) rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

With respect to the third bullet point above, Primo does not believe it is, or has been during the past five years, a United States real property holding corporation. Moreover, even if Primo is treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of shares of Primo common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of Primo’s common stock at all times within the shorter of (x) the five-year period preceding the disposition or (y) the holder’s holding period and (2) shares of Primo common stock are regularly traded on an established securities market. If any gain realized by a non-U.S. holder in connection with the offer and the first merger is taxable because Primo is a United States real property holding corporation and the non-U.S. holder’s ownership of Primo common stock exceeds five percent, the non-U.S. holder will be subject to U.S. federal income tax (but not withholding) on such disposition generally in the manner applicable to U.S. holders.

If a non-U.S. holder actually or constructively owns Cott common shares in addition to the Cott common shares received pursuant to the offer and/or the first merger, then under certain circumstances the recognized gain could be deemed “effectively equivalent to a dividend” for U.S. federal income tax purposes, in which case such gain might be recharacterized as dividend income for the non-U.S. holder. Any such dividend income not effectively connected with a U.S. trade or business of the non-U.S. holder may be subject to U.S. federal withholding tax at the rate of 30% (or such lower rate specified by an applicable tax treaty if the non-U.S. holder provides the documentation required to claim benefits under such tax treaty to the applicable withholding agent). Because the possibility of dividend treatment, and U.S. federal withholding tax, depends, in part, upon each Non-U.S. holder’s particular circumstances, including the application of constructive ownership rules, non-U.S. holders of Primo common stock who also own Cott common shares (or are related to an individual or entity that owns Cott common shares) should consult their tax advisors regarding the application of the foregoing rules.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder of Primo common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding. Non-U.S. holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. The amount of any backup withholding will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the offer and the mergers. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of Primo common stock should consult their own tax advisors as to the specific tax consequences of the offer and the mergers to them, including tax reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of Cott Common Shares

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of the Cott common shares for U.S. holders who receive such Cott common shares pursuant to the transactions.

Taxation of Distributions with Respect to Cott Common Shares to U.S. Holders

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by Cott with respect to the Cott common shares (including the amount of non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. holder’s gross income in the year received (or deemed received), but only to the extent such distributions are paid out of Cott’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As such, assuming that (i) Cott is not and does not become a passive foreign investment company (as discussed below) and either (ii) (A) Cott is eligible for the benefits of the Canada-United States Income Tax Convention (1980) (the “Treaty”) or (B) the Cott common shares continue to be listed on the NYSE, dividends paid by Primo to non-corporate U.S. holders generally are expected to be taxable at the preferential rates applicable to long-term capital gains, provided that the holders hold their common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends paid by Primo generally will not be eligible for the dividends-received deduction available to certain U.S. corporate shareowners.

Distributions in excess of Primo’s current and accumulated earnings and profits will be treated first as a nontaxable return of capital reducing each U.S. holder’s tax basis in Cott common shares. Any distribution in excess of that tax basis will be treated as capital gain and will be either long-term or short-term capital gain depending upon whether the U.S. holder has a holding period for the Cott common shares (including the holding period for Primo shares exchanged therefor) of more than twelve months at the time such dividend is received.

If any distributions are paid in Canadian dollars, the amount includible in gross income by a U.S. holder will be the U.S. dollar value of each such distribution, calculated by reference to the spot rate of exchange in effect on the date of actual or constructive receipt of the payment, regardless of whether the payment is actually converted into U.S. dollars on such date. If any Canadian dollars actually or constructively received by a U.S. holder are later converted into U.S. dollars, the U.S. holder may recognize gain or loss on the conversion. Such foreign currency gain or loss, if any, will be U.S.-source ordinary income or loss.

Subject to the discussion below, dividends will generally be foreign-source and considered “passive category” income, and non-U.S. taxes withheld therefrom, if any, may be creditable against the U.S. Holder’s U.S. federal income tax liability, subject to applicable limitations. However, if 50% or more of the Cott common shares, by voting power or value, is owned, directly, indirectly or by attribution, by U.S. persons, then dividends (or a portion thereof) paid by Cott in each taxable year may be treated as U.S.-source income to the extent that Cott has more than an insignificant amount of U.S. source income. A U.S. holder that qualifies for the benefits of the Treaty generally may elect to treat as foreign-source income any portion of a dividend that otherwise would be treated as U.S.-source income under these rules, although the amount so treated will be subject to certain special limitations in the computation of the foreign tax credit. The rules governing the foreign tax credit are complex and the availability of the credit is subject to various limitations. U.S. holders should consult their own tax advisors as to the availability of the foreign tax credit in their particular circumstances.

Taxation of Sale, Exchange or Other Taxable Disposition of Cott Common Shares by U.S. Holders

Assuming that Cott is not and does not become a passive foreign investment company (as discussed below), a U.S. holder generally will recognize capital gain or loss upon the sale, exchange or other taxable disposition of Cott common shares measured by the difference between the amount received and the U.S. holder’s adjusted tax basis in the Cott common shares, in each case as determined in U.S. dollars. Any gain or loss will be long-term capital gain or loss if the U.S. holder has a holding period for the common shares (including the holding period of Primo shares exchanged therefor) of more than twelve months at the time of such sale, exchange or other taxable disposition, and generally will be U.S.-source gain or loss. Long-term capital gains of noncorporate U.S. holders generally are eligible for preferential rates of taxation. A U.S. holder’s ability to deduct capital losses is subject to limitations.

The amount realized by a cash-basis U.S. holder that receives foreign currency in connection with a sale, exchange or other taxable disposition of Cott common shares will be based upon the U.S. dollar value of the foreign currency received with respect to the Cott common shares as determined on the settlement date of such sale, exchange or other taxable disposition. An accrual-basis U.S. holder may elect the same treatment required of a cash-basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions) with respect to a sale, exchange or other taxable disposition of common shares, provided that the election is applied consistently from year to year. Such an election cannot be changed without the consent of the IRS. An accrual-

basis U.S. holder that does not elect to be treated as a cash-basis taxpayer for this purpose may recognize a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received prevailing on the date of such sale, exchange or other taxable disposition and the value prevailing on the date of payment. Any such currency gain or loss generally will be treated as ordinary income or loss and as U.S.-source income or loss.

Passive Foreign Investment Company Considerations

U.S. holders generally will be subject to a special, adverse tax regime that would differ in certain material respects from the tax treatment described above with respect to a U.S. holder’s ownership and disposition of the Cott common shares if Cott is, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. Although the determination of whether Cott is a PFIC is made annually based on the composition of the assets and income of Cott in existence at such time and consequently is subject to change, Primo does not believe that it is, nor does Primo expect to become, a PFIC for U.S. federal income tax purposes. However, there can be no assurance that the IRS will not successfully challenge this position or that Cott will not become a PFIC at some future time as a result of changes in Cott’s assets, income or business operations. Holders should consult their own tax advisors regarding the adverse tax consequences of owning the Cott common shares if Cott were to be or to become a PFIC and the possibility of making certain elections designed to lessen those adverse consequences.

Backup Withholding and Information Reporting

In general, we must report certain information to the IRS with respect to distributions made on Cott common shares, and payments of the proceeds of the disposition of Cott common shares, to certain non-corporate U.S. holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in Section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Certain U.S. holders that are individuals or certain entities and that own “specified foreign financial assets” with an aggregate value of more than $50,000 (or higher threshold for some married individuals and individuals living abroad) may be required to file an information report (IRS Form 8938) with respect to such assets with their tax returns. Cott common shares generally will constitute specified foreign financial assets subject to these reporting requirements, unless the Cott common shares are held in an account at a financial institution (which, in the case of a foreign financial account, may also be subject to reporting). U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of the Cott common shares, and the significant penalties to which they may be subject for failure to comply.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the principal Canadian federal income tax considerations generally applicable to a Primo stockholder who disposes of Primo common stock and acquires as beneficial owner Cott common shares pursuant to the offer or the first merger and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) is not, and is not deemed to be, resident in Canada for the purposes of the Tax Act or any applicable income tax treaty or convention; (ii) does not and will not use or hold, and is not and will not be deemed to use or hold, the shares of Primo common stock or Cott common shares in connection with carrying on a business in Canada; (iii) does not carry on, and is not deemed to carry on, an insurance business in Canada and elsewhere, for the purposes of the Tax Act; (iv) deals at arm’s length with Primo and Cott; and (v) is affiliated with neither Primo nor Cott (a “Holder”).

This summary is based on the current provisions of the Tax Act in force on the date hereof, and counsel’s understanding of the current administrative policies and assessing practices and policies of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative, regulatory, governmental or judicial decision or action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder and no representations with respect to the income tax consequences to any particular Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, shareholders should consult their own tax advisors with respect to their own particular circumstances.

Disposition of Primo Common Stock

A Holder who disposes of shares of Primo common stock pursuant to offer or the first merger will not be subject to tax under the Tax Act unless such shares constitute taxable Canadian property for the purposes of the Tax Act and the Holder is not entitled to relief under an applicable income tax treaty or convention. See “Taxable Canadian Property,” below. If a share of Primo common stock is taxable Canadian property to a Holder, any disposition of such share may not give rise to tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Holder. Holders whose shares are taxable Canadian property should consult their own tax advisors.

Dividends on Cott Common Shares

Under the Tax Act, dividends paid or credited or deemed to be paid or credited to a Holder on Cott common shares will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends, subject to any reduction in the rate of withholding to which the Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Holder is resident. For example, where a Holder is a resident of the United States, is fully entitled to the benefits under the Canada-United States Income Tax Convention (1980), as amended, and is the beneficial owner of the dividend, the applicable rate of Canadian withholding tax is generally reduced to 15% of the amount of such dividend.

Disposition of Cott Common Shares

A Holder will not be subject to tax under the Tax Act in respect of a disposition of Cott common shares, unless such shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Holder at the time of disposition and the Holder is not entitled to relief under an applicable income tax treaty or convention. See “Taxable Canadian Property,” below. If a Cott common share is taxable Canadian property to a Holder, any disposition of such share may not give rise to tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Holder. Holders whose shares are taxable Canadian property should consult their own tax advisors.

Taxable Canadian Property

Shares of Primo common stock and Cott common shares will not constitute “taxable Canadian property” of a Holder at the time of disposition of such shares for the purposes of the Tax Act if such shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes Nasdaq, the NYSE and the TSX) at that time, unless (a) the shares are deemed to be taxable Canadian property under the Tax Act, or (b) at any time during the 60-month period immediately preceding the disposition of the shares:

(i)	25% or more of the issued shares of any class or series of the share capital of the issuer of such shares were owned by, or belonged to, one or any combination of:

A.	the Holder,

B.	persons with whom the Holder did not deal at arm’s length (within the meaning of the Tax Act), and

C.	partnerships in which the Holder or a person with whom the Holder did not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships, and

(ii)	more than 50% of the fair market value of such shares was derived directly or indirectly from one or any combination of:

A.	real or immovable property situated in Canada,

B.	Canadian resource property (as defined in the Tax Act),

C.	timber resource property (as defined in the Tax Act), and

D.	options in respect of, or interests in, or for civil law rights in, property described above.

DESCRIPTION OF COTT CAPITAL STOCK

As of the date of this document, Cott is authorized to issue:

•	an unlimited number of common shares, no par value per share;

•	an unlimited number of first preferred shares issuable in series;

•	an unlimited number of first series of first preferred shares designated as Series A Convertible First Preferred Shares;

•	an unlimited number of second series of first preferred shares designated as Series B Non-Convertible First Preferred Shares;

•	an unlimited number of second preferred shares issuable in series; and

•

an unlimited number of first series of second preferred shares designated as convertible, participating voting Second Preferred Shares, Series 1 (the first preferred shares, Series A Convertible First Preferred Shares, Series B Non-Convertible First Preferred Shares, second preferred shares and Second Preferred Shares, Series 1 are collectively referred to as the “preferred shares”).

As of January 24, 2020, there were 134,828,109 Cott common shares and no preferred shares outstanding.

The following summary describes the material terms of Cott’s capital stock but is not complete and is qualified by reference to the articles of amalgamation of Cott, as amended (its “articles”), and the second amended and restated by-law no. 2002-1 of Cott, as amended (the “2002-1 by-laws”) and by-law no. 2002-2 of Cott (the “2002-2 by-laws” and together with 2002-1 bylaws, its “by-laws”). See “Where To Obtain Additional Information.”

Common Shares

The holders of Cott common shares are entitled to one vote per share on all matters to be voted on by the common shareowners. The holders of Cott common shares are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares voting for the election of directors can elect all directors. Subject to preferences of any outstanding shares of preferred stock, the holders of Cott common shares are entitled to receive ratably any dividends Cott’s board of directors may declare out of funds legally available for the payment of dividends. If Cott is liquidated, dissolved or wound up, the holders of Cott common shares are entitled to share pro rata in all assets remaining after payment of, or provision for, liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of Cott common shares have no pre-emptive rights or rights to convert their common shares into any other securities. There are no redemption or sinking fund provisions applicable to the common shares. All outstanding common shares are fully paid and non-assessable.

Preferred Shares

Pursuant to its articles, Cott’s board of directors has the authority, without further action by the stockholders, to issue an unlimited number of both convertible and non-convertible preferred shares, which it issued in 2014 to finance a portion of the purchase price for an acquisition. All outstanding preferred shares were redeemed in 2015 for cash, and Cott has no plans to reissue those securities.

Pre-emptive Rights

Under Canadian law, a stockholder is not entitled to pre-emptive rights to subscribe for additional issuances of common stock or any other class or series of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the articles of amalgamation. Cott’s articles do not provide that Cott shareowners are entitled to pre-emptive rights.

Anti-Takeover Effects of Certain Provisions of Cott’s Articles and Cott’s By-laws

Provisions of Cott’s articles, Cott’s by-laws, Cott’s shareholder rights plan and Canadian law could have the effect of delaying or preventing a third party from acquiring Cott, even if the acquisition would benefit Cott’s shareowners. These provisions may delay, defer or prevent a tender offer or exchange offer or takeover attempt of Cott that a shareowner might consider in the shareowner’s best interest, including those attempts that might result in a premium over the market price for the shares held by Cott shareowners. These provisions are intended to enhance the likelihood of continuity and stability in the composition of Cott’s board of directors and in the policies formulated by the board of directors and to reduce vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of Cott’s outstanding shares, or an unsolicited proposal for Cott’s restructuring or sale of all or part of Cott’s business.

Unlimited Authorized but Unissued Common Shares and Preferred Shares

Unlimited authorized but unissued common shares and preferred shares are available for Cott’s board of directors to issue without shareowner approval. As noted above, the board of directors, without shareowner approval, has the authority under Cott’s articles to issue preferred shares with rights superior to the rights of the holders of common shares. As a result, preferred shares could be issued quickly, adversely affect the rights of holders of common shares and be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. Cott may use the unlimited authorized common shares or preferred shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of Cott’s unlimited authorized but unissued common shares and preferred shares could render more difficult or discourage an attempt to obtain control of Cott by means of a proxy contest, tender offer or exchange offer, merger or other transaction.

Shareowner Action; Special Meetings of Shareowners

Cott’s articles and by-laws provide that no action shall be taken by the shareowners except at an annual or special meeting of the shareowners called in accordance with Cott’s by-laws and or by written resolution signed by all shareowners entitled to vote on such resolution at a meeting of the shareowners, subject to a written statement with respect to the subject matter of the resolution submitted by a director or Cott’s auditor in accordance with Canadian law.

Cott’s articles also provide that special meetings of Cott’s shareowners may be called only by Cott’s board of directors, the chairman of the board of directors, the chairman of the executive committee or the president. However, the CBCA provides that shareowners of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of the shareowners for the purposes stated in such requisition. Upon receiving the requisition, the board of directors shall call a meeting of shareowners, unless (1) the board of directors have set a record date or called for a shareowners’ meeting and notice of this date has been given in accordance with the CBCA, or (2) the business of the meeting stated in the requisition clearly appears (a) to have as its primary purpose the enforcement of a personal claim or redress of a personal grievance against the corporation or its directors, officers or security holders or (b) not to relate in a significant way to the business or affairs of the corporation.

Shareholder Rights Plan

Cott is party to a shareholder rights plan agreement, pursuant to which one common share purchase right was issued for each outstanding Cott common share. Upon the occurrence of a transaction or event resulting in the beneficial ownership of 20% or more of the outstanding Cott common shares by one person, other than Cott or a subsidiary of Cott, and subject to certain other exceptions, purchase rights beneficially owned by such acquiring person or its affiliates will become void and the purchase rights (other than those beneficially owned by the acquiring person and its affiliates) entitle the holder to purchase, at a predetermined exercise price, that number of common shares having an aggregate market price equal to twice the exercise price, subject to adjustment in certain circumstances.

The shareholder rights plan must be reconfirmed at every third annual meeting of Cott’s shareowners following the 2018 Annual and Special Meeting of Shareowners or will otherwise terminate on the date of such third annual meeting. Notwithstanding the foregoing, the purchase rights will terminate on the close of business on May 1, 2028.

Advance Notice Requirements for Shareowner Proposals and Director Nominations

Cott’s by-laws provide that shareowners seeking to nominate candidates for election as directors at a meeting of shareowners must provide Cott with timely written notice of their proposal. Cott’s by-laws also specify requirements as to the form and content of a shareowner’s notice. These provisions may preclude shareowners from making nominations for directors at an annual meeting of shareowner.

Amendment to Cott’s Articles and Cott’s By-laws

Under the CBCA, an amendment to the articles of amalgamation generally requires the approval of not less than two-thirds of the votes cast by shareowners who voted in respect of that resolution. The CBCA further provides that, unless the articles, by-laws or a unanimous shareowner agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. When the directors amend or repeal a by-law, they are required to submit the change to the shareowners at the next meeting. Shareowners may confirm, reject, or amend the by-laws amendment or repeal by a resolution passed by a majority of the votes cast by the shareowners who voted in respect of that resolution.

Canadian Law

The CBCA does not contain a comparable provision to Section 203 of the DGCL’s anti-takeover law. However, certain Canadian securities regulatory authorities, including the Ontario Securities Commission, have addressed related party transactions in Multilateral Instrument 61-101—Take-Over Bids and Special Transactions, or “MI 61-101.” In a related party transaction, an issuer acquires or transfers an asset or treasury securities, or assumes or transfers a liability, from or to a related party in one or any combination of transactions. A related party is defined in the policies to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. MI 61-101 requires detailed disclosure in the proxy material sent to security holders in connection with a related party transaction. In addition, subject to certain exceptions, the policies require the proxy material to include a formal valuation of the subject matter of the related party transaction and any non-cash consideration and a summary of the valuation. The policies also require, subject to certain exceptions, that the shareowners of the issuer, other than the related party and its affiliates, separately approve the transaction.

Transfer Agent and Registrar

The transfer agent and registrar for Cott’s common shares is Computershare Trust Company of Canada.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Primo is a Delaware corporation organized under the DGCL and Cott is a Canadian corporation organized under the Canada Business Corporations Act (the “CBCA”). Upon completion of the transactions, holders of Primo common stock may receive Cott common shares as partial or full consideration for their shares of Primo common stock. As a result, upon completion of the transactions, the rights of holders of Primo common stock who become holders of Cott common shares in connection with the transactions will be governed by the CBCA, Cott’s articles and Cott’s by-laws.

The following is a summary comparison of the material differences between:

•	the current rights of Primo stockholders under the DGCL and Primo’s certificate of incorporation and bylaws, each as amended to date, and

•	the current rights of Cott shareowners under the CBCA and Cott’s articles of amalgamation and by-laws, each as amended to date.

Although Cott and Primo believe that this summary covers the material differences between the two companies’ stockholder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Cott shareowners and Primo stockholders, and it is qualified in its entirety by reference Cott’s and Primo’s respective certificates of incorporation and bylaws, which are filed as exhibits to the registration statement of which this document forms a part and incorporated into this document by reference, the DGCL, the CBCA, the rules and regulations of the SEC and the various other documents of Cott and Primo referred to in this summary. In addition, the characterization of some of the differences in the rights of Cott shareowners and Primo stockholders as material is not intended to indicate that other differences do not exist or are not important. See “Where To Obtain Additional Information.”

	Cott	Primo
Authorized Capital Stock	Cott’s articles of amalgamation authorize Cott to issue an unlimited number of common shares, no par value per share, and an unlimited number of first preferred shares, Series A Convertible First Preferred Shares, Series B Non-Convertible First Preferred Shares, second preferred shares and Second Preferred Shares, Series 1 (collectively, the “preferred shares”), no par value per share. Cott’s board of directors has the authority to issue one or more series of preferred shares, having terms designated by Cott’s board of directors. As of January 24, 2020, there were 134,828,109 Cott common shares outstanding and no preferred shares issued or outstanding. Cott common shares are listed on the NYSE and the TSX.	Primo’s certificate of incorporation authorizes Primo to issue 70,000,000 shares of common stock, $0.001 per value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, having terms designated by Primo’s board of directors. As of January 24, 2020, there were 39,788,916 shares of Primo common stock outstanding and no preferred stock issued or outstanding. Primo common stock is listed on the Nasdaq.

Dividends	Under the CBCA, a corporation may pay a dividend by issuing fully paid shares of such corporation or may	Under the DGCL, a Delaware corporation may, subject to restrictions in its certificate of

	Cott	Primo

pay in money or property. If shares of a corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money shall be added to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

Under the CBCA, a corporation shall not declare or pay a dividend if there are reasonable grounds for believing: (a) that the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of such corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Cott has no legal or contractual obligation to pay dividends. Cott has declared a cash dividend of $0.06 per share for each quarter during the periods presented.

incorporation, pay dividends out of surplus or, if it has no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of a Delaware corporation amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Primo has never paid or declared cash dividends on Primo common stock and it does not expect to do so in the foreseeable future.

Voting Rights	The CBCA provides that, in general, each share of a corporation entitles the holder thereof to receive notice of and vote at each meeting of shareowners. Each Cott common share entitles its holder to one vote on all matters on which common shareowners are entitled to vote.	Under the DGCL, unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Each share of Primo common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote.
Conversion Rights	Cott’s articles permit the Cott board of directors to issue an unlimited number of both convertible and non-convertible preferred shares.	The DGCL and Primo’s charter both permit the board of directors of Primo to designate preferred stock and in connection with such designation fix special rights, which might include conversion rights.

Size of Board of Directors

The CBCA provides that the board of directors of a distributing corporation shall consist of not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Cott’s articles of amalgamation provide that the number of directors will be not less than three nor more

The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by, or in the same manner provided in, the certificate of incorporation or bylaws.

Primo certificate of incorporation provides that the number of directors

	Cott	Primo
	than 15. The exact number of directors within these limits will be fixed from time to time by resolution of the board of directors. Cott’s board of directors currently consists of ten members and would increase to 12 members after the first effective time.	will be not less than three nor more than 12. The exact number of directors within these limits will be fixed from time to time by resolution of the board of directors. Primo’s board of directors currently consists of nine members.

Structure and Term of Board of Directors	The board of directors of Cott is not classified. Directors are elected annually and hold office until his or her successor is elected or until his or her earlier resignation or removal.	Primo’s certificate of incorporation provides that the Primo board of directors shall consist of three classes of directors, as nearly equal in number as possible, each serving a staggered three-year term, with one class of directors coming up for election each year.

Director Qualifications

The CBCA requires that all directors be individuals, of sound mind, not less than the age of 18 and not have the status of bankrupt. Further, according to the CBCA, 25% of the directors of a Canadian corporation must be Canadian residents.

Cott’s by-laws provide that at least 25% of Cott’s directors be Canadian residents or if the corporation has fewer than four directors, at least one director must be a Canadian resident.

The DGCL requires that directors of Delaware corporations be natural persons. Although allowed by the DGCL, Primo has not prescribed any director qualifications.

Election of Directors	The CBCA provides that directors will be elected by ordinary resolution passed at a meeting of the shareowners called for that purpose.	The DGCL provides that directors shall be elected at an annual meeting or at a special meeting called for that purpose.

Vacancies on Board of Directors	The CBCA provides that, subject to any right of the shareowners (or class of shareowners) to fill a vacancy among the directors, as set forth in the articles of amalgamation, a vacancy among the directors may be filled by a vote of the shareowners or by a quorum of directors except when the vacancy results from an increase in the number or the minimum or maximum number of directors or from a failure to elect the number or minimum number of directors provided for in the articles of amalgamation. Each director

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum, or by the stockholders.

Primo’s certificate of incorporation provides that, subject to the rights of holders of preferred stock, vacancies occurring on the board of directors for any reason may be filled only by vote of a majority of the remaining members of the board of directors

	Cott	Primo

appointed or elected to fill a vacancy holds office for the unexpired term of their predecessor.

Cott’s articles of amalgamation provide that the directors may appoint additional directors in accordance with the CBCA or call a special meeting of the shareowners to fill the vacancy.

(and not by the stockholders), although less than a quorum, or by a sole remaining director, at any meeting of the board of directors.

Removal of Directors	The CBCA and Cott’s by-laws provide that the shareowners of a corporation may by a resolution passed by a majority of votes cast by the shareowners who voted in respect of that resolution (an “ordinary resolution”) at a special meeting remove any director or directors from office. Where the holders of any class or series of shares of a Canadian corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareowners of that class or series.	The DGCL and Primo’s certificate of incorporation provide that where the board of directors is divided into classes of directors, as Primo’s board of directors is, a director or the entire board of directors of a Delaware corporation may be removed, but only for cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

Annual Meetings of Stockholders

Under the CBCA, the directors of a Canadian corporation shall call an annual meeting of the shareowners not later than eighteen (18) months after the Canadian corporation comes into existence and subsequently not later than fifteen (15) months after holding the last preceding annual meeting but no later than six (6) months after the end of the corporation’s preceding financial year.

Under Cott’s by-laws, the annual meeting of Cott shareowners is held on such date, at such time and at such place as may be determined by the board of directors, the chairman of the board, the chairman of the executive committee or the president.

Under the DGCL and Primo’s bylaws, the annual meeting of Primo stockholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws. Primo’s bylaws provide that stockholder meetings shall be held on such date, at such time and at such place as may be fixed by the board of directors.

Under the DGCL, if Primo does not hold an annual meeting to elect directors within the thirteen (13)-month period following its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Notice of Annual and Special Meetings of Stockholders	Under the CBCA, notice of the date, time and place of a meeting of	Under the DGCL and Primo’s bylaws, notice of any meeting of

	Cott	Primo

shareowners must be given not less than 21 days and not more than 60 days prior to the meeting to each director, auditor and to each shareowner entitled to vote at the meeting.

Cott’s by-laws require that such notice be given not less than 21 days and not more than 50 days prior to the meeting.

stockholders shall be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Stockholder Action by Written Consent

The CBCA provides that a resolution in writing signed by all the shareowners entitled to vote on that resolution at a meeting of shareowners is as valid as if it had been passed at a meeting of the shareowners. A resolution in writing dealing with all matters required by the CBCA to be dealt with at a meeting of shareowners, and signed by all the shareowners entitled to vote at that meeting, satisfies all the requirements of the CBCA relating to meetings of shareowners.

Cott’s articles and by-laws provide that no action shall be taken by the shareowners except at an annual or special meeting of the shareowners called in accordance with Cott’s by-laws or by written resolution signed by all shareowners entitled to vote on such resolution at a meeting of the shareowners, subject to a written statement with respect to the subject matter of the resolution submitted by a director or Cott’s auditor in accordance with the CBCA.

The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Primo’s certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders, and Primo stockholders do not have the right to act by written consent.

Amendment of Charter and Bylaws	Under the CBCA, an amendment of the articles of a corporation generally requires the approval of not less than two-thirds of the votes cast by shareowners who voted in respect of that resolution. The CBCA further provides that, unless the articles, by-laws or a unanimous shareowner agreement otherwise provide, the directors may, by resolution, make, amend or repeal	Under the DGCL, most amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. If an amendment would increase or decrease the number of authorized shares of such

	Cott	Primo

any by-laws that regulate the business or affairs of the corporation. When the directors amend or repeal a by-law, they are required to submit the change to the shareowners at the next meeting. Shareowners may confirm, reject, or amend the by-laws amendment or repeal by a resolution passed by a majority of the votes cast by the shareowners who voted in respect of that resolution.

Cott’s articles of amalgamation and by-laws do not provide for a different threshold for amendments thereto.

class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. The DGCL also permits a Delaware corporation to include a provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

Primo’s certificate of incorporation provides that the certificate of incorporation may not be amended without a majority of the voting power of all of the outstanding shares of Primo capital stock; provided however, that the affirmative vote from the holders of at least two-thirds of the voting power of the then issued and outstanding capital stock entitled to vote generally at an election of directors is required for certain amendments.

Primo’s certificate of incorporation provides that the board of directors has the power to amend the bylaws.

Fiduciary Duties	The CBCA requires directors and officers of a corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	Directors of Delaware corporations have common law fiduciary duties, which generally consist of duties of loyalty and care. Under Delaware law, the duty of care requires that directors act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires that directors act in good faith, not out of self-interest and in a manner which the directors reasonably believe to be in the best interests of the stockholders.

Limitation on Liability of Directors	According to the CBCA, no provision in a contract, the articles,	The DGCL allows corporations to eliminate or limit the personal

Cott	Primo

by-laws or a resolution relieves a director or officer of a corporation from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof. Any such duty or liability will be alleviated only to the extent that a unanimous shareowner agreement restricts the powers of the directors to manage or supervise the management of, the business and affairs of the corporation.

Under the CBCA, a corporation may indemnify certain persons associated with the corporation against all reasonably incurred costs, charges, and expenses including settlement amounts or judgments in respect of any proceeding in which such individual is involved because of their association with the corporation. Persons capable of being indemnified in such a manner include current and former directors or officers, persons who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

In order to qualify for indemnification such director or officer must:

•  have acted honestly and in good faith with a view to the best interests of the corporation; and

•  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

A corporation may, if the person meets the conditions above and it is approved by a court, also indemnify the person in respect of an action by or on behalf of the corporation. If a liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to Primo or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. Primo’s certificate of incorporation limits the personal liability of its directors to the fullest extent permitted by the DGCL.

The DGCL gives corporations the power to indemnify persons in connection with proceedings that are brought by reason of the fact such person was or is acting pursuant to his or her corporate status. Primo’s certificate of incorporation authorizes the corporation to indemnify (and advance expenses to) its directors, officers and agents, to the fullest extent permitted by the DGCL.

Pursuant to Primo’s bylaws, Primo is required to indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director or employee of Primo, or was serving at the request of Primo as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to

Cott	Primo

person meets the conditions above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that individual ought to have done, that person is entitled to be indemnified by the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation.

Cott’s by-laws provide that Cott shall indemnify each director and officer of Cott, each former director and officer of Cott and each individual who acts or acted at Cott’s request as a director or officer, or each individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Cott or other entity.

the best interests of the corporation; or (2) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Primo’s bylaws also require that Primo indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is fairly and reasonably entitled thereto.

Additionally, the DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. Primo’s bylaws also provide that Primo shall pay expenses actually and reasonably incurred by a current or former director or officer in defending any proceeding with respect to which indemnification may be provided. The DGCL and Primo’s bylaws further provide that Primo may purchase and maintain

	Cott	Primo
insurance on behalf of any director, officer, employee or agent of Primo against any liability asserted against such person and incurred by such person in any such capacity, whether or not Primo would have the power to indemnify such person against such liability.

Shareholder Rights Plan	Cott is party to a shareholder rights plan agreement, pursuant to which one common share purchase right was issued for each outstanding Cott common share. Upon the occurrence of a transaction or event resulting in the beneficial ownership of 20% or more of the outstanding Cott common shares by one person, other than Cott or a subsidiary of Cott, and subject to certain other exceptions, purchase rights beneficially owned by such acquiring person or its affiliates will become void and the purchase rights (other than those beneficially owned by the acquiring person and its affiliates) entitle the holder to purchase, at a predetermined exercise price, that number of common shares having an aggregate market price equal to twice the exercise price, subject to adjustment in certain circumstances. The Cott common shares being issued as transaction consideration will also be accompanied by purchase rights.	Primo does not currently have a stockholder rights plan in place.

Anti-Takeover Provisions	The CBCA does not contain a comparable provision to Section 203 of the DGCL. However, certain Canadian securities regulatory authorities, including the Ontario Securities Commission, have addressed related party transactions in Multilateral Instrument 61-101—Take-Over Bids and Special Transactions, or “MI 61-101.” In a related party transaction, an issuer acquires or transfers an asset or treasury securities, or assumes or transfers a liability, from or to a related party in one or any	Under Section 203 of the DGCL, Primo is prohibited from engaging in a business combination with an interested stockholder (a person owning at least 15% of the voting power of Primo or an affiliate or associate of Primo who was the owner of 15% of the voting power of Primo at any time within the last 3 years) and the affiliates and associates of such person for a period of three years after such interested stockholder became an interested stockholder unless (1) before the stockholder became an

	Cott	Primo
	combination of transactions. A related party is defined in the policies to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. MI 61-101 requires detailed disclosure in the proxy material sent to security holders in connection with a related party transaction. In addition, subject to certain exceptions, the policies require the proxy material to include a formal valuation of the subject matter of the related party transaction and any non-cash consideration and a summary of the valuation. The policies also require that the shareowners of the issuer, other than the related party and its affiliates, separately approve the transaction.	interested stockholder, Primo’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Primo’s outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of Primo.

Appraisal Rights	The CBCA provides that shareowners of a Canadian corporation entitled to vote on certain matters are entitled to exercise dissent rights and be paid for the fair value of the shares in respect of which the shareowner dissents. For this purpose, there is no distinction made between listed and unlisted shares.	Under the DGCL, a stockholder of a Delaware corporation generally has the right to demand an appraisal of their shares by the Delaware Court of Chancery in connection with certain mergers, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the Delaware corporation’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders.

	Cott	Primo

Appraisal rights exist when there is a vote upon matters such as:

•  any amalgamation with another corporation (other than with certain affiliated corporations);

•  an amendment to the corporation’s articles of amalgamation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

•  an amendment to the corporation’s articles of amalgamation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•  a continuance under the laws of another jurisdiction;

•  a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

•  an arrangement proposed by the Corporation where there is a court order permitting a shareowner to dissent; and

•  a “going private” transaction or a “squeeze-out” transaction.

A shareowner is not entitled to dissent if an amendment to the articles is effected by a court order approving reorganization or if an amendment to the articles is effected by a court order made in connection with an oppression remedy.

Cott shareowners will not be entitled to appraisal related to the offer or the mergers.

Even if a Delaware corporation’s stock meets the foregoing requirements (as Primo currently does), the DGCL provides that appraisal rights will be permitted if stockholders of the Delaware corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (2) shares of any other corporation, or depository receipts representing shares of the other corporation, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger will be listed on a national securities exchange or held of record by more than 2,000 holders or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders; or (3) any combination of the foregoing.

See “The Transactions – Primo’s Reasons for the Transactions; Recommendation of Primo’s Board of Directors – Appraisal Rights.”

Oppression Remedy	The CBCA gives a “complainant” such as a shareowner the right to bring a court action against a corporation where conduct has occurred that is oppressive, unfairly prejudicial or that unfairly disregards the interests of any security holder,	The DGCL does not contain a statutory “oppression” remedy, however stockholders who believe they have been wrongfully “oppressed” by a person or persons owning them fiduciary duties may bring equitable claims for breach of

Cott	Primo
creditor, director or officer. The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareowners and other complainants. While conduct that is a breach of fiduciary duties of directors, or that is contrary to the legal right of a complainant, will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that discretion does not depend on a finding of a breach of those legal and equitable rights.	fiduciary duty against the board of directors or a controlling stockholder.

LEGAL MATTERS

The validity of the Cott common shares offered by this document will be passed upon for Cott by Goodmans LLP, Toronto, Ontario.

EXPERTS

The financial statements and financial statement schedule of Cott Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Primo as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this prospectus/offer have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE TO OBTAIN ADDITIONAL INFORMATION

Cott and Primo file annual, quarterly and current reports, proxy statements and other information with the SEC. Cott’s filings are available on its website at www.cott.com, and Primo’s filings are available on its website at www.primo.com. Cott’s and Primo’s public filings are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

Cott has filed a registration statement on Form S-4 with the SEC to register the offer and sale of Cott common shares to be issued in the offer and the first merger. This document is a part of that registration statement. Cott may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, Cott and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. Cott and the Purchaser may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.

The SEC allows Cott to incorporate information into this document “by reference,” which means that Cott and the Purchaser can disclose important information to Primo stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Cott and Primo have previously filed with the SEC. These documents contain important information about Cott and Primo and their financial conditions, businesses, operations and results.

Cott Filings:

Cott Information Incorporated by Reference	Period Covered and/or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 29, 2018, as filed with the SEC on February 27, 2019

Quarterly Report on Form 10-Q	Quarters ended March 30, 2019, as filed with the SEC on May 9, 2019; ended June 29, 2019, as filed with the SEC on August 8, 2019; and ended September 28, 2019, as filed with the SEC on November 7, 2019

The description of Cott’s common stock set forth in Cott’s Registration Statement on Form 8-A	As filed with the SEC on July 25, 2002, together with all amendments and reports filed for the purpose of updating such description

Proxy Statement on Schedule 14A	For the 2019 annual meeting of stockholders, filed with the SEC on March 19, 2019

Current Reports on Form 8-K	Filed with the SEC on: May 2, 2019; December 11, 2019; and January 13, 2020

Primo Filings:

Primo Information Incorporated by Reference	Period Covered and/or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2018, as filed with the SEC on March 6, 2019

Quarterly Report on Form 10-Q	Quarters ended March 31, 2019, as filed with the SEC on May 9, 2019; ended June 30, 2019, as filed with the SEC on August 7, 2019; and ended September 30, 2019, as filed with the SEC on November 6, 2019

The description of Primo’s common stock set forth in Primo’s Registration Statement on Form 8-A	As filed with the SEC on August 11, 2010, together with all amendments and reports filed for the purpose of updating such description

Proxy Statement on Schedule 14A	For the 2019 annual meeting of stockholders, filed with the SEC on March 28, 2019

Current Reports on Form 8-K	Filed with the SEC on: March 5, 2019; May 2, 2019; November 5, 2019; November 27, 2019; and January 13, 2020

Cott also hereby incorporates by reference any additional documents that either it or Primo may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC or the contents of Cott’s and Primo’s websites.

Primo stockholders may obtain any of these documents without charge upon request to the information agent toll-free at (800) 322-2885 or from the SEC at the SEC’s website at www.sec.gov.

Annex A-1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

PRIMO WATER CORPORATION,

a Delaware corporation;

COTT CORPORATION,

a corporation organized under the laws of Canada;

COTT HOLDINGS INC.,

a Delaware corporation;

FORE ACQUISITION CORPORATION,

a Delaware corporation; and

FORE MERGER LLC,

a Delaware limited liability company

Dated as of January 13, 2020

SECTION 1.	THE OFFER	A-1-2

1.1	The Offer	A-1-2

1.2	Company Actions	A-1-7

SECTION 2.	MERGER TRANSACTIONS	A-1-7

2.1	The Mergers	A-1-7

2.2	Effects of the Mergers	A-1-8

2.3	Closing; Effective Times	A-1-8

2.4	Certificate of Incorporation and Bylaws; Directors and Officers	A-1-8

2.5	Tax Consequences	A-1-9

2.6	Conversion of Shares	A-1-9

2.7	Elections; Proration	A-1-9

2.8	Adjustment to Merger Consideration	A-1-11

2.9	Payment for Securities; Surrender of Certificates	A-1-11

2.10	Appraisal Rights	A-1-14

2.11	Treatment of Company Equity Awards; Company Warrants	A-1-14

2.12	Withholding	A-1-16

2.13	Fractional Shares	A-1-16

2.14	Further Action	A-1-17

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-1-17

3.1	Organization, Standing and Power	A-1-17

3.2	Capital Stock	A-1-17

3.3	Subsidiaries	A-1-18

3.4	Authority	A-1-19

3.5	No Conflict; Consents and Approvals	A-1-19

3.6	Company SEC Documents; Financial Statements	A-1-20

3.7	Information Supplied	A-1-21

3.8	No Undisclosed Liabilities	A-1-21

3.9	Absence of Certain Changes or Events	A-1-22

3.10	Title to Assets	A-1-22

3.11	Litigation	A-1-22

3.12	Compliance with Laws and Regulations	A-1-22

3.13	Benefit Plans	A-1-23

3.14	Employment Matters	A-1-25

3.15	Environmental Matters	A-1-26

A-1-i

3.16	Taxes	A-1-27

3.17	Contracts	A-1-29

3.18	Customers and Suppliers; Adequacy of Supply	A-1-30

3.19	Insurance	A-1-31

3.20	Properties	A-1-31

3.21	Intellectual Property	A-1-32

3.22	Related Party Transactions	A-1-33

3.23	Takeover Statutes	A-1-33

3.24	Brokers	A-1-33

3.25	Opinion of Financial Advisor	A-1-33

3.26	Product Liability	A-1-33

3.27	No Other Representations	A-1-34

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS, PURCHASER AND MERGER SUB 2	A-1-34

4.1	Organization, Standing and Power	A-1-34

4.2	Capital Stock	A-1-34

4.3	Subsidiaries	A-1-35

4.4	Authority	A-1-35

4.5	No Violation; Consents	A-1-36

4.6	Reports and Financial Statements	A-1-36

4.7	Information Supplied	A-1-37

4.8	No Undisclosed Liabilities	A-1-38

4.9	Absence of Certain Changes or Events	A-1-38

4.10	Title to Assets	A-1-38

4.11	Litigation	A-1-38

4.12	Compliance with Laws and Regulations	A-1-38

4.13	Benefit Plans	A-1-39

4.14	Employment Matters	A-1-40

4.15	Environmental Matters	A-1-40

4.16	Taxes	A-1-40

4.17	Contracts	A-1-41

4.18	Customers and Suppliers; Adequacy of Supply	A-1-43

4.19	Insurance	A-1-43

4.20	Properties	A-1-43

4.21	Intellectual Property	A-1-43

A-1-ii

4.22	Related Party Transactions	A-1-44

4.23	Brokers	A-1-44

4.24	Stock Ownership	A-1-44

4.25	No Purchaser Activity	A-1-44

4.26	Interest in Shares	A-1-44

4.27	Sufficient Funds; Valid Issuance	A-1-44

4.28	Commitment Letter	A-1-44

4.29	No Other Representations	A-1-45

SECTION 5.	CERTAIN COVENANTS	A-1-45

5.1	Access and Investigation	A-1-45

5.2	Affirmative Obligations of the Company	A-1-46

5.3	Affirmative Obligations of Parent	A-1-46

5.4	Negative Obligations of the Company	A-1-47

5.5	Negative Covenants of Parent and Purchaser	A-1-49

5.6	No Solicitation	A-1-50

SECTION 6.	ADDITIONAL COVENANTS OF THE PARTIES	A-1-52

6.1	Company Board Recommendation	A-1-52

6.2	Filings, Consents and Approvals	A-1-54

6.3	Company ESPP	A-1-55

6.4	Termination of Company 401(k) Plan	A-1-56

6.5	Indemnification of Officers and Directors	A-1-56

6.6	Securityholder Litigation	A-1-57

6.7	Disclosure	A-1-57

6.8	Takeover Laws; Advice of Changes; Consents	A-1-57

6.9	Section 16 Matters	A-1-58

6.10	Tax Matters	A-1-58

6.11	Stock Exchange Delisting; Deregistration	A-1-58

6.12	Employee Matters	A-1-58

6.13	Resignations	A-1-60

6.14	Appointment of Company Directors to Parent Board of Directors	A-1-60

6.15	Name Change; Rebranding	A-1-60

6.16	Financing Covenants	A-1-60

6.17	Further Assurances	A-1-63

SECTION 7.	CONDITIONS PRECEDENT TO THE FIRST MERGER	A-1-63

7.1	No Restraints	A-1-63

A-1-iii

7.2	Consummation of Offer	A-1-63

SECTION 8.	TERMINATION	A-1-63

8.1	Termination	A-1-63

8.2	Effect of Termination	A-1-64

8.3	Expenses; Termination Fees	A-1-65

SECTION 9.	MISCELLANEOUS PROVISIONS	A-1-66

9.1	Amendment	A-1-66

9.2	Waiver	A-1-66

9.3	No Survival of Representations and Warranties	A-1-66

9.4	Entire Agreement; Counterparts	A-1-66

9.5	Applicable Laws; Jurisdiction; Specific Performance; Remedies	A-1-66

9.6	Assignability	A-1-67

9.7	No Third Party Beneficiaries	A-1-67

9.8	Notices	A-1-68

9.9	Severability	A-1-68

9.10	Construction	A-1-69

9.11	Debt Financing Sources	A-1-69

Exhibit A	Certain Defined Terms
Exhibit B	First Surviving Corporation Certificate of Incorporation
Exhibit C	First Surviving Corporation Bylaws
Exhibit D	Commitment Letter

Annex I	Conditions to Offer
Annex II	Form of Tender and Support Agreement

Schedule A	Company Knowledge Individuals
Schedule B	Parent Knowledge Individuals

A-1-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 13, 2020 (the “Agreement Date”), by and among: Cott Corporation, a corporation organized under the laws of Canada (“Parent”); Cott Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Holdings”); Fore Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Merger Sub 2”); Fore Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Merger Sub 2 (“Purchaser”); and Primo Water Corporation, a Delaware corporation (the “Company”) (each of the Company, Purchaser, Merger Sub 2, Holdings and Parent a “Party”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence an exchange offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for the consideration and upon the terms and subject to the conditions set forth herein.

B. Following the consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger (the “First Surviving Corporation”), whereby, except as expressly provided in Section 2.6, (i) each issued and outstanding Share not owned by Parent, Purchaser, or any Acquired Corporation as of the First Effective Time shall be converted into the right to receive the Merger Consideration and (ii) the Company shall become a wholly owned Subsidiary of Merger Sub 2 as a result of the First Merger.

C. Immediately following the First Merger, the First Surviving Corporation shall merge with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”).

D. The Company Board has unanimously (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) agreed that the First Merger shall be governed by Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the recommendation of the Company Board, the “Company Board Recommendation”).

E. The Parent Board has determined that, upon the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are advisable and in the best interest of Parent and its stockholders, and has approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions.

F. The Board of Directors of Purchaser has determined that, upon the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are advisable and in the best interest of Purchaser and its stockholder, and has approved the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions.

G. Each of Parent and the Company acknowledges and agrees that the First Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL and shall be consummated as soon as practicable following the Acceptance Time, subject to the terms and conditions of this Agreement.

H. Each of Parent and the Company acknowledges and agrees that, for U.S. federal income Tax purposes, it is intended that the acquisition of the Shares pursuant to the Offer and the Mergers together constitue a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder

A-1-1

(the “Treasury Regulations”), and this Agreement constitutes and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (including within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a)).

I. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Purchaser entering into this Agreement, certain holders of the Shares (the “Principal Stockholders”) have entered into tender and support agreements, dated as of the Agreement Date, in substantially the form set forth in Annex II, pursuant to which, among other things, each of the Principal Stockholders has agreed to tender his, her or its Shares to Purchaser in the Offer (the “Tender Agreements”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the Agreement Date, but in no event more than 10 Business Days after the Agreement Date, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided, however, that Purchaser shall not be required to commence the Offer if the Company is not prepared to file the Schedule 14D-9 with the SEC substantially contemporaneously with Purchaser’s filing of the Offering Documents with the SEC.

(b) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition (as defined in Annex I) and the satisfaction or waiver by Purchaser of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms. In the Offer, each Share accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive, at the election of the holder: (i) $14.00 in cash (the “Cash Consideration”), (ii) 1.0229 shares of Parent Common Stock (the “Stock Consideration”), or (iii) $5.04 in cash and 0.6549 shares of Parent Common Stock (the “Mixed Consideration”) (each of the Cash Consideration, Stock Consideration and Mixed Consideration, as applicable, the “Offer Consideration”), in each case subject to proration as set forth in Section 1.1(d) and the other provisions of this Section 1.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains terms not inconsistent with those set forth in this Agreement. Purchaser and Parent expressly reserve the right to (i) increase the Offer Consideration, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company (which the Company may withhold in its sole discretion), Purchaser shall not (A) decrease the Offer Consideration, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) change the Minimum Condition, (F) amend, modify, or supplement any of the Offer Conditions in a manner adverse to the holders of the Shares, (G) extend or otherwise change the Expiration Date of the Offer (except to the extent permitted or required pursuant to Section 1.1(e)), (H) provide any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act or (I) take any action (or fail to take any action) that would result in the First Merger not qualifying for consummation pursuant to Section 251(h) of the DGCL. The Offer may not be terminated prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer without the prior written consent of the Company, unless this Agreement is terminated in accordance with Section 8.

A-1-2

(d) Elections; Proration; Fractional Shares.

(i) Subject to the other provisions of this Section 1.1(d), each holder of Shares validly tendered in the Offer shall be entitled to elect (1) the number of Shares which such holder desires to exchange for the right to receive the Mixed Consideration (a “Mixed Election,” and such shares, the “Mixed Election Shares”), (2) the number of Shares which such holder desires to exchange for the right to receive the Cash Consideration (a “Cash Election,” and such shares, the “Cash Election Shares”), and (3) the number of Shares which such holder desires to exchange for the right to receive the Stock Consideration (a “Stock Election,” and such shares, the “Stock Election Shares”). Any Cash Election, Stock Election or Mixed Election shall be referred to herein as an “Election,” and shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a “Form of Election in Offer”), included as part of the letter(s) of election and transmittal accompanying the Offer. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Offer on behalf of their respective beneficial holders.

(ii) Any Election pursuant to the Offer shall have been properly made only if the depositary for the Offer shall have actually received a properly completed Form of Election in Offer by the expiration date of the Offer. Any Form of Election in Offer may be revoked or changed by the authorized Person properly submitting such Form of Election in Offer by written notice received by the depositary for the Offer prior to the expiration date of the Offer. In the event an Election is revoked prior to the expiration date of the Offer, the Shares represented by such Form of Election in Offer shall become Mixed Election Shares (to the extent such Shares remain tendered in the Offer and are not validly withdrawn from the Offer), except to the extent a subsequent election is properly made with respect to any or all of such Shares prior to the expiration date of the Offer. Subject to the terms of this Agreement and of the Form of Election in Offer, the depositary for the Offer shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Offer, and any good-faith decisions of the depositary for the Offer regarding such matters shall be binding and conclusive. None of Parent, Purchaser, the Company or the depositary for the Offer shall be under any obligation to notify any Person of any defect in a Form of Election in Offer.

(iii) Notwithstanding any other provision contained in this Agreement, the Cash Elections and the Stock Elections shall be subject to proration as described in this Section 1.1(d).

(1) The maximum number of Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Cash Consideration shall equal 35.98% of the aggregate number of Shares tendered in the Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Cash Shares in Offer”).

(2) If the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Cash Shares in Offer, such Cash Elections shall be subject to proration as follows: for each such Cash Election, the number of Shares that shall be exchanged for the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Cash Proration Factor, rounded down to the nearest Share. The “Offer Cash Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Offer and (y) the denominator of which shall be the total number of Cash Election Shares validly tendered and not withdrawn in the Offer. The Cash Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Cash Consideration in accordance with this Section 1.1(d)(iii)(2) shall instead be exchanged for the right to receive the Stock Consideration.

(3) The maximum number of Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Stock Consideration shall equal 64.02% of the aggregate number of Shares tendered in the Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Stock Shares in Offer”).

(4) If the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Stock Shares in Offer, such Stock Elections shall be subject to proration as

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follows: for each such Stock Election, the number of Shares that shall be exchanged for the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Stock Proration Factor, rounded down to the nearest Share. The “Offer Stock Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Offer and (y) the denominator of which shall be the total number of Stock Election Shares validly tendered and not withdrawn in the Offer. The Stock Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Stock Consideration in accordance with this Section 1.1(d)(iii)(4) shall instead be exchanged for the right to receive the Cash Consideration.

(iv) All prorations resulting from either Section 1.1(d)(iii)(2) or Section 1.1(d)(iii)(4) shall be applied on a pro rata basis, such that each holder of Shares who validly tenders Cash Election Shares or Stock Election Shares, as applicable, bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by such holder of Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by all holders of Shares.

(v) Each Share validly tendered into the Offer (and not validly withdrawn) but which is not the subject of a valid Election (a “No Election Share”) received prior to the expiration of the Offer shall be deemed to be a Mixed Election Share. In no event shall any Mixed Election Shares or No Election Shares be subject to proration pursuant to Section 1.1(d)(iii)(2) or Section 1.1(d)(iii)(4).

(vi) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Offer, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) pursuant to the Offer shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

(e) Expiration and Extension of the Offer. Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall initially be scheduled to expire at 12:01 a.m., Eastern Time, on the 21st Business Day (for this purpose determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the commencement date of the Offer (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, if permitted hereunder and under applicable Laws, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) the minimum period required by any Law, interpretation or position of the SEC or its staff or an applicable stock exchange or its staff, in each case, applicable to the Offer, and (B) periods of up to 20 Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act or any applicable foreign Antitrust Laws shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied, it being agreed that Purchaser shall not, and Parent shall not be required to cause Purchaser to, extend the Offer pursuant to this clause (iii) on more than two occasions only if all Offer Conditions other than the Minimum Condition are satisfied on the date on which the Offer is scheduled to expire, but the Minimum Condition is not satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

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(f) Payment for Shares. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment, or pay for, any Shares if, as a result, Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition. The consideration in the Offer payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash or shares of Parent Common Stock, as applicable, without interest and subject to reduction for any applicable Taxes required to be deducted or withheld in respect thereof. The Company shall register (and shall use its reasonable best efforts to cause its transfer agent to register) the transfer of Shares accepted for payment immediately after the Acceptance Time (such registration to be effective as of the Acceptance Time). Parent shall cause each of Purchaser and the Surviving Company to perform, on a timely basis, all of Purchaser’s and the Surviving Company’s obligations under this Agreement, and Parent shall be jointly and severally liable with Purchaser and the Surviving Company for the due and timely performance and satisfaction of each of such covenants, obligations and liabilities.

(g) Offer Consideration Adjustment. The Mixed Consideration, the Cash Consideration, the Stock Consideration, the Maximum Cash Shares in Offer, the Offer Cash Proration Factor, the Maximum Stock Shares in Offer and the Offer Stock Proration Factor shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or shares of Parent Common Stock occurring or having a record date on or after the Agreement Date and at or prior to the Acceptance Time, and such adjustment to the Offer Consideration shall provide to the Company Stockholders the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.1(g) shall be construed to permit the Company to take any such action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

(h) Termination of Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within two Business Days of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(i) Schedule TO; Offer Documents; Form S-4.

(i) As promptly as practicable following the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser agree that they shall cause the Schedule TO and all amendments, supplements or exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use its reasonable efforts to cause the Offer Documents as so corrected to be promptly filed with

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the SEC and to be promptly disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(ii) Concurrently with the filing of the Offer Documents with the SEC, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the First Merger (the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) The Offer Documents and the Form S-4 may include a description of the determinations, approvals and recommendations of the Company Board described in this Agreement (and a change to such determinations, approvals and recommendations to the extent applicable at the relevant time). Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies as to form in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Mergers. The Company shall furnish in writing to Parent and Purchaser all information concerning the Acquired Corporations (including financial information) that is reasonably requested by Parent or is required by applicable Law or the rules of the SEC and its staff, including the comment process, to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(i), including providing such reasonable cooperation and information as may be necessary or appropriate to include any pro forma financial statements (to the extent required) in the Offer Documents and the Form S-4 in accordance with the rules of the SEC and its staff. Parent, Purchaser and the Company shall reasonably cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Laws and the rules of the SEC. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or by Nasdaq, the NYSE or the TSX or their respective staff. Unless the Company Board has made a Company Adverse Change Recommendation to the extent permitted by Section 6.1, Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Form S-4 prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has made a Company Adverse Change Recommendation to the extent permitted by Section 6.1, Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good-faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. Purchaser and Parent shall as promptly as practicable respond to any comments of

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the SEC or its staff regarding the Offer Documents or the Form S-4. Parent shall notify the Company promptly of the time when the Form S-4 or any amendment or supplement thereto has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer and the Mergers for offering or sale in any jurisdiction. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Mergers, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

1.2 Company Actions.

(a) Schedule 14D-9. Substantially contemporaneously with the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares (as and to the extent required by applicable Laws) a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements or exhibits thereto, the “Schedule 14D-9”) that (A) unless the Company Board has made a Company Adverse Change Recommendation to the extent permitted by Section 6.1(b), shall reflect the Company Board Recommendation and (B) includes the notice of appraisal rights required to be delivered pursuant to Section 262(d)(2) of the DGCL. The Company shall affirmatively set a record date for the Company Stockholders to receive such notice of appraisal rights in accordance with Section 262(d)(2) of the DGCL and shall disseminate the Schedule 14D-9, including such notice of appraisal rights, to the Company’s stockholders as of such record date. The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and to be promptly disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) Stockholder Lists. The Company shall furnish or cause its transfer agent to promptly furnish to Parent a list, as of the most recent practicable date, of its stockholders of record and non-objecting beneficial holders, mailing labels and any available listing or computer file containing the names and addresses of all record and beneficial holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions), and such other assistance as Parent or its agents may reasonably request in connection with the Offer or the Mergers. The information contained in any such labels, listings and files shall be subject in all respects to the Confidentiality Agreement.

SECTION 2. MERGER TRANSACTIONS

2.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and, in respect of the First Merger, in accordance with Section 251(h) of the DGCL, and, in respect of the Second Merger, in accordance with the Limited Liability Act of the State of Delaware (the “DLLCA”), (a) at the First Effective Time, the Company and Parent shall consummate the First Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease and the Company shall continue as the First Surviving Corporation, and the separate corporate existence of the Company, with all its rights, privileges,

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immunities, powers and franchises, and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of Holdings.

2.2 Effects of the Mergers. The First Merger shall be governed by Section 251(h) of the DGCL. The Parties shall take all necessary and appropriate action to cause the First Merger to become effective as soon as practicable following the Acceptance Time, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The Second Merger shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA.

2.3 Closing; Effective Times.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent, Purchaser, Holdings and Merger Sub 2, the consummation of the Mergers (the “Closing”) shall take place at the offices of Company counsel, at 7:45 a.m. Eastern Time, as promptly as practicable (but in any event no later than the third Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Closing Date, the Parties shall file or cause to be filed (a) a certificate of merger with the Secretary of State of the State of Delaware with respect to the First Merger (the “First Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and (b) following the filing of the First Certificate of Merger, a certificate of merger with the Secretary of State of the State of Delaware with respect to the Second Merger (the “Second Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and DLLCA. The First Merger shall become effective upon the date and time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “First Effective Time”). The Second Merger shall become effective upon the date and time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

2.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the First Effective Time:

(i) the Certificate of Incorporation of the First Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the Certificate of Incorporation of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;

(ii) the bylaws of the First Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit C hereto and, as so amended and restated, shall be the bylaws of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; and

(iii) the directors and officers of the First Surviving Corporation shall be the respective individuals who are the directors and officers of Purchaser immediately prior to the First Effective Time.

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(b) At the Second Effective Time:

(i) the certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement;

(ii) the manager of Merger Sub 2 immediately prior to the Second Effective Time shall be and become the manager of the Surviving Company; and

(iii) the officers of the First Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Surviving Company.

2.5 Tax Consequences. The parties intend that for U.S. federal income Tax purposes, (a) the acquisition of the Shares pursuant to the Offer and the Mergers together constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement, including any amendment thereto, be and is hereby adopted as a “plan of reorganization” for such reorganization for purposes of Section 354 and Section 361 of the Code.

2.6 Conversion of Shares.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Purchaser, the Company or any Company Stockholder:

(i) any Shares then held by the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any Shares irrevocably accepted for purchase in the Offer shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iv) except as provided in clauses “(i)”, “(ii)” and “(iii)” above and subject to Section 2.7, Section 2.8 and Section 2.13, each Share outstanding immediately prior to the First Effective Time (other than any Dissenting Shares, as defined below, but including Shares paid to a holder of a vested Company Equity Award immediately prior to the First Effective Time pursuant to Section 2.11(a), Section 2.11(c), Section 2.11(e) or to the holder of a Company Warrant pursuant to Section 2.11(k)) shall, subject to any applicable Taxes required to be deducted or withheld, be converted into the right to receive, without interest, at the election of the holder: (i) the Cash Consideration, (ii) the Stock Consideration, or (iii) the Mixed Consideration (in each case, the “Merger Consideration”), in each case subject to proration as set forth in Section 2.7(c) and the other provisions of this Section 2, and each holder of a Certificate or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.9; and

(v) each share of the common stock, $0.01 par value per share, of Purchaser outstanding immediately prior to the First Effective Time shall be converted into one share of common stock of the First Surviving Corporation.

(b) At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any of the Parties or holders of any securities of the First Surviving Corporation or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

2.7 Elections; Proration.

(a) Subject to the other provisions of this Section 2.7, each holder of Shares (including Shares paid to the holder of a vested Company Equity Award immediately prior to the First Effective Time pursuant to

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Section 2.11(a), Section 2.11(c), Section 2.11(e) or to the holder of a Company Warrant pursuant to Section 2.11(k)), as applicable, as of immediately prior to the consummation of the First Merger entitled to Merger Consideration pursuant to Section 2.6(a)(iv) shall be entitled to elect (1) a number of Cash Election Shares, (2) a number of Stock Election Shares, and (3) a number of Mixed Election Shares. Any Cash Election, Stock Election or Mixed Election shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a “Form of Election in Merger”), which shall be mailed to such holders of Shares promptly after the Closing Date (such date, the “Mailing Date”). The deadline for submitting an effective, properly completed Form of Election in Merger to the Exchange Agent shall be 5:00 p.m., Eastern Time, on the 20th day following the Mailing Date (or such other time and date as the Parties may mutually agree) (the “Election Deadline”). The Election Deadline shall not be waived unless such Election Deadline is waived with respect to all Company Stockholders, the new election deadline is publicly disclosed to all holders on a date mutually agreed to by Parent and the Company, and Parent has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Merger on behalf of their respective beneficial holders.

(b) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Form of Election in Merger by the Election Deadline. Any Form of Election in Merger may be revoked or changed by the authorized Person properly submitting such Form of Election in Merger, by written notice received by the Exchange Agent prior to the Election Deadline. In the event a Form of Election in Merger is revoked prior to the Election Deadline, the Shares represented by such Form of Election in Merger shall become Mixed Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Shares prior to the Election Deadline. Subject to the terms of this Agreement and of the Form of Election in Merger, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Merger, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Purchaser, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election in Merger.

(c) Notwithstanding any other provision contained in this Agreement, the Cash Election Shares and Stock Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) shall be subject to proration as described in this Section 2.7(c).

(i) The maximum number of Shares which shall be eligible to receive the Cash Consideration pursuant to Section 2.6(a)(iv) shall equal 35.98% of the aggregate number of Shares entitled to receive Merger Consideration pursuant to 2.6(a)(iv) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Cash Shares in Merger”).

(ii) If the total number of Cash Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) exceeds the Maximum Cash Shares in Merger, such Cash Elections shall be subject to proration as follows: for each such Cash Election, the number of Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) multiplied by (B) the Merger Cash Proration Factor, rounded down to the nearest Share. The “Merger Cash Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Merger and (y) the denominator of which shall be the aggregate number of Cash Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv). The Cash Election Shares that were not converted into the right to receive the Cash Consideration in accordance with this Section 2.7(c)(ii) shall be converted into the right to receive the Stock Consideration.

(iii) The maximum number of Shares which shall be eligible to receive the Stock Consideration pursuant to Section 2.6(a)(iv) shall equal 64.02% of the aggregate number of Shares entitled to receive Merger Consideration pursuant to Section 2.6(a)(iv) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Stock Shares in Merger”).

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(iv) If the total number of Stock Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) exceeds the Maximum Stock Shares in Merger, such Stock Elections shall be subject to proration as follows: For each such Stock Election, the number of Shares that shall be converted into the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) multiplied by (B) the Merger Stock Proration Factor, rounded down to the nearest Company Share. The “Merger Stock Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Merger and (y) the denominator of which shall be the aggregate number of Stock Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv). The Stock Election Shares that were not converted into the right to receive the Stock Consideration in accordance with this Section 2.7(c)(iv) shall be converted into the right to receive the Cash Consideration.

(d) All prorations resulting from either Section 2.7(c)(ii) or Section 2.7(c)(iv) shall be applied on a pro rata basis, such that each holder of Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, elected by such holder of Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, elected by holders of Shares in the First Merger.

(e) Each Share eligible to receive the Merger Consideration pursuant to Section 2.6(a)(iv) for which an election shall not have been properly made by the Election Deadline shall be deemed to be a Mixed Election Share and shall only be entitled to the right to receive the Mixed Consideration in accordance with Section 2.6(a)(iv). In no event shall any Mixed Election Shares be subject to proration pursuant to Section 2.7(c)(ii) or Section 2.7(c)(iv).

(f) Notwithstanding any provision of this Agreement to the contrary, in no event shall the total number of shares of Parent Common Stock (A) issued pursuant to the Offer, (B) issuable pursuant to the First Merger, (C) issuable pursuant to the Company Warrants, (D) covered by equity awards granted by Parent pursuant to Section 2.11(b) and Section 2.11(d) and (D) issuable upon exercise or conversion of all convertible securities assumed by Parent in the Mergers, constitute such a percentage of the total number of outstanding shares of Parent Common Stock the issuance of which would require any stockholder action under the NYSE Rules or TSX Rules.

2.8 Adjustment to Merger Consideration. The Merger Consideration, Maximum Cash Shares in Merger, Merger Cash Proration Factor and Merger Stock Proration Factor shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Shares or shares of Parent Common Stock outstanding after the date hereof and prior to the First Effective Time. Nothing in this Section 2.8 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.9 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the First Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the First Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the holders of the Shares for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the First Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock issuable pursuant to Section 2.6(a)(iv) in book-entry form equal to the aggregate Parent Common Stock portion of the Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, including the Cash Consideration payable pursuant to Section 2.11(g) and the Fractional Share Consideration in accordance with Section 2.13 (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Shares and holders of Company DSU awards; provided that no such deposits shall be required to be made with respect to any

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Dissenting Shares and any such deposit that is made shall be returned to Parent upon demand. In the event the Exchange Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate cash portion of the Merger Consideration, including the Cash Consideration payable pursuant to Section 2.11(g) and the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.13, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including the Cash Consideration payable pursuant to Section 2.11(g) and payment of the Fractional Share Consideration in accordance with Section 2.13, out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this Section 2. Any interest and other income resulting from such investments shall be paid to Parent.

(b) Procedures for Surrender.

(i) Company Common Stock Certificates. Promptly after the First Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the First Effective Time represented outstanding Shares (the “Certificates”) and whose shares of Shares were converted pursuant to Section 2.6(a)(iv) into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such Shares have been converted pursuant to Section 2.6(a)(iv), including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.13, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.9(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Section 2, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.13, for each Share formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the validly surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.6(a)(iv) into the right to receive the

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Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the First Effective Time the applicable Merger Consideration pursuant to the provisions of this Section 2, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.13, for each Share formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) Company DSUs. Any holder of Company DSUs whose Company DSUs were cancelled pursuant to Section 2.11(g) in exchange for the right to receive the Cash Consideration shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as set forth in Section 2.11(g), the applicable Cash Consideration payable to such holder pursuant to the provisions of Section 2.11(g). The Company shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as set forth in Section 2.11(g), the applicable Cash Consideration payable to the Company pursuant to the provisions of Section 2.11(g).

(iv) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 2.9, each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Section 2, except as otherwise provided in Section 2.10. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the twelve-month anniversary of the First Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.13, payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares and compliance with the procedures in Section 2.9(b), without any interest thereon. Notwithstanding the foregoing, none of the Parent, the Company, Purchaser, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of a Certificate or Book-Entry Share two years after the First Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by Law, the property of Parent free and clear of any claims or interests of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.6(a)(iv), including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.13.

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(f) Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the valid surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following valid surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

2.10 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares outstanding immediately prior to the First Effective Time other than shares cancelled in accordance with Section 2.6(a)(i) or Section 2.6(a)(ii), and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the First Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall be entitled only to payment of the fair value of such Shares as shall be determined pursuant to Section 262 of the DGCL in respect of any such shares; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal, such holder’s Shares shall be deemed to have been converted as of the First Effective Time into the right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.12), and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal of any Shares, of any withdrawals of such demands and of any other instruments received by the Company under Section 262 of the DGCL, and Parent shall have the right to participate in (at its own expense) all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands. The Company shall provide each of the holders of Company Common Stock as of the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL with the notice contemplated thereby as part of the Schedule 14D-9.

2.11 Treatment of Company Equity Awards; Company Warrants.

(a) Vested Company RSUs. Immediately prior to the First Effective Time, the portion of each Company RSU award that is then outstanding and either (i) then vested in accordance with the terms of the Company Equity Plan and award agreement evidencing such Company RSU award, as applicable or (ii) subject to accelerated vesting as a result of the completion of the Transactions, shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be settled and paid to such holder in Shares (net of any Shares equal in value to any applicable Tax to be deducted or withheld in respect thereof) and such holder shall have the right to submit an election with respect to such settled and paid Shares in accordance with the applicable procedures set forth in Section 2.7 hereof. The per-Share price used for such net settlement and payment shall equal the Cash Consideration.

(b) Unvested Company RSUs. At the First Effective Time, the portion of each Company RSU award that is outstanding as of immediately prior to the First Effective Time and not covered by Section 2.11(a), shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be cancelled in exchange for a restricted stock unit award issued, immediately following the First Effective Time, under the Parent Equity Plan subject to the same vesting schedule (including terms regarding acceleration of vesting and taking into account the initial grant date and service with the Company) in effect immediately prior to the First Effective Time, in each case, covering a number of shares of Parent Common Stock (rounded down to

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the nearest whole share) equal to (i) the number of Shares subject to such portion that is not otherwise covered by Section 2.11(a), as of immediately prior to the First Effective Time, multiplied by (ii) the Equity Award Adjustment Ratio. For purposes of this Agreement, the “Equity Award Adjustment Ratio” shall mean 1.0229. Notwithstanding anything herein to the contrary any award issued under the Parent Equity Plan pursuant to this subsection (b) shall remain subject to the same terms and conditions as set forth in the cancelled award to the extent such terms and conditions are required for compliance with Section 409A of the Code.

(c) Vested Company Options. Immediately prior to the First Effective Time, the portion of each Company Option that is then outstanding and unexercised and either (i) then vested in accordance with the terms of the Company Equity Plan and award agreement evidencing such Company Option, as applicable or (ii) subject to accelerated vesting as a result of the completion of the Transactions (each such portion, a “Vested Option”), shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be settled and paid to such holder in Shares (net of any Shares equal in value to the aggregate exercise price thereof and any applicable Tax to be deducted or withheld in respect thereof) and such holder shall have the right to submit an election with respect to such settled and paid Shares in accordance with the applicable procedures set forth in Section 2.7 hereof. The per-Share price used for such net settlement and payment shall equal the Cash Consideration, and any Vested Option with a per-Share exercise price that is equal to or greater than the Cash Consideration shall be cancelled for no consideration.

(d) Unvested Company Options. At the First Effective Time, the portion of each Company Option that is outstanding and unexercised as of immediately prior to the First Effective Time and is not covered by Section 2.11(c), shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be cancelled in exchange for an option issued, immediately following the First Effective Time, under the Parent Equity Plan, subject to the same vesting schedule (including terms regarding acceleration of vesting and taking into account the initial grant date and service with the Company) in effect immediately prior to the First Effective Time, in each case, to purchase a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (w) the number of Shares subject to such portion that is not otherwise covered by Section 2.11(c), as of immediately prior to the First Effective Time, multiplied by (x) the Equity Award Adjustment Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per Share for which such Company Option was exercisable as of immediately prior to the First Effective Time, divided by (z) the Equity Award Adjustment Ratio. Notwithstanding anything herein to the contrary, to the extent applicable, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such converted portion of such Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any such portion to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such converted portion shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(e) Vested LTPP Units. Immediately prior to the First Effective Time, each Company LTPP Unit award that is then outstanding and either (i) then vested in accordance with the terms of the Company Equity Plans and award agreement evidencing such Company LTPP Unit award, as applicable or (ii) subject to accelerated vesting as a result of the completion of the Transactions, shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be settled and paid to such holder in Shares (net of any Shares equal in value to any applicable Tax to be deducted or withheld in respect thereof) and such holder shall have the right to submit an election with respect to such settled and paid Shares in accordance with the applicable procedures set forth in Section 2.7 hereof. The per-Share price used for such net settlement and payment shall equal the Cash Consideration.

(f) Unvested LTPP Units. At the First Effective Time, each Company LTPP Unit that is outstanding as of immediately prior to the First Effective Time and not covered by Section 2.11(e) shall, without any action on the part of Parent, Purchaser, the Company the holder thereof or any other Person, be cancelled for no consideration.

(g) Company DSUs. Immediately prior to the First Effective Time, each Company DSU award that is outstanding as of immediately prior to the First Effective Time shall, without any action on the part of Parent,

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Purchaser, the Company, the holder thereof, or any other Person, be cancelled in exchange for the right to receive from Purchaser, without interest, an amount in cash equal to the product obtained by multiplying (i) the total number of Shares then subject to such Company DSU award by (ii) the Cash Consideration. Purchaser shall pay to each holder of a Company DSU award the cash amount described in the immediately preceding sentence, less amounts to be withheld or deducted by the Company for Taxes, within five (5) business days following the First Effective Time. Purchaser shall pay the Company the cash amount to be withheld or deducted by the Company for Taxes, as described in the immediately preceding sentence, within five (5) business days following the First Effective Time. In accordance with this Section 2.11(g), the Company shall take all necessary action to terminate the Company’s Executive Deferred Compensation Plan within 30 days prior to the Closing Date in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix)(B).

(h) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise or settlement of the awards issuable under the Parent Equity Plan as described in Section 2.11(b) and Section 2.11(d) and shall (or shall cause one of its Affiliates to) ensure that the shares of Parent Common Stock underlying such awards are covered by an effective registration statement on Form S-8 (or any successor or other appropriate form) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(i) The payments in respect of Company Equity Awards described in this Section 2.11 will be subject to Section 2.12. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of the amounts described in this Section 2.11 would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under the applicable Company Equity Plan and applicable award agreement that will not result in the imposition of such Tax or penalty and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the First Effective Time with the goal of minimizing the Tax impact of the provisions set forth in this Section 2.11.

(j) As soon as reasonably practicable following the Agreement Date, and in any event prior to the Closing, the Company Board and the Compensation Committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and amendments as may be necessary to effectuate the provisions of this Section 2.11, including resolutions and amendments terminating the (i) Company Equity Plans, including the following sub-plans thereunder (i) Long-Term Performance Plan, (ii) Company’s Executive Deferred Compensation Plan, and (iii) Company’s Amended and Restated Non-Employee Director Compensation Policy.

(k) Company Warrants. Immediately prior to the First Effective Time, each Company Warrant that is then outstanding shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be settled and paid to such holder in Shares (net of any Shares equal in value to the aggregate exercise price thereof and any applicable Tax to be deducted or withheld in respect thereof) and such holder shall have the right to submit an election with respect to such settled and paid Shares in accordance with the applicable procedures set forth in Section 2.7. The per-Share price used for such net settlement and payment shall equal the Cash Consideration, and any Company Warrant with a per-Share exercise price that is equal to or greater than the Cash Consideration shall be cancelled for no consideration.

2.12 Withholding. Each of the Surviving Company, Parent, Purchaser and the Exchange Agent shall be entitled to deduct and withhold (or cause its agents to deduct and withhold) from the consideration otherwise payable pursuant to this Agreement such amounts as it determines are required by any Law to be deducted and withheld with respect to Taxes. To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.13 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share

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interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder and Shares underlying vested Company Equity Awards and Company Warrants) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

2.14 Further Action. If, at any time after the First Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (i) disclosures set forth in the Company SEC Documents (including exhibits and other information incorporated by reference therein) filed with, or furnished to, the SEC on or after January 1, 2017 and made publicly available on EDGAR two (2) Business Days prior to the Agreement Date (excluding any forward-looking disclosures set forth in any section of any Company SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” or other cautionary or forward looking statements in such filings) and (ii) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule delivered by the Company to Parent and Purchaser immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) corresponding to the particular Section or subsection in this Section 3; provided, that (x) disclosure contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement (regardless of whether an explicit reference or cross-reference is made)) and (y) disclosure set forth in the Company SEC Documents described in (i) above shall only be deemed to be disclosed to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to any section or subsection of this Agreement:

3.1 Organization, Standing and Power.

(a) Each of the Acquired Corporations (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or formation, as applicable, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted in all material respects and (iii) is duly qualified to do business as a foreign corporation or other entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent or Parent’s Representatives true and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, as applicable, of each of the Company’s Subsidiaries, each as currently in effect.

3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 10,000,000 shares of the Company’s Preferred Stock, par value of $0.001 per share (the “Preferred Stock”). As of the close of business on January 9, 2020 (the “Company Capitalization Date”), (i) 39,498,857

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shares of Company Common Stock (excluding any treasury shares) and no shares of Preferred Stock were issued and outstanding, (ii) there were no shares of Company Common Stock held by the Company in its treasury, (iii) 675,248 shares of Company Common Stock were reserved for issuance pursuant to Company Options, (iv) 631,488 shares of Company Common Stock were reserved for issuance pursuant to Company Warrants, (v) 333,035 shares of Company Common Stock were subject to outstanding and unvested Company RSU awards, (vi) 1,295,252 shares of Company Common Stock were subject to outstanding and unsettled Company DSU awards, (vii) 304,889 shares of Company Common Stock were subject to outstanding and unvested Company LTPP Unit awards, (viii) 116,584 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP, and (ix) 1,644,346 shares of Company Common Stock were available for future awards pursuant to the 2019 Plan. Section 3.2(a) of the Company Disclosure Schedule contains a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the holder of such Company Equity Award, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which such Company Equity Award was granted; and (vi) the vesting schedule with respect to such Company Equity Award (with respect to Company DSUs, the settlement schedule with respect to such Company Equity Awards, including in each case the terms upon which the vesting of such awards may be accelerated).

(b) All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in Section 3.2(a) above will be, if and when issued in accordance with the terms thereof, duly authorized, validly issued and fully paid. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized, validly issued and are fully paid. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens, except for Permitted Liens. Except as set forth in Section 3.2(a), none of the Acquired Corporations have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with Company Stockholders or the stockholders of any other Acquired Corporation, as applicable, on any matter.

(c) Except as set forth in Section 3.2(a), as of the Company Capitalization Date, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) shares of capital stock or other voting securities or equity interests of the Acquired Corporations, (iii) securities of the Acquired Corporations convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Acquired Corporations, (iv) subscriptions, options, warrants, calls, commitments, arrangements, Contracts or other rights to acquire from any of the Acquired Corporations, or obligations of any of the Acquired Corporations to issue, any shares of capital stock of any of the Acquired Corporations, voting securities, equity interests, or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any of the Acquired Corporations, (v) preemptive rights, antidilutive rights, or other rights to acquire any such securities, or (vi) stockholder rights plans (or similar plan common referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d) The Company Common Stock constitutes the only outstanding class of securities of the Acquired Corporations registered under the Securities Act.

(e) There are no stockholder agreements, voting trusts or other agreements or understandings to which the any of the Acquired Corporations is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of any of the Acquired Corporations.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation, officers and directors, issued and outstanding equity interests and the holder(s) of such equity interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, no Acquired Corporation owns, directly or indirectly, any

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equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

3.4 Authority.

(a) Assuming the accuracy of Parent’s representations and warranties in Section 4.24, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions except, with respect to the Mergers, for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent, Purchaser, Holdings and Merger Sub 2, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, examinership, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief, which may be subject to the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Limitations”).

(b) The Company Board has unanimously: (i) determined that the terms of the Transactions are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions in accordance with the requirements of the DGCL, (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer (such recommendation, the “Company Board Recommendation”) and (iv) assuming the accuracy of the representations and warranties contained in Section 4, adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) not to apply to the execution, delivery or performance of this Agreement, the Tender Agreements and the consummation of the Offer, the Mergers and the other Transactions. Subject to Section 6.1 hereof, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.

3.5 No Conflict; Consents and Approvals.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Mergers and the other Transactions by the Company and compliance by the Company with the provisions hereof will not, (i) violate or conflict with any of the Acquired Corporations’ certificate of incorporation, bylaws or other charter or organizational documents, (ii) cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, purchase, termination, cancellation, amendment, modification or acceleration of any obligation or to the loss of a benefit under, any Company Material Contract binding on the Company or result in the creation of any Lien upon any of the properties, rights or assets of any Acquired Corporation, other than any Permitted Lien or (iii) cause a violation by any Acquired Corporation of any applicable Law, except, with respect to clauses “(ii)”, and “(iii)” above, as would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to any Governmental Entity is required by the Company under applicable Law for the execution, delivery and performance of this Agreement and the consummation of the Transactions, except in connection with or in compliance with (i) the DGCL, (ii) any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (iii) the Securities Act (and the rules and regulations promulgated thereunder), (iv) the Exchange Act (and the rules and regulations promulgated thereunder), (v) state takeover Laws, state securities Laws or “blue sky” Laws, (vi) any filings required under the rules and regulations of Nasdaq or FINRA and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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3.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2017, the Company has filed or furnished (as applicable) on a timely basis with the SEC all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with or furnished to (as applicable) the SEC under applicable Laws (all such filed or furnished documents, the “Company SEC Documents”). As of their respective filing dates (and, in the case of registration statements, as of the dates of effectiveness), or, if amended or superseded by a filing prior to the Agreement Date, on the date of the last such amendment or superseding filing prior to the Agreement Date, the Company SEC Documents complied (and any Company SEC Documents filed after the Agreement Date will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed, or, if amended or superseded by a filing prior to the Agreement Date, on the date of the last such amendment or superseding filing prior to the Agreement Date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since January 1, 2017, and all responses to such comment letters filed by or on behalf of the Company. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC or Nasdaq with respect to the Company SEC Documents. The Company has made available to Parent true and complete copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect. To the Knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Acquired Corporations.

(b) Since January 1, 2017, the consolidated financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments, and as otherwise may be permitted by the SEC and to the absence of notes) applied on a consistent basis during the periods involved (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments, and as otherwise may be permitted by the SEC and to the absence of notes) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that are not, individually or in the aggregate, material).

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) in compliance with the Exchange Act and that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d) The Company has implemented and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act and that are reasonably designed to

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ensure the reliability of the Company’s financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and that material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(e) No Acquired Corporation is a party to, or has entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Acquired Corporations, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s audited financial statements or other Company SEC Documents.

(f) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), neither the Company nor any of its Affiliates acting on behalf of any of the Acquired Corporations has since January 1, 2017 made any personal loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquired Corporations.

(g) Since January 1, 2017 to the Agreement Date, (i) none of the Acquired Corporations has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Corporations or their respective internal accounting controls relating to periods after January 1, 2017.

(h) Since January 1, 2017, subject to any applicable grace periods, the Company has been and is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of Nasdaq.

(i) All inventory of the Acquired Corporations consists of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items, all of which have been written off or written down to fair market value or for which reserves have been established in accordance with GAAP. Inventory as of the date hereof that was acquired subsequent to the date of the Balance Sheet was acquired in the ordinary course of business.

3.7 Information Supplied. Each document required to be filed by the Company with the SEC in connection with the Mergers or any of the Transactions (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 which statements were not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company SEC Documents.

3.8 No Undisclosed Liabilities. No Acquired Corporation has any liabilities or obligations of the type required to be disclosed in the liabilities column of a balance sheet or described in the notes thereto prepared in accordance with GAAP, other than liabilities and obligations (a) disclosed or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2019 included in the Company SEC Documents (the “Balance Sheet”), (b) incurred in the ordinary course of business since September 30, 2019, (c) that are executory performance obligations under any Contract to which any of the Acquired Corporations is a party or bound (other than in respect of any breach or default of the Company thereunder), (d) incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement (including legal and other advisors’ fees and expenses) and (e) which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

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3.9 Absence of Certain Changes or Events.

(a) Since September 30, 2019 through the Agreement Date, (x) except for actions or events giving rise to and the discussion and negotiation of this Agreement or in connection with the Mergers or any of the Transactions or the process leading thereto (including legal and other advisors fees and expenses), the Acquired Corporations have conducted their businesses in the ordinary course in all material respects and (y) none of the Acquired Corporations have taken any actions (or inaction) which, had such actions (or inactions) been taken (or not taken) after the Agreement Date, would constitute a breach of, or require the consent of Parent under, Section 5.4.

(b) Since September 30, 2019, no Company Material Adverse Effect has occurred, and there has not been, and there does not exist, any Effect that, individually or in the aggregate with other Effects, would reasonably be expected to have a Company Material Adverse Effect.

3.10 Title to Assets.

(a) The Acquired Corporations have good and valid title to, or a valid and binding leasehold or other interest in, all material tangible assets owned by them, including all material tangible assets (other than capitalized or operating leases) reflected on the Balance Sheet filed by the Company with the SEC free and clear of all Liens, except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and Permitted Liens. Except as would not be material to the Acquired Companies, taken as a whole, the Acquired Companies’ tangible assets and properties are fit for their intended purposes, and in good working order and condition, subject to ordinary wear and tear, and are adequate in all material respects for the uses to which they are being put in the current operation of the Business.

(b) On the Closing Date, the Intellectual Property Rights, Company IT Systems, Company Material Contracts, Owned Real Property, Company Leases and Permits, in each case, of the Acquired Corporations, taken as a whole, will constitute all of the material assets necessary to conduct the business of the Acquired Corporations, taken as a whole, immediately following the Closing, in the same manner, in all material respects, as such business was conducted by the Acquired Corporations on the date of this Agreement, consistent with past practice.

3.11 Litigation. As of the Agreement Date, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any of the Acquired Corporations or any of their respective material properties or assets, in each case, involving more than $100,000 or seeking non-monetary damages. Neither the Acquired Corporations nor any of their respective material properties or assets is subject to any outstanding Order of any Governmental Entity. Section 3.11 of the Company Disclosure Schedule sets forth a true and complete list of all Actions involving more than $100,000 or seeking non-monetary damages to which any of the Acquired Corporations has been a party since January 1, 2017. As of the Agreement Date, there is no pending Action or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Transactions. There is no Action pending or, to the Knowledge of the Company, threatened in writing against any director or officer of any Acquired Corporation (solely in their capacities as a director or officer of such Acquired Corporation), nor has there been any such Action since January 1, 2017.

3.12 Compliance with Laws and Regulations.

(a) The Acquired Corporations are and, at all times since January 1, 2017 have been, in compliance with all Laws applicable to their properties or assets, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary contained in this Section 3.12(a), the provisions of this Section 3.12(a) shall not apply to matters addressed in Section 3.12(c), Section 3.13, Section 3.14 and Section 3.15(g) hereof.

(b) No Acquired Corporation has received, since January 1, 2017, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Acquired Corporations have in effect all permits, licenses, variances,

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exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (including all Governmental Authorizations and applications for any Governmental Authorization that are necessary, or required by Laws, to operate, occupy, or use the Real Property substantially as it is currently operated, occupied, and used, and shall include any contractual requirements with any Governmental Entity) (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted as of the Agreement Date, except where the failure to have any such Permits has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(c) Except where such violation has not materially affected and could not reasonably be expected to materially affect the Acquired Corporations, taken as a whole, since January 1, 2014, none of the Acquired Corporations or any director, officer, agent, employee, partner or Affiliate of any of the Acquired Corporations, in connection with the business of the Acquired Corporations, or, to the Knowledge of the Company, any other third party, in each case, acting on behalf of any Acquired Corporation, is aware of or has taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable domestic or foreign anti-bribery or anti-corruption Law (collectively, the “ABAC Laws”). Since January 1, 2014, no Acquired Corporation has been subject to any actual, pending or, to the Knowledge of the Company, threatened Action or has made any voluntary disclosures to any Governmental Entity, involving any Acquired Corporation in any way relating to any ABAC Laws, except, solely with respect to any Action or voluntary disclosure arising after the date hereof, as has not had and would not reasonably be expected to, either individually or in the aggregate, materially affect the Acquired Corporations, taken as a whole.

(d) The Acquired Corporations are, and since January 1, 2017 have been, in compliance in all material respects with all applicable International Trade Laws.

3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan. For purposes of this Agreement, “Company Employee Plans” means, collectively, each plan, program, policy, contract, agreement or other arrangement providing for severance benefits (including redundancy), notice or termination pay, deferred compensation, incentive pay, bonuses, performance awards, stock or stock-related options or awards, retention, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, change in control benefits, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, repatriation or expatriation benefits, tax gross ups, welfare benefits, fringe benefits, or other similar employee benefits or remuneration, whether written, unwritten or otherwise, qualified or nonqualified, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case which is maintained, sponsored, contributed to, or required to be contributed to, by any of the Acquired Corporations or under which any of the Acquired Corporations has any current or contingent liability or obligation. The Company Employee Plans listed on Section 3.13(a) of the Company Disclosure Schedule include those Company Employee Plans which could reasonably require the payment of more than $50,000 in cash in one lump sum or $150,000 annually in total cash compensation.

(b) With respect to each material Company Employee Plan, the Company has made available to Parent, to the extent applicable, (i) true and correct copies of all documents (or, to the extent applicable, forms thereof) embodying such Company Employee Plan (and for any unwritten Company Employee Plan, a summary of the material terms), including all amendments thereto and all related trust documents, insurance contracts, and other funding arrangements, (ii) the Form 5500 Annual Report (or evidence of any applicable exemption) for the most recent plan year (including all schedules and attachments thereto), (iii) the most recent summary plan description together with the summary of material modifications thereto, if any, with respect to such Company Employee Plan, (iv) all discrimination tests for such Company Employee Plan for the three most recently completed plan years, (v) the most recent IRS determination, advisory or opinion letter issued with respect to or relating to such Company Employee Plan, (vi) pending voluntary correction filings with any Governmental Entity and a description of any pending self-correction actions, and (vii) any non-routine correspondence with any Governmental Entity related to a Company Employee Plan.

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(c) Except as would not reasonably be expected to give rise to material liability to the Company, (i) each Company Employee Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with applicable Law and (ii) all required reports and descriptions (including IRS Form 5500 annual reports, summary annual reports, summaries of benefits and coverage, Forms 1094-C and 1095-C, and summary plan descriptions, as applicable) have been timely filed or distributed with respect to each Company Employee Plan in accordance with the requirements of the Code, ERISA, and other applicable Laws.

(d) Except as would not reasonably be expected to give rise to material liability to the Company, (i) each Company Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or may rely on a current or advisory letter from the Internal Revenue Service, and nothing has occurred that could adversely affect the qualified status of such Company Employee Plan; (ii) the Acquired Corporations have complied and are in compliance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”), as applicable, and (iii) none of the Acquired Corporations has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980B, 4980D or 4980H of the Code, as applicable.

(e) Except as would not reasonably be expected to give rise to material liability to the Company, with respect to each Company Employee Plan, (i) there has been no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, and (ii) other than routine and undisputed claims for benefits, there are no Actions pending or, to the Knowledge of the Company, threatened or reasonably anticipated, including against the assets of any such Company Employee Plan.

(f) No Company Employee Plan is, and neither the Acquired Corporations nor, to the Knowledge of the Company, any of their ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, or incurred an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or has been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iv) a “multiple employer welfare arrangement” (as defined under Section 3(40) of ERISA (without regard to Section 514(b)(6)(B) of ERISA)). None of the Acquired Corporations nor, to the Knowledge of the Company, any of their ERISA Affiliates contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to any multiemployer plan (within the meaning of Section 3(37) of ERISA).

(g) Except for severance benefits disclosed pursuant to Section 3.13(i), no Company Employee Plan provides, and none of the Acquired Corporations has any current or potential obligation to provide, post-termination or retiree (i) life insurance, (ii) health or (iii) other welfare benefits to any Company Associate, or their respective survivors, dependents or beneficiaries or other Person, except as may be required by COBRA or other applicable Law, for which the covered Person pays the full cost of coverage. Neither the Company nor any Company Entity has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h) Except as would not reasonably be expected to give rise to material liability to the Company, each Company Employee Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is and has been maintained in all respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and is in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, and no amounts under any such plan, agreement or arrangement is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. None of the Acquired Corporations has any actual or potential indemnity obligations (including an obligation to “gross-up” any Person) for any Taxes imposed under 409A.

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(i) Except as otherwise required pursuant to the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions or any termination of employment or service in connection therewith will, under a Company Employee Plan, (i) result in any material payment becoming due to any Company Associate, (ii) result in any forgiveness of indebtedness of any Company Associate, (iii) materially increase any benefits otherwise payable by the Acquired Corporations to any Company Associate under any Company Employee Plan, or (iv) result in the acceleration of the time of payment or vesting of any such material benefits to any Company Associate under any Company Employee Plan except as required under Section 411(d)(3) of the Code.

(j) No payment which is or may be made by, from or with respect to any Company Employee Plan or otherwise to any Company Associate in connection with the Transactions, alone, or in combination with any other event, could be characterized as an “excess parachute payment” under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code. None of the Acquired Corporations has any indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 of the Code.

(k) Section 3.13(k) of the Company Disclosure Schedule contains an accurate and complete list of each of each material Company Employee Plan applicable to non-U.S. employees of the Acquired Corporations (each, a “Foreign Employee Plan”). Except as would not reasonably be expected to give rise to material liability to the Company, each Foreign Employee Plan is, and has been, established, registered, qualified, administered, operated, funded and invested, in each case, where required, in compliance with the terms thereof and all applicable Laws.

3.14 Employment Matters.

(a) No Acquired Corporation is, or since January 1, 2017 has been, a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. No Acquired Corporation is, or since January 1, 2017 has been, subject to a strike, lockout, slowdown, work stoppage or other material labor dispute. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, nor have there been such efforts since January 1, 2017, and to the Knowledge of the Company, no such efforts have been threatened since January 1, 2017 involving the employees of any Acquired Corporation.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Acquired Corporation is and, since January 1, 2017, has been, in compliance with all applicable Laws respecting labor and employment, including immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational health and safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, the Worker Adjustment and Retraining Notification Act of 1988, as amended and analogous state and local laws (the “WARN Act”), labor relations, equal employment opportunities, employment discrimination, harassment (including sexual harassment), retaliation, disability accommodation, disability rights or benefits, work breaks, overtime compensation, child labor, leaves of absence, statutory benefits, withholding of Taxes with respect to payments to employees, vacations, payment of travel expenses, enrollment and payment of social security contributions, fringe benefits, and unemployment insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all individuals classified by the Acquired Corporations as consultants or contractors are properly classified and treated as independent contractors under all applicable Laws and (ii) all individuals classified by the Acquired Corporations as “exempt” for purposes of the Fair Labor Standards Act (“FLSA”) and other wage and hour Laws are properly classified and treated under all applicable Laws. As of the date hereof, there are no actions, suits, charges or complaints against the Acquired Corporations, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Acquired Corporations, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment-related matter arising under applicable Laws, and except as set forth on Section 3.14(b) of the Company Disclosure Schedule, no such actions, suits, charges or complaints have been brought or filed within

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the past five years. To the Knowledge of the Company, none of the employees of the Acquired Corporations are subject to any agreement with any other Person that restricts them from carrying out their duties and responsibilities for the Acquired Corporations.

(c) Section 3.14(c) of the Company Disclosure Schedule contains a list of all persons who are employees or material independent contractors of the Acquired Corporations as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual or hourly base compensation rate; (v) current commission, bonus or other incentive-based compensation; (vi) exempt or non-exempt status under the FLSA and other applicable wage and hour Laws (for employees only and (vii) the eligibility status of such employee, consultant or contractor to work in the United States.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, all employees listed on Section 3.14(c) of the Company Disclosure Schedule are “employees at will,” and all listed individuals’ employment or engagement may be terminated for any lawful reason without material penalty or payment. Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, the Acquired Corporations have not made any commitments to any of the individuals listed in Section 3.14(c) of the Company Disclosure Schedule respecting any employment, engagement or increases in compensation following the Closing Date. All individuals listed in Section 3.14(c) of the Company Disclosure Schedule are lawfully entitled to work for the Acquired Corporations under applicable Law. The Company has made available accurate and complete copies of all current material employee manuals and handbooks, disclosure materials and policy statements.

(e) To the Knowledge of the Company: (i) no exempt-level employee, independent contractor or consultant intends to terminate his or her relationship with, or cease providing services to, the Acquired Corporations for any reason (in each case, other than termination or a cessation of services, as applicable, as contemplated by the terms of any agreement between such individual and the applicable Acquired Corporation(s) that is disclosed on Section 3.14(d) of the Company Disclosure Schedules), including because of the consummation of the transactions contemplated by this Agreement, and the Acquired Corporations do not have any plans or intentions as of the date hereof to terminate any such individual (in each case, other than termination or a cessation of services, as applicable, as contemplated by the terms of any agreement between such individual and the applicable Acquired Corporation(s) that is disclosed on Section 3.14(d) of the Company Disclosure Schedules); and (ii) no exempt-level employee of the Acquired Corporations has received an offer to join a business that is directly competitive with the business of the Acquired Corporations.

(f) The Acquired Corporations have complied with the WARN Act, and they have no plans to undertake any action in the future that would trigger the WARN Act. Except as set forth in Section 3.14(f) of the Company Disclosure Schedules, the Acquired Corporations have not terminated, laid-off or dismissed any employees in the last 90 days, and there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) within the last five years with respect to the Acquired Corporations.

(g) There is no Contract with any Governmental Entity to which any Acquired Corporation is a party.

(h) To the Knowledge of the Company and except as would not reasonably be expected to result in material liability to the Company, (i) no allegations of sexual harassment have been made against (A) any officer or director of any Acquired Corporations or (B) any employee of the Acquired Corporations who, directly or indirectly, supervises other employees, and (ii) the Acquired Corporations have not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by an employee, contractor, director, officer or other representative since January 1, 2017.

(i) The Acquired Corporations are not delinquent in any material payments to any of their employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for them or amounts required to be reimbursed to such employees.

3.15 Environmental Matters.

(a) (i) no Acquired Corporation is, or since January 1, 2015, has been, in violation of or non-compliance with any applicable Environmental Laws; and (ii) each Acquired Corporation has obtained and

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is in compliance in all material respects with all Permits required pursuant to applicable Environmental Laws for the ownership, lease, or occupation of the Real Property and the operation of each Acquired Corporation’s business, except where such non-compliance or absence of such Permit in either of the foregoing clauses (i) and (ii), as applicable, would not reasonably be expected to have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, the Company is not aware of any condition, event, or circumstance (i) that might prevent or impede, in any material respect, after the Closing Date, (x) the ownership, lease, or occupation of any current or former Real Property owned or leased by any Acquired Corporation, or (y) the operation of the business of the Acquired Corporations as currently conducted; or (ii) related to the ownership, lease, or occupation of any Real Property by any Acquired Corporation, or the operation of any Acquired Corporation’s business, in each case, so as to give rise, or reasonably expected to give rise, to any material liability or potential material liability to any Acquired Corporation, including any investigative, corrective, or remedial obligations pursuant to any Environmental Law.

(c) No Acquired Corporation nor, to the Knowledge of the Company, any Predecessor or any other Person (in each case, to the extent giving rise to liability or potential liability of any Acquired Company) has, since January 1, 2015, (i) treated, stored, handled, released, transported, or disposed of, or permitted the treatment, storage, handling, release, transportation, or disposal of, or exposed any Person to, any Hazardous Materials in violation of any Environmental Law; or (ii) owned, leased, or occupied any Real Property contaminated with any Hazardous Material.

(d) As of the Agreement Date, no Action is pending or, to the Knowledge of the Company, threatened concerning or relating to the operations of the Acquired Corporations that seeks to impose any material liability arising under any Environmental Law upon any Acquired Corporation or Predecessor. Neither the Acquired Corporations nor, to the Knowledge of the Company, any Predecessor have received from any Governmental Entity or any other Person any notice, report, information, or request for information regarding any actual or alleged violation or non-compliance by any Acquired Corporation of, or any material liability of any Acquired Corporation under, any Environmental Law that remains outstanding or unresolved as of the Agreement Date.

(e) Except as would not reasonably be expected to result in material liability to the Company, neither the Acquired Corporations nor, to the Knowledge of the Company, any Acquired Corporation’s Predecessor have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law.

(f) The Acquired Corporations have furnished to Purchaser all material environmental assessments, audits, reports, data, and other material environmental, health or safety documents and information relating to the current properties, facilities, or operations of the Acquired Corporations, in each case, to the extent such documents are in the Acquired Corporations’ reasonably determinable possession or control.

(g) This Section 3.15 constitutes the exclusive representations and warranties of the Company with respect to the matters set forth under this Section 3.15.

3.16 Taxes.

(a) (i) Each of the income and other material Tax Returns required to be filed by or on behalf of the Acquired Corporations have been filed on or before the applicable due date (including any valid extensions of such due date), and have been, or will be when filed, prepared in compliance with all applicable Laws and are true, accurate and complete in all material respects, and (ii) all Taxes of the Acquired Corporations (whether or not shown to be due on Tax Returns of the Acquired Corporations) or required to be withheld, collected or deposited by the Acquired Corporation (including any Taxes required to have been withheld or collected and paid in connection with any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party) have been paid or withheld, collected or deposited (and, to the extent required, paid to the relevant Governmental Entity).

(b) The amount of the Liability of the Acquired Corporations for unpaid Taxes for all Tax periods (or portions of Tax periods) ending on or before September 30, 2019 does not, in the aggregate, exceed the amount

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of accruals for Taxes (excluding reserves for deferred Taxes) included on the financial statements (rather than any notes thereto). Since the end of the last period for which the Acquired Corporations ordinarily record items on their books, none of the Acquired Corporations has incurred any liabilities for Taxes other than in the ordinary course of business. There are no Liens on any of the assets of any Acquired Corporation with respect to any material Tax, other than Liens for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s Balance Sheet.

(c) There are no examinations, audits, assessments, investigations, disputes, proceedings or claims made in writing, in progress, pending or, to the Knowledge of the Company, threatened, of or with respect to any Tax Return or Taxes of an Acquired Corporation that could be expected to result in a material unpaid Tax of any Acquired Corporation. No deficiencies for any material Taxes have been proposed, asserted or assessed against any Acquired Corporation which have not been fully paid, or are not being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents, and no requests for waivers of the time to assess any such Taxes are pending. No written claim has been received by an Acquired Corporation from any Governmental Entity in any jurisdiction where an Acquired Corporation does not file Tax Returns that an Acquired Corporation is or may be subject to Taxes in that jurisdiction. No Acquired Corporation has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation. No extension or waiver of the limitation period of the time to assess any material Taxes or to file any Tax Return of the Acquired Corporations in respect of any material Taxes has been agreed to or granted which is currently in effect, nor has any such extension or waiver been requested. No closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement, consent to an extension of time to make an election or consent to a change of method of accounting, has been requested from, entered into with or issued by a Governmental Entity with respect to any Acquired Corporation. No power of attorney with respect to Taxes of an Acquired Corporation has been filed by or on behalf of such Acquired Corporation with any Governmental Entity.

(d) None of the Acquired Corporations (i) are bound by any Tax sharing, allocation or indemnification agreements (other than ancillary provisions in commercial agreements made in the ordinary course of business, the primary subject matter of which is not Tax, or agreements solely among the Acquired Corporations), (ii) have been a member of an affiliated group filing a consolidated, combined, aggregate or unitary Tax Return (other than a group the common parent of which was the Company), or (iii) have any liability for Taxes of another Person (other than an Acquired Corporation) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law, as a transferee or successor, by Contract or otherwise.

(e) Other than with respect to any “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(5), none of the Acquired Corporations have entered into any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).

(f) None of the Acquired Corporations will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or incorrect method of accounting with respect to a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any similar provision of state, local or foreign Law), (ii) election under Section 108(i) of the Code, (iii) an installment sale or open transaction occurring on or prior to the Closing Date, (iv) a prepaid amount received on or before the Closing Date, (v) any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign Law), or Contract with a Governmental Body entered into prior to the Closing, or (vi) any intercompany transaction within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or foreign Law).

(g) None of the Acquired Corporations has been the “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock

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intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) None of the Acquired Corporations is, nor has any Acquired Corporation been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

3.17 Contracts.

(a) For purposes of this Agreement, a “Company Material Contract” means (to the extent in effect as of the Agreement Date, but excluding Company Employee Plans):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to any Acquired Corporation;

(ii) any material Company Contract: (A) limiting in any material respect the freedom or right of the Acquired Corporations (1) to engage in any line of business or to compete with, or solicit any customer of, any Person in any line of business or in any geographic location (other than agreements limiting the use of Intellectual Property Rights entered into in the ordinary course of business) or (2) to develop, manufacture, license, sell, supply, distribute, offer, support or service any Company Product, Intellectual Property Rights of the Company or other tangible or intangible assets to or for any other Person; (B) containing any “most favored nations” or other similar exclusivity terms and conditions (including with respect to pricing) granted by an Acquired Corporation; or (C) under which any of the Acquired Corporations have granted or have obtained an option to purchase or acquire, or a right of first refusal or right of first negotiation with respect to the purchase or acquisition of, any material assets of the Acquired Corporations (other than with respect to non-exclusive licenses or other non-exclusive grants of rights to the products and services of the Acquired Corporations in, to or under any Intellectual Property Rights of the Acquired Corporations);

(iii) any Company Contract with a Top Customer or Top Supplier, excluding, in each case, any purchase orders (x) the material terms of which are superseded by the Contract to which such purchase order relates and (y) that have not been materially breached;

(iv) any (i) material distributor or sales representative Contract that is not terminable by the Acquired Company party thereto at will or by giving notice of ninety (90) days or less or (ii) any Contract with a product broker or dealer of any Acquired Corporation under which any Acquired Corporation was paid more than $250,000 in any fiscal year since January 1, 2017;

(v) any Company Contract relating to the disposition or acquisition by any of the Acquired Corporations after the Agreement Date of assets resulting in the receipt or making of payments in excess of $250,000 outside of the ordinary course of business;

(vi) any Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of any Acquired Corporation (whether incurred, assumed, guaranteed or secured by any asset) in each case in an amount in excess of $250,000;

(vii) any Company Contract, including with any Governmental Entity but excluding any Company Contract with a Top Customer or Top Supplier, that requires or required by its terms the payment or delivery of cash or other consideration by or to an Acquired Corporation in excess of $250,000 in the fiscal year ending December 31, 2018 or December 31, 2019;

(viii) any Company Contract that is a partnership, collaboration, joint venture agreement or limited liability company agreement that is, in each case, material to the Acquired Corporations, taken as a whole;

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(ix) any Contract not otherwise described in any other subsection of this Section 3.17(a) that obligates any Acquired Corporation to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $250,000;

(x) any Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Acquired Corporations, taken as a whole, is reasonably expected to be in excess of $250,000 or with a notional value in excess of $250,000;

(xi) any Company Contract for the lease or sublease of any Real Property involving annual lease payments in excess of $250,000;

(xii) any Contract between any Acquired Corporation, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary) of any Acquired Corporation or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Acquired Corporation has an obligation to indemnify such officer, director, affiliate, associate or family member;

(xiii) any Contract providing for collective bargaining with any employee of any Acquired Corporation or any Contract with any labor organization or union;

(xiv) any Contract pursuant to which an Acquired Corporation has granted to any Person, or has been granted by any Person, any license or other right related to any material Intellectual Property, excluding (A) any Company Contract for commercially-available off-the-shelf computer Software licensed by any Acquired Corporation pursuant to shrink-wrap or click-wrap licenses and (B) any Company Contract with respect to Software licensed from third Persons that require annual payments of less than $25,000 by any Acquired Corporation during the twelve (12) month period ending December 31, 2019 (other than one-time license payments) (clauses (A) and (B), collectively, the “Excluded Licenses”);

(xv) other than any Contracts entered into in the ordinary course of business, any Contracts containing restrictive covenants applicable to employees or independent contractors of any Acquired Corporation, including any Contract containing non-competition, customer or employee non-solicitation, confidentiality or other restrictions.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Material Contracts as of the Agreement Date. True and complete copies of all Company Material Contracts have been made available to Parent or Parent’s Representatives or have been publicly filed with the SEC at least two Business Days prior to the Agreement Date.

(c) Each Company Material Contract is a legal, valid and binding obligation of the Acquired Corporation which is a party to such Company Material Contract and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, in each case, subject to the Enforceability Limitations. As of the Agreement Date, (i) the Acquired Corporations have performed in all material respects all obligations required to be performed by them under each Company Material Contract and (ii) to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case of the foregoing clauses (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Acquired Corporation has received any written claim of breach or default under or cancellation of any Material Contract or any written notice from any counterparty to any Material Contract that such counterparty intends to terminate or not renew any Material Contract.

3.18 Customers and Suppliers; Adequacy of Supply. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of the top 20 customers of the Acquired Corporations, taken as a whole, based upon aggregate revenue generated from all such customers for the year ended December 31, 2018 and the nine-month period ended September 30, 2019, and the aggregate revenue in dollars generated by the Acquired Corporations from each such customer during such periods (each a “Top Customer”). Section 3.18 of the

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Company Disclosure Schedule sets forth a true and complete list of the top 20 suppliers of the Acquired Corporations, taken as a whole, based upon aggregate dollar spend to all such suppliers for the years ended December 31, 2018 and December 31, 2019, and the aggregate purchase volume in dollars made by the Acquired Corporations from each such supplier during such years (each a “Top Supplier”). No such customer and no such supplier has since September 30, 2019 until the Agreement Date: (a) canceled or otherwise terminated, or made any threat in writing to any Acquired Corporation to cancel or otherwise terminate, its relationship with such Acquired Corporation or (b) at any time on or after September 30, 2019 until the Agreement Date, decreased materially, or made any threat in writing to any Acquired Corporation to decrease materially, its services or supplies to any Acquired Corporation in the case of any such supplier, or its usage of the Company Products or services of the Acquired Corporations in the case of any such customer.

3.19 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, material insurance policies with respect to the business and assets of the Acquired Corporations are in full force and effect, (b) no notice of cancellation has been received, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any of the insured parties thereunder, (d) all premiums due and payable under all such policies and bonds have been paid, (e) there are no claims related to the business or assets of any of the Acquired Corporations pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights, and (f) the Acquired Corporations are otherwise in compliance in all material respects with the terms of such policies and bonds.

3.20 Properties.

(a) Except as set forth on Section 3.20(a) of the Company Disclosure Schedule, no Acquired Corporation owns any Real Property. The Acquired Corporations have good and marketable fee title to all Real Property set forth on Section 3.20(a) of the Company Disclosure Schedule (the “Owned Real Property”), free and clear of any Liens, other than Permitted Liens. There are no parties in possession of any parcel of Owned Real Property or any portion thereof other than the Acquired Corporations (or any of them), and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any of the Owned Real Property or any portion thereof. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. There are no pending proceedings in eminent domain or other Action pending or, to the knowledge of the Company, threatened, affecting any portion of the Owned Real Property or the title thereto

(b) Section 3.20(b) of the Company Disclosure Schedule sets forth a list, as of the Agreement Date, of any Contract pursuant to which any Acquired Corporation leases, subleases or occupies any Real Property (in each case, other than in respect of leases, subleases, other Contracts or occupations of any Real Property in respect of any refill or exchange kiosk or other similar equipment) (the “Company Leases”). Prior to the date hereof, true, correct and complete copies of each Company Lease, including all amendments and modifications with respect thereto, and any material documents to which the applicable Acquired Corporation is a party with respect to any Real Property subject to a Company Lease (i.e., a subordination, non-disturbance and attornment agreement with any mortgagee of a Real Property subject to a Company Lease), have been made available to Purchaser. No Acquired Corporation has subleased, licensed or otherwise granted any Person the right to use or occupy any Real Property subject to a Company Lease or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the Acquired Corporation which is a party to such Company Lease or, to the Knowledge of the Company, the landlord thereunder exists with respect to any Company Lease and (ii) the applicable Acquired Corporation has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each Real Property subject to such Company Lease, free and clear of all Liens, other than Permitted Liens. No Acquired Corporation is a party to a brokerage or commission agreement in connection with any Company Lease under which there is any material commission

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payable by any Acquired Corporation in connection with the current term of the applicable Company Lease and which has not yet been paid in full.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all improvements are in good condition and repair and are reasonably sufficient for the operation of the Acquired Corporations’ businesses and (ii) there are no structural deficiencies or latent defects affecting any of the Improvements which would, individually or in the aggregate, interfere with the use or occupancy of the Real Property or any portion thereof in the operation of the Acquired Corporations’ businesses.

(d) Section 3.20(d) of the Company Disclosure Schedule sets forth a list of each lease pursuant to which any Acquired Corporation leases any personal property, including any finance or operating lease, but excluding leases relating solely to personal property calling for rental or similar periodic payments of less than $150,000 per year, in each case, other than any lease which is a Company Material Contract (the “Personal Property Leases”). Each of the Personal Property Leases is (a) a legal, valid and binding obligation of the Acquired Corporation party thereto, and (b) is enforceable against such Acquired Corporation and, to the Knowledge of the Company, the other party or parties thereto in accordance with its terms, in each case except as such enforceability may be limited by the General Enforceability Exceptions. Neither the Acquired Corporation party thereto nor, to the Knowledge of the Company, any other party to a Personal Property Lease, is in breach of or default in any material respect under any Personal Property Lease. No Acquired Corporation has received any written notice of termination or cancellation with respect to any Personal Property Lease. True and complete copies of all Personal Property Leases have been made available to Purchaser.

3.21 Intellectual Property.

(a) Schedule 3.21(a) sets forth a list, as of the date hereof, (i) all Intellectual Property Rights owned by any of the Acquired Corporations that are registered or the subject of a pending application before any applicable Governmental Entity or domain name registrar, (ii) material unregistered trademarks and service marks of the Acquired Corporations; and (iii) all proprietary software owned by the Acquired Corporations. To the Knowledge of the Company, the Intellectual Property Rights identified in Schedule 3.21(a) that are registered are (i) subsisting, valid and enforceable, and (ii) not subject to any outstanding claim that adversely affects any of the Acquired Corporations’ use thereof or rights thereto, or impairs the validity or enforceability thereof. Except, in each case, in connection with the prosecution of trademark applications before any Governmental Entity in the ordinary course of business, no actions are pending or, to the Knowledge of the Company, threatened against any of the Acquired Corporations, challenging the validity, enforceability or ownership of such Intellectual Property Rights. All Intellectual Property Rights identified in Schedule 3.21(a) that are necessary to the conduct of the business of the Acquired Corporations as currently conducted and as currently proposed to be conducted are in good standing, with all fees paid in full and filings made to date, and the applicable Acquired Corporation has taken all necessary action and made all necessary filings to ensure that no such registration or application will be abandoned. The Intellectual Property Rights of all of the Acquired Corporations are free and clear of all Liens, other than Permitted Liens.

(b) (i) Except as set forth on Section 3.21(b)(i) of the Company Disclosure Schedule, the Acquired Corporations exclusively own or are licensed or otherwise possess valid rights to use all Intellectual Property Rights used in the conduct of the business of the Acquired Corporations as is currently conducted; (ii) since January 1, 2017, the conduct of the business of the Acquired Corporations has not and does not infringe, misappropriate, dilute, or otherwise violate the material Intellectual Property Rights of any Person; (iii) except as set forth on Section 3.21(b)(iii) of the Company Disclosure Schedule, since January 1, 2017, there are and have been no pending or, to the Knowledge of the Company, threatened claims with respect to any of the Intellectual Property Rights owned by the Acquired Corporations and (iv) to the Knowledge of the Company, no Person is currently engaging in any activity that infringes, misappropriates, dilutes, or otherwise violates any material Intellectual Property Rights owned by any of the Acquired Corporations.

(c) Since January 1, 2017, the Acquired Corporations have taken and are taking all actions that are reasonably necessary to maintain and protect all material Intellectual Property Rights that they own and the

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confidentiality of all material trade secrets and other material confidential Intellectual Property Rights that they own. No material trade secrets or other material confidential Intellectual Property Rights of any of the Acquired Corporations have been disclosed by any of the Acquired Corporations to any Person except pursuant to valid non-disclosure, license, or other agreements that obligate such Person to keep such material trade secrets or other material confidential information confidential, except as would not be reasonably expected to result in a Company Material Adverse Effect.

(d) Except as would not be material to the Acquired Corporations, taken as a whole, the computers, networks, servers, workstations, Software (and all licenses thereto) and systems used or held for use in connection with the operation of the business of the Acquired Corporations as of the Agreement Date (the “Company IT Systems”) (i) are sufficient for the current needs of the business of the Acquired Corporations; (ii) have not malfunctioned or failed since January 1, 2017 and (iii) to the Knowledge of the Company, are free from any malicious code, virus, or malware. Each of the Acquired Corporations has implemented commercially reasonable backup, security, virus scanning, and disaster recovery measures in connection with its business.

(e) Since January 1, 2017, (i) the Acquired Corporations have used commercially reasonable efforts to ensure the confidentiality, privacy and security of Personal Data collected or held for use by the Acquired Corporations and (ii) there has been no unauthorized access to or unauthorized use of any Company IT Systems, Personal Data, customer payment information, or trade secrets owned or held for use by the Acquired Corporations, in each case of the foregoing clauses (i) and (ii), except as would not be material to the Acquired Corporations, taken as a whole. Since January 1, 2017, each of the Acquired Corporations has complied in all material respects with its privacy policies and all other policies and procedures of such Acquired Corporation established from time to time with respect to Personal Data, and no actions against any of the Acquired Corporations are pending or, to the Knowledge of the Company, threatened alleging a violation of any such policies or procedures. Each of the Acquired Corporations has adopted and maintained and maintains commercially reasonable security policies protecting all Company Data in compliance in all material respects with applicable industry standards, including, as applicable the Payment Card Industry (PCI) security standards.

3.22 Related Party Transactions. Except as set forth in the Company SEC Documents, and except for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Acquired Corporations, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Annual Report on Form 10-K that have not been so disclosed.

3.23 Takeover Statutes. As of the Agreement Date, assuming the accuracy of the representations and warranties contained in Section 4.26, the Company Board has taken all actions necessary so that the restrictions on “business combinations” (as defined in Section 203 of the DGCL) will not apply with respect to or as a result of this Agreement, the consummation of the Offer, the Mergers and the other Transactions. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. LLC (“Goldman”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or any of the Transactions. The Company has made available to Parent or Parent’s Representatives a true and complete copy of the engagement letter with Goldman.

3.25 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman to the effect that, as of the date hereof and based upon and subject to the assumptions and qualifications stated therein, the consideration to be received in the Offer by holders of Shares (other than Parent, Purchaser and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified. The Company will make available to Parent solely for informational purposes a signed copy of such fairness opinion promptly following the Agreement Date.

3.26 Product Liability. Except as would not reasonably be expected to result in material liability to the Company, (a) since January 1, 2017, no Acquired Corporation has (i) initiated a product recall, (ii) received any

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written notice from any Governmental Entity in respect of any product warranty claims or (iii) incurred any material liability by reason of any express or implied warranty or under any applicable Law with respect to any product or service sold, rendered, or distributed by or on behalf of an Acquired Corporation and (b) all products sold or distributed by the Acquired Corporations are in compliance in all material respects with the applicable Food and Drug Administration Laws, including, but not limited to, the Food Safety Modernization Act and Current Good Manufacturing Practice regulations.

3.27 No Other Representations. Except for the representations and warranties contained in Section 4, the Company acknowledges that none of Parent, Purchaser or any Representative of Parent or Purchaser makes, and the Company acknowledges that it has not relied upon, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS, PURCHASER AND MERGER SUB 2

Parent, Holdings, Purchaser and Merger Sub 2, jointly and severally, hereby represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 4 is subject to (i) disclosures set forth in the Parent SEC Documents (including exhibits and other information incorporated by reference therein) filed with, or furnished to, the SEC on or after January 1, 2017 and made publicly available on EDGAR two (2) Business Days prior to the Agreement Date (excluding any forward-looking disclosures set forth in any section of any Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or other cautionary or forward looking statements in such filings) and (ii) exceptions and disclosures set forth in the section or subsection of the Parent Disclosure Schedule delivered by Parent and Purchaser to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) corresponding to the particular Section or subsection in this Section 4; provided, that (x) disclosure contained in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement (regardless of whether an explicit reference or cross-reference is made) and (y) disclosure set forth in the Parent SEC Documents described in (i) above shall only be deemed to be disclosed to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to any section or subsection of this Agreement:

4.1 Organization, Standing and Power.

(a) Each of Parent, Holdings, Purchaser and Merger Sub 2 (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or formation, as applicable, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted in all material respects and (iii) is duly qualified to do business as a foreign corporation or other entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to be so qualified as, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Parent, Holdings, Purchaser and Merger Sub 2 have made available to the Company and the Company’s Representatives true and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, as applicable, of Parent and each of Parent’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, no par value, and an unlimited number of shares of the Parent’s Preferred Stock, with no par value (the

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“Parent Preferred Stock”). As of the close of business on January 9, 2020 (the “Parent Capitalization Date”), (i) 134,803,230 shares of Parent Common Stock (excluding any treasury shares) and no shares of Parent Preferred Stock were issued and outstanding, (ii) there were no shares of Parent Common Stock held by Parent in its treasury, (iii) 6,492,676 shares of Parent Common Stock were reserved for issuance pursuant to options granted under Parent Equity Plans, (iv) no shares of Parent Common Stock were reserved for issuance pursuant to warrants to purchase Parent Common Stock issued by Parent, (v) 1,993,480 shares of Parent Common Stock are subject to outstanding and unvested restricted stock unit awards granted under Parent Equity Plans and (vi) 2,554,381 shares of Parent Common Stock were reserved for issuance pursuant to the Parent ESPP.

(b) All the outstanding shares of capital stock of Parent are, and all shares reserved for issuance as noted in Section 4.2(a) above will be, if and when issued in accordance with the terms thereof, duly authorized, validly issued and fully paid. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Parent have been duly authorized, validly issued and are fully paid. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens, except for Permitted Liens. Except as set forth in Section 4.2(a), Parent does not have any outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with any stockholders of Parent or any stockholders of Parent’s Subsidiaries on any matter. Except as set forth in Section 4.2(a), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of Parent, (ii) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent, (iii) subscriptions, options, warrants, calls, commitments, arrangements, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests, or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent (other than as set forth in Section 4.2(a) above), (iv) preemptive rights, antidilutive rights, or other rights to acquire any such securities, or (v) stockholder rights plans (or similar plan common referred to as a “poison pill”) or Contracts under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(c) The Parent Common Stock constitutes the only outstanding class of securities of Parent and its Subsidiaries registered under the Securities Act.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Parent or any of its Subsidiaries.

4.3 Subsidiaries. Section 4.3 of the Parent Disclosure Schedule sets forth a true and complete list of each Subsidiary of Parent required to be disclosed in the Parent’s SEC Documents. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

4.4 Authority.

(a) Assuming the accuracy of the Company’s representations in Section 3.4(a), each of Parent, Holdings, Purchaser and Merger Sub 2 has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent, Holdings, Purchaser and Merger Sub 2 and the consummation by Parent, Holdings, Purchaser and Merger Sub 2 of the Transactions, have been duly authorized by all necessary corporate action of Parent, Holdings, Purchaser and Merger Sub 2 and no other corporate proceedings on the part of Parent, Holdings, Purchaser or Merger Sub 2 are necessary to authorize the consummation of, and to consummate, the Transactions except the adoption of this Agreement by Cott UK Acquisition Limited as the sole stockholder of Holdings. This Agreement has been duly executed and delivered by Parent, Holdings, Purchaser and Merger Sub 2 and, assuming the this Agreement constitutes the valid and

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binding obligation of the Company, constitutes a valid and binding obligation of Parent, Holdings, Purchaser and Merger Sub 2, enforceable against each of Parent, Holdings, Purchaser and Merger Sub 2 in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Limitations.

(b) The Board of Directors of Parent (“Parent Board”) has unanimously: (i) determined that the terms of the Transactions are advisable and fair to, and in the best interest of, Parent and its stockholders and (ii) approved the execution, delivery and performance by Parent, Holdings, Purchaser and Merger Sub 2 of this Agreement, the Tender Agreements and the consummation of the Transactions. As of the date hereof, none of the foregoing actions of the Parent Board have been rescinded or modified in any way.

4.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent, Holdings, Purchaser and Merger Sub 2 do not, and the consummation of the Offer, the Mergers and the other Transactions by Parent, Holdings, Purchaser and Merger Sub 2 and compliance by Parent, Holdings, Purchaser and Merger Sub 2 with the provisions hereof will not, (i) violate or conflict with any of Parent, Holdings, Purchaser and Merger Sub 2’s certificate of incorporation, bylaws or other charter or organizational documents, (ii) cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, purchase, termination, cancellation, amendment, modification or acceleration of any obligation or to the loss of a benefit under, any Parent Material Contract binding on Parent, Holdings, Purchaser or Merger Sub 2, or result in the creation of any Lien upon any of the properties, rights or assets of any Parent, Holdings, Purchaser or Merger Sub 2, other than any Permitted Lien, or (iii) cause a violation by Parent, Holdings, Purchaser or Merger Sub 2 of any applicable Law, except, with respect to clauses “(ii)” and “(iii)” above, as would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to any Governmental Entity is required under applicable Law for the execution, delivery and performance of this Agreement and the consummation of the Transactions, except in connection with or in compliance with (i) the DGCL, DLLCA and the CBCA, (ii) any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (iii) the Securities Act (and the rules and regulations promulgated thereunder) and the Ontario Securities Act (and the rules and regulations promulgated thereunder), (iv) the Exchange Act (and the rules and regulations promulgated thereunder), (v) state takeover Laws, state securities Laws or “blue sky” Laws, (vi) any filings required under the rules and regulations of NYSE, TSX or FINRA and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.6 Reports and Financial Statements.

(a) Since January 1, 2017, Parent has filed or furnished (as applicable) on a timely basis with (i) the SEC all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with or furnished to (as applicable) the SEC under applicable Laws prior to the Agreement Date (all such filed or furnished documents in the foregoing clause (i), the “Parent SEC Documents”) and (ii) the Ontario Securities Commission (the “OSC”) all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with or furnished to (as applicable) the OSC under applicable Laws prior to the Agreement Date (all such filed or furnished documents in the foregoing clause (ii), the “Parent OSC Documents”) and, together with the Parent SEC Documents, the “Parent SEC and OSC Documents”). As of their respective filing dates (and, in the case of registration statements, as of the dates of effectiveness), or, if amended or superseded by a filing prior to the Agreement Date, on the date of the last such amendment or superseding filing prior to the Agreement Date, the Parent SEC and OSC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC and OSC Documents at the time they were filed, or, if amended or superseded by a filing prior to the Agreement Date, on the date of the last such amendment or superseding filing prior to the Agreement Date, contained any untrue statement of a material fact or omitted to

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state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC or the OSC. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from any of the SEC, OSC, NYSE or TSX with respect to the Parent SEC and OSC Documents. To the Knowledge of Parent, (i) none of the Parent SEC and OSC Documents is the subject of ongoing SEC or OSC review, as applicable and (ii) there are no inquiries or investigations by the SEC or OSC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries.

(b) Since January 1, 2017, the consolidated financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC and OSC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and OSC with respect thereto, have been prepared in accordance with GAAP (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments, and as otherwise may be permitted by the SEC and the OSC and to the absence of notes) applied on a consistent basis during the periods involved (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments, and as otherwise may be permitted by the SEC and the OSC and to the absence of notes) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that are not, individually or in the aggregate, material).

(c) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) in compliance with the Exchange Act.

(d) Parent has implemented and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s audited financial statements or other Parent SEC and OSC Documents.

(f) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), neither Parent nor any of its Affiliates acting on behalf of Parent or any of its Subsidiaries has since January 1, 2017 made any personal loans to any executive officer or director of Parent or its Subsidiaries.

(g) Since January 1, 2017 to the Agreement Date, none of Parent nor any of its Subsidiaries has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent and its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2017.

4.7 Information Supplied. Each document required to be filed by Parent with the SEC or OSC in connection with the Offer, the Mergers or any of the Transactions (including Form S-4), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents and Form S-4 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents or the Form S-4 which statements were not supplied by or on behalf of Parent, Holdings, Purchaser or Merger Sub 2 and not obtained from or incorporated by reference to the Parent SEC Documents.

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4.8 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than liabilities and obligations (a) disclosed or reserved against in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2018 included in the Parent SEC Documents (the “Parent Balance Sheet”), (b) incurred in the ordinary course of business since December 31, 2018, (c) that are executory performance obligations under any Contract to which Parent or any of its Subsidiaries is a party or bound, (d) incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement (including legal and other advisors’ fees and expenses) and (e) that have not had a Parent Material Adverse Effect.

4.9 Absence of Certain Changes or Events. Since September 30, 2019 through the Agreement Date, except for actions or events giving rise to and the discussion and negotiation of this Agreement or in connection with the Mergers or any of the Transactions or the process leading thereto (including legal and other advisors fees and expenses), (a) Parent and each of its Subsidiaries have conducted their businesses in the ordinary course in all material respects and (b) no Parent Material Adverse Effect has occurred, and there has not been, and there does not exist, any Effect that, individually or in the aggregate with other Effects, would reasonably be expected to have a Parent Material Adverse Effect.

4.10 Title to Assets. Parent and its Subsidiaries have good and valid title to, or a valid and binding leasehold or other interest in, all material tangible assets owned by them, including all material tangible assets (other than capitalized or operating leases) reflected on the Parent Balance Sheet filed by Parent with the SEC, except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Parent Balance Sheet and Permitted Liens.

4.11 Litigation. As of the Agreement Date, there is no Action that would be required to be disclosed in a Parent SEC Document that is pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their respective material properties or assets. None of Parent, any of its Subsidiaries or any of their respective material properties or assets is subject to any outstanding Order of any Governmental Entity that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.12 Compliance with Laws and Regulations.

(a) Parent and its Subsidiaries are and, at all times since January 1, 2017 have been, in compliance with all Laws applicable to their properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary contained in this Section 4.12(a), the provisions of this Section 4.12(a) shall not apply to matters addressed in Section 4.12(c), Section 4.14, Section 4.15 and Section 4.16 hereof.

(b) Neither Parent nor any of its Subsidiaries has received, since January 1, 2017, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted as of the Agreement Date, except where the failure to have any of the Permits has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as has not been and would not reasonably expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, since January 1, 2017, none of Parent or any of its Subsidiaries, in connection with the business of Parent, or, to the Knowledge of Parent, any other third party, in each case, acting on behalf of Parent or any of its Subsidiaries, have taken any action in violation of the FCPA or any other ABAC Law. Since January 1, 2017, neither Parent nor any of its Subsidiaries has been subject to any actual, pending or, to the Knowledge of Parent, threatened Action or has made any voluntary disclosures to any Governmental Entity, involving Parent or any of its Subsidiaries in any way relating to an ABAC Laws, except, solely with respect to any Action or voluntary disclosure arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(d) Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with all applicable International Trade Laws except, in each case, where any such non-compliance has not and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

4.13 Benefit Plans.

(a) Section 4.13(a) of the Parent Disclosure Schedule contains an accurate and complete list of each material Parent Employee Plan. For purposes of this Agreement, “Parent Employee Plans” means, collectively, each plan, program, policy, contract, agreement or other arrangement providing for severance benefits (including redundancy), notice or termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, repatriation or expatriation benefits, tax gross ups, welfare benefits or other similar employee benefits or remuneration, whether written, unwritten or otherwise, qualified or nonqualified, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, in each case (i) which is or has been maintained, sponsored, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any Parent Associate and (ii) under which Parent or any of its Subsidiaries would reasonably be expected to have any liability.

(b) With respect to each material Parent Employee Plan, Parent has made available to the Company, to the extent applicable, (i) true and correct copies of all documents embodying such Parent Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Parent Employee Plan), (ii) the most recent annual report (Form Series 5500 (or any other similar filing under applicable Canadian Law) and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with such Parent Employee Plan, (iii) the most recent summary plan description together with the summary of material modifications thereto, if any, with respect to such Parent Employee Plan, (iv) all discrimination tests for such Parent Employee Plan for the three most recently completed plan years, and (v) the most recent IRS (or equivalent Canadian Governmental Entity, to the extent applicable) determination, advisory or opinion letter issued with respect to or relating to such Parent Employee Plan and any pending request for such determination, advisory or opinion letter.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Employee Plan has been established and maintained in accordance with its terms and in compliance with applicable Law; (ii) each Parent Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (A) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response, (B) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS or (C) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination; (iii) with respect to each Parent Employee Plan, there has been no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA; and (iv) with respect to each Parent Employee Plan, there are no Actions pending or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits), including against the assets of any such Parent Employee Plan.

(d) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates have ever maintained, established, sponsored, participated in, or contributed to, or incurred an obligation to contribute to any Parent Employee Plan that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) a “multiple employer welfare arrangement” (as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA)).

(e) None of Parent nor any of its Subsidiaries maintain, sponsor, participate in or contribute to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to

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Parent Associates (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(f) No Parent Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree (i) life insurance, (ii) health or (iii) other employee welfare benefits to any Parent Associate or a beneficiary of a Parent Associate for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Law.

(g) Except as otherwise required pursuant to the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions or any termination of employment or service in connection therewith will, under a Parent Employee Plan, (i) result in any material payment becoming due to any Parent Associate, (ii) result in any forgiveness of indebtedness of any Parent Associate, (iii) materially increase any benefits otherwise payable by Parent of any of its Subsidiaries to any Parent Associate under any Parent Employee Plan or (iv) result in the acceleration of the time of payment or vesting of any such material benefits to any Parent Associate under any Parent Employee Plan except as required under Section 411(d)(3) of the Code.

4.14 Employment Matters.

(a) None of Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. None of Parent nor any of its Subsidiaries is, or since January 1, 2017 has been, subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of Parent, threatened involving the employees of Parent or any of its Subsidiaries.

(b) Except as has not and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is and, since January 1, 2017, has been, in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(c) This Section 4.14 constitutes the exclusive representations and warranties of Parent with respect to the matters set forth in this Section 4.14.

4.15 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries is in violation of any Environmental Law and (ii) none of the Real Property owned or leased by Parent or any of its Subsidiaries is contaminated with any Hazardous Material. As of the Agreement Date, no Action is pending or, to the Knowledge of Parent, threatened, concerning or relating to the operations of Parent or any of its Subsidiaries that seeks to impose any material liability arising under any Environmental Law upon Parent or any of its Subsidiaries.

(b) This Section 4.15 constitutes the sole and exclusive representations and warranties of Parent with respect to the matters set forth in this Section 4.15.

4.16 Taxes.

(a) (i) Each of the income and other material Tax Returns required to be filed by or on behalf of Parent or any of its Subsidiaries have been filed on or before the applicable due date (including any valid extensions of such due date), and have been, or will be when filed, prepared in compliance with all applicable Laws and are true, accurate and complete in all material respects and (ii) all material Taxes of Parent and its Subsidiaries (whether or not shown to be due on Tax Returns of Parent or any of its Subsidiaries) or required to be withheld, collected or deposited by Parent or any of its Subsidiaries (including any Taxes required to have been withheld or collected and paid in connection with any amounts paid or owing to any employee, independent contractor,

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customer, creditor, stockholder or other third party) have been paid or withheld, collected or deposited (and, to the extent required, paid to the relevant Governmental Entity).

(b) The Parent Balance Sheet has accrued all actual and estimated liabilities for all material unpaid Taxes with respect to all periods through the date thereof in accordance with GAAP. There are no Liens on any of the assets of Parent or any of its Subsidiaries with respect to any material Tax, other than Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP on the Parent Balance Sheet.

(c) There are no examinations, audits, assessments, investigations, disputes, proceedings or claims made in writing, in progress, pending or, to the Knowledge of Parent, threatened, of or with respect to any Tax Return or Taxes of the Parent or any of its Subsidiaries that could be expected to result in a material unpaid Tax of Parent or any of its Subsidiaries. No deficiencies for any material Taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries which have not been fully paid or are not being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents, and no requests for waivers of the time to assess any such Taxes have been agreed to or are pending. No written claim has been received by Parent or any of its Subsidiaries from any Governmental Entity in any jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary of Parent, as applicable, is or may be subject to Taxes in that jurisdiction. No extension or waiver of the limitation period of the time to assess any material Taxes of Parent or any of its Subsidiaries has been granted and is currently in effect, nor has any such extension or waiver been requested. No material closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement, consent to an extension of time to make an election or consent to a change of method of accounting, has been requested from, entered into with or issued by a Governmental Entity with respect to Parent or any of its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries (i) is bound by any Tax sharing, allocation or indemnification agreements (other than ancillary provisions in commercial agreements made in the ordinary course of business, the primary subject matter of which is not Tax, or agreements solely among the Parent and/or its Subsidiaries), (ii) has been a member of an affiliated group filing a consolidated, combined, aggregate or unitary income Tax Return (other than a group the common parent of which was Parent), or (iii) has any liability for Taxes of another Person (other than members of a group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law, or as a transferee or successor, by Contract or otherwise.

(e) Neither Parent nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(f) No payment or benefit made by Parent or any of its Subsidiaries in connection with the Transactions would be non-deductible under Section 280G of the Code.

4.17 Contracts.

(a) For purposes of this Agreement, a “Parent Material Contract” means (to the extent in effect as of the Agreement Date, but excluding Parent Employee Plans):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Parent or any of its Subsidiaries;

(ii) any material Parent Contract: (A) limiting in any material respect the freedom or right of Parent or any of its Subsidiaries (1) to engage in any line of business or to compete with, or solicit any customer of, any Person in any line of business or in any geographic location (other than agreements limiting the use of Intellectual Property Rights entered into in the ordinary course of business) or (2) to develop, manufacture, license, sell, supply, distribute, offer, support or service any Parent Product, Intellectual Property Rights of Parent or any of its Subsidiaries or other tangible or intangible assets to or for any other Person; (B) containing any “most favored nations” or other similar exclusivity terms and conditions (including with respect to pricing)

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granted by Parent or any of its Subsidiaries; or (C) under which Parent or any of its Subsidiaries have granted or have obtained an option to purchase or acquire, or a right of first refusal or right of first negotiation with respect to the purchase or acquisition of, any material assets of Parent and its Subsidiaries (other than with respect to non-exclusive licenses or other non-exclusive grants of rights to the products and services of Parent and its Subsidiaries in, to or under any Intellectual Property Rights of Parent or any of its Subsidiaries);

(iii) any Parent Contract relating to the disposition or acquisition by Parent or any of its Subsidiaries after the Agreement Date of assets resulting in the receipt or making of payments in excess of $12,000,000 outside of the ordinary course of business and where material obligations binding upon Parent are outstanding;

(iv) any Parent Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in each case in an amount in excess of $25,000,000, excluding (i) any Parent Contracts for commercially-available off-the-shelf computer Software licensed by Parent or any of its Subsidiaries pursuant to shrink-wrap or click-wrap licenses, and (ii) Parent Contracts with respect to Software licensed from third Persons that require annual payments of less than $25,000 by any of the Acquired Corporations during the twelve (12) month period ended December 31, 2019 (other than one-time license payments), and (iii) Parent Contracts evidencing Indebtedness between Parent and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of Parent;

(v) any Parent Contract, including with any Governmental Entity, that requires by its terms the payment or delivery of cash or other consideration by or to Parent or any of its Subsidiaries in excess of $50,000,000 in the fiscal year ending December 31, 2018, in each case, outside the ordinary course of business;

(vi) any Parent Contract that is a partnership, collaboration, joint venture agreement or limited liability company agreement that is, in each case, material to Parent and its Subsidiaries, taken as a whole;

(vii) any Parent Contract not otherwise described in any other subsection of this Section 4.17(a) that obligates Parent or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $10,000,000 (for the avoidance of doubt, Parent Contracts solely to the extent relating to obligations in respect of expenditures contemplated by Parent or its Subsidiaries’ 2020 capital expenditures budget shall be considered in the ordinary course of business);

(viii) any Parent Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to Parent and its Subsidiaries, taken as a whole, is reasonably expected to be in excess of $20,000,000;

(ix) any Parent Contract for the lease or sublease of any material Real Property involving annual lease payments in excess of $725,000; and

(x) any Contract between any Parent or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary) of Parent, any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, that memorialize arrangements required to be disclosed under Item 404(b) of Regulation S-K.

(b) Section 4.17(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Parent Material Contracts as of the Agreement Date. True and complete copies of all Parent Material Contracts have been made available to the Company or the Company’s Representatives or have been publicly filed with the SEC prior to the Agreement Date.

(c) Each Parent Material Contract is a legal, valid and binding obligation of Parent or its Subsidiary (or Subsidiaries) which is a party to such Parent Material Contract and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, in each case, subject to the Enforceability Limitations. As of the Agreement Date, Parent and its Subsidiaries have performed in all material respects all obligations required to be

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performed by them under each Parent Material Contract and, (ii) to the Knowledge of Parent, each other party to each Parent Material Contract has performed in all material respects all obligations required to be performed by it under such Parent Material Contract, except, in each case of the foregoing clauses (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.18 Customers and Suppliers; Adequacy of Supply. Section 4.18 of the Parent Disclosure Schedule sets forth a true and complete list of the top 10 customers of Parent and its Subsidiaries, taken as a whole, based upon aggregate revenue generated from all such customers between January 1, 2017 and December 31, 2018 (excluding, in each case, revenue attributable to their former carbonated soft drinks and juice businesses and their former finished goods export business), and the aggregate revenue generated by Parent and its Subsidiaries from each such customer during such period. Section 4.18 of the Parent Disclosure Schedule sets forth a true and complete list of the top 10 suppliers of Parent and its Subsidiaries, taken as a whole, based upon aggregate dollar spend to all such suppliers between January 1, 2017 and December 31, 2018 (excluding, in each case, dollar spend attributable to their former carbonated soft drinks and juice businesses and their former finished goods export business), and the aggregate purchase volume in dollars made by Parent and its Subsidiaries from each such supplier during such period. No such customer and no such supplier has since December 31, 2018 until the Agreement Date: (a) canceled or otherwise terminated, or made any threat in writing to Parent or any of its Subsidiaries to cancel or otherwise terminate, its relationship with Parent or its applicable Subsidiary or (b) at any time on or after December 31, 2018 until the Agreement Date, decreased materially, or made any threat in writing to Parent or any of its Subsidiaries to decrease materially, its services or supplies to Parent or its applicable Subsidiary in the case of any such supplier, or its usage of the Parent Products or services of Parent or its Subsidiaries in the case of any such customer, in each case of the foregoing clauses (a) and (b), except as has not been, and would not reasonably be expected to have, a Parent Material Adverse Effect.

4.19 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all current, material insurance policies with respect to the business and assets of Parent and its Subsidiaries are in full force and effect, (b) no notice of cancellation has been received, (c) there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any of the insured parties thereunder, (d) all premiums due and payable under all such policies and bonds have been paid, and (e) Parent and each of its Subsidiaries are otherwise in compliance with the terms of such policies and bonds.

4.20 Properties. Neither Parent nor any of its Subsidiaries owns any Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Real Property subject to a Parent Lease or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each Parent Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of Parent or the applicable Subsidiary of Parent which is a party to such Parent Lease or, to the Knowledge of Parent, the landlord thereunder exists with respect to any Parent Lease and (b) Parent or the applicable Subsidiary of Parent has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Parent Lease, each Real Property subject to such Parent Lease, free and clear of all Liens, other than Permitted Liens.

4.21 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own or are licensed or otherwise possess valid rights to use all material Intellectual Property Rights used in the conduct of the business of Parent and its Subsidiaries as is currently conducted; (ii) to the Knowledge of Parent, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate, interfere with, dilute, or otherwise violate the Intellectual Property Rights of any Person; (iii) since January 1, 2017, there are and have been no concluded, pending or, to the Knowledge of Parent, threatened claims with respect to any of the material Intellectual Property Rights owned by Parent or its Subsidiaries and (iv) to the Knowledge of Parent, no Person is currently engaging in activity that infringes,

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misappropriates, interferes with, dilutes, or otherwise violates any material Intellectual Property Rights owned by Parent or any of its Subsidiaries and used in the ordinary course of business. Parent and its Subsidiaries are taking all actions that are reasonably necessary to maintain and protect all Intellectual Property Rights that they own. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the computers, networks, software and systems used in connection with the operation of the business of Parent or its Subsidiaries as of the Agreement Date (the “Parent IT Systems”) (i) are sufficient for the current needs of the business of Parent and its Subsidiaries; (ii) have not malfunctioned or failed since January 1, 2017 and (iii) to the Knowledge of Parent, are free from any malicious code. Since January 1, 2017, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have used commercially reasonable efforts to ensure the confidentiality, privacy and security of Personal Data collected or held for use by Parent or any of its Subsidiaries and (ii) to the Knowledge of Parent, there has been no unauthorized access to or unauthorized use of any Parent IT Systems, Personal Data or trade secrets owned by Parent or any of its Subsidiaries.

4.22 Related Party Transactions. Except as set forth in the Parent SEC Documents, and except for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in Parent’s Annual Report on Form 10-K that have not been so disclosed.

4.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc. (“Deutsche Bank”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or any of the Transactions. Parent has made available to the Company’s or the Company’s Representatives a true and complete copy of the engagement letter with Deutsche Bank.

4.24 Stock Ownership. Neither Parent nor any Subsidiary of Parent, directly or indirectly, owns as of the date hereto, and at all times since January 1, 2016 through the Agreement Date, neither Parent nor any of Parent’s Subsidiaries has owned, beneficially or otherwise, any shares of Company Common Stock.

4.25 No Purchaser Activity. Since the date of its formation, none of Holdings, Purchaser or Merger Sub 2 has engaged in any activities that are not in connection with this Agreement and the Transactions.

4.26 Interest in Shares. Neither Parent, Holdings, Purchaser, Merger Sub nor any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, nor at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Parent does not, directly or indirectly, own, and at all times for the past three years, has not owned, beneficially or otherwise, in excess of 1% of the Shares.

4.27 Sufficient Funds; Valid Issuance. As of the date hereof and as of the First Effective Time, Parent and its Subsidiaries will have available to them cash and other sources of immediately available funds to pay the aggregate Merger Consideration and all other cash amounts payable pursuant to this Agreement or otherwise in connection with the Mergers, the Offer, or any of the other Transactions and to otherwise perform any of their obligations under this Agreement. Parent and its Subsidiaries expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Mergers, the Offer or any of the other Transactions, are not subject to, or conditioned on, the receipt or availability of any funds or financing. The Parent Common Stock to be issued by Parent as Merger Consideration hereunder pursuant to the terms hereof, when issued as provided in and pursuant to the terms hereof, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer.

4.28 Commitment Letter. Parent has delivered to the Company a true and correct copy of an executed debt commitment letter in the form attached hereto as Exhibit D (the “Commitment Letter”) pursuant to which the lenders named therein (such lenders, together with any other entities that have committed to provide or arrange or have otherwise entered into agreements in connection with any third-party debt financing in connection with the

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Transactions (including the Commitment Letter Financing, as defined below), and the parties to any joinder agreements or any definitive documentation entered into pursuant thereto or relating thereto, the “Lenders”) have committed, subject to the terms and conditions set forth therein, to lend Parent the amounts set forth therein (the “Commitment Letter Financing”) for the purpose of funding the Transactions. Parent has also delivered to the Company a true and complete (other than the redactions referenced in this Section 4.28) copy of any fee letter related to the Commitment Letter (it being understood that any such fee letter provided to the Company shall be redacted in a customary manner solely with respect to the fees, pricing caps and certain economic terms, which redacted information does not adversely affect the amount, availability or conditionality of the funding of the Commitment Letter Financing) (any such fee letter, a “Fee Letter”). As of the Agreement Date, the Commitment Letter and the Fee Letters (i) are in full force and effect and (ii) have not been withdrawn or terminated or otherwise amended or modified in any respect and, as of the Agreement Date, to the Knowledge of Parent, no such withdrawal, termination, amendment or modification is contemplated. As of the Agreement Date, each Fee Letter and the Commitment Letter is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, except as enforcement may be limited by the Enforceability Limitations. As of the Agreement Date, there are no other agreements or side letters relating to the Commitment Letter or Fee Letters to which Parent or any of its Subsidiaries is a party or by which any of them is bound. As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any of its Subsidiaries party thereto under any term or condition of the Commitment Letter or any Fee Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Commitment Letter Financing other than as expressly set forth in the Commitment Letter. Parent has (or has caused to be) fully paid any and all commitment fees or other fees required by the Commitment Letter or any Fee Letter to be paid by it on or prior to the Agreement Date.

4.29 No Other Representations. Except for the representations and warranties contained in Section 3, Parent, Holdings, Purchaser and Merger Sub 2 each acknowledge that neither Company nor any Company Representative makes, and Parent and the Purchaser each acknowledge that it has not relied upon, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent, the Purchaser or any Representative of any of them in connection with the Transactions.

SECTION 5. CERTAIN COVENANTS

5.1 Access and Investigation.

(a) During the period from the Agreement Date until the earlier of the First Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall cause the Acquired Corporations, upon reasonable advanced written notice, to: (i) provide Parent (and Parent’s Representatives) with reasonable access during normal business hours to all of their respective Representatives, senior management personnel, properties and assets and to all existing books, records, Contracts, Tax Returns, Company Employee Plans, files related to Intellectual Property Rights, work papers and other documents and information relating to the Acquired Corporations and (ii) promptly provide Parent (and Parent’s Representatives) with all reasonably requested (and readily available) information regarding the business of the Acquired Corporations, including copies of the existing books, records, Contracts, Tax Returns, Company Employee Plans files related to Intellectual Property Rights, work papers and other documents and information relating to the Acquired Corporations (in the case of Parent), and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request (including copies of: (A) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management (B) any material notice, report or other document filed with or sent to any Governmental Entity on behalf of any of the Acquired Corporations in connection with the Mergers or any of the Transactions, other than exhibits or attachments to their respective HSR Notification and Report forms, which may be withheld from Parent, and (C) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Entity); provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and

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in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations and shall be subject to the Confidentiality Agreement. Notwithstanding anything herein to the contrary, no Acquired Corporation shall be required to disclose (or provide access to) any information to Parent or any of its Subsidiaries (or any of its or their Representatives) if such disclosure or access would be reasonably likely to (w) jeopardize any attorney-client or other legal privilege, (x) contravene any applicable Laws, (y) violate any obligation of any Acquired Corporation with respect to confidentiality or privacy or (z) materially interfere with the conduct of any Acquired Corporation’s business. The Company shall use its reasonable best efforts make appropriate substitute access and disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) During the Pre-Closing Period, Parent shall, and shall cause each of Parent’s Subsidiaries, upon reasonable advanced written notice, to: (i) provide the Company (and Company’s Representatives) with reasonable access during normal business hours to its Representatives, senior management personnel, properties and assets and to existing books, records, Contracts, Tax Returns, Parent Employee Plans, files related to Intellectual Property Rights, work papers and other documents and information relating to Parent and its Subsidiaries and (ii) promptly provide the Company (and such other Party’s Representatives) with all reasonably requested (and readily available) information regarding the business of Parent and its Subsidiaries, including copies of the existing books, records, Contracts, Tax Returns, Parent Employee Plans, files related to Intellectual Property Rights, work papers and other documents and information relating to Parent and its Subsidiaries and with such additional financial, operating and other data and information regarding the Parent and its Subsidiaries (in the case of the Company), as the Company may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of Parent and in such a manner as not to unreasonably interfere with the normal operation of the business of Parent or its Subsidiaries, and shall be subject to the Confidentiality Agreement. Notwithstanding anything herein to the contrary, neither Parent nor its Subsidiaries shall be required to disclose (or provide access to) any information to any Acquired Corporation (or any of such Acquired Corporation’s Representatives), if such disclosure or access would be reasonably likely to (w) jeopardize any attorney-client or other legal privilege, (x) contravene any applicable Laws, (y) violate any obligation of Parent or any of its Subsidiaries with respect to confidentiality or privacy or (z) materially interfere with the conduct of the business of Parent or any of its Subsidiaries. Parent shall use its reasonable best efforts make appropriate substitute access and disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

5.2 Affirmative Obligations of the Company. Except (x) as expressly required under the terms of this Agreement or as required by applicable Law, (y) as set forth in Section 5.2 of the Company Disclosure Schedule or (z) as approved in advance by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company shall (and shall cause each of the Acquired Corporations to):

(a) carry on its business in all material respects in the ordinary course and in accordance with past practices;

(b) use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) pay or perform all material obligations when due, subject to good faith disputes over such obligations, (iii) keep available the services of its present officers and employees and (iv) preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities, customers, licensors, licensees and others with which it has material business dealings; and

(c) promptly notify Parent of (i) any Knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or any of the Transactions, (ii) any material event or occurrence not in the ordinary course of the Acquired Corporations’ business, and of any event which could reasonably be expected to have a Company Material Adverse Effect and (iii) any Action commenced, or, to its Knowledge threatened, relating to or involving any Acquired Corporation that relates to the consummation of the Transactions.

5.3 Affirmative Obligations of Parent. Except (x) as expressly required or contemplated under the terms of this Agreement or as required by applicable Law, (y) as set forth in Section 5.3 of the Parent Disclosure

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Schedule or (z) as approved in advance by the Company in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, Parent shall (and shall cause each of Parent’s Subsidiaries to):

(a) carry on its business in all material respects in the ordinary course and in accordance with past practices;

(b) use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) pay or perform all material obligations when due, subject to good faith disputes over such obligations, (iii) keep available the services of its present officers and employees and (iv) preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities, customers, licensors, licensees and others with which it has material business dealings; and

(c) promptly notify the Company of (i) any Knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or any of the Transactions, (ii) any material event or occurrence not in the ordinary course of the business of Parent and its Subsidiaries, taken as a whole, and of any event which could reasonably be expected to have a Parent Material Adverse Effect and (iii) any Action commenced, or, to the Knowledge of Parent threatened, relating to or involving Parent or any of its Subsidiaries that relates to the consummation of the Transactions.

5.4 Negative Obligations of the Company. Except (x) as expressly required under the terms of this Agreement or as required by applicable Law, (y) as set forth in Section 5.4 of the Company Disclosure Schedule or (z) as approved in advance by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Acquired Corporations shall not do any of the following:

(a) (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) except as contemplated in connection with exercise or vesting of any Company Options, Company RSUs, Company LTPP Units, Company DSUs or Company Warrants in accordance with its terms, purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Acquired Corporations or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity, or repurchase any of its equity interests;

(b) issue, sell, deliver, grant, pledge, transfer, encumber or agree or commit to issue, sell, deliver, deliver, grant, pledge, transfer or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Shares, any securities of any Subsidiary or any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Corporations, except for the issuance of Shares pursuant to the exercise or settlement of the Company Equity Awards or Company Warrants outstanding prior to the Agreement Date;

(c) adopt, amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar charter or organizational documents);

(d) create or form any Subsidiary, acquire any equity interest in any other Person or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(e) acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, except any such transactions that are for cash consideration not in excess of $1,000,000 individually, or $5,000,000 for all such transactions by the Acquired Corporations in the aggregate, and except for loans, advances, contributions or investments between or among the Company and any direct or indirect wholly owned Subsidiaries or (ii) any assets that are otherwise material to the Acquired Corporations, in each case, outside of the ordinary course of business;

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(f) sell, lease, license, sublicense, sell and leaseback, abandon, transfer, assign, exchange, mortgage, pledge or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except (i) sales of Company Products in the ordinary course of business, (ii) non-exclusive licenses in the ordinary course of business, (iii) disposition of immaterial equipment and property no longer used in the operation of business and (iv) Permitted Liens incurred in the ordinary course of business;

(g) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquired Corporations, except for the Transactions;

(h) (i) incur, assume, guarantee or otherwise become liable for, any Indebtedness, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, or enter into transactions that would create Indebtedness of, any other Person, in each case, other than the Company or any direct or indirect wholly owned Subsidiary of the Company or otherwise in the ordinary course of business;

(i) incur any capital expenditure or authorization or commitment with respect thereto (except that the Acquired Corporations may incur any capital expenditure, authorization or commitment that does not exceed (A) $750,000 individually and $7,500,000 in the aggregate during any fiscal quarter or (B) the thresholds in a capital expense budget made available to Parent for such capital expenditure, authorization or commitment);

(j) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $400,000 individually or $600,000 in the aggregate, other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or incurred in connection with this Agreement and the Transactions (including legal and financial advisors fees and expenses), (ii) cancel any material Indebtedness (iii) waive, release, grant or transfer any right of material value or (iv) commence any Action, except in connection with a breach of this Agreement or any other agreements contemplated hereby or in the ordinary course of business consistent with past practice;

(k) compromise, settle or release any Action or threatened Action (including any Action relating to this Agreement or the Transactions) other than compromises, settlements or releases that involve only the payment of money damages in an amount not greater than $600,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Acquired Corporations; provided that (i) the settlement of any Action or claim brought by the stockholders of the Acquired Corporations against the Acquired Corporations and/or any of their directors relating to the Transactions or any breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.10 or Section 6.6, as applicable, and (ii) this Section 5.4(k) shall not permit the Acquired Corporations to settle, release, waive or compromise any Action or claim that (A) provides for the grant to any third party of a license or other grant of rights to (or covenant not to sue with respect to) any Intellectual Property Rights or the splitting of any revenues in respect of any Company Product or (B) would impose any restrictions or changes on the business or operations of, or the admission of wrongdoing by, the Acquired Corporations;

(l) change its financial accounting methods, accounting periods, principles or practices, except insofar as may have been required by a change in GAAP, Regulation S-X promulgated under the Exchange Act or applicable Law;

(m) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP consistently applied;

(n) (i) settle, compromise or enter into any closing agreement or advance pricing agreement with respect to any liability for material Taxes, (ii) amend any material Tax Return, (iii) enter into any Contract with, or request any ruling from, any Governmental Entity, in each case relating to material Taxes, (iv) make, change,

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rescind or revoke any material Tax election, (v) change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (vi) take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, (vii) extend or waive any statute of limitations with respect to a material Tax, (viii) surrender any claim for a material refund of Taxes or (ix) fail to timely file correct and complete any material Tax Returns as required by applicable Tax Law;

(o) change its fiscal year;

(p) except (i) as may be required by the terms of any Company Employee Plan listed on Section 3.13(a) of the Company Disclosure Schedule, (ii) required pursuant to the terms of this Agreement, or (iii) required by applicable Law, (A) grant any Company Associate any equity or equity-based compensation, (B) materially increase the compensation, bonus or other benefits of any Company Associate outside the ordinary course of business consistent with past practice during the 12 months prior to the date of the Agreement, (C) adopt or enter into any collective bargaining agreement or other similar labor union contract, (D) take any action to accelerate the vesting or payment of any material compensation or material benefit under any Company Employee Plan, (E) establish or adopt any new material Company Employee Plan, or amend or modify any material Company Employee Plan;

(q) (i) hire any employee or engage any independent consultant or contractor (who is a natural person), other than hiring or engaging any non-executive officer employee or independent consultant or contractor (who is a natural person) in the ordinary course of business with an annual base salary or other compensation of less than $150,000 or (ii) hire, promote or terminate (other than for cause or in accordance with the terms of any agreement currently in effect) any Company Associate other than actions taken in the ordinary course of business with respect to any non-executive officer employee with an annual base salary of less than $150,000;

(r) reduce the amount of any insurance coverage provided by existing insurance policies;

(s) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the Acquired Corporations from engaging or competing in any line of business or geographic area;

(t) enter into any new lease of Real Property or materially amend the terms of any existing lease of Real Property;

(u) forgive any loans to any employees, officers or directors of the Acquired Corporations, or any of their respective Affiliates or associates;

(v) (i) enter into any new line of business or (ii) start to conduct a line of business of the Acquired Corporations in a geographic area where it is not conducted as of the Agreement Date;

(w) outside of the ordinary course of business, (i) amend, modify, terminate or waive, or exercise any material right or remedy under, any Company Material Contract or (ii) enter into or become bound by, or seek to amend, terminate or waive, or exercise any material right or remedy under, any Contract which if entered into prior to the Agreement Date would have been a Company Material Contract;

(x) commence any new offering period under the ESPP;

(y) adopt or implement any stockholder rights plan or similar arrangement; or

(z) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Acquired Corporations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses, assets and operations.

5.5 Negative Covenants of Parent and Purchaser. Except (x) as expressly required under or contemplated by the terms of this Agreement or as required by applicable Law, (y) as set forth in Section 5.5 of the Parent

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Disclosure Schedule or (z) as approved in advance by the Company in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, Parent shall not (and shall cause each of its Subsidiaries not to) do any of the following:

(a) (i) other than regular quarterly dividends consistent with past practice, establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests or (ii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity, or repurchase any of its equity interests, except, in each case of the foregoing clauses (i) and (ii), for transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(g) and Section 2.8 and for which the proper adjustment is made;

(b) adopt, amend, authorize or propose to amend Parent’s certificate of incorporation or bylaws (or similar charter or organizational documents) in a manner that would be disproportionately adverse to the holders of Company Common Stock relative to the treatment of existing holders of Parent Common Stock;

(c) acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, except any such transactions set forth in Section 5.5(c) of the Parent Disclosure Schedule or that are for cash consideration not in excess of $15,000,000 individually, or $50,000,000 for all such transactions by Parent and its Subsidiaries in the aggregate, and except for loans, advances, contributions or investments between or among Parent and any direct or indirect wholly owned Subsidiary of Parent or (ii) any assets that are otherwise material to Parent and its Subsidiaries, taken as a whole, in each case, outside of the ordinary course of business;

(d) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e) (i) incur, assume or otherwise become liable for, any Indebtedness, or amend, modify or refinance any Indebtedness, in each case, in excess of $10,000,000 individually, or $30,000,000 for all such transactions by Parent and its Subsidiaries in the aggregate, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000,000 individually, or $30,000,000 for all such transactions by Parent and its Subsidiaries in the aggregate, in each case, other than Parent or any direct or indirect wholly owned Subsidiary of Parent or otherwise in the ordinary course of business of Parent;

(f) take or cause to be taken any action that would reasonably be expected to prevent the consummation of the Transactions on or before the End Date; or

(g) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.6 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are materially no less favorable to the Company than those contained in the Confidentiality Agreement considered in their entirety and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.6 or Section 6.1 or otherwise prohibit the Company from complying with its obligations under this Section 5.6 or Section 6.1 (it being understood that such Acceptable Confidentiality Agreement need not contain any standstill provision).

(b) The Company shall (and shall cause the other Acquired Corporations to) and shall direct their officers, directors, financial advisors and other Representatives to immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal. Except as permitted by this Section 5.6, during the Pre-Closing Period the Company shall not, and shall use its reasonable best efforts to ensure that each other Acquired Corporation and its and their respective directors, officers and financial advisors do not on its behalf, and shall use its reasonable best efforts to cause the Company’s and the Acquired Corporations’ other Representatives not to on its behalf, (i) continue any

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solicitation, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (including by approving any transaction which would result in, or approving any Person becoming, an “interested stockholder,” for purposes of Section 203 of the DGCL) or (ii) (A) solicit, initiate, knowingly induce or knowingly facilitate or encourage (including by way of furnishing non-public information or granting a waiver under Section 203 of the DGCL) any inquiries or indications of interest regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, in response to, or for the purpose of soliciting, encouraging or facilitating an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) adopt, approve, recommend, submit to stockholders or declare advisable any Acquisition Proposal, (D) enter into any binding or nonbinding letter of intent, term sheet, merger agreement, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.6(d)), (E) take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational or other governing documents, or (F) resolve, publicly propose or agree to do any of the foregoing.

(c) Subject to Section 5.6(d), the Company shall, and shall cause the other Acquired Corporations and its and their Representatives to, (i) promptly (but in no event longer than within ten Business Days after the Agreement Date), request the return from, or destruction by, all third parties of all non-public information furnished or made available to such parties by or on behalf of the Acquired Corporations since January 1, 2019 relating to any possible Acquisition Proposal (and the Company shall use its reasonable best efforts to have such information returned or destroyed) and on or within one day after the Agreement Date terminate all physical and electronic data room access previously granted to any such party or its Representatives and (ii) commencing on the Agreement Date prohibit any third party (other than Parent, Purchaser and their respective Representatives) from having access to any physical or electronic data room relating to any possible Acquisition Proposal. The Company shall use its commercially reasonable efforts to enforce the terms of each confidentiality agreement with any such Person.

(d) Notwithstanding anything to the contrary contained in Section 5.6(a) or elsewhere in this Agreement, if at any time on or after the Agreement Date and prior to the Acceptance Time any Acquired Corporation or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the Agreement Date (and has not been withdrawn) and did not result from any intentional breach of Section 5.6(a), if (i) the Company Board determines in good faith, after consultation with its independent financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of members of the Company Board under applicable Laws and (ii) contemporaneously with furnishing any such information to, or entering into discussions with, such Person, (A) Parent receives written notice from the Company of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person and (B) the Company receives from such Person, and delivers to Parent a copy of, an executed Acceptable Confidentiality Agreement, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal (and their respective Representatives); provided that the Company shall provide to Parent (no more than 24 hours after providing access to any such other Person) any non-public information concerning any Acquired Corporation that is provided to any Person given such access which was not previously made available to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations (and, subject to Section 5.6(g), waive such Person’s noncompliance with the provisions of any “standstill” agreement to the extent (but only to the extent) necessary to permit such discussions) with the Person or group of Persons making such Acquisition Proposal.

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(e) Following the Agreement Date, the Company shall (i) promptly (and in any event within 24 hours) notify Parent orally and in writing of any Acquisition Proposal, any inquiries, indications of interest, proposals, offers or requests with respect to or that could reasonably be expected to lead to an Acquisition Proposal that are received by any Acquired Corporation or any of its Representatives, (ii) provide to Parent the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request, and a copy of any written materials related thereto (of, if oral, a summary of the material terms and conditions of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request), (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal, but only with respect to such Acquisition Proposal with respect to which the Company has delivered the notice required by Section 5.6(d)(ii) above, on a prompt (and in any event within 24 hours) basis, including by providing prompt (and in any event within 24 hours) notice of all material amendments or modifications thereto and all written materials subsequently provided in connection therewith and (iv) upon the request of Parent, promptly (and in any event within 24 hours) inform Parent of the status of any such Acquisition Proposal referenced in clause (iii) of this Section 5.6(e).

(f) Nothing in this Section 5.6 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) making any disclosure to the Company Stockholders if the Company Board has reasonably determined in good faith after consultations with the Company’s outside legal counsel that the failure to do so would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Change Recommendation unless the Company expressly and publicly reaffirms the Company Board Recommendation (A) in such disclosure or (B) within two Business Days after requested in writing to do so by Parent following the making of such disclosure and, provided, further, that this Section 5.6(f) shall not permit the Company Board to make a Company Adverse Change Recommendation except in compliance with Section 6.1 or (iv) communicating with any Person that makes any Acquisition Proposal (or such Person’s Representatives) to the extent necessary to direct such Person to the provisions of this Section 5.6.

(g) The Company: (i) agrees that it will not, and it shall ensure that none of the other Acquired Corporations will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision; provided, however, that the Company may release a Person from, or amend or waive any provision of, any “standstill” agreement or provision if: (A) the Company Board determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision or the failure to amend such agreement or waive such provision would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Laws and (B) the Company provides Parent with written notice of the Company’s intent to take such action at least one Business Day before taking such action.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the

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Pre-Closing Period, subject to Section 6.1(b), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify in a manner adverse to Parent or Purchaser, or resolve to or publicly propose or announce any intention to withhold, withdraw, qualify, or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (ii) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Schedule 14D-9, or (iii) approve, adopt, endorse, recommend or declare advisable, or publicly propose to approve, adopt, recommend or declare advisable, any Acquisition Proposal (any action described in this clause clauses (i) through (iii) being referred to as a “Company Adverse Change Recommendation”).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not result from or arise out of a breach of Section 5.6) from any Person that has not been withdrawn and after consultation with outside legal counsel and independent financial advisors of nationally recognized reputation, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement to substantially concurrently therewith enter into a Specified Agreement with respect to such Superior Offer and pay the Termination Fee pursuant to Section 8.3, in each case if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors of nationally recognized reputation, that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of members of the Company Board under applicable Laws; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least three Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not in and of itself, constitute a Company Adverse Change Recommendation or a termination of this Agreement); and (C) (1) pursuant to such Determination Notice the Company shall have stated that the Company has received a Superior Offer that did not arise out of a breach of Section 5.6 and made available to Parent the identity of the offeror, a summary of the material terms and conditions of the Acquisition Proposal and copies of all written materials related thereto in accordance with Section 5.6(d) (including written agreements and financing arrangements with respect to such Acquisition Proposal), (2) the Company shall have given Parent the three Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with Parent (and caused its Representatives to negotiate in good faith with Parent) with respect to such proposed revisions or other proposal, if any, by Parent (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Superior Offer will no longer constitute a Superior Offer hereunder (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors of nationally recognized reputation, the Company Board shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Laws and (4) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 8.1(f). The provisions of this Section 6.1(b) shall also apply to any material amendment (which shall include any change to the financial terms, including the form, amount and timing of payment of consideration) to any Acquisition Proposal or any successive Acquisition Proposals and require a new Determination Notice, except that, in the case of material amendments to any Acquisition Proposal, the references to three Business Days shall be deemed to be two Business Days.

(ii) other than in connection with a Superior Offer (which shall be subject to Section 6.1(b)(i)), the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the

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Company’s outside legal counsel and independent financial advisors of nationally recognized reputation, that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Laws; (B) the Company shall have given Parent a Determination Notice at least three Business Days prior to making any such Company Adverse Change Recommendation; and (C) (1) pursuant to such Determination Notice the Company shall have specified the Change in Circumstance in reasonable detail including the facts and circumstances that render a Company Adverse Change Recommendation appropriate in the determination of the Company Board, (2) the Company shall have given Parent three Business Days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with Parent (and caused its Representatives to negotiate in good faith with Parent) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors of nationally recognized reputation, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Laws. The provisions of this Section 6.1(b) shall also apply to any material change in the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes in the aggregate facts and circumstances relating to such Change in Circumstance, the references to three Business Days shall be deemed to be two Business Days.

6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things required under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable. Each of the Parties shall consult and cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entities is required (including under the HSR Act and the Antitrust Laws), including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and expirations or terminations of waiting periods, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an Action by, any Governmental Entity in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions. Notwithstanding anything in this Agreement to the contrary, (i) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not and shall not permit any of its Subsidiaries or Affiliates to, propose or agree to accept any undertaking or condition, to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of any assets or businesses of the Company or any of its Affiliates or Subsidiaries, or take any other action that, in the reasonable judgment of Purchaser and Parent, would reasonably be expected to limit the right of Purchaser or Parent to own or operate all or any portion of its or the Company’s businesses, Company Products or assets, and (ii) neither the Parent nor any of its Affiliates shall have any obligation to litigate or sell, dispose of, divest, hold separate, license, discontinue, limit, restrict, modify or dissolve any of their assets, properties or lines of business; provided further, the Parent’s (or its Affiliates’) failure to litigate or sell, dispose of, divest, hold separate, license, discontinue, limit, restrict, modify or dissolve any of their assets, properties or lines of business shall not be deemed to be a breach or default by the Purchaser of this Agreement.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly (and in any event within 10 Business Days after the date of this Agreement unless the Company and Purchaser agree to extend such 10 Business Day period) make all

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filings, notifications or obtain other consents required to be made or obtained by such Party with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Mergers) as required by the HSR Act as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by other applicable Antitrust Laws and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Entities in connection with the Mergers or any of the Transactions.

(c) Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall cooperate and work together on (i) the scheduling of, and strategic planning for, any telephonic or in-person meeting with any Governmental Entity under the HSR Act or any other applicable Antitrust Laws, and (ii) the process and strategy for resolving any pending or threatened request, inquiry, or Action brought by a Governmental Entity, or brought by a third party before any Governmental Entity, in each case with respect to the Transactions (an “Antitrust Review”). Without limiting the foregoing sentence and subject to applicable Laws, each Party shall give the other Parties prompt notice of any Antitrust Review, and each Party shall use its reasonable best efforts to (i) keep the other Parties informed as to the status of any Antitrust Review, (ii) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Entity in connection with any such request, inquiry, or Action (and if in writing, furnish the other Party with a copy of such communication), (iii) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted to any Governmental Entity and (iv) except as may be prohibited by any Governmental Entity or by any Laws, provide advance notice of each meeting or conference with any Governmental Entity and to have access to and where reasonable be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity.

(d) The Parties shall promptly furnish to each other all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the applications or other filings to be made under the applicable Antitrust Laws, other than exhibits or attachments to their respective HSR Notification and Report forms, which may be withheld from the other Party. Each Party shall promptly make available its personnel and advisers to such other Party, and, upon such other Party’s request, make such personnel and advisers available in-person for any in-person meetings with any Governmental Entity, in connection with (i) the preparation of any filing made by or on their behalf to any Governmental Entity in connection with the Transactions or (ii) any Antitrust Review. Parent and the Company shall split all costs in connection with making filings, notifications or obtaining consents under applicable Antitrust Laws. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer and the Transactions (including the Offer Documents) or filings to be made under applicable Antitrust Laws, and shall consider comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that with respect to any documents or materials required to be filed under applicable Antitrust Laws that contain information that is confidential or proprietary to the providing Party, such information may be provided solely to those individuals acting as outside antitrust counsel for the other Parties; provided that such outside antitrust counsel shall not disclose such information to such other Parties and shall enter into a joint defense agreement with the providing Party.

(e) Without receiving Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company shall not (i) discuss with or commit to or agree with any Governmental Entity any action or agreement that would in any way limit Purchaser’s ability to receive the full benefits of this Agreement, including but not limited to any agreement that would restrict Purchaser’s freedom of action with respect to the operation or ownership of the Company or (ii) commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under applicable Antitrust Laws.

6.3 Company ESPP. Prior to the Acceptance Time, the Company shall take all actions with respect to the Company ESPP such that the current offering in progress as of the Agreement Date under the Company ESPP

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shall be the final offering under the Company ESPP. The Company shall (i) take all actions necessary such that within twenty (20) days following the Agreement Date, notice shall be given to participants in the Company ESPP that the date that is ten (10) days from the date such notice is given shall be the last day of such offering (the “Final Purchase”); (ii) make such other pro-rata adjustments as may be necessary to reflect the final offering but otherwise treating such final offering as a fully effective and completed offering for all purposes and (iii) issue all Shares the Company is obligated to issue to each participant under the Company ESPP for such final offering promptly upon the close of the Final Purchase (and in any event no later than five (5) days prior to the Acceptance Time).

6.4 Termination of Company 401(k) Plan. If directed by Parent in writing at least fifteen (15) Business Days before the First Effective Time, the Company shall take all necessary actions to terminate the Company 401(k) Plan, with such termination effective as of no later than the date immediately preceding the Closing Date. If Parent so directs the Company to terminate the Company 401(k) Plan, then, prior to and conditioned upon termination of the Company 401(k) Plan, the Company shall take any action necessary to fully vest any and all unvested amounts of the accounts of all participants in the Company 401(k) Plan that are impacted by such termination. If Parent so directs the Company to terminate the Company 401(k) Plan, Parent shall permit each participant in the Company 401(k) Plan who is a Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including any promissory notes evidencing outstanding loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan. If Parent does not so direct the Company to terminate the Company 401(k) Plan, Parent shall merge the Company 401(k) Plan with and into the Cott DS Services Retirement Savings Plan (the “Parent 401(k) Plan”) following the Second Effective Time, which Parent 401(k) Plan shall provide Continuing Employees benefits that are no less favorable than those provided to similarly situated Parent service providers.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement and exculpation by any Acquired Corporation existing in favor of those Persons who are or were at any time prior to the First Effective Time directors and officers of any Acquired Corporation (the “Indemnified Persons”) for their acts and omissions occurring prior to the First Effective Time, as provided in the certificate of incorporation and bylaws of such Acquired Corporation (as in effect as of the Agreement Date) and as provided in the indemnification agreements between such Acquired Corporation and any such Person (as in effect as of the Agreement Date and which have been made available to Parent or Parent’s Representatives) shall survive the Mergers for a period of six years from the First Effective Time, and Parent shall ensure that the Acquired Corporations satisfy their obligations under such certificate of incorporation, bylaws and agreements.

(b) At or prior to the First Effective Time, the Company may (through a nationally recognized insurance broker approved by Parent), and if the Company does not, the Surviving Company shall, purchase a six-year prepaid “tail” policy on terms and conditions with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to acts and omissions occurring prior to the First Effective Time as of the Agreement Date (a true and complete copy of which existing policy has been made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date); provided, however, that in no event shall the cost of such “tail” policy exceed an aggregate amount in excess of 300% of the annual premium currently payable by the Company with respect to such policy as of the Agreement Date, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, the Company or the Surviving Company, as applicable, shall obtain a policy with the greatest coverage available for a cost equal to such amount.

(c) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving

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Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Mergers and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) Parent and the Surviving Company jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the Indemnified Persons in enforcing their indemnity rights and other rights provided in this Section 6.5.

6.6 Securityholder Litigation. Each Party shall promptly (and, in any event, within 72 hours) notify the other Parties of any stockholder litigation brought, or threatened, against such Party, any of such Party’s Subsidiaries or any of their respective directors or officers relating to the Mergers, this Agreement, the Offer or any of the Transactions. The Company shall control any Legal Proceeding brought by the stockholders of the Company against the Company and/or its directors or officers relating to the Mergers, this Agreement, the Offer or any of the Transactions; provided, that unless, in the case of any such litigation with respect to the Company, the Company Board (or a duly authorized committee thereof) has made a Company Change of Recommendation pursuant to Section 5.6, the Company shall give Parent the right to review and reasonably comment in advance on all filings or responses to be made by the Company in connection with any such litigation and the right to participate (at Parent’s expense) in such litigation. No settlement of any such claim or litigation shall be agreed to by any Party without such other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

6.7 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other (to the extent practicable) before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Mergers, this Agreement or any of the other Transactions. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents or Parent SEC Documents, as applicable, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements, (b) each Party may, subject to giving advance notice to the other Party and giving due consideration to comments timely received from the other Party, issue any such press release or make any such public announcement or statement as may be required by Law, (d) no Party need consult with the other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to or in connection with Section 5.6(f) or in connection with any Company Adverse Change Recommendation and (e) each Party may, without complying with the foregoing obligations, issue any such press release or make any such public announcement or statement in connection with any dispute between the Parties regarding this Agreement or the Transactions; provided that nothing in this Section 6.7 shall be deemed to limit or otherwise modify the Company’s obligations under Section 5.6 or Section 6.1.

6.8 Takeover Laws; Advice of Changes; Consents

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company will give prompt notice to Parent (and will subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence

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of any fact, event or circumstance that (i) has had or would reasonably be expected to have any Company Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent will give prompt notice to the Company (and will subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Purchaser Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.8(b) shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation hereunder.

(c) The Company shall use its commercially reasonable efforts to obtain each consent (if any) required to be obtained pursuant to any Company Material Contract by any Acquired Corporation in connection with the Mergers or any of the Transactions.

6.9 Section 16 Matters. Prior to the First Effective Time, each of Parent and the Company shall take all reasonable actions intended to cause any (i) dispositions and cancellations (or deemed dispositions or cancellations) of Shares, Company Options, Company RSUs, Company LTPP Units, Company DSUs and Company Warrants in the Transactions and (ii) any acquisitions (or deemed acquisitions) of shares of Parent Common Stock (including any derivative securities or other securities convertible into or exercisable or exchangeable for shares of Parent Common Stock) in the Transactions, in each case of the foregoing clauses (i) and (ii), by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 as promulgated under the Exchange Act.

6.10 Tax Matters.

(a) Prior to or concurrently with the Acceptance Time, the Company shall prepare and deliver to Parent (i) an affidavit in form and substance required under Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h), dated as of the date of the Acceptance Time, including therein written authorization for Parent to deliver such statement to the Internal Revenue Service on behalf of the Company after the Closing, and (ii) a notice in form and substance required under Treasury Regulations Section 1.897-2(h)(2).

(b) Each of the Parties shall cooperate and use their commercially reasonable efforts to deliver to Parent’s and the Company’s respective tax counsels a customary certificate containing representations reasonably requested by such counsel in connection with the rendering of any opinion to be issued by such counsel with respect to the treatment of the acquisition of the Shares pursuant to the Offer and the Mergers as a reorganization under Section 368(a) of the Code, and the description of the U.S. federal income tax consequences of such transactions contained or set forth in the Form S-4. Parent’s and Company’s respective tax counsels shall be entitled to rely upon such representations in rendering any such opinions.

6.11 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to enable the delisting by the Surviving Company of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the First Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.12 Employee Matters.

(a) As soon as reasonably practicable after the Closing Date, Parent shall, or shall cause its applicable Subsidiaries to, (i) permit all Company Associates who remain employees of the Acquired Corporations or who commence employment with Parent or an Affiliate (each, a “Continuing Employee” and collectively, the “Continuing Employees”) to participate in the benefit programs of Parent or its Subsidiaries to the same extent as similarly situated employees of Parent or its Subsidiaries or (ii) subject to Section 6.4, permit such Continuing Employees to continue participating in the benefit programs of the Company or its Subsidiaries that were not terminated by the Company prior to the First Effective Time to the same extent as prior to the Closing Date.

(b) Parent agrees that each Continuing Employee shall, during the period commencing at the First Effective Time and ending six months after the Closing Date, be provided with an annual rate of base salary or

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base wage and an annual target cash bonus opportunity or commission plan that is, in the aggregate, no less favorable than the annual rate of base salary or base wage and the annual target cash bonus opportunity or commission plan, as applicable, provided to similarly situated employees of Parent or its Subsidiaries; provided that if the Continuing Employee is assigned to a different role within the Parent’s business, the Continuing Employee shall be provided with an annual compensation package that is, in the aggregate, no less favorable than the annual compensation package of Parent employees similarly situated to the Continuing Employee’s new role.

(c) Parent shall ensure that, as of the First Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation and leave entitlement, and severance benefits) for service with the Acquired Corporations (or predecessor employers to the extent any Acquired Corporation provides such past service credit) to the extent recognized by the Acquired Corporations under the comparable employee benefit plans, programs and policies of Parent, the Surviving Company or any Subsidiary of the Surviving Company, as applicable, in which Continuing Employees become participants (the “Parent Plans”); provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and Parent shall not be required to provide credit for such service for eligibility, vesting or benefit accrual purposes under any Parent Plan that is an equity compensation plan, defined benefit pension plan or post-retirement health or welfare plan (excluding, for this purpose, any cash severance benefits unrelated to health benefits). As of the First Effective Time, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, credit to Continuing Employees the amount of unused vacation and sick leave time that such employees had accrued under any applicable Company Employee Plan as of the First Effective Time. In addition, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any Parent Plans to the extent coverage under such Parent Plan is replacing comparable coverage under a Company Employee Plan, and (ii) with respect to each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits, Parent shall use reasonable best efforts to (A) cause to be waived any evidence of insurability requirements and the application of any pre-existing condition limitations under such Parent Plan and (B) cause each Continuing Employee to be given credit under such Parent Plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the First Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plans for the plan year in which the First Effective Time occurs; provided, however, Parent’s obligation under the preceding clause (B) is subject to receipt from the Company or the applicable insurer of a Company Employee Plan of any reasonably required information.

(d) Parent shall cause the Surviving Company and its Subsidiaries to assume and honor in accordance with their terms as in effect immediately prior to the First Effective Time all change in control plans, policies and Contracts and other arrangements applicable to any current or former employee of the Company, and all written employment, severance, retention, incentive, change in control and termination Contracts (including any change in control provisions therein) between any Acquired Corporation and any current or former employee of the Company; provided that the Company has disclosed such plans, policies and Contracts (or forms thereof) in Section 3.13 of the Company Disclosure Schedule and provided copies and a list of participants to Parent. Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control” (or similar term) of the Company under the terms of the Company Employee Plans, as applicable.

(e) Nothing in this Section 6.12, whether express or implied, shall confer upon any current or former employee (including any beneficiary or dependent thereof) of the Acquired Corporations, Parent or Purchaser or any of their respective Subsidiaries or Affiliates, any third-party beneficiary rights or any rights to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 6.12, and the Parties confirm that the Acquired Corporations, Parent and Purchaser retain the right to terminate the employment of any Continuing Employees at any time, for any lawful reason, without severance, separation pay or other payment obligation, except as required by applicable Law or set forth in a Contract (or form thereof) disclosed in Section 3.17 of the Company Disclosure Schedule. No provision of this Section 6.12 is intended to modify, amend or create any employee benefit plan or arrangement of the Acquired Corporations,

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Parent or Purchaser or any of their respective Subsidiaries or Affiliates or to constitute a limitation on rights to amend, modify or terminate any such plan or arrangement.

6.13 Resignations. Subject to Section 6.14, the Company shall use reasonable best efforts to obtain and deliver to Parent at or prior to the First Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of each of the Acquired Corporations, effective as of the First Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Employment Agreement or Company Employee Plan applicable to such individual’s status as an officer or director of an Acquired Corporation and, with respect to such officers, shall relate solely and exclusively to their constitutional officer position and not to any position of employment).

6.14 Appointment of Company Directors to Parent Board of Directors. If the Closing Date occurs after, or fewer than ten Business Days before, the mailing of the Parent’s proxy materials for its 2020 annual shareholder meeting, Parent shall appoint two of the current directors of the Company (the “Company Appointees”), or, if applicable, a Replacement Nominee, to the Parent Board, which appointment shall be made (i) if the Closing Date occurs prior to the date of the Parent’s 2020 annual shareholder meeting, immediately following the Parent’s 2020 annual shareholder meeting and (ii) if the Closing Date occurs on or after the date of the Parent’s 2020 annual shareholder meeting, by written consent or special meeting of the Parent Board immediately after the Closing Date. If the Closing Date occurs at least ten Business Days prior to the mailing of the Parent’s proxy materials for its annual shareholder meeting, then Parent shall use reasonable best efforts to include the Company Appointees, or, if applicable, Replacement Nominee(s), on the list of nominees for which Parent Board shall solicit proxies at such meeting (and if such inclusion efforts are not successful, shall appoint the Company Appointees or, if applicable, Replacement Nominee(s), to the Parent Board immediately after the 2020 annual shareholder meeting). The Company Appointees (or, if applicable, Replacement Nominee(s)) shall serve until the 2021 annual meeting of the shareholders of Parent, unless such person earlier resigns or is removed for cause in accordance with Parent’s articles of incorporation and bylaws, as applicable. The Company Appointees shall be Billy D. Prim and Susan E. Cates, provided, however, that if, prior to the First Effective Time, either of the Company Appointees shall become ineligible to serve on the Parent Board or declines to serve on the Parent Board, a replacement(s) mutually acceptable to both Parent and the Company shall replace such Company Appointee (each a “Replacement Nominee”). The Company Appointees and any Replacement Nominee shall reasonably cooperate with and promptly respond to customary information requests from Parent for purposes of such proxy materials.

6.15 Name Change; Rebranding.

(a) As soon as reasonably practicable after the Closing Date, Parent shall take all action necessary to cause its certificate of incorporation to be amended to reflect a change in Parent’s name to “Primo Water Corporation”.

(b) As soon as reasonably practicable after the Closing Date, Parent shall commence taking all action necessary to rebrand the business of Parent under the new name of Parent.

6.16 Financing Covenants.

(a) Prior to the First Effective Time, the Company shall, and shall cause its Subsidiaries to, use its (and their) commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Representatives to, provide all cooperation that is reasonably requested by Parent to assist Parent or any of its Affiliates in the arrangement and syndication or placement of any third party debt financing for the purpose of financing the aggregate Cash Consideration, Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent, Holdings, Purchaser and Merger Sub 2 or a refinancing of existing debt of Parent and/or its Subsidiaries (the “Financing”) (including, for the avoidance of doubt, the Commitment Letter Financing). Such cooperation shall include:

(i) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to Offering Documents and making senior management of the

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Company and its Subsidiaries available to participate in a reasonable number of informational meetings, presentations, road shows and due diligence sessions and drafting sessions with proposed lenders, underwriters, initial purchasers or placement agents, and in sessions with rating agencies and otherwise cooperating with the marketing efforts for any financing;

(ii) providing reasonable and timely assistance with the preparation of offering and syndication documents and materials, including for investor and lender presentations, offering memoranda, prospectuses private placement memoranda, information memoranda and packages, rating agency materials and presentations, and similar documents and materials and any supplements thereto (collectively, the “Offering Documents”) in connection with the Financing (including identifying any portion of the information included therein that constitutes material, non-public information); and as promptly as practicable on an ongoing basis furnishing Parent and its financing sources with (X) all other financial statements, financial data, audit reports and other information (including, without limitation, such information as is necessary to prepare pro forma financial statements or projections of the Parent of the nature required) regarding the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities of Parent, and (Y) such other financial and other information relating to the Company and its Subsidiaries (including their business, operations, financial projections and prospects) as may be reasonably necessary for the completion of such Financing to the extent reasonably requested by Parent to assist in preparation of the Offering Documents or otherwise to be used in connection with the marketing or consummation of the Financing, including the delivery of customary authorization letters for the Financing authorizing the distribution of information to prospective lenders and investors and containing customary information; and in each case with respect to this clause (ii), updating such information as may be necessary for such information to remain Compliant;

(iii) using commercially reasonable efforts to cause the Company’s independent accountants to cooperate in connection with the Financing, including by providing (i) accountant’s comfort letters (including “negative assurance” comfort) and consents customary for financings similar to the Financing and (ii) assisting with the preparation of customary pro forma financial statements prepared in accordance with the requirements of Regulation S-X Under the Securities Act as of the date that would be prescribed by Rule 11-02 of Regulation S-X to be included in the Offering Documents (or reasonably required by the financing sources and their respective agents);

(iv) cooperating in and facilitating reasonable due diligence by Parent’s financing sources (including by providing due diligence materials reasonably requested by any such financing sources) and taking all actions reasonably necessary to (x) allow representatives of such financing sources to evaluate the Company and its Subsidiaries’ current assets, properties, inventory, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent reasonable (including cooperating in and facilitating and completion of field examination, collateral audits, asset appraisals and surveys, in each case, during normal business hours and upon reasonable prior written request, and providing reasonable access to Parent and its representatives to all applicable real property solely to the extent reasonably necessary to complete such due diligence review) and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the Financing (which agreements shall only be effective after the occurrence of the Closing Date);

(v) if requested by Parent at least ten Business Days prior to the Expiration Date, furnish to Parent and its financing sources all information regarding the Company and its Subsidiaries that is requested by Parent and required in connection with the Financing by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five Business Days prior to the Expiration Date;

(vi) using commercially reasonable efforts to assist in the preparation of, and execution and delivery of financing documents, including guarantee and collateral documents and other certificates (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis) or any officer’s certificate of a similar nature to the extent required by the debt financing

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sources and to facilitate the pledging of collateral (including delivery of stock and other equity certificates of the Company and its Subsidiaries on the Closing Date);

(vii) assisting Parent in obtaining consents, approvals, authorizations, instruments, customary payoff letters, Lien terminations, and instruments of discharge to be delivered at Closing to allow for the payoff, discharge, and termination in full on the Closing Date of any indebtedness for borrowed money, bonds, debenture notes, or other similar instruments of the Company or its Subsidiaries that Parent desires to payoff, discharge, and terminate at Closing or that is otherwise subject to mandatory prepayment (however described) as a result of the acceptance of the Offer or the consummation of the Mergers; provided the Company shall not be required to deliver any notice of prepayment or redemption or similar notice or document that is not conditioned on the occurrence of the consummation of the Mergers; and

(viii) cooperating with Parent and its Subsidiaries’ legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financing.

(b) Notwithstanding the provisions of Section 6.16(a) or any other provision of this Agreement to the contrary, nothing in the foregoing Section 6.16(a) will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees (including any commitment or similar fees) or reimburse any expenses prior to the Acceptance Time for which it has not received prior reimbursement, (B) enter into, or have any material liability or obligation under, any definitive agreement, certificate or other document that is effective prior to the Acceptance Time (other than delivery of customary authorization letters in connection with the Financing) or pass resolutions or consents to approve or authorize the execution of the Financing, (C) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, (D) provide any information the disclosure of which is prohibited or restricted under applicable Law or that, in the reasonable good faith determination of the Company, would violate any attorney-client privilege or any confidentiality obligation binding on the Company or any of its Subsidiaries, (E) be required to give any indemnities in connection with the Financing that are effective prior to the Acceptance Time, (F) provide any legal opinion or other opinion of counsel, or (G) take any action that would reasonably be expected to conflict with, result in a violation of, or result in a breach of or a default under, any organizational documents of the Company or any of its Subsidiaries, any Laws applicable to the Company or any of its Subsidiaries, or any Contracts to which the Company or any of its Subsidiaries is a party or by which any of them (or any properties or assets of any of them) is bound. Nothing in this Agreement will require any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.16(a) or any other provision of this Agreement that would reasonably be expected to result in personal liability to such officer or Representative, and, except as expressly required by Section 6.16(a), no person that is a director or officer of the Company or any of its Subsidiaries shall be required to take any action in such capacity with respect to the Financing prior to the Closing

(c) All non-public or other confidential information provided by the Company or any of its Representatives to Parent pursuant to this Agreement will be kept confidential by Parent and each of its Subsidiaries and each of their respective Representatives in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any financing sources or prospective financing sources that are or may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such information is furnished by Parent subject to a binding confidentiality, non-disclosure or similar agreement between Parent and such financing source or prospective financing source, as applicable.

(d) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented attorney’s fees and expenses) incurred by the Company or any of its Subsidiaries in connection with the cooperation described above in this Section 6.16. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries), in each case, except to the extent such liabilities or losses

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are suffered or incurred directly as a result of the bad faith, gross negligence, or willful misconduct by the Company or any of its Subsidiaries or, in each case, their respective Representatives.

(e) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos and other trademarks in connection with the Financing in a manner that is customary for similar transactions; provided, that such logos and trademarks are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any of its Subsidiaries or their reputation or the goodwill of any of them or of any of their marks.

6.17 Further Assurances. If, at any time before or after the Acceptance Time, the Company or Purchaser reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and Purchaser shall, and Purchaser shall cause Parent to, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

SECTION 7. CONDITIONS PRECEDENT TO THE FIRST MERGER

The obligations of the Parties to effect the First Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any Governmental Entity of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers, nor shall there be any pending or threatened (in writing) Action by any Governmental Entity, or any Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Mergers by any Governmental Entity which prohibits, or makes illegal the consummation of the Mergers.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the First Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Offer (as may be extended in accordance with this Agreement) shall have expired as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time in accordance with this Agreement, without Purchaser having accepted for payment any Shares tendered pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the non-satisfaction of any such Offer Conditions, termination or withdrawal of the Offer is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Acceptance Time and such Party has not cured such failure within 10 days after having received notice thereof from the other Party;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Mergers or making consummation of the Offer or the Mergers illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if a breach by such Party of any provision of this Agreement shall have been the primary cause of, or resulted in, such event;

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(d) by Parent at any time prior to the Acceptance Time, if, whether or not permitted to do so: (i) the Company Board or any committee thereof shall have made a Company Adverse Change Recommendation or otherwise approved, endorsed or recommended an Acquisition Proposal or (ii) the Company, any Acquired Corporation or any of their respective Representatives has intentionally and materially breached any of their respective obligations under Section 5.6 (each of the foregoing “Triggering Event”);

(e) by either Parent or the Company if the Acceptance Time shall not have occurred on or prior to the close of business on July 13, 2020 (such date, the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Acceptance Time to occur prior to the End Date is attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(f) by the Company, at any time prior to the Acceptance Time, in order to accept a Superior Offer and, concurrent with such termination, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), if (i) the Company has complied in all material respects with the requirements of Section 5.6 and Section 6.1 with respect to such Superior Offer, (ii) the Company Board shall have authorized the Company to enter into such Specified Agreement and (iii) prior to or substantially concurrently with such termination, the Company pays the Termination Fee as provided in Section 8.3(b);

(g) by Parent at any time prior to the Acceptance Time, if (i) neither Parent nor Purchaser is in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations or warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B), in a manner that would give rise to the failure of any of the conditions to the Offer set forth in clauses (b) or (c) of Annex I and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the End Date or, if capable of being cured by the End Date, is not cured by the Company within thirty (30) days following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(h) by the Company at any time prior to the Acceptance Time, if (i) the Company is not in material breach of this Agreement and (ii) (A) Parent or Purchaser shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations or warranties of Parent or Purchaser set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B), which such breach, failure to perform, violation or inaccuracy (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would reasonably be expected to have a Parent Material Adverse Effect, a Purchaser Material Adverse Effect, or any other material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Mergers, prior to the End Date, and in the case of each of clauses (A) and (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the End Date or, if capable of being cured by the End Date, is not cured by Parent or Purchaser, as applicable, within thirty (30) days following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; or

(i) by the Company, if (i) the conditions set forth in Annex I have been satisfied or waived at the Expiration Date (other than those conditions that, by their nature, are to be satisfied at the Acceptance Time, but subject to those conditions being able to be satisfied) and (ii) Purchaser shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within five Business Days following the Expiration Date; provided, that, notwithstanding anything in this Section 8.1(i) to the contrary, the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) during any such five Business Day period.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective Representatives, stockholders and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality

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Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for common law fraud or, except as otherwise provided in the last sentence of Section 8.3(b), any Willful Breach of this Agreement prior to the date of termination. Without limiting the generality of the foregoing, Parent and Purchaser acknowledge and agree that any failure of Parent or Purchaser to satisfy its obligation to accept for payment or pay for Shares following satisfaction of the Offer Conditions, and any failure of Parent to cause the Mergers to be effected following satisfaction of the conditions set forth in Section 7, will be deemed to constitute an Willful Breach of this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fees.

(a) Except as set forth in Section 6.2(a) and in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(f);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) or by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(e), in each case, within ten calendar days after the occurrence of a Triggering Event; or

(iii) (x) this Agreement is terminated pursuant to Section 8.1(g), (y) any Person shall have publicly disclosed an Acquisition Proposal or otherwise communicated an Acquisition Proposal to the Company Board after the Agreement Date and prior to such termination (unless withdrawn prior to such termination) and (z) within 12 months of such termination (A) the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal or consummates such Acquisition Proposal (provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to or substantially concurrently with the termination of this Agreement and execution of the Specified Agreement, (y) in the case of Section 8.3(b)(ii), within two Business Days after such termination or (z) in the case of Section 8.3(b)(iii), upon the earlier to occur of two Business Days after entry into a definitive agreement with respect to an Acquisition Proposal or prior to or substantially concurrently with the consummation of the Acquisition Proposal referred to in subclause (iii)(z) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” means a cash amount equal to $18,940,000. Notwithstanding anything to the contrary herein, in the event that the Termination Fee is payable pursuant to this Section 8.3(b) and the Company has paid the Termination Fee to Parent in accordance with this Section 8.3, Parent’s receipt of the Termination Fee and the payment of any amounts due pursuant to Section 8.3(b) shall constitute the sole and exclusive remedy of Parent and Purchaser under this Agreement, and upon payment of such amounts, no Acquired Corporation and no former, current or future Representative of any Acquired Corporation shall have any further liability or obligation relating to or arising out of this Agreement or any of the Transactions.

(c) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, that, without these agreements, the Parties would not enter into this Agreement and that the Termination Fee is not a penalty, but rather is a reasonable amount that shall compensate Parent and Purchaser in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

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SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the First Effective Time, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties (as approved by action taken by its board of directors), subject to Section 9.11.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given and be subject to Section 9.11.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Mergers.

9.4 Entire Agreement; Counterparts. This Agreement, the Tender Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided further that, if the First Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c), in any Action arising out of or relating to this Agreement, or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) and any state appellate court therefrom or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, the United States District Court sitting in New Castle County in the State of Delaware and the applicable appellate courts therefrom (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties) and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject

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to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of the inadequacy of monetary damages or irreparable harm, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent or Purchaser of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Acceptance Time occurs (A) the right of the Company Stockholders to receive the Merger Consideration, as applicable and (B) the right of the holders of Company Equity Awards and holders of Company Warrants to receive the Merger Consideration and Parent equity awards pursuant to Section 2.11; and (ii) the rights of the Indemnified Persons under the provisions set forth in Section 6.5 of this Agreement and (iii) as provided in Section 9.11.

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9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two Business Days after being sent by overnight express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission to the recipient’s electronic mail address or (d) if sent by email transmission after 6:00 p.m. recipient’s local time to the recipient’s electronic mail address, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent, Purchaser (or following the First Effective Time, the Company), Holdings or Merger Sub 2:

Cott Corporation

4221 West Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

Attention: Chief Legal Officer

Email: MPoe@cott.com

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Attention: Matthew H. Meyers

Email: Matthew.meyers@dbr.com

if to the Company (prior to the First Effective Time):

Primo Water Corporation

101 North Cherry Street, Suite 501

Winston-Salem, NC 27101

Attention: Billy D. Prim

Email: bprim@primowater.com

with a copy to (which shall not constitute notice):

If on or before February 14, 2020:

K&L Gates LLP

214 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202

Attention: Sean M. Jones

Email: sean.jones@klgates.com

If after February 14, 2020:

K&L Gates LLP

300 South Tryon Street, 10th Floor

Charlotte, North Carolina 28202

Attention: Sean M. Jones

Email: sean.jones@klgates.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the

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invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Construction.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to the Company, such reference shall be deemed to include all direct and indirect Subsidiaries of the Company unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(g) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(h) References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(i) As used in this Agreement, references to “ordinary course of business” means the ordinary and usual course of normal day-to-day operations of the Acquired Corporations consistent with past practice and custom (including, as applicable, with respect to quantity and frequency).

(j) References to “made available” means that such documents or information referenced: (i) were delivered to Parent or its Representatives prior to the execution and delivery of this Agreement, (ii) were contained in the Company’s electronic data room maintained by Merrill at least 24 hours prior to the execution and delivery of this Agreement or (iii) were publicly available on the EDGAR website in unredacted form all times during the 24 hours prior to the Agreement Date.

9.11 Debt Financing Sources.

(a) Each of the Company and its Subsidiaries hereby covenants and agrees, on behalf of itself and each of their respective Affiliates, that it shall not institute, and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement, the Commitment Letter or other financing arrangements or any of the transactions contemplated hereby or thereby against any of the Lenders or the Lender Representatives or any other financing sources and that none of the Lenders or the

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Lender Representatives or any other financing sources shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) to the Company and its Subsidiaries or any of their respective Affiliates or Representatives thereof arising out of or relating to this Agreement, the Commitment Letter or other financing arrangements or any of the transactions contemplated hereby or thereby.

(b) Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates, hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Lenders and Lender Representatives or any other financing sources or any other financing sources which arise out of or relate to, (i) this Agreement and/or the Financing, the Commitment Letter Financing, the Commitment Letter or other financing arrangements or any of the agreements entered into in connection with the Financing or the Commitment Letter Financing, (ii) any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other financing arrangements, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender or Lender Representative or any other financing sources in any way arising out of or relating to, this Agreement and/or the Financing, the Commitment Letter Financing, the Commitment Letter or other financing arrangements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Lender or Lender Representatives or any other financing sources in any way arising out of or relating to, this Agreement and/or the Financing, the Commitment Letter Financing, the Commitment Letter or other financing arrangements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (e) agrees that the Lenders and Lender Representatives or any other financing sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.11 and that such provisions and the definition of “Lenders” or “Lender Representatives” shall not be waived or amended in any way adverse to the Lenders or Lender Representatives without the prior written consent of the Lenders identified in the Commitment Letter. For purposes of this Section 9.11, “Lender Representatives” means, with respect to the Lenders, their respective Affiliates and their and their respective Affiliates’ former, current, or future officers, directors, employees, agents, trustees, shareholders, partners, controlling persons and representatives and the successors and permitted assigns thereof.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PRIMO WATER CORPORATION

By:	/s/ Billy D. Prim
Name:	Billy D. Prim
Title:	Chief Executive Officer

COTT CORPORATION

By:	/s/ Thomas Harrington
Name:	Thomas Harrington
Title:	Chief Executive Officer

COTT HOLDINGS INC.

By:	/s/ Thomas Harrington
Name:	Thomas Harrington
Title:	President and Chairman of the Board

FORE MERGER LLC

By:	/s/ Thomas Harrington
Name:	Thomas Harrington
Title:	President

FORE ACQUISITION CORPORATION

By:	/s/ Thomas Harrington
Name:	Thomas Harrington
Title:	President and Chairman of the Board

[Signature Page to Merger Agreement]

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2004 Plan” means the Company’s 2004 Stock Plan.

“2010 Plan” means the Company’s Amended and Restated 2010 Omnibus Long-Term Incentive Plan, as amended.

“2019 Plan” means the Company’s 2019 Omnibus Long-Term Incentive Plan.

“ABAC Laws” has the meaning set forth in Section 3.12(c).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.6(a).

“Acceptance Time” means the time Purchaser, for the first time, irrevocably accepts for payment Shares validly tendered and not validly withdrawn pursuant to the Offer.

“Acquired Corporations” mean the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” means any inquiry of or communication to the Company or any offer or proposal, or indication of interest in making an offer or proposal (other than an offer, proposal or indication of interest in making an offer or proposal by Parent or Purchaser), in each case, relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase from any Acquired Corporation by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% beneficial or record interest in the total outstanding voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such voting securities) of any Acquired Corporation, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries, (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) owning (beneficially or on record) 15% or more of the total outstanding voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such voting securities) of any Acquired Corporation, (iii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving any Acquired Corporation, (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of the Acquired Corporations, taken as a whole (measured by revenue, net income or the lesser of book or fair market value thereof) or (v) any combination of the foregoing.

“Action” means any action, suit, litigation, proceeding (public or private) or criminal prosecution by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement Date” has the meaning set forth in the introductory paragraph.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws and regulations (including non U.S. laws and regulations) issued by a Governmental Entity that are designed or intended to preserve and protect competition, prohibit and restrict monopolization, attempted monopolization, restraint of trade and abuse of dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Antitrust Review” has the meaning set forth in Section 6.2(c).

“Balance Sheet” has the meaning set forth in Section 3.7.

“Book-Entry Shares” has the meaning set forth in Section 2.9(b)(ii).

“Business” means the operation of the business of (as applicable) the Acquired Corporations as currently conducted or as currently proposed to be conducted by (as applicable) the Acquired Corporations.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

“Cash Consideration” has the meaning set forth in Section 1.1(b).

“Cash Election” has the meaning set forth in Section 1.1(d)(i).

“Cash Election Shares” has the meaning set forth in Section 1.1(d)(i).

“Certificates” has the meaning set forth in Section 2.9(b)(i).

“Change in Circumstance” shall mean any material Effect that (a) becomes known to the Company Board after the date hereof; (b) that was not known to, and was not reasonably foreseeable by, the Company Board (or a committee thereof) that authorized the execution of this Agreement (as the case may be), as of the Agreement Date and (c) does not relate to (i) an Acquisition Proposal or (ii) any Effect relating to Parent, Purchaser or any of their respective Affiliates.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Code” has the meaning set forth in Recital H.

“Commitment Letter” has the meaning set forth in Section 4.28.

“Commitment Letter Financing” has the meaning set forth in Section 4.28.

“Company” has the meaning set forth in the introductory paragraph.

“Company Adverse Change Recommendation” has the meaning set forth in Section 6.1.

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“Company Appointees” has the meaning set forth in Section 6.14.

“Company Associate” means each current and former employee, independent contractor, consultant, director or manager of or to any of the Acquired Corporations.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Recital C.

“Company Capitalization Date” has the meaning set forth in Section 3.2(a).

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the any Acquired Corporation is a party, (b) by which any Acquired Corporation is bound or under which any Acquired Corporation has any obligation or (c) under which any Acquired Corporation has any legally enforceable right or interest.

“Company Data” means all data (including Personal Data) collected, generated, received or stored in connection with the Acquired Corporations’ present or prior business, including the marketing, delivery or use of any Company Product.

“Company Disclosure Schedule” has the meaning set forth in Section 3.

“Company DSUs” mean any deferred stock units to acquire shares of Company Common Stock outstanding under any of the Company Equity Plans or otherwise issued or granted by the Company.

“Company Employee Plan” has the meaning set forth in Section 3.13(a).

“Company Equity Award” means all Company Options, Company RSUs, Company DSUs, Company LTPP Units and awards under the ESPP.

“Company Equity Plans” mean (i) the 2004 Plan, (ii) the 2010 Plan, (iii) the 2019 Plan, and (iv) the ESPP.

“Company ESPP” means the Company’s 2010 Employee Stock Purchase Plan, as amended.

“Company IT Systems” has the meaning set forth in Section 3.21.

“Company Lease” has the meaning set forth in Section 3.20.

“Company LTPP Units” mean any long-term performance plan units to acquire shares of Company Common Stock outstanding under any of the Company Equity Plans or otherwise issued or granted by the Company.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, event, development, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects, has had or is reasonably likely to have a material adverse effect on (i) the business, financial condition or results of operations of the Acquired Corporations taken as a whole or (ii) the ability of the Company to fulfill its obligations hereunder or to consummate the Transactions on the terms set forth herein; provided, however, that, none of the following Effects, by itself or when aggregated with any one or more other Effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following Effects, by itself or when aggregated with any one or more other Effects, shall be taken into account when determining whether a Company Material

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Adverse Effect has occurred or is reasonably likely to occur for purposes of clause (i) above, if such Effect arises out of or results from (A) (1) general market, economic or political conditions in the United States or other locations in which the Acquired Corporations have operations worldwide; (2) conditions (or any changes therein) in the industries in which any Acquired Corporation conducts business; or (3) any acts of terrorism or war, geopolitical or weather conditions or other force majeure events, in the case of each of clauses (1), (2) and (3), solely to the extent that such Effects do not have and are not reasonably likely to have a disproportionate impact on the Acquired Corporations, taken as a whole, relative to other companies operating in the same industries in which the Acquired Corporations conduct business; (B) changes in GAAP or other accounting standards (or the interpretation thereof by a third party Governmental Entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on the Acquired Corporations, taken as a whole, relative to other companies operating in the same industries in which any Acquired Corporation conducts business; (C) changes in applicable Law or regulatory conditions (or the interpretation thereof by a third party Governmental Entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on the Acquired Corporations, taken as a whole, relative to other companies operating in the same industries in which any Acquired Corporation conducts business; (D) any failure by any Acquired Corporation to meet any public estimates or expectations of the Company’s bookings, revenue, earnings or other financial performance or results of operations for any period (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur); (E) any Effect (including the loss of any officer or employee, the loss of, or a change in any relationship with, any customer, Governmental Entity, supplier, vendor, investor, licensor, licensee or partner) arising or resulting from the announcement or pendency of this Agreement, the Offer, the Mergers or any of the other transactions contemplated by the Agreement; (F) any Effect arising or resulting from (1) any action or inaction by any Acquired Corporation taken or omitted to be taken with the consent or at the request of Parent or Purchaser, or (2) compliance by the Company with the terms of, or the taking of any action required by, this Agreement; and (G) any decline in the Company’s stock price or any decline in the market price or trading volume of the Shares on the NASDAQ Global Market, in and of itself.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Options” mean any options to purchase shares of Company Common Stock outstanding under any of the Company Equity Plans or otherwise issued or granted by any Acquired Corporation.

“Company Product” means each and every product or service currently manufactured, made commercially available, marketed, distributed, supported, sold, leased or imported for resale by or on behalf of any Acquired Corporation.

“Company RSUs” mean any restricted stock units (other than Company LTPP Units and Company DSUs) to acquire shares of Company Common Stock outstanding under any of the Company Equity Plans or otherwise issued or granted by any Acquired Corporation.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Stockholders” means, collectively, the holders of Shares.

“Company Warrants” mean the warrants for the purchase of shares of Company Common Stock.

“Compensation Committee” has the meaning set forth in Section 2.11(j).

“Compliant” means that with respect to any information, that (a) such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading in light of the circumstances in which it was made, (b) such information is, and remains compliant

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in all material respects with all requirements for information customarily included in offerings of high yield non-convertible debt securities pursuant to Rule 144A under the Securities Act, (c) no independent auditor shall have withdrawn, or advised in writing that it intends to withdraw, any audit opinion with respect to any financial statements contained in such information, (d) the Company or its independent auditors have not determined to undertake or consider a restatement of any financial statements or other information contained in such information and (e) the financial statements and other financial information included in such information are, and remain sufficiently current to permit (A) the pricing and completion of a customary offering under Rule 144A and (B) the financing sources to receive customary comfort letters from the applicable independent accountant on the financial statements and financial information contained in offering documents, including as to customary negative assurances and change period, in order to consummate any offering of debt securities.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, by and between Parent and the Company dated April 10, 2019 (as amended or otherwise modified from time to time), which will continue in full force and effect in accordance with its terms.

“Consultant Agreement” means each independent contractor or consultant agreement or other consultant-related Contract between any Acquired Corporation and any independent contractors or consultants.

“Continuing Employee” has the meaning set forth in Section 6.12(a).

“Contract” means any written or oral legally binding bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument or obligation, including all amendments thereto, and including any of the foregoing that has been terminated or has expired and has ongoing obligations or under which any liabilities of any kind may exist.

“Determination Notice” has the meaning set forth in Section 6.1(b).

“Deutsche Bank” has the meaning set forth in Section 4.23.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DLLCA” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.3(b).

“Election” has the meaning set forth in Section 1.1(d)(i).

“Election Deadline” has the meaning set forth in Section 2.7(a).

“Employment Agreement” means each employment Contract between any Acquired Corporation and any employee.

“End Date” has the meaning set forth in Section 8.1(e).

“Enforceability Limitations” has the meaning set forth in Section 3.4(a).

“Environmental Law” shall mean, as amended and as now and hereafter in effect, to the extent applicable, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.

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§ 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act of 1974, 42 U.S.C. § 300f et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., and the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001 et seq. and (ii) any other Law, Order, or binding agreement with any Governmental Entity relating to (a) pollution (or the cleanup thereof) or protection of the environment (including ambient air, soil, surface water, groundwater, or subsurface strata) or natural resources, endangered or threatened species, or human health or safety or (b) the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, management, containment, recycling, reclamation, reuse, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, exposure to, release, threatened release, or remediation of any Hazardous Materials or any product containing a Hazardous Materials.

“Equity Award Adjustment Ratio” has the meaning set forth in Section 2.11(b).

“ERISA” has the meaning set forth in Section 3.13(a).

“ERISA Affiliate” means each Subsidiary of the Company and any other Person or entity currently under common control with the Company or a Subsidiary of the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Agent” has the meaning set forth in Section 2.9(a).

“Exchange Fund” has the meaning set forth in Section 2.9(a).

“Expiration Date” has the meaning set forth in Section 1.1(e).

“Extension Deadline” has the meaning set forth in Section 1.1(d)(vi).

“FCPA” has the meaning set forth in Section 3.12(c).

“Fee Letter” has the meaning set forth in Section 4.28.

“Final Purchase” has the meaning set forth in Section 6.3.

“Financing” has the meaning set forth in Section 6.16(a).

“FINRA” means the Financial Industry Regulatory Authority.

“First Certificate of Merger” has the meaning set forth in Section 2.3(b).

“First Effective Time” has the meaning set forth in Section 2.3(b).

“First Merger” has the meaning set forth in Recital B.

“First Surviving Corporation” has the meaning set forth in Recital B.

“FLSA” has the meaning set forth in Section 3.14(b).

“Foreign Employee Plan” has the meaning set forth in Section 3.13(k).

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“Form of Election in Offer” has the meaning set forth in Section 1.1(d)(i).

“Form of Election in Merger” has the meaning set forth in Section 2.7(a).

“Form S-4” has the meaning set forth in Section 1.1(i)(ii)

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Goldman” has the meaning set forth in Section 3.24.

“Government Contract” means any Contract that (a) is between any Acquired Corporation, on the one hand, and a Governmental Entity, on the other hand or (b) is entered into by any Acquired Corporation as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Entity. All orders or calls under a Government Contract shall be deemed part of the same Government Contract.

“Governmental Authorization” means any consent, license, registration, approval, authorization, permit, order, certificate, franchise, or variance issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law.

“Governmental Entity” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, council, board, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court, arbitrator or other tribunal, (d) multi-national organization or body or (e) individual or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” shall mean: (a) any product, derivative, substance, chemical, element, compound, mixture, solution, solid, liquid, mineral, gas, material, or waste, whether naturally occurring or manmade, (i) whose presence, nature, quantity, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect, either by itself or in combination with other materials on or expected to be on the Real Property or related to the business of the Acquired Corporations, is prohibited, limited, regulated, monitored, or subject to reporting by any Environmental Law; (ii) which presents a risk to human health or the environment; (iii) which is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law; or (iv) which is governed, defined, regulated, or for which standards of conduct may be imposed, under Environmental Laws; (b) those substances within the definition of “hazardous substances,” “hazardous materials,” “hazardous waste,” “extremely hazardous substances,” “hazardous chemicals,” “toxic chemicals,” “hazardous air pollutants,” “toxic substances,” “oil and hazardous substances,” “toxic mixtures,” “pollutants,” or words of similar import contained in any Environmental Law; and/or (c) any material, waste or substance which comprises, in whole or in part, includes, or is a by-product of: (i) petroleum (including crude oil or any fraction thereof which is not specifically listed or designated as a hazardous substances, and natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel), (ii) asbestos in any form, (iii) polychlorinated biphenyls, (iv) flammables or explosives, (v) radon or radioactive materials, (v) lead or lead-containing materials, (vi) urea formaldehyde foam insulation, (vii) mold, or (viii) perfluoroalkyl and polyfluoroalkyl substances.

“Holdings” has the meaning set forth in the introduction.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Improvements” means buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations included in the Real Property.

“Indebtedness” means (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than an Acquired Corporation, (b) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are or would be required to be classified and accounted for under GAAP as capital leases or finance leases, (c) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than an Acquired Corporation, (d) any obligation for the deferred purchase price of property or services (other than current accounts payable incurred in the ordinary course of business), (e) any obligations in respect of letters of credit and bankers’ acceptances, bank guarantees, surety bonds and similar instruments, regardless of whether drawn upon, including the principal, interest and fees owing thereon, (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (g) any securitization transaction, (h) net payment obligations under any interest rate or currency swap or other hedging or derivative transaction to, calculated as of such time as the net amount of payment that would be required to be paid by such Person to the counterparty bank(s) upon the unwind or early termination of such transaction at such time, (i) any guaranty of any such obligations described in clauses “(a)” through “(h)” of any Person other than an Acquired Corporation (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business) or (j) all “Indebtedness” of others secured by any lien on the property of such Person whether or not the indebtedness secured thereby has been assumed by such Person.

“Indemnified Persons” has the meaning set forth in Section 6.5(a).

“Initial Expiration Date” has the meaning set forth in Section 1.1(d)(vi).

“Intellectual Property Rights” means all intellectual property rights or proprietary rights of any kind, including, but not limited to, United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisional applications, reissues, re-examinations, substitutions and extensions thereof, (ii) registered and unregistered trademarks, service marks, trade dress, logos, designs, trade names, corporate names, trade names, Internet domain names, domain names, social media handles, design rights and other source identifiers, together with the goodwill connected with the use of or symbolized by any of the foregoing, (iii) copyrightable works and registered and unregistered copyrights, copyright applications, computer Software, moral rights, and database rights, (iv) trade secrets, processes, methods, designs, formulae, drawings, technical information, business information, technical data, confidential and proprietary information, and other know-how, (v) rights of privacy and publicity, (vi) all other proprietary rights in the foregoing and in other similar intangible assets, (vii) all rights to bring an action for infringement, misappropriation, or other violation of any of the foregoing, and (vii) all applications and registrations for any of the foregoing.

“International Trade Law” means, to the extent applicable, (i) the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, U.S. Customs laws and regulations, the Foreign Assets Control Regulations, the International Boycott Provisions of Section 999 of the Code, and any regulations or orders issued thereunder, including, but not limited to all rules, regulations and executive orders relating to any of the foregoing administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection and (ii) any other Law concerning trade and economic sanctions, including embargoes, the freezing or blocking of assets of targeted Persons, other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries.

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“IP Agreement” has the meaning set forth in Section 5.4(w).

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Knowledge of Parent” means, with respect to any matter in question, the actual knowledge of such matter by any of the individuals set forth on Schedule B or directors of Parent after due inquiry.

“Knowledge of the Company”, with respect to any matter in question, means the actual knowledge of such matter by any of the individuals set forth on Schedule A or directors of the Company after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of Nasdaq, NYSE or TSX).

“Legal Proceeding” means any action, dispute, controversy, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lender” has the meaning set forth in Section 4.28.

“Lien” means any pledge, claim, lien, charge, mortgage, hypothecation, option, right of first refusal, easement, restriction, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) other than Permitted Liens.

“Mailing Date” has the meaning set forth in Section 2.7(a).

“Maximum Cash Shares in Offer” has the meaning set forth in Section 1.1(d)(iii)(1).

“Maximum Stock Shares in Offer” has the meaning set forth in Section 1.1(d)(iii)(3).

“Maximum Cash Shares in Merger” has the meaning set forth in Section 2.7(c)(i).

“Maximum Stock Shares in Merger” has the meaning set forth in Section 2.7(c)(iii).

“Mergers” has the meaning set forth in Recital C.

“Merger Cash Proration Factor” has the meaning set forth in Section 2.7(c)(ii).

“Merger Consideration” has the meaning set forth in Section 2.6(a)(iv).

“Merger Stock Proration Factor” has the meaning set forth in Section 2.7(c)(iv).

“Merger Sub 2” has the meaning set forth in the introduction.

“Mixed Consideration” has the meaning set forth in Section 1.1(b).

“Mixed Election” has the meaning set forth in Section 1.1(d)(i).

“Mixed Election Shares” has the meaning set forth in Section 1.1(d)(i).

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“Nasdaq” means the Nasdaq Capital Market.

“No Election Share” has the meaning set forth in Section 1.1(d)(v).

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in Recital A.

“Offer Cash Proration Factor” has the meaning set forth in Section 1.1(d)(iii)(2).

“Offer Conditions” has the meaning set forth in Section 1.1(b).

“Offer Consideration” has the meaning set forth in Section 1.1(b).

“Offer Documents” has the meaning set forth in Section 1.1(i).

“Offer Price” has the meaning set forth in Recital A.

“Offer Stock Proration Factor” has the meaning set forth in Section 1.1(d)(iii).

“Offer to Purchase” has the meaning set forth in Section 1.1(c).

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

“OSC” has the meaning set forth in Section 4.6(a).

“Owned Real Property” has the meaning set forth in Section 3.20(a).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent 401(k) Plan” has the meaning set forth in Section 6.4.

“Parent Associate” means each current and former employee, independent contractor, consultant, director or manager of or to Parent or any of its Subsidiaries.

“Parent Balance Sheet” has the meaning set forth in Section 4.8.

“Parent Board” has the meaning set forth in Section 4.4(b).

“Parent Capitalization Date” has the meaning set forth in Section 4.2(a).

“Parent Common Stock” means shares of Parent’s common stock, no par value per share.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party, (b) to the Knowledge of Parent, by which Parent or any of its Subsidiaries is bound or under which Parent or any of its Subsidiaries has any obligation or (c) to the Knowledge of Parent, under which Parent or any of its Subsidiaries has any legally enforceable right or interest.

“Parent Disclosure Schedule” has the meaning set forth in Section 4.

“Parent Employee Plan” has the meaning set forth in Section 4.13(a).

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“Parent Equity Plans” means the Cott Corporation 2018 Equity Incentive Plan and the Amended and Restated Cott Corporation Equity Incentive Plan.

“Parent ESPP” means the Cott Corporation Employee Share Purchase Plan.

“Parent IT Systems” has the meaning set forth in Section 4.21.

“Parent Lease” means, as of the date of this Agreement, any Contract pursuant to which Parent or any of its Subsidiaries leases, subleases or occupies any Real Property.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects, has had or is reasonably likely to have a material adverse effect on (i) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent, Purchaser, Holdings or Merger Sub 2 to fulfil any of their obligations hereunder or to consummate the Transactions on the terms set forth herein; provided, however, that, none of the following Effects, by itself or when aggregated with any one or more other Effects, shall be deemed to be or constitute a Parent Material Adverse Effect and none of the following Effects, by itself or when aggregated with any one or more other Effects, shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur for purposes of clause (i) above, if such Effect arises out of or results from: (A) (1) general market, economic or political conditions in the United States or other locations in which Parent or its Subsidiaries have operations worldwide; (2) conditions (or any changes therein) in the industries in which Parent or any of its Subsidiaries conducts business; or (3) any acts of terrorism or war, geopolitical or weather conditions or other force majeure events, in the case of each of clauses (1), (2) and (3), solely to the extent that such Effects do not have and are not reasonably likely to have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which Parent or its Subsidiaries conduct business; (B) changes in GAAP or other accounting standards (or the interpretation thereof by a third party Governmental Entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which Parent or any of its Subsidiaries conducts business; (C) changes in applicable Law or regulatory conditions (or the interpretation thereof by a third party Governmental Entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which Parent or any of its Subsidiaries conducts business; (D) any failure by Parent or any of its Subsidiaries to meet any public estimates or expectations of the Company’s bookings, revenue, earnings or other financial performance or results of operations for any period (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur); (E) any Effect (including the loss of any officer or employee, the loss of, or a change in any relationship with, any customer, Governmental Entity, supplier, vendor, investor, licensor, licensee or partner) arising or resulting from the announcement or pendency of this Agreement, the Offer, the Mergers or any of the other transactions contemplated by the Agreement; (F) any Effect arising or resulting from compliance by Parent or Purchaser with the terms of, or the taking of any action required by, this Agreement; and (G) any decline in Parent’s stock price or any decline in the market price or trading volume of the Parent Common Stock on the NYSE, in and of itself.

“Parent Material Contract” has the meaning set forth in Section 4.17(a).

“Parent Plan” has the meaning set forth in Section 6.12(c).

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Product” means each and every product or service currently manufactured, made commercially available, marketed, distributed, supported, sold, leased or imported for resale by or on behalf of Parent or any of its Subsidiaries.

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“Parent OSC Documents” has the meaning set forth in Section 4.6(a).

“Parent SEC and OSC Documents” has the meaning set forth in Section 4.6(a).

“Parent SEC Documents” has the meaning set forth in Section 4.6(a).

“Parent Trading Price” means the volume weighted average sale price of one share of Parent Common Stock as reported on the NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Party” has the meaning set forth in the introductory paragraph.

“Permits” has the meaning set forth in Section 3.12(b).

“Permitted Liens” means (a) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable without penalty or interest or liens for Taxes being contested in good faith by any appropriate Action for which adequate reserves have been established to the extent required by GAAP, (b) Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business and which are not individually or in the aggregate material to any Acquired Corporation, (c) in the case of Real Property, (i) defects, imperfections or irregularities in title, and recorded covenants, easements and rights-of-way and (ii) zoning, building and other similar codes or restrictions relating to Real Property, provided, however, that none of the foregoing render title unmarketable or uninsurable at regular rates by a title insurance company licensed to do business in the applicable jurisdiction; if violated, would result in any reversion or reverter of title to all or any portion of the Real Property; or adversely affect in any material respect the current use of the applicable Real Property owned, leased or held for use by any Acquired Corporation, (d) Liens arising out of, under or in connection with applicable federal, state and local securities Laws, (e) any Liens that will be terminated at or prior to Closing in accordance with this Agreement, (f) Liens resulting from any facts or circumstances relating to the Purchaser or its Affiliates, (g) in the case of Intellectual Property Rights, licenses, options to license or covenants not to assert claims of infringement in each case in existence as of the date hereof from an Acquired Corporation to third parties, (h) Liens in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with a financial institution, and (i) Liens set forth under “Permitted Liens” in Section A of the Company Disclosure Schedule.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Data” means any information that relates to an identified or identifiable individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, consumer report information, device identifiers, transaction identifiers, IP addresses, physiological and behavioral biometric identifiers, or any other piece of information that alone or in combination with other information directly or indirectly allows the identification of or contact with a natural person or a particular computing system or device; or any other information that is otherwise considered “personal information,” “personally identifiable information” or “personal data” under applicable Law. For the avoidance of doubt, (i) with respect to the Acquired Corporations, Personal Data includes, without limitation, information of the Company’s employees, contractors, and actual and potential customers, and information provided to or obtained by the Acquired Corporations in connection with the performance of their services to their customers and (ii) with respect to Parent or any of its Subsidiaries, Personal Data includes, without limitation, information of the employees, contractors, and actual and potential customers of Parent or any of its

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Subsidiaries, and information provided to or obtained by Parent or any of its Subsidiaries in connection with the performance of their services to their customers.

“Personal Property Leases” has the meaning set forth in Section 3.20(d).

“PPACA” has the meaning set forth in Section 3.13.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Predecessor” means any Person whose liabilities, including liabilities arising under any Environmental Law, have or may have been retained or assumed by any Acquired Corporation, either contractually or by operation of Law.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Principal Stockholders” has the meaning set forth in Recital H.

“Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects, does, or would be reasonably likely to, prevent or materially impair or delay the performance by Purchaser or Parent of any of their material obligations under this Agreement.

“Real Property” means land, together with all buildings, structures, Improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Replacement Nominee” has the meaning set forth in Section 6.14.

“Representatives” mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1.2(a).

“Schedule TO” has the meaning set forth in Section 1.1(i).

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Second Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Second Effective Time” has the meaning set forth in Section 2.3(b).

“Second Merger” has the meaning set forth in Recital C.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Shares” has the meaning set forth in Recital A.

“Software” means all computer programs and applications (including software implementations of algorithms, models, and methodologies), whether in source code, object code, or other form.

“Specified Agreement” has the meaning set forth in Section 8.1(f).

“Stock Consideration” has the meaning set forth in Section 1.1(b).

“Stock Election” has the meaning set forth in Section 1.1(d)(i).

“Stock Election Shares” has the meaning set forth in Section 1.1(d)(i).

“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting securities of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof or (e) any representative office, sales office or branch in the United States.

“Superior Offer” means any bona fide written Acquisition Proposal involving an Acquisition Transaction (not solicited after the Agreement Date and not otherwise resulting from a breach of Section 5.6 or Section 6.1) that the Company Board shall have determined in good faith (after consultation with its independent financial advisor of nationally recognized reputation and its outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of financing and certainty of closing) of the proposal, the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant and (b) if consummated, would be more favorable from a financial point of view to the holders of Shares (in their capacity as such) than the Transactions (after giving effect to any proposals made by Parent pursuant to Section 6.1(b)); provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Company” has the meaning set forth in Section 2.1.

“Takeover Laws” means any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law.

“Tax” means (a) any and all taxes, including net income, gross income, gross receipts, capital gains, alternative, minimum, sales, consumption, use, social services, goods and services, value added, harmonized sales, ad valorem, transfer, franchise, profits, registration, documentation, license, lease, service, service use, withholding, payroll, wage, employment, unemployment, pension, health insurance, excise, severance, net worth, capital stock, branch profits, stamp, occupation, premium, property, windfall profits, environmental, social security (or similar), or other taxes, escheat or unclaimed property obligations, customs duties, tariffs, levies,

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imposts, and other charges imposed, determined or collected by a Governmental Entity (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee or successor liability, of being a member of any group of entities for any period or otherwise through operation of law (including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation or similar agreement or any other express or implied agreement, contract or other arrangement to indemnify any other Person.

“Tax Returns” mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Entity, or required by any Governmental Entity to be maintained by any Person, with respect to Taxes.

“Tender Agreements” has the meaning set forth in Recital H.

“Termination Fee” has the meaning set forth in Section 8.3(b).

“Top Customer” has the meaning set forth in Section 3.18.

“Top Supplier” has the meaning set forth in Section 3.18.

“Transactions” mean (i) the execution and delivery of this Agreement and the Tender Agreement and (ii) all of the transactions contemplated by this Agreement and the Tender Agreement, including the Offer and the Mergers.

“Treasury Regulations” has the meaning set forth in Recital H.

“Triggering Event” has the meaning set forth in Section 8.1(d).

“TSX” means the Toronto Stock Exchange.

“Vested LTPP Unit” has the meaning set forth in Section 2.11(e).

“Vested LTPP Unit Consideration” has the meaning set forth in Section 2.11(e).

“Vested Option” has the meaning set forth in Section 2.11(c).

“WARN Act” has the meaning set forth in Section 3.14(b).

“Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge or intent that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

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EXHIBIT B

FIRST SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

SECOND

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIMO WATER CORPORATION

FIRST: The name of the corporation is Primo Water Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 9 E. Loockerman Street, Suite 311, Dover, Delaware 19901. The name of the Corporation’s registered agent at such address is Registered Agent Solutions Inc., in the County of Kent.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares, par value $0.01 per share, all of which are of one class and are designated as Common Stock.

FIFTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as specifically otherwise provided therein.

SIXTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this paragraph SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: Subject to any other applicable provision of this Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), this Certificate of Incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to reservation.

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EXHIBIT C

FIRST SURVIVING CORPORATION BYLAWS

AMENDED AND RESTATED

BYLAWS

OF

PRIMO WATER CORPORATION

ARTICLE 1

OFFICES

Section 1.01 Offices. The Corporation may have offices at such places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01 Place of Meeting. Meetings of the stockholders shall be held at such place, within the State of Delaware or elsewhere, as may be fixed from time to time by the Board of Directors. If no place is so fixed for a meeting, it shall be held at the Corporation’s then principal executive office.

Section 2.02 Annual Meeting. The annual meeting of stockholders shall be held, unless the Board of Directors shall fix some other hour or date therefor, on the third Tuesday of May in each year, if not a legal holiday under the laws of Delaware, and, if a legal holiday, then on the next succeeding secular day not a legal holiday under the laws of Delaware, at which the stockholders shall elect by plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.

Section 2.03 Notice of Annual Meetings. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting.

Section 2.04 List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.05 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board (if any), the President, or by the Board of Directors and shall be called by the President or Secretary or Board of Directors at the request in writing of a majority of the Board of Directors or by the stockholders representing a majority of common stock of the Corporation. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.06 Notice of Special Meetings. Unless waived, written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given to

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each stockholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting.

Section 2.07 Quorum; Voting. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. When a quorum is present at any meeting, except for elections of directors, which shall be decided by plurality vote, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no shares shall be voted pursuant to a proxy more than three years after the date of the proxy unless the proxy provides for a longer period. If a proxy expressly provides, any proxy holder may appoint in writing a substitute to act in his or her place.

Section 2.08 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days after the date of the first delivered consent, written consents signed by a sufficient number of stockholders to take action are delivered to the Corporation in the manner required by this Section. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation.

ARTICLE 3

DIRECTORS

Section 3.01 Number and Term of Office. The number of directors of the Corporation shall be such number as shall be designated from time to time by resolution of the Board of Directors or the stockholders of the Corporation and initially shall be two (2). The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.02 hereof. Each director elected shall hold office for a term of one year and shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Directors need not be stockholders.

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Section 3.02 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10 percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Section 3.03 Resignations. Any director may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, if there is one, the President, or the Secretary. Such resignation shall take effect at the time of receipt thereof or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.04 Direction of Management. The business of the Corporation shall be managed under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Amended and Restated Bylaws (these “Bylaws”) directed or required to be exercised or done by the stockholders. Such policies and directions may be prescribed from time to time by the stockholders.

Section 3.05 Place of Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 3.06 Annual Meeting. Immediately after each annual election of directors, the Board of Directors shall meet for the purpose of organization, election of officers, and the transaction of other business, at the place where such election of directors was held or, if notice of such meeting is given, at the place specified in such notice. Notice of such meeting need not be given. In the absence of a quorum at said meeting, the same may be held at any other time and place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by the directors, if any, not attending and participating in the meeting.

Section 3.07 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 3.08 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if there is one, or the President on two (2) days notice to each director; either personally (including telephone), or in the manner specified in Section 4.01; special meetings shall be called by the Chairman of the Board, if there is one, or the President or the Secretary in like manner and on like notice on the written request of two directors.

Section 3.09 Quorum; Voting. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business; and at all meetings of any committee of the Board, a majority of the members of such committee shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting of the Board of Directors or any committee thereof at which there is a quorum present shall be the act of the Board of Directors or such committee, as the case may be, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors or committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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Section 3.10 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.11 Participation in Meetings. One or more directors may participate in any meeting of the Board or committee thereof by means of conference telephone or similar communications equipment by which all persons participating can hear each other.

Section 3.12 Committees of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all of the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval (other than the election of directors) or (ii) adopting, amending or repealing any bylaw of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested.

Section 3.13 Compensation of Directors. Each director shall be entitled to receive such compensation, if any, as may from time to time be fixed by the Board of Directors. Members of special or standing committees may be allowed like compensation for attending committee meetings. Directors may also be reimbursed by the Corporation for all reasonable expenses incurred in traveling to and from the place of each meeting of the Board or of any such committee or otherwise incurred in the performance of their duties as directors. No payment referred to herein shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE 4

NOTICES

Section 4.01 Notices. Whenever, under the provisions of law or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, such requirement shall not be construed to necessitate personal notice. Such notice may in every instance be effectively given by depositing a writing in a post office or letter box, in a postpaid, sealed wrapper, or by dispatching a prepaid telegram, cable, telecopy or telex or by delivering a writing in a sealed wrapper prepaid to a courier service guaranteeing delivery within two (2) business days, in each case addressed to such director or stockholder, at his or her address as it appears on the records of the Corporation in the case of a stockholder and at his or her business address (unless he shall have filed a written request with the Secretary that notices be directed to a different address) in the case of a director. Such notice shall be deemed to be given at the time it is so dispatched.

Section 4.02 Waiver of Notice. Whenever, under the provisions of law or of the Certificate of Incorporation or of these Bylaws, notice is required to be given, a waiver thereof in writing, given by the person or persons entitled to said notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent thereto. Neither the business nor the purpose of any meeting need be specified in such a waiver. The attendance of a stockholder or director at the event for which notice is to be given, either in person or by proxy, shall of itself constitute waiver of notice and waiver of any and all objections to the place or time of the event, or to the manner in which it has been called or convened, except, in the case of a stockholder, when the

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stockholder attends solely for the purpose of stating, at the beginning of the meeting, an objection or objections to the transaction of the business at such meeting.

ARTICLE 5

OFFICERS

Section 5.01 Number. The officers of the Corporation shall be a President, a Secretary and a Treasurer, and may also include a Chairman of the Board, a Vice-Chairman of the Board, one or more Vice-Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be elected by the Board of Directors. Any number of offices may be held by the same person.

Section 5.02 Election and Term of Office. The officers of the Corporation shall be elected by the Board of Directors. Officers shall hold office at the pleasure of the Board.

Section 5.03 Removal. Any officer may be removed at any time by the Board of Directors, with or without cause. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

Section 5.04 Chairman of the Board. The Chairman of the Board, if there is one, and in his or her absence, the Vice-Chairman of the Board, shall preside at all meetings of the Board of Directors and shall perform such other duties, if any, as may be specified by the Board from time to time. The Chairman of the Board of Directors shall have all the powers of the President in the event of his or her absence or inability to act, or in the event of a vacancy in the office of the President. The Chairman of the Board of Directors shall confer with the President on matters of general policy affecting the business of the Corporation and shall have, in his or her discretion, power and authority to generally supervise all the affairs of the Corporation and the acts and conduct of all the officers of the Corporation, and shall have such other duties as may be conferred upon the Chairman of the Board by the Board of Directors.

Section 5.05 Vice-Chairman of the Board. The Vice-Chairman of the Board, if there is one, shall perform the duties of the Chairman of the Board in the absence, disability or vacancy in office of the Chairman of the Board, and in such event shall be vested with all of the powers and authority of the Chairman of the Board. The Vice-Chairman shall perform such other duties and have such other responsibilities as may be prescribed by the Board of Directors or the Chairman of the Board.

Section 5.06 President. The President shall be the chief executive officer of the Corporation and shall have overall responsibility for the management of the business and operations of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. In the absence of the Chairman of the Board and the Vice-Chairman of the Board, the President shall preside over meetings of the Board of Directors. The President may, subject to approval of the Board, hire and fix the compensation of all employees and agents of the Corporation other than officers, and any person thus hired shall be removable at his or her pleasure. In general, the President shall perform all duties incident to the office of President, and such other duties as from time to time may be assigned to him by the Board.

Section 5.07 Vice-Presidents. The Vice-Presidents, if there is one, shall perform such duties and have such authority as may be specified in these Bylaws or by the Board of Directors, the President, the Chairman of the Board, or Vice-Chairman of the Board. In the absence or disability of the President, the Chairman of the Board, if there is one, and Vice-Chairman of the Board, if there is one, the Vice-Presidents, in order of seniority established by the Board of Directors or the President, shall perform the duties and exercise the powers of the President.

Section 5.08 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when

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required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, Chairman of the Board, or Vice-Chairman of the Board. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument, and when so affixed it may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by the Secretary’s signature.

Section 5.09 Assistant Secretaries. The Assistant Secretary or Secretaries, if there is one, shall, in the absence or disability of the Secretary, perform the duties and exercise the authority of the Secretary and shall perform such other duties and have such other authority as the Board of Directors, the President, the Chairman, or Vice-Chairman may from time to time prescribe.

Section 5.10 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the President or the Chief Financial Officer, taking proper vouchers for such disbursements, and shall render to the Board of Directors when the Board so requires, an account of all the Treasurer’s transactions as Treasurer and of the financial condition of the Corporation.

Section 5.11 Assistant Treasurers. The Assistant Treasurer or Treasurers, if there is one, shall, in the absence or disability of the Treasurer, perform the duties and exercise the authority of the Treasurer and shall perform such other duties and have such other authority as the Board of Directors may from time to time prescribe.

Section 5.12 Salaries, Bonds. The Board of Directors may fix the compensation of all officers of the Corporation. In its discretion, the Board may or may not require bonds from any or all of the officers and employees of the Corporation for the faithful performance of their duties and good conduct while in office.

ARTICLE 6

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 6.01 Indemnification of Directors and Officers in Actions, Suits or Proceedings other than those by or in the Right of the Corporation. Subject to Sections 6.03 and 6.11, the Corporation shall indemnify any person who serves or has served as a director or officer of the Corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was such a director or officer, or is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 6.02 Indemnification of Directors and Officers in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Sections 6.03 and 6.11, the Corporation shall indemnify any person who

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serves or has served as a director or officer of the Corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was such a director or officer, or is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Section 6.03 Procedure. Any indemnification under this Article 6 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01 or Section 6.02, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 6.01 or Section 6.02 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 6.04 Good Faith Defined. For purposes of any determination under Section 6.03, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 6.04 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 6.04 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 6.01 or Section 6.02, as the case may be.

Section 6.05 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 6.03, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Section 6.01 or Section 6.02. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 6.01 or Section 6.02. Neither a contrary determination in the specific case under Section 6.03 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification

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has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.05 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6.06 Expenses Payable in Advance. Subject to Section 6.11, expenses (including attorneys’ fees) actually and reasonably incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding with respect to which indemnification may be provided under Section 6.01 or Section 6.02 above shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article 6. Such expenses (including attorneys’ fees) incurred by former directors or officers may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate, consistent with its obligation to promptly pay all such expenses actually and reasonably incurred.

Section 6.07 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article 6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses are or at any time may be entitled under the Delaware General Corporation Law, the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 6.01 and Section 6.02 shall be made to the fullest extent permitted by law. The provisions of this Article 6 shall not be deemed to preclude the indemnification of any person who is not specified in Section 6.01 or Section 6.02 but whom the Corporation has the power or obligation to indemnify under the provisions of the Delaware General Corporation Law, or otherwise.

Section 6.08 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article 6.

Section 6.09 Certain Definitions. For purposes of this Article 6, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger with the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agent so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article 6 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article 6, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article 6.

Section 6.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 6 shall, unless otherwise provided

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when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Accordingly, unless the context otherwise requires, all references in this Article 6 to a director or officer shall also include a former director or officer.

Section 6.11 Limitation on Indemnification and Advancement of Expenses. Notwithstanding anything contained in this Article 6 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6.05), the Corporation shall not be obligated under this Article 6 to indemnify, or advance expenses to, any person in connection with (a) a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors, or (b) proceedings or claims involving the enforcement of any employment, severance, lock-up, non-competition, compensation, or other plan or agreement with or of the Corporation or any of its affiliates to which such person may be a party, or of which such person may be a beneficiary, or (c) any proceeding with respect to which final judgment is rendered against such person for payment or an accounting of profits arising from the purchase or sale by such person of securities in violation of Section 16(b) of the Exchange Act, any similar successor statute, or similar provisions of state statutory law or common law.

Section 6.12 No Retroactive Repeal or Modification. The right of any director or officer to indemnification and advancement of expenses under this Article 6 is provided as a contract right in consideration of and as an inducement for such director’s or officer’s service as such, and shall fully vest at the time such officer or director first assumes his or her position with the Corporation. Any repeal or modification of the foregoing provisions granting indemnification or advancement rights shall be prospective only and shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE 7

CERTIFICATES OF STOCK

Section 7.01 Stock Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate in the form prescribed by the Board of Directors signed on behalf of the Corporation by any two authorized officers of the Corporation, representing the number of shares owned by him in the Corporation. Any or all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 7.02 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7.03 Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 7.04 Fixing Record Date. The Board of Directors of the Corporation may fix a record date for the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or

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any adjournment thereof, or to consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. Such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and such record date shall not be (i) in the case of such a meeting of stockholders, more than 60 nor less than 10 days before the date of the meeting of stockholders, or (ii) in the case of consents in writing without a meeting, more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors, or (iii) in other cases, more than 60 days prior to the payment or allotment or change, conversion or exchange or other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.

ARTICLE 8

AMENDMENTS

Section 8.01 Amendments. These Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, by the stockholders or by the Board of Directors at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting.

ARTICLE 9

FORUM SELECTION BYLAW

Unless the Corporation consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for “all internal corporate claims”. For purposes of this Article 9, “internal corporate claims” means claims (i) that are based upon a violation of a duty by a current or former director, officer or stockholder in such capacity or (ii) as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery, except for, as to each of (i) and (ii) above, any claim (an “Alternative Court Claim”) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. In the case of an Alternative Court Claim, unless the Corporation consents in writing to the selection of an alternative forum, all internal corporate claims shall be submitted to any federal or state court sitting in the State of Delaware having jurisdiction over all indispensable parties and having subject matter jurisdiction with respect to such Alternative Court Claim

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EXHIBIT D

COMMITMENT LETTER

[Executed Commitment Letter separately filed by Cott Corporation]

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ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer, subject to the rights and obligations of Purchaser to extend and/or amend the Offer in accordance with the terms and conditions of the Agreement, is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Shares, and, to the extent expressly permitted by this Agreement, may terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(d)(vi) of this Agreement), if: (A) the Minimum Condition (as defined below) shall not be satisfied by 12:01 a.m., Eastern Time on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent as of 12:01 a.m. Eastern Time on the Expiration Date of the Offer:

(a)

there shall have been validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Subsidiaries, represent one Share more than 50% of the sum of the total number of Shares outstanding immediately prior to the Acceptance Time (giving effect to Shares issued pursuant to Sections 2.11(a), 2.11(c). 2.11(e), and 2.11(k)) plus, to the extent the Company has received a notice of exercise with respect to any other Company Options or Company Warrants prior to the Acceptance Time, the Shares that the Company would be required to issue upon the exercise of such Company Options or Company Warrants (the “Minimum Condition”);

(b)

(i) (x) the representations and warranties of the Company set forth in the first and second sentences of Section 3.2(a), fourth sentence of 3.2(b) and in Section 3.2(c) of the Agreement shall have been accurate in all respects as of the Agreement Date and as of the Acceptance Time, except where the failure to be so accurate in all respects are, in the aggregate, de minimis in nature and amount and (y) the representations and warranties of the Company set forth in Sections 3.2 (Capital Stock) (other than the first sentence of Section 3.2(a) and in Section 3.2(c)), 3.3 (Subsidiaries), 3.4(b) (Authority), 3.23 (Takeover Statutes), 3.24 (Brokers) and 3.25 (Opinion of Financial Advisor) of the Agreement shall have been accurate in all material respects as of the Agreement Date and shall be accurate in all material respects at and as of the Acceptance Time as if made on and as of such time (it being understood that, for purposes of determining the accuracy of such representations and warranties in (x) and (y), (A) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the Agreement Date shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(ii) the representations and warranties of the Company set forth in clause “(b)” of the first sentence of Section 3.9 (Absence of Certain Changes or Events) shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects at and as of the Acceptance Time as if made on and as of such time (it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the Agreement Date shall be disregarded);

(iii) the representations and warranties of the Company set forth in Section 3 of the Agreement (other than those referred to in clause “(b)(i)” or “(b)(ii)” above) shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects at and as of the Acceptance Time as if made on and as of such time, except, in each case, that any inaccuracies in such representations and

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warranties will be disregarded for the purposes of determining the satisfaction of this condition if the circumstances giving rise to all such inaccuracies (considered collectively) do not collectively constitute, and would not reasonably be expected to collectively have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the Agreement Date shall be disregarded and (C) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(c)

the Company shall have complied with or performed in all material respects all of the covenants and agreements that the Company is required to comply with or perform at or prior to the Acceptance Time;

(d)	since the Agreement Date, there shall not have been any Company Material Adverse Effect that is continuing;

(e)	the waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated;

(f)

Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(b),” “(c)” and “(d)” of this Annex I have been duly satisfied;

(g)

there shall not have been issued by any Governmental Entity (and remain in effect) any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer nor shall there be any Action pending by any Governmental Entity, or any Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Mergers by any Governmental Entity which prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Offer or the Mergers;

(h)	the Form S-4 shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order exist;

(i)	the shares of Parent Common Stock to be issued in the Offer and the First Merger shall have been approved for listing on the NYSE and TSX, subject to official notice of issuance; and

(j)	this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

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ANNEX II

FORM OF TENDER AND SUPPORT AGREEMENT

[Please refer to Annex B to the prospectus/offer]

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SCHEDULE A

Company Knowledge Group

Billy Prim

David Mills

David Hass

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SCHEDULE B

Parent Knowledge Group

Marni Poe

Shane Perkey

Tom Harrington

Jay Wells

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Annex A-2

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 28, 2020, by and among: Cott Corporation, a corporation organized under the laws of Canada (“Parent”); Cott Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Holdings”); Fore Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Merger Sub 2”); Fore Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Merger Sub 2 (“Purchaser”); and Primo Water Corporation, a Delaware corporation (the “Company”) (each of the Company, Purchaser, Merger Sub 2, Holdings and Parent, a “Party”).

RECITALS

A. The Parties have entered into that certain Agreement and Plan of Merger, dated as of January 13, 2020 (the “Merger Agreement”).

B. Section 9.1 of the Merger Agreement provides, among other things, that the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

C. The Parties desire to amend the Merger Agreement upon the terms set forth in this Amendment.

AGREEMENT

The Parties to this Amendment, intending to be legally bound, agree as follows:

1. Recitals. Recital D to the Merger Agreement is amended and restated as follows:

“D. The Company Board has unanimously made the Company Board Recommendation (as defined below).”

2. Section 1.1(e) – Expiration and Extension of the Offer. The first sentence of Section 1.1(e) is amended to replace the reference to “12:01 a.m., Eastern Time, on the 21st Business Day” with “12:00 midnight, Eastern Time, at the end of the day on the 20th Business Day”.

3. Exhibit A – Certain Definitions.

a. The definitions of the following terms set forth in Exhibit A to the Merger Agreement are deleted in their entirety: (i) “Alternative Acquisition Agreement”, (ii) “IP Agreement”, (iii) “Offer Price”, (iv) “Vested LTPP Unit”, and (v) “Vested LTPP Unit Consideration”.

b. The definitions of “Balance Sheet”, “Company Board Recommendation”, “Effective Time”, “Extension Deadline”, “Initial Expiration Date”, “Principal Stockholders” and “Tender Agreements” set forth in Exhibit A to the Merger Agreement are respectively amended and restated as follows:

““Balance Sheet” has the meaning set forth in Section 3.8(a).”

““Company Board Recommendation” has the meaning set forth in Section 3.4(b).”

““Effective Time” means the First Effective Time.”

““Extension Deadline” has the meaning set forth in Section 1.1(e).”

““Initial Expiration Date” has the meaning set forth in Section 1.1(e).”

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““Principal Stockholders” has the meaning set forth in Recital I.”

““Tender Agreements” has the meaning set forth in Recital I.”

c. Exhibit A to the Merger Agreement is supplemented to add the following:

““COBRA” has the meaning set forth in Section 3.13(d).”

4. Annex I – Conditions to the Offer. The preamble to Annex I to the Merger Agreement is amended (a) to replace each reference to “(h)” with “(j)”; (b) to replace the reference to “1.1(d)(vi)” with “1.1(e)”; and (c) to replace the references to “12:01 a.m., Eastern Time on the Expiration Date of the Offer” and “12:01 a.m. Eastern Time on the Expiration Date of the Offer” each with “12:00 midnight, Eastern Time, at the end of the day on the Expiration Date of the Offer”.

5. Entire Agreement; Counterparts. This Amendment, the Merger Agreement, the Tender Agreement and the other agreements and schedules referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided further that, if the First Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7. Construction. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof. All references in the Merger Agreement to the “Agreement” are deemed to refer to the Merger Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms therewith, including by this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

PRIMO WATER CORPORATION

By:	/s/ David J Mills
Name:	David J Mills
Title:	CFO

[Signature Page to Amendment No. 1 to Merger Agreement]

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COTT CORPORATION

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Chief Legal Officer

COTT HOLDINGS INC.

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Chief Legal Officer

FORE MERGER LLC

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Chief Legal Officer

FORE ACQUISITION CORPORATION

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Chief Legal Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

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Annex B

FORM OF

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms herewith, this “Agreement”) is entered into as of January 13, 2020, by and among Cott Corporation, a corporation organized under the laws of Canada (“Parent”), Fore Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and [        ] (“Stockholder”).

RECITALS

A.    Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of certain shares of Company Common Stock.

B.    Parent, Purchaser and the Company have entered into that certain Agreement and Plan of Merger of even date herewith (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms therewith, the “Merger Agreement”) which provides, among other things, for Purchaser to commence the Offer for all of the Shares and, following the consummation of the Offer, the consummation of the Merger, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement.

C.    As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement in consideration therefor, Stockholder has agreed to enter into this Agreement and tender and vote Stockholder’s Subject Securities (as defined below) as described herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION	1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)    Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

(b)    “Encumbrance” means any lien, pledge, hypothecation, security interest, option, right of first refusal, proxies, voting trusts or agreements, or other similar encumbrance on the Subject Securities (other than as created by this Agreement or restrictions on transfer under the Securities Act of 1933, as amended).

(c)    “Expiration Date” means the earliest of (i) the date and time upon which the Merger Agreement is terminated in accordance with the terms therewith, (ii) the Effective Time, (iii) the date and time the Merger Agreement is amended in any manner adverse in any material respect to Stockholder (including any reductions in the price payable for the Shares, the form of consideration to be paid by or on behalf of Parent or Purchaser for the Shares or the maximum amounts of Cash Consideration or Stock Consideration that Stockholder is or may be entitled to receive under the Merger Agreement) without Stockholder’s consent, (iv) the termination or withdrawal of the Offer by Parent or Purchaser and (v) the expiration of the Offer without Purchaser having accepted for payment the Shares tendered in the Offer.

(d)    Stockholder is deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e)    “Subject Securities” mean: (i) all Shares Owned by Stockholder as of the date of this Agreement and (ii) all additional Shares of which Stockholder acquires Ownership during the Support Period.

(f)    “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

(g)    A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent or Purchaser; (ii) enters into an agreement or commitment with respect to the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Purchaser; or (iii) reduces such Person’s beneficial ownership of or interest in such security or enters into a derivative arrangement with respect to such security, in any case that could reasonably be expected to have an adverse effect on such Person’s ability to perform its obligations under this Agreement.

SECTION	2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1    Restriction on Transfer of Subject Securities. Subject to Section 2.3 below, during the Support Period, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected or agree to Transfer any of the Subject Securities. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer other than the Offer.

2.2    Restriction on Transfer of Voting Rights. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited or otherwise transferred into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities other than as set forth in this Agreement.

2.3    Permitted Transfers. Section 2.1 above shall not prohibit or otherwise restrict a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (ii) by will or under the laws of intestacy upon the death of Stockholder; (b) if Stockholder is a limited partnership or limited liability company, to a partner or member of Stockholder; (c) if Stockholder is a corporation, to an affiliate under common control with Stockholder; (d) to a charitable organization qualified under Section 501(c)(3) of the Code; or (e) to effect a cashless exercise for the primary purpose of paying the exercise price of Company Options or Company Warrants or to cover tax withholding obligations in connection with the exercise, vesting, conversion, exchange or settlement of any Company Equity Award or Company Warrant; provided, however, that a Transfer referred to in clauses “(a)” through “(d)” of this sentence shall be permitted only if (A) as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement and (B) such transfer occurs no later than three (3) Business Days prior to the Expiration Date.

SECTION	3. TENDER OF SUBJECT SECURITIES

3.1    Tender of Subject Securities. Unless this Agreement shall have been terminated in accordance with its terms, Stockholder hereby agrees, subject to Section 3.3, to tender the Subject Securities (collectively, the “Tender Shares”), or cause such Stockholder’s Tender Shares to be tendered, into the Offer no later than the tenth (10th) Business Day after commencement of the Offer, free and clear of all Encumbrances. If Stockholder acquires Tender Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall tender or cause to be tendered such Tender Shares within two (2) Business Days after acquisition thereof. Unless this Agreement shall have been terminated in accordance with its terms, once any of Stockholder’s Tender Shares are tendered in accordance with the terms hereof, Stockholder will not withdraw the Tender Shares, or cause the Tender Shares to be withdrawn, from the Offer at any time.

3.2    Return of Subject Securities. If (a) the Offer is terminated or withdrawn by Purchaser or (b) this Agreement is terminated prior to the purchase of the Subject Securities in the Offer or is otherwise terminated in accordance with its terms, Parent and Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and Purchaser to return, all Subject Securities tendered by Stockholder in the Offer to Stockholder.

3.3    No Requirement to Exercise or Purchase. Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, nothing herein shall require Stockholder to exercise or convert any Company Equity Award or Company Warrant or otherwise require Stockholder to purchase or otherwise acquire any Shares, and nothing herein shall prohibit Stockholder from exercising, converting or exchanging any Company Equity Award or Company Warrant or otherwise prevent Stockholder from purchasing or otherwise acquiring any Shares, provided for clarity that any such Shares actually acquired after the date hereof shall be Tender Shares.

SECTION	4. VOTING OF SHARES

4.1    Voting Covenant. Stockholder hereby irrevocably and unconditionally agrees that, during, but only during, the Support Period, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, upon at least three (3) Business Days’ prior written notice from Parent to Stockholder, Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Securities are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Securities to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Securities, and unless otherwise directed in writing by Parent:

(a)    in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement, and (ii) each of the other Transactions;

(b)    against any action or agreement that is primarily intended or would reasonably be expected to (i) result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or the Stockholder contained in this Agreement or (ii) result in any of the conditions set forth in Article 7 or Annex I of the Merger Agreement not being satisfied on or before the End Date; and

(c)    against the following actions (other than the Merger and the other Transactions): (i) any Acquisition Proposal; (ii) any reorganization, recapitalization or liquidation of the Company or extraordinary corporate transaction, such as a merger, consolidation, or business combination involving the Company; (iii) any change in the Company Board that is not recommended or approved by the Company Board; and (iv) any other action or proposal that would otherwise reasonably be expected to prevent, impede, interfere with or delay the Merger or change the voting rights of any class of shares of the Company.

During the Support Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in a manner inconsistent with clauses “(a)”, “(b)” or “(c)” of this Section 4.1.

4.2    Proxy; Further Assurances.

(a)    Solely with respect to the matters expressly set forth in clauses “(a)”, “(b)” or “(c)” of Section 4.1, for so long as this Agreement has not been terminated in accordance with its terms, Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of Stockholder’s voting rights with respect to all Subject Securities (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all Subject Securities solely on the matters expressly set forth in clauses “(a)”, “(b)” or “(c)” of Section 4.1, and in accordance therewith. Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained in this Section 4.2(a). Such proxy shall automatically terminate upon the termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to a Stockholder at any time in its sole discretion by written notice provided to such Stockholder. This proxy is given to secure the obligations of Stockholder under Section 4.1, was given in consideration of and as an additional inducement of Parent and Purchaser to enter into the Merger Agreement, and hereby revokes any proxy previously given by such Stockholder with respect to the Subject Securities.

(b)    Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any material respect restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder and shall not commence or take any action to join in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, Merger Sub, the Company or any of their respective successors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

SECTION	5. WAIVER OF APPRAISAL RIGHTS

5.1    During the term of this Agreement, Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Shares, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that Stockholder may have by virtue of, or with respect to, any Subject Securities Owned by Stockholder.

SECTION	6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to each of Parent and Purchaser as follows:

6.1    Authorization, etc. Stockholder has the authority and legal capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly authorized, executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent and Purchaser, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to the Enforceability Limitations. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company or general or limited partnership, then Stockholder is a limited liability company or partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If such Stockholder is married and any of the Subject Securities constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery by Parent and Purchaser, is enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.

6.2    No Conflicts or Consents.

(a)    The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s Subject Securities is bound; or (ii) result in (with or without notice or lapse of time) any material breach of or material default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any material Contract to which Stockholder is a party or by which any of Stockholder’s Subject Securities is bound, except, in each case, for any conflict, violation, breach, default or right which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder.

(b)    The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any filing with, nor any permit, authorization, consent or approval of, any Person, other than where the failure to make such filings or obtain such permits, authorizations, consents or approvals would not, individually or in the aggregate, prevent or delay in any material respect the ability of Stockholder to perform its obligations hereunder. No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) for compliance with the applicable requirements of the Securities Act, the Exchange Act, or any other applicable foreign, federal or state securities laws and the rules and regulations promulgated under any of them or (ii) where the failure to obtain such consents or make such registrations, declarations or filings would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder.

6.3    Title to Shares. Stockholder (a) owns, free and clear of any Encumbrance (other than (i) Encumbrances that are or may be imposed pursuant to this Agreement, (ii) Encumbrances that are or may be imposed in connection with restrictions on Transfer under the Securities Act, the Exchange Act, or any other applicable foreign, federal or state securities laws and the rules and regulations promulgated under any of them, and (iii) community property interests under applicable state law), the Subject Securities set forth opposite such Stockholder’s name on Exhibit A hereto and (b) except as set forth in Exhibit A hereto, does not hold or have any ownership interest in any other Shares (other than in connection with any interests, beneficial or otherwise, in any Company Equity Awards or Company Warrants).

6.4    Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of Stockholder, threatened in writing against Stockholder that would reasonably be expected to impair in any material respect the ability of Stockholder to perform Stockholder’s obligations hereunder.

6.5    Voting Power. Stockholder has full voting power with respect to all such Stockholder’s Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, full power to demand appraisal rights and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Securities. None of such Stockholder’s Subject Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder.

6.6    Reliance. Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

6.7    Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no legal proceeding pending against, or, to the actual knowledge of such Stockholder, threatened against, such Stockholder or any of such Stockholder’s properties or assets (including any Subject Securities) that would or would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

6.8    No Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, advisory or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to Stockholder as follows:

7.1    Authorization, etc. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery by Stockholder, constitute legal, valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their terms, subject to the Enforceability Limitations. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

7.2    No Conflicts or Consents. The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser and their respective Representatives will not: (a) violate any law, rule, regulation, order, decree or judgment applicable to Parent and Purchaser (or any of such Representatives) or by which Parent or Purchaser (or any of such Representatives) or any of their respective properties is or may be bound, except for any conflict or violation which would not adversely affect in any material respect the ability of Parent or Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby; or (b) require any filing with, nor any permit, authorization, consent or approval of, any Person or require any consent of, or registration, declaration or filing with, any Governmental Entity, other than (i) any applicable requirements of the Exchange Act, NASDAQ, and the DGCL, (ii) as required by Antitrust Laws, (iii) as contemplated by the Merger Agreement (including schedules thereto), and (iv) where the failure to obtain such consents or approvals or to make such filings, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Purchaser of their obligations under this Agreement.

SECTION 8. COVENANTS OF STOCKHOLDER

8.1    Stockholder Information. Stockholder hereby agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents Stockholder’s identity and ownership of the Subject Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

8.2    Further Assurances. From time to time and without additional consideration, Stockholder shall (at Parent’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, consents and other instruments, and shall (at Parent’s sole expense) use its reasonable best efforts to take such further actions, in each case, as Parent may reasonably request for the purpose of carrying out this Agreement.

8.3    Public Announcement. Stockholder shall not, and shall use commercially reasonable efforts to cause its Representatives not to, issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), in each case, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure). Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Purchaser and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or the Transactions)

of: (a) Stockholder’s identity; (b) Stockholder’s ownership of the Subject Securities; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and (ii) agrees as promptly as practicable to notify Parent, Purchaser and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by Stockholder (or any of its Representatives) in compliance with the Merger Agreement.

SECTION 9. MISCELLANEOUS

9.1    Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the number of issued and outstanding Subject Securities or securities convertible or exchangeable into or exercisable for Subject Securities changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) Stockholder shall become the beneficial owner of any additional Shares, then the terms of this Agreement shall apply to the Shares held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Securities hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4 hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Subject Securities hereunder.

9.2    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.3    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two Business Days after being sent by overnight express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

if to Stockholder:

at the address set forth on the signature page hereof;

and if to Parent or Purchaser (or following the Effective Time, the Company):

Cott Corporation

4221 West Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

Attention: Chief Legal Officer

Email: MPoe@cott.com

with a copy to (which copy shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Attention: Matthew H. Meyers

Email: matthew.meyers@dbr.com

9.4    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this

Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.5    Entire Agreement; Amendment. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended only if such amendment is in writing and signed by each party to this Agreement.

9.6    Assignment; Binding Effect. No party may assign (by merger, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that each of Parent or Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of Stockholder, but no such assignment shall relieve Parent or Purchaser, as applicable, of any of its obligations under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

9.7    Independence of Obligations. Stockholder is signing this Agreement solely in Stockholder’s capacity as a stockholder of the Company and not, if applicable, in any other capacity (including Stockholder’s capacity as a director, officer or employee of the Company or any Acquired Corporation, as applicable). The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

9.8    Governing Law.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.8(c), in any Action arising out of or relating to this Agreement or the transactions contemplated hereby: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if (and only if) such the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) and any state appellate court therefrom or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, the United States District Court sitting in New Castle County in the State of Delaware and the applicable appellate courts therefrom (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.8(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto) and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.3. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (i) the parties shall be entitled to seek an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.8(a) without proof of the inadequacy of monetary damages or irreparable harm, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.8(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.9    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by portable document format (PDF) or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

9.10    Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall not be deemed to have waived any claim available to it arising out of this Agreement, or any power, right, privilege or remedy of it under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.11    Termination. This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, and no party shall have any rights or obligations hereunder and thereunder, and this Agreement shall be revoked and become null and void on, and have no further effect as of, the Expiration Date (other than this Article IX). Nothing in this Section 9.11 shall relieve any party from any liability for any willful, knowing and material breach of this Agreement occurring prior to the termination of this Agreement.

9.12    Directors and Officers. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company or any Acquired Corporation, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company or any Acquired Corporation, or prevent or be construed to create any obligation on the part of any director officer of the Company or any Acquired Corporation from taking any action in his or her capacity as such director or officer.

9.13    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Unless otherwise indicated or the context otherwise requires: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

(e)    The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.14    No Ownership Interest. All rights, ownership and economic benefits of and relating to the Subject Securities Owned by Stockholder at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Securities, except as otherwise specifically provided herein.

[Remainder of page intentionally left blank]

Each of Parent, Purchaser and Stockholder has caused this Agreement to be executed as of the date first written above.

COTT CORPORATION

By

Title

FORE ACQUISITION CORPORATION

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Shares Held of Record
[ ]

EXHIBIT A

SUBJECT SECURITIES

Stockholder	Shares Owned
[ ]	[ ]

Schedule 1 to Annex B

Signing Stockholders

Billy D. Prim

Susan E. Cates

Emma Battle

Richard A. Brenner

Jack C. Kilgore

Malcolm McQuilkin

Charles Norris

David L. Warnock

David Mills

David Hass

Annex C

OPINION OF GOLDMAN, SACHS & CO. LLC

[Letterhead of Goldman Sachs & Co. LLC]

PERSONAL AND CONFIDENTIAL

January 13, 2020

Board of Directors

Primo Water Corporation

101 N. Cherry Street, Suite 501

Winston-Salem, NC 27101

United States

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Cott Corporation (“Cott”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Primo Water Corporation (the “Company”) of the Aggregate Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 13, 2020 (the “Agreement”), by and among Cott, Cott Holdings Inc., a wholly owned subsidiary of Cott, Fore Acquisition Corporation, a wholly owned subsidiary of Cott (“Acquisition Sub”), Fore Merger LLC, a wholly owned subsidiary of Cott, and the Company. The Agreement provides for an exchange offer for all of the Shares (the “Exchange Offer”) pursuant to which Acquisition Sub will exchange, for each Share accepted, at the election of the holder thereof either (i) $14.00 in cash (the “Cash Consideration”), (ii) 1.0229 shares of common stock, no par value per share (the “Cott Common Stock”), of Cott (the “Stock Consideration”) or (iii) $5.04 in cash and 0.6549 shares of Cott Common Stock (the “Mixed Consideration”), subject to proration and certain other procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The Agreement further provides that, following completion of the Exchange Offer, and subject to the satisfaction of certain other conditions, Acquisition Sub will merge with and into the Company (the “Merger”) and each outstanding Share (other than Shares already owned by Cott, Acquisition Sub, any other wholly owned subsidiary of Cott and the Company and Shares held by stockholders who have properly exercised and perfected their respective demands for appraisal of such Shares and have neither effectively withdrawn nor lost their rights to such appraisal and payment under the Delaware General Corporation Law) will be converted at the election of the holder thereof into the Cash Consideration, the Stock Consideration or the Mixed Consideration, subject to proration and certain other procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The Cash Consideration, Stock Consideration and Mixed Consideration to be paid for the Shares pursuant to the Agreement are collectively referred to herein as the “Aggregate Consideration”.

Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Cott, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, Cott and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders or shareholders, as applicable, and Annual Reports on Form 10-K of the Company and Cott for the five fiscal years ended December 31, 2018 and December 29, 2018, respectively; certain interim reports to stockholders or shareholders, as applicable, and Quarterly Reports on Form 10-Q of the Company and Cott; certain other communications from the Company and Cott to their respective stockholders or shareholders, as applicable; certain publicly available research analyst reports for the Company and Cott; certain internal financial analyses and forecasts for the Company prepared by its management and for Cott standalone prepared by Cott’s management, and certain financial analyses and forecasts for Cott pro forma for the Transaction prepared by the managements of the Company and Cott, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the managements of the Company and Cott to result from the Transaction, as approved for our use by the Company (the “Synergies”); and certain internal analyses and estimates of the Company’s expected utilization of net operating loss carryforwards prepared by its management, as approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior managements of the Company and Cott regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Cott; reviewed the reported price and trading activity for the Shares and shares of Cott Common Stock; compared certain financial and stock market information for the Company and Cott with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the food and beverage industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Cott or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Cott or the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Cott and its affiliates) of Shares, as of the date hereof, of the Aggregate Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than Cott and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Cott Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Cott or the ability of the Company or Cott to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Exchange Offer, how any holder of Shares should make any election with respect to the Exchange Offer or the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than Cott and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex D

DIRECTORS AND EXECUTIVE OFFICERS OF COTT AND THE PURCHASER

Board of Directors of Cott

Britta Bomhard, 50, of Princeton, New Jersey, U.S.A., is the Executive Vice President and Chief Marketing Officer of Church & Dwight, Inc. a producer of household, personal care, and specialty products, and has held that position since 2016. She previously held the role of General Manager of Europe at Church & Dwight from 2013 to 2016. From 2005 to 2013, Ms. Bomhard served in a variety of marketing and general management roles across Europe at Energizer Holdings, Inc. Prior to Energizer, Ms. Bomhard worked for Wella AG and GlaxoSmithKline in their marketing organizations. Ms. Bomhard has served on Cott’s board since November 2018.

Jerry Fowden, 63, of St. Petersburg, Florida, U.S.A., was Cott’s Chief Executive Officer from 2009 until the end of 2018, at which point he became Cott’s Executive Chairman. Prior to his service as Cott’s Chief Executive Officer, he served as President of Cott’s international operating segment, Interim President North America and Interim President of Cott’s UK and European business from 2007 to 2009. Prior to joining Cott, Mr. Fowden served as Chief Executive Officer of Trader Media Group (now known as Autotrader Plc) and was a member of the Guardian Media Group plc’s board of directors from 2005 to 2007. Prior to this time, Mr. Fowden served in a variety of roles at multiple companies, including global Chief Operating Officer of ABInBev S.A. Belgium, an alcoholic beverage company, Chief Executive Officer of Bass Brewers Ltd., a subsidiary of AB InBev S.A. Belgium, Managing Director of the Rank Group plc’s Hospitality and Holiday Division and member of the Rank Group plc’s board of directors, Chief Executive Officer of Hero AG’s European beverage operations and various roles within PepsiCo Inc.’s beverage operations and Mars, Incorporated’s pet food operations. Mr. Fowden currently serves on the board of directors of Constellation Brands Inc., a premium alcoholic beverage company and is a member of its Corporate Governance Committee and Chair of its Human Resources Committee. Mr. Fowden also serves on the board of directors of British American Tobacco p.l.c., a leading consumer goods company, and is a member of its Audit Committee and its Nominations Committee. Mr. Fowden previously served as a member of the board of directors of the American Beverage Association and the British Soft Drinks Association. He has served on Cott’s board since 2009.

Stephen H. Halperin, 70, of Toronto, Ontario, Canada, is of counsel at the law firm of Goodmans LLP. He was a partner with Goodmans from 1987 until his retirement from the partnership at the end of 2017. He is a member of the Board of Governors of McGill University and the audit committee of that board. Mr. Halperin served on the board of trustees of KCP Income Fund, a custom manufacturer of national brand and retailer brand consumer products, and as a director of Gluskin Sheff + Associates, Inc., a Toronto Stock Exchange listed wealth management company. He has also served on the boards of six other publicly listed issuers. He has served on Cott’s board since 1992.

Thomas Harrington, 62, of Tampa, Florida, U.S.A., was appointed as Cott’s Chief Executive Officer effective as of the beginning of fiscal 2019. Prior to his appointment, Mr. Harrington served as the Chief Executive Officer of Cott’s DS Services business unit since Cott’s acquisition of DS Services in December 2014 and was appointed President Services in July 2016. Prior to the acquisition, Mr. Harrington served in various roles with DS Services from 2004 to 2014, including Chief Executive Officer, President, Chief Operating Officer, West Division President, and Senior Vice President, Central Division. Prior to joining DS Services, Mr. Harrington served in various roles with Coca-Cola Enterprises, Inc. including Vice President and General Manager of Coca-Cola Enterprises New York and Chicago divisions. He also served in various sales and marketing roles with Pepperidge Farm from 1979 to 1985. Mr. Harrington previously served as a member of the board of directors of the National Automatic Merchandising Association, the International Bottled Water Association and the Water Quality Association.

Betty Jane (BJ) Hess, 71, of Naples, Florida, U.S.A., was Senior Vice President, Office of the President, of Arrow Electronics, Inc., an electronics distributor listed on the NYSE, for five years prior to her retirement in 2004. At Arrow Electronics, Inc., Ms. Hess was responsible for global operations and led or participated in the integration of 62 acquisitions in the Unites States, Europe and Asia over a 20-year period. She served on the board of directors of the ServiceMaster Company, a company providing home maintenance and lawn care services, and Harvest Power, a firm specializing in the management of organic waste. Ms. Hess is the protagonist in case studies at Harvard Business School and MIT Sloan School of Management on integration strategy and operational excellence in the supply chain at Arrow Electronics, Inc. She has served on Cott’s board since 2004.

Gregory Monahan, 46, of Darien, Connecticut, U.S.A., has been a Senior Managing Director of Crescendo Partners, L.P., a New York-based investment firm, since December 2014. Prior to December 2014, he served as Managing Director of Crescendo Partners and has held various positions at Crescendo Partners since May 2005. He is also a Managing Member and Portfolio Manager for Jamarant Capital, LP, a private investment firm. Previously, he was co-founder of Bind Network Solutions, a consulting firm focused on network infrastructure and security. Mr. Monahan is currently on the board of directors of Absolute Software Corp., a leader in firmware-embedded endpoint security and management for computers and ultra-portable devices. He previously served on the board of directors of COM DEV International Ltd., a supplier of space equipment and services, SAExploration Holdings Inc., a seismic data services company, ENTREC Corporation, a heavy haul and crane services provider, Bridgewater Systems, a telecommunications software provider, and O’Charley’s Inc., a multi-concept restaurant company. Mr. Monahan has served on Cott’s board since June 2008.

Mario Pilozzi, 73, of Oakville, Ontario, Canada, was, until January 2008, President and CEO of Wal-Mart Canada. He joined Wal-Mart Canada in 1994 as Vice-President of Hardline Merchandise and was promoted to Senior Vice-President of Merchandise and Sales, and later Chief Operating Officer, before serving as President and CEO. Prior to joining Wal-Mart Canada, Mr. Pilozzi held a broad range of positions with Woolworth Canada spanning more than 30 years, including the positions of Vice-President of Hardline Merchandise, Administrator of Store Openings, District Manager, Store Manager and several other key roles in Woolworth’s variety and discount-store divisions. Since his retirement in 2008, Mr. Pilozzi has served as a consultant for Wal-Mart’s businesses in Puerto Rico, Brazil, Argentina, Chile, Mexico, China and Japan. Mr. Pilozzi has served on Cott’s board since June 2008.

Eric Rosenfeld, 62, of New York, New York, U.S.A., has been the President and Chief Executive Officer of Crescendo Partners, L.P., a New York based investment firm, since its formation in November 1998. Prior to forming Crescendo Partners, he held the position of Managing Director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. for 14 years. Mr. Rosenfeld currently serves as Chairman Emeritus for CPI Aerostructures Inc., a company engaged in the contract production of structural aircraft parts, and as a director for Pangaea Logistics Solutions Ltd., a logistics and shipping company that merged with Quartet Merger Corp., a blank-check company, for which he served as Chairman and CEO. He is also a director of Aecon Group Inc., a Canada-based construction and infrastructure development company, and NextDecade Corp., a liquefied natural gas development and project management company that merged with Harmony Merger Corp., a blank-check company for which he served as Chairman and CEO. Mr. Rosenfeld has also served as Chairman and CEO for Arpeggio Acquisition Corporation, Rhapsody Acquisition Corporation and Trio Merger Corp., all blank-check corporations that later merged with Hill International, a construction management firm, Primoris Services Corporation, a specialty construction company, and SAExploration Holdings Inc., a seismic data services company, respectively, where he continued as a director. He also served on the board of directors of Absolute Software Corp., a leader in firmware-embedded endpoint security and management for computers and ultraportable devices, AD OPT Technologies, an airline crew planning service, Sierra Systems Group Inc., an information technology, management consulting and systems integration firm, Emergis Inc., an electronic commerce company, Matrikon Inc., a company that provides industrial intelligence solutions, DALSA Corp., a digital imaging and semiconductor firm, HIP Interactive, a video game company, GEAC Computer, a software company, and Computer Horizons Corp., an information technology services company, where he was Chairman,

Pivotal Corp, a cloud software firm, and Call-Net Enterprises, a telecommunication firm. Mr. Rosenfeld has served on Cott’s board since June 2008 and is Cott’s Lead Independent Director.

Graham Savage, 70, of Toronto, Ontario, Canada, is a corporate director. Between 2002 and 2007, Mr. Savage served as the Chairman of Callisto Capital L.P., a Toronto-based private equity firm. Prior to this, since 1998, Mr. Savage was Managing Director at Savage Walker Capital Inc., Callisto Capital L.P.’s predecessor. Between 1975 and 1996, Mr. Savage was with Rogers Communications Inc. in various positions culminating in being appointed the Senior Vice President, Finance and Chief Financial Officer, a position he held for seven years. In addition, Mr. Savage serves on the boards of Postmedia Network Canada Corp. and Sears Canada Inc. and is Chairman of the latter. He has also served on the boards of Canadian Tire Corporation, Rogers Communications Inc., Alias Corp., Lions Gate Entertainment Corp. and Royal Group Technologies Limited, among others. Mr. Savage has served on Cott’s board since February 2008.

Steven Stanbrook, 62, of Racine, Wisconsin, U.S.A., is a corporate director, currently serving on the board of directors for Group 1 Automotive, Inc., an international automotive retailer listed on the New York Stock Exchange, Imperial Brands PLC, a multinational company listed on the London Stock Exchange, and The Vollrath Company, LLC, a commercial and institutional foodservice equipment supplier. Additionally, he’s an Executive Advisory Partner at Wind Point Partners, a Chicago-based private equity firm, where he serves on the Board of Directors of one of their portfolio companies, Voyant Beauty LLC, a contract manufacturer of personal and beauty care products. Mr. Stanbrook previously served on the board of directors of Hewitt Associates, Inc., a provider of human capital and management consulting services, and Chiquita Brands International, Inc., a producer and distributor of fresh fruit and produce, fruit ingredients and other processed foods, both listed on the New York Stock Exchange. From 1996 to 2015, Mr. Stanbrook served in various roles at S.C. Johnson & Son, Inc., a global manufacturer of consumer products, including Chief Operating Officer, International Markets. Prior to S.C. Johnson & Son, he served as Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook has served on Cott’s board since November 2018.

Officers of Cott

Other than Mr. Harrington, President and Chief Executive Officer, who is listed above, Cott’s officers are as follows:

Jay Wells, 57, was appointed Chief Financial Officer in 2012 and was appointed Chief Financial and Administrative Officer on October 1, 2018. Prior to joining Cott, Mr. Wells held various senior finance positions with Molson Coors from 2005 to 2012, including Chief Financial Officer of Molson Coors Canada, a subsidiary of Molson Coors Brewing Company, and Global Vice President, Treasury, Tax, and Strategic Finance of Molson Coors Brewing Company. From 1990 to 2005, Mr. Wells held several positions within Deloitte and Touche LLP, including partner.

Marni Morgan Poe, 50, has served as Cott’s Chief Legal Officer and Secretary since 2010. Prior to her appointment, Ms. Poe served as Cott’s Corporate Counsel from 2008 to 2010. Prior to joining Cott, Ms. Poe was a partner at the law firm of Holland & Knight LLP from 2000 to 2006 and an associate of the law firm from 1995 to 2000.

Jason Ausher, 46, was appointed Chief Accounting Officer in May 2015. Prior to his appointment, from 2011 to 2015, Mr. Ausher served as Cott’s VP Treasurer, Corporate Development. From 2010 to 2011, Mr. Ausher served as Cott’s Corporate Controller and from 2008 to 2010 he held the position of Controller for Cott’s U.S. Business Unit. From 2003 to 2008, Mr. Ausher held numerous positions with Walter Industries, Inc. and Mueller Water Products Inc. (a water infrastructure business and spin-off of Walter Industries, Inc.), including the position of Vice President of Finance. Prior to this, from 1996 to 2002, Mr. Ausher was with PricewaterhouseCoopers LLP.

Board of Directors of Purchaser

Purchaser’s directors are Mr. Harrington and Mr. Wells, each of whom is listed above.

Officers of Purchaser

Purchaser’s officers are Mr. Harrington, President and Chief Executive Officer, Mr. Wells, Chief Financial and Administrative Officer, Ms. Poe, Chief Legal Officer and Secretary, and Mr. Ausher, Chief Accounting Officer, each of whom is listed above.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Canada Business Corporations Act (the “CBCA”) and Cott’s by-law 2002-1, as amended (the “By-laws”) include provisions designed to limit the liability of Cott’s officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as Cott’s officers and directors.

Under the CBCA, a corporation may indemnify certain persons associated with the corporation or, at the request of the corporation, another entity, against all costs, charges, and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative, or other proceeding in which he or she is involved because of that association with the corporation or other entity. Indemnifiable persons are current and former directors or officers, other individuals who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity of another entity.

The CBCA permits indemnification only if the indemnifiable person acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful and he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done. With the approval of the court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation to which the indemnifiable person is made a party because of his or her association with the corporation.

Sections 7.02 and 7.04 of the By-laws provide that, without in any manner derogating from or limiting the mandatory provisions of the CBCA but subject to the conditions contained in the By-laws, Cott shall indemnify any of its directors or officers, former directors or officers, and each individual who acts or acted at its request as a director or officer, or each individual acting in a similar capacity at another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with Cott or another entity to the extent that the individual seeking the indemnity:

•

acted honestly and in good faith with a view to Cott’s best interests or the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at Cott’s request, as the case may be; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Both the CBCA and section 7.03 of the By-laws expressly provide for Cott to advance money to a director, officer, or other individual for the costs, charges, and expenses of a proceeding referenced above. The individual is required to repay the moneys if he or she does not fulfill the aforementioned conditions. Section 7.05 of the By-laws states that, subject to the limitations contained in the CBCA, Cott may purchase and maintain insurance for the benefit of its directors and officers as such, as the board may from time to time determine.

In addition to the provisions found in the By-laws, Cott has entered into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, Cott is required to indemnify and save harmless the indemnitee subject to and to the fullest extent permitted by law from and against any and all liability, damages, costs (including legal fees and disbursements), charges and expenses arising out of or relating to any act or omission by the indemnitee in connection with the execution of his or her duties as a director, officer, employee, trustee, agent and/or fiduciary of Cott or another entity at the request of Cott; provided that the indemnitee acted honestly and in good faith with a view to the best interest of Cott or other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnitee had reasonable grounds for believing that his or her conduct was lawful. Such indemnification shall continue as to such indemnitee even if he or she has ceased to be a director or officer of Cott. Cott is also required to advance the indemnitee all legal fees and other costs, expenses and obligations paid or incurred by the indemnitee in connection with investigating, defending, being a witness in or participating in, or preparing to be a witness or participate in, any civil, criminal or administrative action, suit, proceeding, claim or demand within 30 days after Cott’s receipt of a written request for such advance; provided that such advance must be forthwith repaid to Cott if it shall ultimately be determined that the indemnitee is not entitled to be indemnified against such costs and expenses.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, Cott has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed herewith or incorporated herein by reference:

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description of Exhibit	Form	Exhibit	Filing Date	File No.

2.1 (1)	Agreement and Plan of Merger, dated as of January 13, 2020, by and among Cott Corporation, Cott Holdings Inc., Fore Merger LLC, Fore Acquisition Corporation and Primo Water Corporation (incorporated by reference to the copy included as Annex A-1 to Part I of this prospectus/offer on Form S-4)					X

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 28, 2020, by and among Cott Corporation, Cott Holdings Inc., Fore Merger LLC, Fore Acquisition Corporation and Primo Water Corporation (incorporated by reference to the copy included as Annex A-2 to Part I of this Registration Statement on Form S-4)					X

2.3	Share Purchase Agreement, dated as of July 24, 2017, by and among Cott Corporation, Refresco Group N.V., Refresco US Holdings Inc. and certain other parties thereto	8-K	2.1	7/24/17	001-31410

3.1	Articles of Amalgamation of Cott Corporation, as amended	10-K	3.1	2/27/19	001-31410

3.2	By-laws of Cott Corporation, as amended	8-A	3.2	5/4/18	001-31410

4.1	Indenture, dated as of June 24, 2014, governing the 5.375% Senior Notes due 2022, by and among the Cott Beverages Inc., Cott Corporation, the guarantors identified therein and Wells Fargo Bank, National Association, as trustee, paying agent, registrar, transfer agent and authenticating agent	8-K	4.1	6/25/14	001-31410

4.2	Form of 5.375% Senior Notes due 2022 (included as Exhibit A to Exhibit 4.1)	8-K	4.1	6/25/14	001-31410

4.3	Third Supplemental Indenture, dated as of June 25, 2015, by and among Cott Beverages, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, in connection with the 5.375% Senior Notes due 2022	8-K	4.1	6/25/15	001-31410

4.4	Indenture, dated as of June 30, 2016, by and among Cott Finance Corporation, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent, governing the 5.50% Senior Notes due 2024	8-K	4.1	6/30/16	001-31410

4.5	Form of 5.50% Senior Notes due 2024 (included as Exhibit A to Exhibit 4.4)	8-K	4.1	6/30/16	001-31410

4.6	Sixth Supplemental Indenture, dated as of April 16, 2018, governing the 5.50% Senior Notes due 2024, by and among Cott Corporation and certain of its subsidiaries, including Crystal Rock Holdings, Inc. and Crystal Rock LLC, and BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent	10-Q	4.1	5/10/18	001-31410

4.7	Seventh Supplemental Indenture, dated as of June 29, 2018, governing the 5.50% Senior Notes due 2024, by and among Cott Corporation and John Farrer & Company (Kendal) Limited, and BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent	10-Q	4.1	8/7/18	001-31410

4.8	Eighth Supplemental Indenture, dated as of November 16, 2018, governing the 5.50% Senior Notes due 2024, by and among Cott Corporation and John Farrer & Company (Kendal) Limited, and BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent	10-K	4.9	2/27/19	001-31410

4.9	Ninth Supplemental Indenture, dated as of January 15, 2019, governing the 5.50% Senior Notes due 2024, by and among Cott Corporation, Amazon Springs Water Co. Ltd., Mountain Valley Holdings LLC, Mountain Valley Spring Company, LLC and Mountain Valley Logistics, LLC, and BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee	10-K	4.10	2/27/19	001-31410

4.10	Tenth Supplemental Indenture, dated as of April 1, 2019, governing the 5.50% Senior Notes due 2024, by and among Cott Corporation, Wallingford Holding, Inc. and Wallingford Coffee Mills Inc., and BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee.	10-Q	4.1	5/9/19	001-31410

4.11	Indenture, dated as of March 22, 2017, by and among Cott Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee, paying agent, registrar, transfer agent and authenticating agent, governing the 5.500% Senior Notes due 2025	8-K	4.1	3/22/17	001-31410

4.12	Form of 5.500% Senior Notes due 2025 (included as Exhibit A to Exhibit 4.11)	8-K	4.1	3/22/17	001-31410

4.13	Third Supplemental Indenture, dated as of April 16, 2018, governing the 5.50% Senior Notes due 2025, by and among Cott Holdings Inc. and certain of its subsidiaries, including Crystal Rock Holdings, Inc. and Crystal Rock LLC, and BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee, paying agent, registrar, transfer agent and authenticating agent	10-Q	4.2	5/10/18	001-31410

4.14	Fourth Supplemental Indenture, dated as of June 29, 2018, governing the 5.50% Senior Notes due 2025, by and among Cott Holdings Inc. and John Farrer & Company (Kendal) Limited, and BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee, paying agent, registrar, transfer agent and authenticating agent	10-Q	4.2	8/7/18	001-31410

4.15	Fifth Supplemental Indenture, dated as of November 16, 2018, governing the 5.50% Senior Notes due 2025, by and among Cott Holdings Inc., Amazon Springs Water Co. Ltd., Mountain Valley Holdings LLC, Mountain Valley Spring Company, LLC and Mountain Valley Logistics, LLC, and BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee	10-K	4.1	2/27/19	001-31410

4.16	Sixth Supplemental Indenture, dated as of January 15, 2019, governing the 5.50% Senior Notes due 2025, by and among Cott Holdings Inc. and Cott Cayman, and BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee	10-K	4.1	2/27/19	001-31410

4.17	Seventh Supplemental Indenture, dated as of April 1, 2019, governing the 5.50% Senior Notes due 2025, by and among Cott Holdings Inc., Wallingford Holding, Inc. and Wallingford Coffee Mills Inc., and BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee.	10-Q	4.2	5/9/19	001-31410

4.18	Shareholder Rights Plan Agreement, dated as of May 1, 2018, between Cott Corporation and Computershare Trust Company of Canada, as Rights Agent	8-K	4.1	5/4/18	001-31410

5.1	Opinion of Goodmans LLP regarding legality of securities being registered					X

8.1 (2)	Opinion of Drinker Biddle & Reath LLP as to certain tax matters

8.2 (2)	Opinion of K&L Gates LLP as to certain tax matters

10.1	Second Amendment and Restatement Agreement, dated as of January 30, 2018, to the Credit Agreement dated as of August 17, 2010, as amended, among Cott Corporation, Cott Beverages Inc., Cott Beverages Limited, Cliffstar LLC, DS Services of America, Inc. and the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch as UK security trustee, JPMorgan Chase Bank, N.A., as administrative agent and administrative collateral agent, and each of the other parties party thereto	8-K	10.1	2/2/18	001-31410

10.2 (3)	Offer Letter Agreement with Jerry Fowden dated August 1, 2018	8-K	10.1	8/3/18	001-31410

10.3 (3)	Extension of Offer Letter Agreement with Jerry Fowden, dated December 10, 2019.	8-K	10.1	12/10/19	001-31410

10.4 (3)	Employment Offer Letter to Jay Wells dated January 14, 2012	10-Q	10.1	5/7/12	001-31410

10.5 (3)	Offer Letter Agreement with Thomas Harrington dated August 1, 2018	8-K	10.2	8/3/18	001-31410

10.6 (3)	Employment Offer Letter to Ron Hinson dated November 6, 2017	10-Q	10.1	11/9/17	001-31410

10.7 (3)	Employment Offer Letter to Marni Morgan Poe dated January 14, 2010	10-Q	10.1	5/12/10	001-31410

10.8 (3)	Employment Offer Letter to Jason Ausher dated May 6, 2015	10-Q	10.2	8/5/15	001-31410

10.9 (3)	Employment Offer Letter to William Jamieson, dated January 15, 2019.	10-Q	10.1	5/9/19	001-31410

10.10 (3)	Contract of Employment between Aimia Foods Limited and Steven Kitching dated February 14, 2019	10-K	10.11	2/27/19	001-31410

10.11 (3)	Cott Corporation Severance and Non-Competition Plan, dated February 18, 2009	8-K	10.2	2/24/19	001-31410

10.12 (3)	First Amendment to the Cott Corporation Severance and Non-Competition Plan, dated August 1, 2018	8-K	10.3	8/3/18	001-31410

10.13 (3)	Amended and Restated Cott Corporation Equity Incentive Plan	DEF 14A	Appendix B	3/28/13	001-31410

10.14 (3)	Amendment to Amended and Restated Cott Corporation Equity Incentive Plan	DEF 14A	Appendix B	3/26/15	001-31410

10.15 (3)	Amendment to Amended and Restated Cott Corporation Equity Incentive Plan	10-Q	10.3	8/9/16	001-31410

10.16 (3)	Cott Corporation 2018 Equity Incentive Plan	DEF 14A	Appendix B	3/21/18	001-31410

10.17 (3)	Form of Restricted Share Unit Award Agreement with Time-Based Vesting under the Amended and Restated Cott Corporation Equity Incentive Plan	10-K	10.22	2/29/16	001-31410

10.18 (3)	Form of Restricted Share Unit Award Agreement with Performance-Based Vesting under the Amended and Restated Cott Corporation Equity Incentive Plan	10-K	10.23	2/29/16	001-31410

10.19 (3)	Form of Nonqualified Stock Option Agreement under the Amended and Restated Cott Corporation Equity Incentive Plan	10-K	10.24	2/29/16	001-31410

10.20 (4)	Commitment Letter, dated as of January 13, 2020, by and between Cott Corporation and Deutsche Bank AG, New York Branch	8-K	10.3	1/13/20	001-31410

21.1	Subsidiaries of Cott Corporation	10-K	21.1	2/27/19	001-31410

23.1	Consent of PricewaterhouseCoopers LLP, as independent registered public accounting firm to Cott Corporation					X

23.2	Consent of BDO USA, LLP, as independent registered public accounting firm to Primo Water Corporation					X

23.3 (2)	Consent of Goodmans LLP with respect to legality opinion (included in the opinion filed as Exhibit 5.1 herewith)

23.4 (2)	Consent of Drinker Biddle & Reath LLP with respect to tax matters opinion (included in the opinion to be filed as Exhibit 8.1 herewith)

23.5 (2)	Consent of K&L Gates LLP with respect to tax matters opinion (to be included in the opinion to be filed as Exhibit 8.2 herewith)

99.1	Consent of Goldman, Sachs & Co. LLC					X

99.2	Form of Tender and Support Agreement (incorporated by reference to the copy included as Annex B to Part I of this Registration Statement on Form S-4)					X

99.3	Form of Side Letter, dated as of January 13, 2020, by and among Cott Corporation, Fore Acquisition Corporation and certain stockholders of Primo Water Corporation	8-K	10.2	1/13/20	001-31410

99.4	Letter of Election and Transmittal					X

99.5	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees					X

99.6	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees					X

(1)

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or exhibit to the Agreement and Plan of Merger.

(2)	To be filed by amendment.
(3)	Indicates a management contract or compensatory plan.
(4)	Portions of this exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each offer to exchange filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than offers to exchange filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or offer to exchange that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or offer to exchange that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or offer to exchange that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the offer to exchange, to each person to whom the offer to exchange is sent or given, the latest annual report to security holders that is incorporated by reference in the offer to exchange and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the offer to exchange, to deliver, or cause to be delivered to each person to whom the offer to exchange is sent or given, the latest quarterly report that is specifically incorporated by reference in the offer to exchange to provide such interim financial information.

(d)

(1) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 28th day of January, 2020.

COTT CORPORATION

By:	/s/ Thomas Harrington
Thomas Harrington
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Cott Corporation, a corporation organized under the laws of Canada, hereby severally constitute Jay Wells and Marni Morgan Poe, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Cott Corporation, to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Thomas Harrington Thomas Harrington Chief Executive Officer and Director (Principal Executive Officer)	Date: January 28, 2020

/s/ Jay Wells Jay Wells Chief Financial and Administrative Officer (Principal Financial Officer)	Date: January 28, 2020

/s/ Jason Ausher Jason Ausher Chief Accounting Officer (Principal Accounting Officer)	Date: January 28, 2020

/s/ Jerry Fowden Jerry Fowden Executive Chairman	Date: January 28, 2020

/s/ Britta Bomhard Britta Bomhard Director	Date: January 28, 2020

/s/ Stephen H. Halperin Stephen H. Halperin Director	Date: January 28, 2020

/s/ Betty Jane Hess Betty Jane Hess Director	Date: January 28, 2020

/s/ Gregory Monahan Gregory Monahan Director	Date: January 28, 2020

/s/ Mario Pilozzi Mario Pilozzi Director	Date: January 28, 2020

/s/ Eric Rosenfeld Eric Rosenfeld Director	Date: January 28, 2020

/s/ Graham Savage Graham Savage Director	Date: January 28, 2020

/s/ Steven Stanbrook Steven Stanbrook Director	Date: January 28, 2020